SANPAOLO IMI

ANNUAL REPORT 2002

2002 Annual Report

SANPAOLO IMI S.p.A.

REGISTERED OFFICE: PIAZZA SAN CARLO 156, TURIN, ITALY

SECONDARY OFFICES:

• VIALE DELL’ARTE 25, ROME, ITALY

• VIA FARINI 22, BOLOGNA, ITALY

COMPANY REGISTER OF TURIN 06210280019

SHARE CAPITAL EURO 5,144,064,800 FULLY PAID

PARENT BANK OF THE SANPAOLO IMI BANKING GROUP

MEMBER OF THE INTERBANK DEPOSIT GUARANTEE FUND

This document has been translated from that issued in Italy from the Italian into the English language solely for the convenience of international readers.

	Luigi Arcuti	Honorary Chairman

Board of Directors	Rainer Stefano Masera (*)	Chairman
	Isabelle Bouillot	Director
	Pio Bussolotto (*)	Managing Director
	Alberto Carmi	Director
	Giuseppe Fontana	Director
	Gabriele Galateri di Genola e Suniglia	Director
	Richard Gardner	Director
	Alfonso Iozzo (*)	Managing Director
	Mario Manuli	Director
	Luigi Maranzana (*)	Managing Director
	Virgilio Marrone (*)	Director
	Abel Matutes	Director
	Iti Mihalich (*)	Director
	Emilio Ottolenghi	Director
	Orazio Rossi (*)	Deputy Chairman
	Gian Guido Sacchi Morsiani	Director
	Enrico Salza (*)	Deputy Chairman
	Remi François Vermeiren	Director

(*) Members of the Executive Committee

Board of Statutory Auditors	Mario Paolillo	Chairman
	Aureliano Benedetti	Auditor
	Maurizio Dallocchio	Auditor
	Paolo Mazzi	Auditor
	Enrico Vitali	Auditor
	Stefania Bortoletti	Supplementary Auditor
	Antonio Ottavi	Supplementary Auditor

Independent Auditors	PricewaterhouseCoopers S.p.A.

Contents

AGENDA OF THE SHAREHOLDERS’ MEETING
LETTER TO THE SHAREHOLDERS
KEY FIGURES
GROUP STRUCTURE
CONSOLIDATED FINANCIAL STATEMENTS AND REPORTS
Reclassified consolidated financial statements
Reclassified consolidated statement of income
Quarterly analysis of the reclassified consolidated statement of income
Reclassified consolidated balance sheet
Quarterly analysis of the reclassified consolidated balance sheet
Report on Operations
Economic background
Action points and initiatives in the year
Consolidated results
Embedded value of the life portfolio
Operating volumes and organization
Capital and reserves
Risk management and control
Supplementary information
• Performance of share prices
• Shareholders
• Ratings
• Transactions with related parties
• Offices held by Directors in other companies
• Stock incentive plans
Group Business Areas
Developments after the end of the year
Independent auditors’ report
Consolidated financial statements
Consolidated balance sheet
Consolidated statement of income
Consolidated balance sheet (comparison with pro forma schedules)
Consolidated statement of income (comparison with pro forma schedules)
Consolidated Explanatory Notes
Introduction	– Background information on the consolidated financial statements
Part A	– Accounting policies
Part B	– Information on the consolidated balance sheet
Part C	– Information on the consolidated statement of income
Part D	– Other information
Attachments
Statement of changes in consolidated shareholders’ equity
Statement of consolidated cash flows
Reconciliation between the Bank’s financial statements and the consolidated financial statements
List of equity investments higher than 10% in unlisted companies and in limited liability companies
Methodological notes to determine the pro forma consolidated statements of income and balance sheets for 2001 and for the first quarter of 2002
Statements of pro forma consolidated statements of income and balance sheets for 2001 and for the first quarter of 2002

4

PARENT BANK FINANCIAL STATEMENTS AND REPORTS
Parent Bank reclassified financial statements
Parent Bank reclassified statement of income
Parent Bank reclassified balance sheet

Report on Operations
Parent Bank’s results
Operating volumes and organization
Capital and reserves
Supplementary information
Developments after the end of the year
Proposal for the approval of the financial statements and allocation of net income for the year
Report of the Board of Statutory Auditors
Independent auditors’ report
Parent Bank financial statements
Parent Bank balance sheet
Parent Bank statement of income
Parent Bank explanatory notes
Introduction	– Background information on the financial statements
Part A	– Accounting policies
Part B	– Information on the balance sheet
Part C	– Information on the statement of income
Part D	– Other information

Attachments
Statement of changes in shareholders’ equity
Statement of cash flows
List of properties owned by the Bank

OTHER POINTS ON THE AGENDA

Increase of the legal reserve to the maximum limit provided for by art. 2430, subsection 1 of the Italian Civil Code, allocating part of the merger surplus, of the reserve ex art. 7, subsection 3, Law 218/1990, of the reserve ex D. Lgs. 169/1983 and of part of the share premium reserve

Authorization for the purchase and sale of own shares
Remuneration of the Directors

REPORT ON THE BANK’S SYSTEM OF CORPORATE GOVERNANCE AND IMPLEMENTATION OF THE CODE OF CONDUCT FOR LISTED COMPANIES
INFORMATION FOR INVESTORS

5

Agenda of the Shareholders’ Meeting

TURIN

1st calling for the extraordinary and ordinary meetings: 28 April 2003

2nd calling for the extraordinary and ordinary meetings: 29 April 2003

Extraordinary part:

1.               Increase of the legal reserve to the maximum limit provided for by art. 2430, subsection 1 of the Italian Civil Code, allocating part of the merger surplus, of the reserve ex art. 7, subsection 3, of Law 218/1990, of the reserve ex D. Lgs. 169/1983 and of part of the share premium reserve.

Ordinary part:

1.               Financial statements as of 31 December 2002, reports of the Board of Directors and the Board for Statutory Auditors; allocation of net income; consolidated Group financial statements as of 31 December 2002.

2.               Authorization for the purchase and sale of own shares.

3.               Remuneration of the Directors.

6

Letter to the Shareholders

Shareholders,

2002 was not an easy year for banks and financial operators, characterized by a persistently weak international economic cycle, by the crisis of several important international industrial groups, by growing political and military tension and by serious uncertainties on the stock markets, with the consequent drop in the stock price.

In the twelve months the international stock exchanges lost over 20%; even more dramatic trends featured in Europe, where the FTSE Eurotop lost 33%, and in Italy, where the MIB 30 fell by 26%. Contrary to the initial forecast of an improvement in the recovery, the European economy slowed down considerably in 2002, with GDP averaging 0.8% compared with 2001’s 1.5%, despite the gradual reduction of interest rates to all-time lows in the EU.

This scenario created strong pressure on the revenues of Italian and European banks following the compression of lending margins and the drop in commissions from financial services, as well as significant charges in terms of adjustments to loans and share-holding investments.

The SANPAOLO IMI Group, leader in the asset management sector in Italy, was affected by these difficult market conditions, registering a decline in revenues and a reversal in profit levels; strict assessment policies were implemented with regard to financial and lending income, involving significant adjustments to the statement of income; consolidated net income was 889 million euro, down 35.4% on the previous year.

The same difficulties also contributed to creating a strong reaction by the Group, which achieved important operating results and considerably increased transactions with companies as well as with households. As far as loans are concerned, while maintaining a policy of meticulous quality assessment, the Group’s net loans to customers grew by 2.2%. This result is significant as it has been obtained by pursuing a policy of selecting and reducing loans to some important domestic and international groups. The level of service, loans aside, to companies has also risen. Relevant in this context was the development of Banca OPI, which took full advantage of the opportunities, deriving from the need for investments in infrastructure, from both the public sector and partnerships with private customers.

Increases were also registered in transactions with households and private customers, in terms of mortgages, personal loans and consumer credit, with regard both to asset management and financial services. The effect of the devaluation of the stock exchanges

7

on customer financial assets was largely offset by a net flow of asset management of 3.2 billion euro and a positive trend of direct deposits and assets under administration flows (+1.7% and +3.7% respectively), confirming the capacity of the distribution networks to maintain a relationship of trust and service with customers, despite the adverse market situation, as proven by the increase in traditional banking services.

Operational development was accompanied by constant attention to cost control: thanks to a drop in personnel costs and to actions to rationalize the organizational structure, the Group kept administrative costs quite stable despite considerable integration charges.

The solid financial situation, summarized by a Tier 1 ratio of 7.3% and by a total ratio of 10.7%, the quality of assets and the positive operating results attained in a difficult market, make it possible to propose to shareholders the distribution of a dividend of 0.30 euro per share and represent a solid base on which to build a strategy of sustainable development over the years to come.

The Group responded to the adverse market conditions with effective structural actions, accelerating the integration processes of its distribution networks: in May, a decision was made to integrate Banca Sanpaolo Invest into Banca Fideuram, in June the merger with Cardine Banca took place followed, at the end of the year, by the merger with Banco di Napoli. These company transactions were accompanied by important operating initiatives: all the finance and treasury operations were centralized in the Parent Bank. The integration of the IT systems continued and will be completed by June 2003 for the branches of the former Banco di Napoli and extended, as of the end of the year, to the Cardine bank networks, being completed in the first half of 2004.

The strong impulse to the integration processes is closely linked with the definition of a highly innovative organizational model for the branch networks, which intends to combine the improvement in operating efficiency and the distribution capacity with the local roots and excellent service and the provision of a quick response to customers.

This new distribution model represents the mainstay of the three-year plan for 2003-2005 presented last February by the Board of Directors, confirming the Group’s strategic decision to reinforce primarily its position in the domestic banking market, consolidating that gained in services to households and companies thanks to investments and internal and external growth actions performed in previous years. The Group’s banking networks, which at the beginning of 2000 included just over 1,300 branches, now number more than 3,000 branches providing extensive coverage of most of the country. The operating links with the Cassa di Risparmio di Firenze Group

8

and with the Cassa dei Risparmi di Forlì have also been strengthened, completing the Group’s national coverage and distribution capacities.

The Plan shows company loans and services and management of households’ savings as being priority markets.

On the loans front, the decision to dedicate attention to all corporate segments resulted in the progressive diversification of the portfolio: despite the confirmed commitment to sustain the main Italian industrial groups, the exposure to several groups in Italy and abroad and, consequently, the level of concentration, were reduced. The weight of the first 10 borrowers in the loan portfolio has fallen over the last three years from 13.4% to 10.4%, while loans to small- and medium-sized companies and to households have increased, both through the banking channel and in the form of consumer credit, where the Group concentrated its investments in Finemiro for synergic development with the banking activity. Corporate loans and services will be strengthened throughout the country, accepting the challenge that the new Basel rules present to banks and companies and thus allocating to this customer segment the network of approximately 130 branches created during the last 18 months and the activity of the specialized companies within the Group aimed at creating innovative financial products.

With the acquisition of Banka Koper, the Public Offer for Inter-Europa Bank, the restoration and consolidation of West Bank and the establishment of a widespread network of offices in the New Europe, the Group is capable of offering efficient services to Italian customers and of contributing to the support of economic and financial relations with countries in that region.

Concerning asset management products, instruments and techniques adopted by the Sanpaolo Network in terms of sales and advisory services to households are concerned, these will be exported to the other distribution networks, benefiting markets in the South and North-East. Simultaneously, the Sanpaolo IMI Wealth Management product factory continues to improve product performance and innovation, taking full advantage of the opportunities offered by the insurance, pensions and welfare market.

The Plan provides for initiatives aimed at improving earnings in all the other main business areas, as well as the active management of the investment portfolio, in order to optimize the allocation and performance of the capital invested and to free up resources to use for new, selected development opportunities. The partnership projects set up or being studied with the foreign groups SCH and CDC Ixis/EULIA are moving in this direction.

9

These actions to relaunch operations and revenues will be accompanied by strict policies to rationalize structures and to keep costs down, starting by rationalizing head offices and subsidiaries, with investments in the IT systems of the Macchina Operativa Integrata and with a staff policy enabling a reduction of Group’s total personnel and, at the same time, implementing a rejuvenation of staff and boosting resources dedicated to the distribution structures.

The financial targets of the Plan, in which a gradually recovering and fragile economic scenario can be envisaged for 2003 with more sustained growth over the next two years, can be summarized in a RoE progressively increasing by 9% in 2003 up to 15% in 2005 (1). The simultaneous action on revenues and costs will enable the Group to make significant improvements to the cost/income ratio, taking it from the current 65% to below 55% in 2005.

These are ambitious aims, especially considering the market conditions that are characterizing the early part of 2003 and the uncertainty that continues to prevail with regard to the performance of the international economy and financial markets, also due to the conflict in Iraq, but to which management is fully committed.

The operating evolution in the first two months of the year confirms the Group’s ability to grow in the market, in terms of asset management – with a positive net inflow of mutual funds (1.8 billion euro in the two months), life insurance (about 1.3 billion euro) and other investment products – and in terms of dealing activities and services for households and companies. Despite a negative impact on asset management of 2.4 billion euro resulting from the devaluations of the markets, the stock of financial assets rose by 0.9% from the beginning of the year, while net loans to customers grew by 1.7%. The performance of the financial markets and interest rates continues to pressurize the unit contribution margins to which the Group is responding with an improvement in quality and an expansion of the range of services offered, with the aim of satisfying customer needs and the interest of shareholders.

The Chairman

Turin, 25 March 2003

(1)  The 15% RoE target cannot be directly compared with that presented in December 2001 at the time of the merger with Cardine following a change in the calculation method suggested by the need to comply with international practice. The adoption of the previous method – which substantially excluded current income from the average equity – would take the current RoE target to 16.5% in 2005.

10

The position of the SANPAOLO IMI Group

The strategic choices for the 2003-2005 Plan: the five guidelines

2003-2005 Plan: the expected results

(1)       Administrative costs (excluding indirect duties and taxes) and amortization (excluding adjustments to goodwill and merger and consolidation differences) / Net interest and other banking income (including other net income).

11

Key figures

	2002	2001 pro forma (1)	Change 2002 / 2001 pro forma (%)	2001
CONSOLIDATED STATEMENT OF INCOME (€/mil)
Net interest income	3,773	3,959	-4.7	2,788
Net commissions and other net dealing revenues	2,809	3,056	-8.1	2,608
Administrative costs	-4,648	-4,647	+0.0	-3,600
Operating income	2,360	2,770	-14.8	2,118
Provisions and net adjustments to loans and financial fixed assets	-1,426	-1,007	+41.6	-737
Income before extraordinary items	722	1,591	-54.6	1,231
Net income of the Group	889	1,376	-35.4	1,203
CONSOLIDATED BALANCE SHEET (€/mil)
Total assets	203,773	213,427	-4.5	170,191
Loans to customers (excluding NPLs and SGA loans)	124,115	121,469	+2.2	94,085
Securities	22,591	28,543	-20.9	22,127
Equity investments	4,064	4,898	-17.0	4,697
Subordinated liabilities	6,613	5,829	+13.4	5,607
Shareholders’ equity of the Group	10,537	10,933	-3.6	8,182
CUSTOMER FINANCIAL ASSETS (€/mil)
Customer financial assets	356,281	357,875	-0.4	305,404
• Direct deposits	137,049	134,803	+1.7	106,784
• Indirect deposits	219,232	223,072	-1.7	198,620
• Asset management	131,515	138,479	-5.0	125,977
• Asset administration	87,717	84,593	+3.7	72,643
PROFITABILITY RATIOS (%)
RoE (2)	8.3	12.9		15.5
Cost / Income ratio (3)	65.1	61.6		62.1
Net commissions / Administrative costs	60.4	65.8		72.4
CREDIT RISK RATIOS (%)
Net non-performing loans / Net loans to customers	1.1	1.1		1.0
Net problem loans and loans in restructuring / Net loans to customers	1.1	1.2		1.0
SOLVENCY RATIOS (%) (4)
Tier 1 ratio	7.3	7.2		7.2
Total ratio	10.7	9.5		9.5
SHARES
Number of shares (millions)	1,837	1,837	—	1,404
Quoted price per share (€)
• average	9.439	14.375	-34.3	14.375
• low	5.231	8.764	-40.3	8.764
• high	13.702	18.893	-27.5	18.893
Earnings / Average number of shares in circulation (€)	0.48	0.75	-36.0	0.87
Dividend per share (€)	0.30	0.57	-47.4	0.57
Dividend per share/ Average annual price (%)	3.18	3.97		3.97
Price / Book value	1.1	2.2	-50.0	2.2
Shareholders’ equity / Number of shares in circulation (€)	5.74	5.95	-3.5	5.90
OPERATING STRUCTURE
Employees	45,650	46,556	-1.9	35,028
Domestic branches	3,069	3,049	+0.7	2,212
Foreign branches and representative offices	153	150	+2.0	95
Financial planners	4,955	5,510	-10.1	5,506

(1)       The pro forma figures have been prepared, according to the criteria detailed in the Explanatory Notes, assuming the merger with Cardine Banca and the acquisition of the interest in Banka Koper as of 1/1/2001.

(2)       Net income / Average net shareholders’ equity.

(3)       Administrative costs (excluding indirect duties and taxes) and amortization (excluding adjustments to goodwill and merger and consolidation differences) / Net interest and other banking income (including other net income).

(4)       Solvency ratios as of 31/12/2001 are not pro forma

The pro forma figures for 2001 are unaudited.

12

Group structure

Central Functions

• Parent Bank Functions

• Shareholding Investments
Santander Central Hispano (2.9%)
CDC Ixis (3.4%)
Other shareholdings

• Treasury
Parent Bank
Sanpaolo IMI US Financial (United States)
Sanpaolo IMI Bank International (Madeira, Portugal)

• Macchina Operativa Integrata (Integrated Operating Vehicle)

Domestic Banking Networks
• Sanpaolo Network and Consumer Banking
Parent Bank
Sanpaolo Leasint
Finconsumo Banca (1)
Finemiro Banca
Sanpaolo Bank (Luxembourg)
Sanpaolo Bank (Austria)
Sanpaolo Bank (Switzerland)
• Cardine
• Former Banco di Napoli Italian Branch Network
Parent Bank
• Banca OPI
• Large Groups and Structured Finance
Parent Bank
• Other Italian Networks
Cassa di Risparmio di Firenze (19.5%)
Cassa dei Risparmi di Forlì (21%) (2)
• Tax Collection

Personal Financial Services
• Banca Fideuram (73.4%)
Banca Sanpaolo Invest
Banque Privée Fideuram Wargny (France)
Fideuram Fondi
Fideuram Vita
Fideuram Bank (Luxembourg)
Fideuram Assicurazioni
Fideuram Fiduciaria
Fideuram Bank Suisse (Switzerland)
Fideuram Gestions (Luxembourg)
Fideuram Asset Management (Ireland)
Sanpaolo Invest Ireland (Ireland)

Wealth Management and Financial Markets
• Sanpaolo IMI Wealth Management
Sanpaolo IMI Asset Management
Banco di Napoli Asset Management (3)
Sanpaolo Vita
Sanpaolo Life (Ireland)
Sanpaolo IMI Wealth Management (Luxembourg)
Sanpaolo IMI Institutional Asset Management
Sanpaolo IMI Alternative Investments
• Eptaconsors (60.7%) (4)
• Banca IMI
IMI Bank (Luxembourg)
IMI Investments (Luxembourg)
IMI Capital Markets USA (United States)
Banca IMI Securities (United States)
• Sanpaolo IMI Private Equity
LDV Holding (Netherlands)

International Activities
• Banque Sanpaolo (France)
• Foreign Network
Parent Bank
Sanpaolo IMI Bank Ireland (Ireland)
• Sanpaolo IMI Internazionale (5)
Banka Koper (Slovenia; 62.1%)
Inter-Europa Bank (Hungary; 32.5%)
West Bank (Romania; 72.4%)

IMI Investimenti

(1)       On 3 March 2003 an agreement was reached for the sale to Santander Central Hispano of the 50% stake held by SANPAOLO IMI.

(2)       The share will rise to 29.8% due to the exercising of a put option by Fondazione Cassa dei Risparmi di Forlì, as provided for by the preliminary agreement stipulated with SANPAOLO IMI on 29 November 2000.

(3)       On 4 March 2003 Bank of Italy authorized the merger by incorporation of Banco di Napoli Asset Management into Sanpaolo IMI Asset Management, effective as of 1 September 2003.

(4)       On 29 January 2003 the share rose to 60.7% following the completion of the acquisition of the 20.24% interest held by Cassa di Risparmio di Firenze.

(5)       The conferral of the interests in Banka Koper, Inter-Europa Bank and West Bank to Sanpaolo IMI Internazionale has still to be completed.

13

Consolidated financial statements and reports

RECLASSIFIED CONSOLIDATED FINANCIAL STATEMENTS

REPORT ON OPERATIONS

INDEPENDENT AUDITORS’ REPORT

CONSOLIDATED FINANCIAL STATEMENTS

ATTACHMENTS

14

Reclassified consolidated financial statements

RECLASSIFIED CONSOLIDATED STATEMENT OF INCOME

QUARTERLY ANALYSIS OF THE RECLASSIFIED CONSOLIDATED STATEMENT OF INCOME

RECLASSIFIED CONSOLIDATED BALANCE SHEET

QUARTERLY ANALYSIS OF THE RECLASSIFIED CONSOLIDATED BALANCE SHEET

15

Reclassified consolidated financial statements

Reclassified consolidated statement of income

	2002	2001 pro forma (1)	Change 2002 / 2001 pro forma
	(€/mil)	(€/mil)	(%)

NET INTEREST INCOME	3,773	3,959	-4.7
Net commissions and other net dealing revenues	2,809	3,056	-8.1
Profits and losses from financial transactions and dividends on shares	286	300	-4.7
Profits from companies carried at equity and dividends from shareholdings	292	228	+28.1

NET INTEREST AND OTHER BANKING INCOME	7,160	7,543	-5.1
Administrative costs	-4,648	-4,647	+0.0
• personnel	-2,856	-2,862	-0.2
• other administrative costs	-1,528	-1,519	+0.6
• indirect duties and taxes	-264	-266	-0.8
Other operating income, net	358	353	+1.4
Adjustments to tangible and intangible fixed assets	-510	-479	+6.5

OPERATING INCOME	2,360	2,770	-14.8
Adjustments to goodwill and merger and consolidation differences	-212	-172	+23.3
Provisions and net adjustments to loans and financial fixed assets	-1,426	-1,007	+41.6

INCOME BEFORE EXTRAORDINARY ITEMS	722	1,591	-54.6
Net extraordinary income	296	414	-28.5

INCOME BEFORE TAXES	1,018	2,005	-49.2
Income taxes for the period	-450	-517	-13.0
Change in reserves for general banking risks	364	-6	n.s.
Income attributable to minority interests	-43	-106	-59.4

NET INCOME	889	1,376	-35.4

(1)       The pro forma statement of income for 2001 has been prepared, according to the criteria detailed in the Explanatory Notes, assuming the merger with Cardine Banca and the acquisition of the interest in Banka Koper as of 1/1/2001.

The pro forma statement of income for 2001 is unaudited.

16

Quarterly analysis of the reclassified consolidated statement of income

	2002					2001 pro forma (1)
	Fourth quarter	Third quarter	Second quarter	First quarter pro forma (1)	Quarterly average	Fourth quarter	Third quarter	Second quarter	First quarter	Quarterly average
	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)

NET INTEREST INCOME	960	936	950	927	943	1,001	956	1,005	997	990
Net commissions and other net dealing revenues	755	668	689	697	702	776	726	798	756	764

Profits and losses from financial transactions and dividends on shares	64	13	125	84	72	141	6	81	72	75

Profits from companies carried at equity and dividends from shareholdings	53	55	135	49	73	60	7	101	60	57

NET INTEREST AND OTHER BANKING INCOME	1,832	1,672	1,899	1,757	1,790	1,978	1,695	1,985	1,885	1,886

Administrative costs	-1,224	-1,128	-1,176	-1,120	-1,162	-1,234	-1,105	-1,178	-1,130	-1,162
• personnel	-745	-691	-721	-699	-714	-727	-683	-744	-708	-716
•other administrative costs	-410	-375	-384	-359	-382	-444	-358	-358	-359	-380
•indirect duties and taxes	-69	-62	-71	-62	-66	-63	-64	-76	-63	-66
Other operating income, net	94	93	93	78	90	78	89	102	84	89

Adjustments to tangible and intangible fixed assets	-160	-127	-112	-111	-127	-146	-120	-111	-102	-120

OPERATING INCOME	542	510	704	604	591	676	559	798	737	693

Adjustments to goodwill and merger and consolidation differences	-88	-39	-44	-41	-53	-50	-42	-41	-39	-43

Provisions and net adjustments to loans and financial fixed assets	-661	-453	-156	-156	-357	-443	-192	-228	-144	-252

INCOME BEFORE EXTRAORDINARY ITEMS	-207	18	504	407	181	183	325	529	554	398
Net extraordinary income	126	34	80	56	74	38	167	130	79	103

INCOME BEFORE TAXES	-81	52	584	463	255	221	492	659	633	501
Income taxes for the period	42	-77	-243	-172	-113	6	-93	-188	-242	-129
Change in reserves for general banking risks	353	13	-2	—	91	-6	-1	1	—	-2
Income attributable to minority interests	—	-14	-15	-14	-11	12	-58	-36	-24	-26

NET INCOME	314	-26	324	277	222	233	340	436	367	344

(1)       The pro forma quarterly statements of income have been prepared, according to the criteria detailed in the Explanatory Notes, assuming the merger with Cardine Banca and the acquisition of the interest in Banka Koper as of 1/1/2001.

The quarterly statements of income are unaudited.

17

Reclassified consolidated balance sheet

	31/12/2002	31/12/2001 pro forma (1)	Change 31/12/02 - 31/12/01 pro forma
	(€/mil)	(€/mil)	(%)

ASSETS
Cash and deposits with central banks and post offices	1,406	1,172	+20.0
Loans	148,701	151,346	-1.7
• due from banks	22,000	26,436	-16.8
• loans to customers	126,701	124,910	+1.4
Dealing securities	19,694	24,557	-19.8
Fixed assets	9,596	11,889	-19.3
• investment securities	2,897	3,986	-27.3
• equity investments	4,064	4,898	-17.0
• intangible fixed assets	406	444	-8.6
• tangible fixed assets	2,229	2,561	-13.0
Differences arising on consolidation and on application of the equity method	1,030	1,243	-17.1
Other assets	23,346	23,220	+0.5
Total assets	203,773	213,427	-4.5

LIABILITIES
Payables	161,505	171,285	-5.7
• due to banks	24,456	36,482	-33.0
• due to customers and securities issued	137,049	134,803	+1.7
Provisions	3,813	4,278	-10.9
• for taxation	670	1,219	-45.0
• for termination indemnities	961	955	+0.6
• for risks and charges	1,839	1,761	+4.4
• for pensions and similar	343	343	—
Other liabilities	20,971	20,309	+3.3
Subordinated liabilities	6,613	5,829	+13.4
Minority interests	334	793	-57.9
Shareholders’ equity	10,537	10,933	-3.6
Total liabilities	203,773	213,427	-4.5

(1)       The pro forma balance sheet figures at 31/12/2001 have been prepared, according to the criteria detailed in the Explanatory Notes, assuming the merger with Cardine Banca and the acquisition of the interest in Banka Koper as of 1/1/2001.

The pro forma balance sheet figures as of 31/12/2001 are unaudited.

18

Quarterly analysis of the reclassified consolidated balance sheet

	2002				2001 pro forma (1)
	31/12	30/9	30/6	31/3 pro forma (1)	31/12	30/9	30/6	31/3
	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)

ASSETS
Cash and deposits with central banks and post offices	1,406	1,042	1,029	1,454	1,172	710	688	709
Loans	148,701	145,679	146,607	147,273	151,346	144,674	145,957	145,269
• due from banks	22,000	21,977	22,735	21,189	26,436	22,681	21,340	23,434
• loans to customers	126,701	123,702	123,872	126,084	124,910	121,993	124,617	121,835
Dealing securities	19,694	23,737	25,100	25,657	24,557	23,724	28,029	24,712
Fixed assets	9,596	10,093	10,660	11,732	11,889	12,620	12,750	14,574
• investment securities	2,897	3,117	3,642	3,931	3,986	4,995	5,286	7,028
• equity investments	4,064	4,170	4,120	4,837	4,898	4,621	4,433	4,511
• intangible fixed assets	406	390	407	426	444	442	449	426
• tangible fixed assets	2,229	2,416	2,491	2,538	2,561	2,562	2,582	2,609
Differences arising on consolidation
and on application of the equity method	1,030	1,095	1,141	1,120	1,243	1,260	1,260	1,167
Other assets	23,346	23,128	22,995	23,116	23,220	23,763	24,871	25,611
Total assets	203,773	204,774	207,532	210,352	213,427	206,751	213,555	212,042

LIABILITIES
Payables	161,505	163,743	166,657	168,360	171,285	164,162	169,456	166,504
• due to banks	24,456	26,902	30,201	32,943	36,482	34,789	38,629	36,888
• due to customers and securities issued	137,049	136,841	136,456	135,417	134,803	129,373	130,827	129,616
Provisions	3,813	4,291	4,159	4,565	4,278	3,945	5,108	5,840
• for taxation	670	1,194	1,058	1,392	1,219	1,027	1,029	1,730
• for termination indemnities	961	969	989	993	955	966	979	969
• for risks and charges	1,839	1,786	1,769	1,810	1,761	1,616	1,700	1,731
• for pensions and similar	343	342	343	370	343	336	1,400	1,410
Other liabilities	20,971	19,765	19,755	19,611	20,309	21,469	22,414	22,671
Subordinated liabilities	6,613	6,218	6,155	5,793	5,829	5,621	5,401	5,365
Minority interests	334	429	437	797	793	882	831	841
Shareholders’ equity (2)	10,537	10,328	10,369	11,226	10,933	10,672	10,345	10,821
Total liabilities	203,773	204,774	207,532	210,352	213,427	206,751	213,555	212,042

(1)       The pro forma balance sheet figures have been prepared, according to the criteria detailed in the Explanatory Notes, assuming the merger with Cardine Banca and the acquisition of the interest in Banka Koper as of 1/1/2001.

(2)       Reserves are net of own shares held by the Parent Bank.

The pro forma balance sheet figures and the balance sheet figures as of 30/9/2002 are unaudited.

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Report on Operations

ECONOMIC BACKGROUND

ACTION POINTS AND INITIATIVES IN THE YEAR

CONSOLIDATED RESULTS

EMBEDDED VALUE OF THE LIFE PORTFOLIO

OPERATING VOLUMES AND ORGANIZATION

CAPITAL AND RESERVES

RISK MANAGEMENT AND CONTROL

SUPPLEMENTARY INFORMATION

GROUP BUSINESS AREAS

DEVELOPMENTS AFTER THE END OF THE YEAR

20

Economic background

The international context

During 2002, economic growth in the major international areas – despite the recovery from the minimums registered in the second half of 2001 – was particularly vulnerable and, on the whole, more modest than expected at the beginning of the year.

The dynamics of the cycle were negatively affected by endogenous factors, especially the decline in expenditure for fixed investment in the main industrialized economies, and by exogenous factors, such as the financial scandals involving leading US companies and the possible developments of the military and political tension in Iraq. Both factors had a considerable effect on the confidence and the decisions of operators regarding expenditure, compounding existing uncertainties on the future direction of the major economies and financial markets. The development of international commerce was penalized, revealing itself to be incapable of sustaining the expected relaunch of international manufacturing activity.

In 2002, in the United States GDP recovered globally, with a growth rate of 2.4% compared with 0.3% in 2001. Manufacturing activity was supported by private consumption and public expenditure, while the change in fixed investment remained negative. In the last part of the year however, the major indicators of the cycle showed new deterioration of the market situation. The industrial production index fell again. GDP slowed considerably, taking the rate of unemployment to 6%. Simultaneously, there was a dramatic reversal in consumer confidence indexes.

In this context, in November, about a year after the last intervention, the Fed dropped interest rates again, taking the rate on Federal Funds to 1.25%. Uncertainties regarding the prospects of the economy and the modest performance of capital flows which, in the years characterized by expansion, had made it easy to finance the growing deficit of the current amounts, reflected negatively on the US currency. The dollar fell during the year in comparison with the euro and the yen.

In Japan, according to preliminary estimates, GDP grew by 0.3% over the year. The manufacturing dynamics were sustained by net exports, while the contribution of domestic demand remained negative, especially because of the decline in private investments. Structural problems linked with the vulnerability of the banking system and the manufacturing sector on the one hand, and the limited possibility for intervention with monetary and tax policies on the other, represent considerable restrictions to the possibility of recovery by the Japanese economy in the short term.

During the year emerging countries showed greater dynamism than in 2001, yet with evident differences between the various areas. The Asian economies performed better thanks to lively domestic demand and the intensification of intra area commercial exchanges. The situation remained critical in Latin America, especially in Argentina and Venezuela, owing to the economic and political difficulties in the two countries.

East European economies showed sustained growth as a whole, even though, especially during the second half of the year, they suffered the effects of the persistent weakness of economic activity in the European Union, the area’s main commercial partner. The dynamics of the bond spreads of the candidate countries benefited from the prospects of joining the European Union in 2004, confirmed in Copenhagen at the end of 2002.

The euro-zone and Italy

In the euro-zone, the dynamics of GDP in 2002, despite the recovery of the market situation compared with the minimum point reached in the last quarter of 2001, was modest over the year (+0.8% compared with 1.5% in 2001). Development suffered the difficult recovery in domestic demand but benefited from the increase in exports. However, at the end of the year, in Europe as well, the cyclical indicators showed a new phase of deterioration in the market situation; the production index fell again and unemployment increased once more in various countries.

Within the area the weak market situation mainly regarded Germany and Italy, but recently began to affect France too, albeit in a minor way. In Germany the general drop in fixed investments (-6.5%) highlighted the severe recession in the manufacturing sector.

In Italy the growth of GDP (+0.4%) was higher only than that in Germany (+0.2%). Economic stagnation can be attributed to the persistent weakness of domestic demand (+0.7%), which recovered in terms of investments in the

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second half of the year, and to export difficulties (-1%) caused by the recession in the main export markets.

The difficult market situation in the area had negative effects on the dynamics of public accounts, jeopardizing the respect of targets agreed to previously with the European Commission. In some cases, such as Portugal, France and Germany, the relationship between public deficit and GDP exceeded the upper limit of 3%. In Italy the net debt of the Public Administration was 2.3% of the GDP, well below the level indicated in the Maastricht Treaty, but 1.8 percentage points higher than the previously established convergence plan. The ratio between the public debt and the GDP fell once more (from 109.5 in 2001 to 106.7 in 2002), continuing the reduction phase which started in 1995.

In 2002 the current rate of inflation in the area alternated, rising to 2.5% in the first quarter due to increases in prices as a consequence of the changeover and, after a brief fall, rising again in the third quarter as a result of the increase in the price of oil. Towards the end of the year, the dynamics of prices suffered as a result of the slowing down of the market situation and of the considerable rise in the value of the euro. Therefore in 2002 the rate of inflation settled at 2.2% (2.5% in Italy).

The controversial performance of inflation restricted the action of the Central Bank. In December, with signs of a deterioration in the market situation and simultaneous deceleration towards the target rate of inflation, the ECB reduced the policy rate from 3.25% to 2.75%.

Banking industry

The tone of the real economy, below the expectations expressed at the beginning of the year, determined a consistent resizing in terms of growth of bank loans in Italy in 2002, up 5.9% compared with 7.8% in 2001.

The evolution of the total aggregate discounted the evident slowing down of the short-term component (+0.3% against +6.5% in 2001), partially because of the decline in loans linked with merger and acquisition transactions. Medium- and long-term loans on the other hand gave a strong impulse to the dynamics of loans, with an increase of 11.5% (+9.1% in 2001).

The low level of bank rates on disbursements stimulated the demand for loans by households (+9.4%), used as consumer credit (+19.2%) and domestic mortgage loans (+23.5%). Despite the delicate financial situation in the major industrial sectors, the dynamics of company loans were positive (+5%). However there was a decline in the volume of loans to Public Administration (-2.8%).

During 2002, direct banking deposits showed a moderate deceleration (+4.4%) compared with the previous year (+5.9%). The trend was conditioned by the considerable decline in funding from abroad (-6.8%). During the year the dynamics of the remaining funding components was influenced by the higher propensity for liquidity expressed by households in the face of uncertainties regarding the evolution of markets, as well as by the inflow of capital from abroad following Decree Law 350 dated 25/9/01. In December total deposits were up 7.4% as a result of the increase in the amounts of current accounts (+7.6%) and, after several years of decline, of savings accounts (+6.7). The dynamics of the inflow benefited by the considerable increase in the stock of bonds (+9.5%).

With the fall in money market rates (the 3-month Euribor fell by 39 basis points between December 2001 and December 2002), short-term banking rates also fell. During the year, because of the fall in the average rate on short-term loans by 26 basis points and a reduction of 13 basis points in the average rate of open accounts payable, the short-term banking spread was down by 13 basis points.

Securities brokerage

In 2002 the main international share indexes suffered substantial losses. In line with the dynamics of the real cycle, the negative trend of the stock markets suffered from endogenous factors linked with the reduced development of productive activity and the general decline in company earnings and from exogenous shocks attributable to the company scandals which occurred during the second quarter and the risks, which grew in the third quarter, regarding the developments of the military and political situation in Iraq.

In United States markets, the cut in costs following improvements to various companies offered support to the evolution of the company’s accounts; however, in the absence of an effective recovery of revenues, this was not sufficient to avoid a new drop in stock market prices. During the year the S&P500 fell by 23.4%. The Nikkei

22

225 index fell by 18.6% and the DJ Stoxx 50 index fell by 35%. In Italy the MIB30 was down by 26% and the Mibtel was down by 23.5%. All the major international sector indices registered declines, which were more evident in the technology, insurance, finance, telecommunications, automotive, media, pharmaceutical and utilities sectors.

As a result of the decline in the stock markets at the end of the year the total capitalization of the Italian companies quoted in domestic market fell by 458 billion euro, 36.6% of the GDP (from 592 billion, 48.7% of the GDP, in 2001). The number of new companies quoted fell to six (from 18 in 2001). The flow of investments into the Italian market, as channeled through a Public Offer amounted to 2.9 billion euro (in comparison with 7 billion in 2001), through nine transactions instead of the 20 transactions that were implemented during 2001. The total funds obtained by the quoted companies through capital increases were equivalent to 3.7 billion euro, as opposed to 7.6 billion in 2001, based on 18 transactions (25 in 2001). The average daily value of shares exchanged was 2.5 billion euro (2.6 billion in 2001).

Asset management

The volatility of the financial markets and the decline in stock market prices, which was particularly evident in the second and third quarters of 2002, had considerable repercussions on the dynamics of mutual funds, leading to extensive devaluation of assets and high net outflows. Because of these trends, in December the amount of funds managed by Italian brokers fell to 466 billion euro, down 9.4% in comparison to 2001.

During the year net inflows registered a reduction of 6.4 billion, despite the slight recovery during the last quarter. Net disinvestments were high for the bond funds (-18.4 billion), balanced funds (-12 billion) and equity funds (-9.8 billion). The prudent attitude of investors helped the flow of capital into liquidity funds (+29.8 billion), but was not sufficient to offset the weak dynamics of the other categories.

The general dynamics of assets under management benefited from the strong growth of the life insurance area. On the basis of currently available figures an annual growth in life technical reserves is estimated at about 16%.

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Action points and initiatives in the year

The merger between SANPAOLO IMI and Cardine Banca

The merger act between SANPAOLO IMI and Cardine Banca was signed on 24 May 2002, becoming legally effective on 1 June and effective for accounting and tax purposes starting on 1 January 2002. The transaction entailed the merger of Cardine into SANPAOLO IMI, following the conferral by Cardine of part of its business to a wholly controlled subsidiary, Cardine Finanziaria, whose headquarters are located in Padua.

The merger terms and impact on shareholder structure

The merger, based on an exchange ratio of 1.7950 SAN-PAOLO IMI shares for each Cardine share, led to an increase in the equity capital of SANPAOLO IMI from 3,932.4 to 5,144.1 million euro; the new equity capital is composed of 1,837.2 million shares of nominal unit value of 2.80 euro. To serve the exchange 432.7 million new SANPAOLO IMI shares, constituting the above mentioned capital increase were issued and 48 million own shares held by the Parent Bank were used. Of the 274.9 million of ordinary shares, of nominal unit value of 5.20 euro, representing the total capital of Cardine Banca, a total of 7.1 million shares held by the incorporating and the incorporated bank were cancelled without exchange.

Regarding the aspects relating to the shareholder structure of the Parent Bank upon completion of the merger, the Compagnia di San Paolo, which – prior to the integration – held 16.1% of the capital of SANPAOLO IMI, and the Fondazioni Cassa di Risparmio di Padova e Rovigo and Cassa di Risparmio in Bologna, which held 40.2% and 28.6%, respectively, of the capital of Cardine Banca, had agreed, pursuant to the provisions of D.Lgs. 153/1999, to request the post merger conversion of part of the respective ordinary shares into preference shares, so as to hold, after the conversion, a total of 15% of the ordinary capital.

The Fondazioni had further agreed to place these ordinary shares (subdivided into two equal stakes, one of which, in the amount of 7.5%, attributable to the Compagnia di San Paolo, and the other of which, in the same amount, attributable to the other two Fondazioni, in proportion to the shares held by each of them in Cardine Banca), in a company dedicated to this specific purpose, set up in January 2002 and named Fondaco SGR. Participation in the capital of Fondaco was divided equally between the Compagnia di San Paolo, on the one hand, and the two Fondazioni, on the other hand, with a 20% minority share reserved for Ersel Finanziaria, a qualified independent investment management advisor.

Pursuant to the above mentioned requests and as decided by the respective Shareholders’ Meetings, on 1 June 2002, as part of the merger effect, 388.3 million ordinary shares were converted into preference shares, each with a nominal unit value of 2.80 euro. These preference shares will in turn be converted into ordinary shares after a period of ten years or in case of alienation. The post merger shareholder structure of SANPAOLO IMI is presented in greater detail in a following chapter of this Report.

Reorganization of the Group

The increased dimensional complexity of the Group following the merger revealed the existence of certain needs relating to governance and coordination which allow to achieve maximal sharing of common objectives and close connections among the various operating areas, which are necessary conditions for the development of operational efficiency and for the provision of excellent service to all of the Group’s customers.

To place itself in the best position for achieving these goals, and in compliance with the instructions issued by the Regulatory Authorities, SANPAOLO IMI established its own Business Regulation Framework, approved by the Board of Directors on 26 March 2002, which defines the global organizational structure, the basic principles according to which the Group operates, its areas of competence and the responsibilities of the central structures, as well as the Group’s coordination mechanisms and instruments. The Regulation represents the regulatory frame of reference and is intended to characterize the Group through its common entrepreneurial design, its strong internal cohesiveness and its unified management, in a manner consistent with the directives issued by the Bank of Italy and in compliance with the requirements for sound and prudent management of the Group.

The basic underlying principles of the Regulation are represented by: the relevance and centrality of a system of shared values; central control of strategic decisions and

24

decisions involving the risks associated with loans, financing and operations, especially in view of the expected evolution of the Basel Capital Agreement; the exploitation of managerial resources and the assignment of responsibility to those personnel; coordinated and consistent action by all of the companies within the Group.

On 26 March 2002 the SANPAOLO IMI Board of Directors approved a new business model based on the exploitation of the customer relations and customer service capacities, on the specialization of the professional capabilities of the productive, distributive and service units and on the allocation of responsibility and the measurement of results.

Within the Group, Cardine Finanziaria, which holds the controlling shares in the seven bank networks of the Cardine Group and other shareholdings related to business, has been assigned responsibility for cooperating with the Parent Bank and assisting it with activities involving the direction, governance and control of the Cardine bank networks, especially with regard to operational planning for the target markets, monitoring of progress toward stated goals and risk management.

Integration actions

During the year, actions were undertaken to allow the synergies envisaged by the industrial plan and obtain the opportunities offered by the integration: high-priority operational approaches were implemented in accordance with the master plan developed at the start of the year.

In consideration of the extent of the synergies that could be achieved, maximum attention was given to:

•                  the activation of the Macchina Operativa Integrata, to serve the domestic banking networks: the necessary steps to satisfy the requirements of the merger have been taken, to achieve proper integration of management reporting systems and control at Parent Bank level and to allow the use of certain SANPAOLO IMI applications of particular importance for Cardine; the assessment of the target IT system was made, evaluating the impact of the adoption of the SANPAOLO IMI system for the Group’s banks, in terms of the effectiveness of its support to the business, efficiency of operating processes and sustainability of the technological infrastructure;

•                  initiatives to centralize operations at the Parent Bank SANPAOLO IMI in treasury, medium- and long-term funding and property portfolio management, on a centralized operational Group finance model. In particular, the Parent Bank has taken over the management of deposit and lending needs of the bank networks and the access to Forex and Money markets, and Banca IMI has assumed the securities management, the access to regulated and over the counter markets, as well as the structuring of derivative products for clients of the customer desks;

•                  actions to develop revenues from retail customers, also through the sharing with the Cardine networks of the products and know how of SANPAOLO IMI.

Acceleration of the integration with Cardine Finanziaria

In the context of a wider project for the rationalization of the Group’s distribution networks, in October 2002 provision was made for the acceleration of the integration between SANPAOLO IMI and Cardine Finanziaria, which provides for the merger of the latter by the end of 2003. From the operating point of view, provision has also been made for the centralization in the Parent Bank of the Cardine Finanziaria support functions (Macchina Operativa Integrata and Logistics). This initiative is aimed at achieving the planned benefits in terms of scale and scope economies.

The other commercial coordination and operating support functions performed for bank networks will be successively centralized in relation to the operating effectiveness of the individual banks. Accordingly, in terms of efficiency and rationalization, the activities to transfer to the Parent Bank and to the bank networks will be evaluated.

Integration between SANPAOLO IMI and Banco di Napoli

On 25 November 2002, the respective Extraordinary Meetings approved the merger by incorporation of Banco di Napoli into SANPAOLO IMI, becoming legally effective from 31 December 2002 and effective for accounting and tax purposes from 1 January 2002.

As SANPAOLO IMI held all the 1,864,097,491 ordinary shares of Banco di Napoli, no exchange of these took place, in accordance with art. 2504 ter of the Italian Civil Code. In relation to savings shares, the exchange ratio was set at one SANPAOLO IMI ordinary share to six Banco di Napoli savings shares. Considering that SANPAOLO IMI held 111,765,709 savings shares in the company to be incorporated and that the latter held no own shares, this ratio determined the assignment of 2,718,608 SANPAOLO

25

IMI ordinary shares in exchange and replacement of 16,311,650 Banco di Napoli savings shares not held by the incorporating company. The assignment took place without the issue of new shares, using own shares held in portfolio by the incorporating company and therefore without an increase in capital by the same.

The merger of Banco di Napoli into SANPAOLO IMI represents the first phase of a project which provides for, as the next step, the distribution and commercial integration of the Sanpaolo and Banco di Napoli networks.

The unification of the networks is an essential step to achieve the aims in terms of scale and scope economies of the merger and to enable the exchange of know how, products and marketing techniques needed to increase the levels of commercial effectiveness and operating efficiency of the two networks. The Southern Territorial Direction, made up of the Naples, Campania, Apulia and Calabro-Lucana Areas, based in Naples and directly supervised by the Sanpaolo Network Management, was established on 31 December 2002. The Southern Territorial Direction has a total of 738 operating points, 117 of which belong to the Sanpaolo Network and 621 belonging to the former Banco di Napoli.

The realization of the third phase is expected to take place in the second half of 2003 when, upon completion of the unification of the IT systems, the Southern Territorial Direction will be spun off into Sanpaolo Banco di Napoli, a company based in Naples and the only bank in the SAN-PAOLO IMI Group to operate in the regions of Campania, Apulia, Calabria and Basilicata. Sanpaolo Banco di Napoli will have a streamlined directional structure, to coordinate the territorial areas in which the reference branch network will be structured.

Integration of distribution networks

The integration of the Sanpaolo and Banco di Napoli networks is part of a major plan to develop and rationalize the distribution networks of the SANPAOLO IMI Group, which aims to take full advantage of the territorial expansion involving the acquisition of Banco di Napoli and the merger with Cardine Banca. The distribution model, presented at the end of the third quarter of 2002, is designed for an approach targeting macro customer segments, for an improved and more effective response to different needs of households and companies.

The project provides for articulation of the Group branch networks into operating structures aimed at three macro markets:

•                  Companies, which will mainly involve, in customer relations, the specialized areas of consulting and financial assistance, in the broad sense of the term, as well as the capacity to evaluate and manage the credit risk above certain levels or with particular characteristics.

•                  Private, which targets on the affluent customer segment requiring personalized and top of the range investment management services.

•                  Retail (households, small companies and small entrepreneurs), in which the capacity to supply a complete range of services, from credit to asset management services, will be flanked by special attention to the efficiency of basic banking services.

The aim of the project is gradually to introduce the distribution model already successfully adopted by the Sanpaolo Network, based upon the specialization of the operating points and better suited to satisfying the needs of the various types of customers, into all Group networks. This translates into the specialization of the branch networks and the distribution structures by macro customer segments, guaranteeing a unique strategy at national level and ensuring a more effective response to the varying service needs expressed by various types of customers and improving the efficiency of the structures and processes of investment in technologies and resources.

The new distribution model aims at achieving a correct balance between the specialization of the operating points by macro market segments and the territorial coordination that, through the Area Manager or the Branch Manager, to whom all the retail, business and private branches in the same territory report, must supervise and fulfill the needs for osmosis between the various customer segments.

At full capacity, the Group territorial presence in banking activity should cover a certain number of territorial areas and bank networks with light central structures, which will provide uniform and overall supervision of the respective territory.

Activity in the public works and infrastructure sector and in the tax collection sector

The public sector, which includes financing and advisory services for local bodies and former municipal companies for the realization of infrastructure and public works, offers interesting

26

development prospects for the years to come. The SAN-PAOLO IMI Group operates in this sector through Banca OPI, which has continued the tradition of IMI and San Paolo.

Following the merger of Banco di Napoli into SANPAOLO IMI and in line with the rationalization project, which provides for the concentration of professional abilities and know how, centralizing all medium/long-term operations performed by the different banks of the Group in this area, activity in the public works and infrastructure sector of the Neapolitan bank was transferred to Banca OPI on 1 January 2003.

The Group’s presence in the tax collection sector will be rationalized by concentrating tax collection activities in Esaban, with the aim of achieving the economies of scale and scope essential to sustain the profitability in this sector. On 1 October 2002, the activities previously performed by Banco di Napoli in the provinces of Naples and Caserta were concentrated in Esaban, which will also handle all the other tax collection activities performed by Group companies: Sanpaolo Riscossioni Genova, Sanpaolo Riscossioni Prato and GE.RI.CO. (licensee of the provinces of Bologna, Venice, Padua, Rovigo and Gorizia). The choice of location of the company office in Naples derives from the weight carried by the tax collection activity in the Neapolitan area.

The initiatives to rationalize the Group structure

The integration between Banca Fideuram and Banca Sanpaolo Invest

The acquisition of Banca Sanpaolo Invest by Banca Fideuram was completed on 8 October 2002 with conferral to the latter of the total shareholding held by SANPAOLO IMI in Banca Sanpaolo Invest. The shareholding has been valued at 603.8 million euro, net of the extraordinary dividend of 8.7 million euro that was distributed by the company at the end of July. To serve the conferral, Banca Fideuram made a capital increase (from 236.4 to 254.9 million euro) reserved to SANPAOLO IMI, through the issue of 71 million ordinary shares, integrated by a compensatory sum of 10 million euro. Following the integration, the SAN-PAOLO IMI Group’s stake in Banca Fideuram rose to 73.4%.

The transaction is among the actions further to strengthen the leadership position held in Personal Financial Services, to which SANPAOLO IMI attributes strategic priority, as well as to rationalize the Group operating structure.

The transaction will make possible the development and full exploitation of the potential of Banca Sanpaolo Invest, leveraging on the best practice of Banca Fideuram, and allow strategic coordination of the financial planner networks, through the adoption of consistent marketing and brand policies.

Rationalization of the Group’s presence in private equity

Among the initiatives aimed at a greater focus and specialization of the operations of the Business Areas in the various activity sectors, the redesign of the structure of NHS, the company in which SANPAOLOIMI held a 51% share and which fullfilled the role of merchant bank in the Group, should be noted. This restructuring led to the partial and proportional split of the subsidiary, with the allocation of the merchant banking and private equity activities into a new company (NHS S.p.A., renamed Sanpaolo IMI Private Equity S.p.A.) and the maintenance of the portfolio of substantial industrial investment inside the original company, which took the name of IMI Investimenti.

Sanpaolo IMI Private Equity, established with legal office in Bologna and initial capital of 245 million euro, has as its strategic objective the strengthening and consolidation of its position in private equity, becoming a preferred interlocutor for small- and medium-sized companies in the field of risk capital raising.

The activities of IMI Investimenti, which had a net shareholders’ equity, after the split, of 566 million euro, aim at the management of the shareholding portfolio, which contains the Group’s major industrial interests.

The shareholder structure of the two subsidiaries after the split was also revised, through shareholding exchanges with the Compagnia di San Paolo. Specifically, before the merger with Cardine, SANPAOLO IMI transferred to the Compagnia, at a price of 440 million euro, 8% of its 10.8% share in Cardine Banca, taking over in turn the shares held by the Compagnia in Compagnia di San Paolo Investimenti Patrimoniali (renamed FIN.OPI) (100%), Sanpaolo IMI Private Equity (27.02%), and IMI Investimenti (39.77%). SANPAOLO IMI completed its acquisition of all of the shares of IMI Investimenti and Sanpaolo IMI Private Equity by purchasing further minority shares. It also placed the shareholding in Compagnia di San Paolo Investimenti Patrimoniali with the subsidiary Banca OPI, thereby increasing the subsidiary’s own capital. The transaction was subject to a fairness opinion by a major investment bank.

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Purchase by SANPAOLO IMI of the Cassa di Risparmio di Firenze stake in Eptaconsors

On 15 October 2002 SANPAOLO IMI and Cassa di Risparmio di Firenze reached an agreement which provides for the sale of the 20.24% stake of Eptaconsors, held by the Florentine group, to the SANPAOLO IMI Group, which already had a shareholding of 40.48%, thus becoming the majority shareholder of the Eptaconsors group. The transaction was completed on 29 January 2003, with authorization from the Antitrust.

Eptaconsors has been operating actively for almost twenty years in asset management (through the specialized companies Eptafund and EGI) and securities dealing (through Eptasim). At the end of February 2003, the Eptaconsors group, in the mutual funds sector, managed assets of approximately 13 billion euro, with a 2.7% market share.

The purchase of Eptaconsors is part of the rationalization of the equity investments that will enable SANPAOLO IMI to strengthen its position on the reference markets and, through the aggregation process, further to exploit the important competencies of the new subsidiary.

Other rationalization initiatives

On 3 March 2003 SANPAOLO IMI and Santander Central Hispano, which participate jointly in the capital of Finconsumo Banca, reached an agreement which provides for the sale of the shareholding of Banca Finconsumo held by the Italian group to Santander Central Hispano. The operation, which is part of the rationalization of the respective shareholdings, will determine for the Parent Bank a total gross capital gain of 123 million euro. The agreement provides for the sale of an initial share of 20% at a total price of 60 million euro, while on the remaining 30% it establishes the mutual concession of put options to SANPAOLO IMI and call options to Santander Central Hispano, which can be exercised from the end of 2003 for a period of 12 months, at a total price of 80 million euro. The completion of the transaction is subject to obtainment of the necessary authorizations.

On 17 December 2002, the SANPAOLO IMI Group reached an agreement with Centrobanca (Banca Popolare di Bergamo – Credito Varesino Group) for the sale to the latter of an 80% stake in IMIWeb Bank, specialized in online trading. The purchase of the shareholding by Centrobanca is conditional to the release of the necessary authorizations by Bank of Italy: it will probably be completed in the early months of 2003. The price, arranged at 80% of the free capital of IMIWeb Bank at 31 December 2002, will be increased by an amount proportionate to the company profits for the next three years. The SANPAOLO IMI Group will continue to hold 20% of the capital.

Development initiatives in foreign markets

In line with the development objectives mentioned in the plan for the merger with Cardine, SANPAOLO IMI has been taking steps to strengthen its operational capabilities in foreign countries with major opportunities for growth. Accordingly, Sanpaolo IMI Internazionale was formed in order to reinforce and control the Group’s presence in countries deemed to be of strategic interest through operations involving acquisitions and alliances.

A Public Offer for all of the shares of the Slovenian Bank, Banka Koper, which had been launched at the end of November 2001 after the acquisition of an initial tranche consisting of 15% of the capital of the bank, was completed on 25 February 2002. All shareholders who accepted the Offer were given a non transferable put option on the outstanding shares (at the same price as in the Offer, plus interest and net of dividends). This option may be exercised at any time between 31 December 2002 and 31 July 2006. 250,271 shares, corresponding to 47.1% of the capital of Banka Koper, were contributed to the offer, at an incurred cost equivalent to 116 million euro. SANPAOLO IMI, which as a result of the Offer holds a total share of 62.1% of Banka Koper, will temporarily limit the exercise of its voting rights to 32.99%, in compliance with authorization from Bank of Slovenia.

On 25 February 2003 Sanpaolo IMI Internazionale approved the launch of a Public Offer on the Hungarian bank Inter-Europa Bank, of which SANPAOLO IMI already owns a 32.5% share. The bank’s remaining capital is held by Santander Central Hispano, with a share of approximately 10%, Simest, 7.8%, other leading international institutional investors and free float (approximately 45% quoted on the Budapest Stock Exchange). The Public Offer, subject to approval by the relevant authorities, provides for a price of 2,000 Hungarian forints per share, at a premium of 2.1% on the last Stock Exchange price of 24 February 2003, and of 9.2% and 22.7% on the average prices for the past 30 and 180 days respectively before the approval. Assuming full acceptance, the total value of the transaction will be approximately 40 million euro.

28

Commercial agreements and alliances abroad

Within the context of the strategic agreements defined in 2001 between SANPAOLO IMI and EULIA, the French holding company created by the Caisse des Dépôts et Consignations Group and by the Caisse d’Epargne Group, and following the Framework Agreement signed by the two Groups in February 2002, the collaboration project became operational, producing generally satisfactory results in the capital market and financing sectors and in the private equity activity.

In particular, in the context of private equity, a draft agreement dedicated to the development of a joint analysis of closed-end investment funds in the infrastructure sector and in public-private partnership initiatives was prepared in November. The project provides for the evaluation of joint investment opportunities in Italy, France and at European level, and aims to define a common strategy also in terms of other institutional investors and European institutions. In consideration of the subject of the agreement, the structures of the SANPAOLO IMI Group dedicated to intervention in the public works and infrastructure sector, particularly Banca OPI and its subsidiary FIN.OPI (the former Compagnia di San Paolo Investimenti Patrimoniali) will be involved in its implementation.

The project joins initiatives previously implemented by the two Groups, such as the agreement at the end of September between Sanpaolo IMI Private Equity, CDC Ixis Private Equity and Bayerische Landesbank Equity Management for the constitution of the EAGLE FUND, the first pan European private equity fund with the aim of investing in small and medium European companies, mainly in Italy, France and Germany.

Still in the context of private equity, Sanpaolo IMI Private Equity and CDC-Pme (a subsidiary of Caisse des Dépôts et Consignations) have signed an agreement with the French government for participation in a new investment fund, which aims to invest in French regional funds which, in turn, invest in small and medium local companies. The fund will have 70 million euro and the investors include the EIF (European Investment Fund), as well as those mentioned above.

Still on the European market, SANPAOLO IMI and Santander Central Hispano continued the industrial collaboration initiatives and, to this end, reached an agreement for the development of a pan European project in the wholesale distribution of third party mutual funds. At the base of the agreement there is the establishment of a pan European joint venture between the two banking groups, which provides for the acquisition by SANPAOLO IMI of a 50% shareholding of Allfunds Bank S.A., a company wholly owned by Santander Central Hispano and operating in the placement of third party funds with institutional customers. SANPAOLO IMI, which, with this transaction, would have the opportunity to enter a sector which is not yet covered, and Santander Central Hispano intend to develop the joint venture in order to consolidate their leadership at European level; for this purpose the two banking groups will aim at identifying potential strategic partners in the main European markets.

Agreements with FIAT and Italenergia

Finally, in May 2002 SANPAOLO IMI, together with Banca Intesa, Unicredito and Capitalia, subscribed a Framework Agreement concerning an articulated plan of financial operations regarding the FIAT Group.

In this context, in July 2002, the banks granted a “to be converted” financing for a three year period, for 3 billion euro (400 million of which provided by SANPAOLO IMI), which provides, upon expiry and in accordance with procedures and at a price agreed between the parties, for the conversion of their loans into ordinary FIAT shares through compensation between the aforementioned loans and the corresponding subscription obligation, while FIAT retains the faculty to proceed with cash reimbursement of the loan under set conditions. In September 2002 SANPAOLO IMI, through IMI Investimenti, purchased (along with the other two banking partners, Banca Intesa and Capitalia) a further 4.66% stake in Italenergia Bis (new leading holding company of the Italenergia group receiving the shares), in addition to the original share of 7.82%, from the FIAT Group, thus reaching a total share of 12.48% in this holding. SANPAOLO IMI made disbursements of approximately 183 million euro. With this transaction, the FIAT shareholding dropped from 38% to about 24%, with the consequent separation of the Italenergia/Edison debt from that of FIAT. Based on the subscribed agreements, the banking partners also obtained put options on the shareholding, that can be exercised starting in 2005, towards the industrial partner EDF – Electricité de France, at price conditions that guarantee the recovery of the original investments plus a financial profit, allowing for any upside.

29

Still in the context of the agreements referred to, the banks also signed, in March 2003, the contractual agreements for the acquisition from FIAT Auto of 51% of Fidis’ consumer loans activity in Europe (“Fidis Retail”), at a price in line with the shareholders’ equity of the compendium, adjusted according to due diligence (the SANPAOLO IMI commitment is about 100 million euro). The execution of these agreements, after obtaining the necessary approvals, is expected to take place in May-July 2003. It has been agreed that FIAT Auto can repurchase the shareholding, at a prearranged price, by exercising a call option by 2006.

In relation to the Edison group, it should be noted that in December 2002 the merger by incorporation of Edison into Italenergia, which, at the same time, adopted the company name Edison and was listed on the Milan Stock Exchange, became operational.

Also in December 2002, Edison approved a capital increase of up to 2,095 million euro, subscription of which is reserved:

•                  1,000 million euro to Italenergia Bis;

•                  503 million euro to the permanent partners of Italenergia Bis (the IMI Investimenti share, being 66 million euro, already issued in the form of “payment in capital increase”);

•                  the remaining 592 million euro to the market; the related execution is expected to be completed in March-May 2003. The shareholders of Italenergia Bis will underwrite any increase not absorbed by the market (the maximum commitment envisaged for SANPAOLO IMI is about 73 million euro).

On the new Edison shareholding being purchased by the SANPAOLO IMI Group, the extension of the put option towards EDF for the share referable to the original stake held in Italenergia has been negotiated.

Consolidated results

Summary of results

The deterioration of the international economic scenario and prolonged uncertainty on the financial markets during 2002 penalized the Group’s economic results, causing a general drop compared with the levels registered in 2001, within the same consolidation setting.

Beside the drop in revenues, the year was conditioned by high provisions and adjustments mainly to the listed investment portfolio, which was prudently aligned with the prices expressed by the market in this phase.

In order to face the extraordinary economic impact linked with the management of shareholdings and considering the need to optimize the Group’s tax position, it was deemed necessary to use the reserve for general banking risks existing in the net shareholders’ equity.

Net income for 2002 reached 889 million euro (525 million euro before the mentioned use of the reserves for general banking risks), compared with 1,376 million in 2001.

It should be noted that the following is made in comparison to the pro forma figures for 2001, prepared according to the criteria detailed in the Explanatory Notes.

Net interest income

Net interest income in 2002 was 3,773 million euro; comparison with the previous year shows a decline of 4.7%, mainly attributable to the fall in interest rates, which was reflected in a closure of spreads only partly compensated for by the positive development of the average amounts of

Net interest income

	2002	2001 pro forma	Change 2002 / 2001 pro forma
	(€/mil)	(€/mil)	(%)

Interest income and similar revenues	8,693	10,451	-16.8
Interest expense and similar charges	-4,955	-6,586	-24.8
Reclassification (1)	35	94	-62.8
Net interest income	3,773	3,959	-4.7

(1)       The reclassification refers to the net interest income of the Banca IMI group which, in the interest of a better representation of the SANPAO-LO IMI Group results, has been reclassified under “Profits and losses from financial transactions and dividends on shares” as it is more closely related to securities dealing.

sight deposits and medium- and long-term loans related to customer business. This is joined by a decline in fund imbalance volumes and returns.

As regards market rates, three-month Euribor fell by 39 basis points in terms of end period values, from the 3.35% of December 2001 to the 2.96% of December 2002, and by 95 basis points in average terms. The return on the ten-year BTP, in average terms, recorded a reduction of 14 cents.

In 2002 the return on the interest-earning assets of the Group was 5.20% and the cost of interest-bearing liabilities was 2.94%. In customer business the average spread between deposits and loans, excluding repurchase agreements, was 2.90% compared with 3.07% in 2001.

The average interest-earning assets of the Group showed a reduction of 4.8% on 2001; in this context the average amounts of loans to customers, excluding repurchase agreements, thus recorded an increase of 2.1%. On the liability side, there was an increase of 2.9% in average volumes of customer deposits, net of repurchase agreements, as a result of an increase in the short-term (+3.4%) and medium- and long-term component (+2.2%).

Net interest and other banking income

Group net interest and other banking income in 2002 came to 7,160 million euro, down 5.1% on the previous year.

This activity can be attributed, as well as to the drop in net interest and other banking income, to the negative trend in commissions and profits from financial transactions, only in part compensated for by the increase in profits from companies carried at equity and dividends from shareholdings.

Analysis of average amounts, interest and rates

	2002			2001 pro forma
	Average amounts	Interest	Average rate	Average amounts	Interest	Average rate
	(€/mil)	(€/mil)	(%)	(€/mil)	(€/mil)	(%)

Interest-earning assets	157,066	8,166	5.20	164,957	9,884	5.99
• loans to customers	118,868	6,732	5.66	116,462	7,628	6.55
• due from banks	12,120	399	3.29	20,497	885	4.32
• securities	17,351	750	4.32	21,326	1,049	4.92
• repurchase agreements	5,992	185	3.09	2,798	126	4.50
• other interest-earning assets of Banco di Napoli	2,735	100	3.66	3,874	196	5.06
Non interest-earning assets (1)	50,299			50,778
Total assets	207,365	8,166		215,735	9,884

Interest-bearing liabilities	149,287	4,393	2.94	154,079	5,925	3.85
• direct customer deposits	115,020	3,174	2.76	111,788	3,886	3.48
• due to customers	66,888	1,022	1.53	64,677	1,578	2.44
• securities issued	48,132	2,152	4.47	47,111	2,308	4.90
• due to banks	19,643	596	3.03	27,171	1,291	4.75
• repurchase agreements	8,671	290	3.34	9,597	421	4.39
• subordinated liabilities	5,953	333	5.59	5,523	327	5.92
Non interest-bearing liabilities (1)	47,343			50,962
Shareholders’ equity	10,735			10,694
Total liabilities and shareholders’ equity	207,365	4,393		215,735	5,925
Net interest income		3,773			3,959

(1)       This figure includes Banca IMI group’s average volumes, in line with the reclassification of the related interest income and expense.

Net commissions amounted to 2,809 million euro, down 8.1% compared with the previous year. The change on an annual basis was conditioned by the negative trend of the financial markets, which reduced revenues from asset management and securities dealing; in particular, commissions from management, dealing and advisory services fell by 14.5%. In 2002 commissions from asset management represented about 49.4% of the total, compared with the 52% of the previous year. The decline in these commission revenues was caused both by the downsizing of assets under management induced by the fall in equity markets and by the change in the customer financial assets mix oriented towards low-risk and reduced financial duration investments.

Other commission revenues include the 13.8% increase in the deposits and current accounts area.

Overall, in 2002 the Group’s net commissions accounted for 60.4% of administrative costs and 98.4% of personnel costs.

In 2002 net profits from financial transactions and dividends on shares reached 286 million euro, down by 4.7% compared with the 300 million in 2001. This moderate drop is caused by the decline in the non-structural component of the aggregate, attributable to the sale, in 2001, of equity positions which were no longer strategic for the Group. The most structurally stable part of the aggregate, referable to the Parent Bank and Banca IMI, showed growth of approximately 50 million euro compared with 2001.

Profits from companies carried at equity and dividends from shareholdings, 292 million euro, rose by 28.1% compared with 2001. In particular:

•                  profits from companies carried at equity were 137 million euro against 82 million in 2001; they referred mainly to the insurance subsidiaries, which are significantly expanding, and to the other shareholdings in the banking area which are subject to a significant influence by the Group;

•                  dividends paid to the Group by minority shareholdings not included in the consolidation area amounted to 155 million euro, substantially aligned with those received in 2001.

Net interest and other banking income

	2002	2001 pro forma	Change 2002 / 2001 pro forma
	(€/mil)	(€/mil)	(%)

Net interest income	3,773	3,959	-4.7
Net commissions and other net dealing revenues	2,809	3,056	-8.1
• management, dealing and advisory services	1,673	1,957	-14.5
• asset management	1,387	1,588	-12.7
• dealing/custody of securities and currencies	286	369	-22.5
• loans and guarantees	245	249	-1.6
• collection and payment services	227	228	-0.4
• deposits and current accounts	438	385	+13.8
• other services and net dealing revenues	226	237	-4.6
Profits and losses from financial transactions and dividends on shares	286	300	-4.7
Profits from companies carried at equity and dividends from shareholdings	292	228	+28.1
Net interest and other banking income	7,160	7,543	-5.1

Operating income

Operating income amounted to 2,360 million euro, 14.8% less compared with 2001.

The structural cost containment actions taken in 2001 allowed the Group to maintain strict control of the trend of administrative costs, which were almost unchanged, despite the non-negligible impact of integration and restructuring costs due to the Group’s expansion operations in recent years. Altogether, administrative costs amounted to 4,648 million euro.

Personnel costs, 2,856 million euro, benefited from a reduction in staff; in 2002 the number of employees fell by 906, mainly at the former Banco di Napoli and, to a lesser extent, at SANPAOLO IMI and Cardine Finanziaria. The reduction in these costs was made despite the contractual increases occurred during the year, following the renewal of the national collective labor contract, and part of the contractual adjustments attributable to the year for the personnel of the former Banco di Napoli.

Other administrative costs presented an increase of 0.6%, at 1,528 million euro. The increase is a result of the initiatives to rationalize the Group structures, the development and promotion of products and unrepeatable costs sustained in the early months of 2002 for the lira/euro changeover.

In 2002 amortization of tangible and intangible fixed assets was 510 million euro, up 6.5% on the previous year; the trend is influenced in particular by investments made to strengthen and specialize the commercial network, and to improve and integrate IT systems.

Income before extraordinary items

The Group’s income before extraordinary items came to 722 million euro, down 54.6% compared with 2001.

Adjustments to goodwill and merger and consolidation differences, 212 million euro, recorded an increase on the year of 23.3%. This increase is attributable to the adjustment to the positive consolidation differences for the French group Fideuram Wargny, which reflects, besides ordinary amortization, an extraordinary adjustment of 45

Operating income

	2002	2001 pro forma	Change 2002 / 2001 pro forma
	(€/mil)	(€/mil)	(%)

Net interest and other banking income	7,160	7,543	-5.1
Operating costs	-4,800	-4,773	+0.6
• administrative costs	-4,648	-4,647	+0.0
• personnel	-2,856	-2,862	-0.2
• other administrative costs	-1,528	-1,519	+0.6
• indirect duties and taxes	-264	-266	-0.8
• other operating income, net	358	353	+1.4
• adjustments to tangible fixed assets	-294	-268	+9.7
• adjustments to intangible fixed assets	-216	-211	+2.4
Operating income	2,360	2,770	-14.8

million euro to the goodwill of the French subsidiaries, made to take account of the downward trend in financial markets and of a more prudent evaluation of the subsidiary’s future profit prospects.

Provisions and net adjustments to loans and financial fixed assets were 1,426 million euro, compared with 1,007 million euro in the previous year (+41.6%).

The net flow includes:

•                  261 million euro of provisions to the risks and charges fund, compared with the 214 million of 2001; these provisions were made to cover losses on legal disputes and claims from bankruptcy liquidators (58 million), potential charges for the renegotiation of mortgage loans (40 million), charges for commercial and operational risks connected with the distribution of financial products (68 million) and other charges for personnel, premium transactions and other potential liabilities (95 million);

•                  604 million euro of provisions and adjustments for credit risks (540 million in 2001), aiming both at adjusting the estimated realizable value of specific accounts, included in doubtful loans, and strengthening the coverage of the physiological risk of the performing loans and guarantees portfolio. With an economic scenario which continues to be characterized by a considerable degree of uncertainty, the Group has in fact further strengthened control of credit risk, increasing the general risk reserve, also taking account of the reserves for possible loan losses, to 0.9% of the performing loan portfolio. This level of coverage, also established using the indications taken from the Group’s credit risk management portfolio model, represents a correct control over the negative trend in the economic scenario, taking account of the high quality of the credit portfolio. At the end of the year, the Group’s general reserves for the coverage of such risks amounted to a total of 1,064 million euro;

•                  561 million euro of adjustments to financial fixed assets (253 million in 2001), attributable largely to the share-holdings in Santander Central Hispano (SCH) and FIAT. The value of the shareholding in SCH, held by the Parent Bank and by Sanpaolo IMI International, has been

Income before extraordinary items

	2002	2001 pro forma	Change 2002 / 2001 pro forma
	(€/mil)	(€/mil)	(%)

Operating income	2,360	2,770	-14.8
Adjustments to goodwill and merger and consolidation differences	-212	-172	+23.3
Provisions and net adjustments to loans and financial fixed assets	-1,426	-1,007	+41.6
• provisions for risks and charges	-261	-214	+22.0
• adjustments to loans and provisions for guarantees and commitments	-604	-540	+11.9
• net writedowns	-742	-702	+5.7
• net provisions for guarantees and commitments	-68	-26	+161.5
• recoveries	206	188	+9.6
• net adjustments to financial fixed assets	-561	-253	+121.7
• net writedowns of equity investments	-539	-237	+127.4
• net writedowns of investment securities	-22	-16	+37.5
Income before extraordinary items	722	1,591	-54.6

aligned to a value of 6.5 euro per share, the average of the market prices for the second half of 2002. This evaluation involved the booking of capital loss of 399 million euro. In relation to the shareholding in FIAT held by IMI Investimenti, the book value was prudently aligned with the average market price in December (8.7 euro per share), using the faculty provided for by current standards. The capital losses recorded were 82 million euro. It is believed that the intrinsic value of the Turin Group remains higher than the market prices, also in the light of recent plans to refinance its debt and the industrial reorganization initiatives.

Net income

Net income, 889 million euro, includes 296 million euro of net extraordinary income, compared with 414 million euro in 2001.

The most relevant component of this aggregate is represented by the 149 million euro of capital gains from the sale of shareholdings, 62 million of which attributable to the sale of an 8.6% share in Cardine Banca, related to the mentioned operations of shareholding purchase and sale with Compagnia di San Paolo and minority shareholders of IMI Investimenti. The remainder is made up of uses of reserves considered in excess on the basis of the most recent actuarial estimates, real estate proceeds and sales, tax reimbursements and other minor contingent assets.

As anticipated, to face the extraordinary economic impact linked with the management of shareholdings, on the one hand, and considering the need to optimize the Group’s tax position, on the other, the reserves for general banking risks were utilized through transfer to the statement of income, for an amount of 364 million euro.

Because of a tax liability of 450 million euro, the tax rate of the SANPAOLO IMI Group was 44.2%, a significant increase on that recorded in 2001 (25.8%), which had benefited from the recovery of prior tax losses by Group companies and the lower incidence of the IRAP taxable amount.

Net income

	2002	2001 pro forma	Change 2002 / 2001 pro forma
	(€/mil)	(€/mil)	(%)
Income before extraordinary items	722	1,591	-54.6
Net extraordinary income	296	414	-28.5
• net gains on disposal of equity investments	149	432	-65.5
• other net extraordinary items	147	-18	n.s.
Income before taxes	1,018	2,005	-49.2
Income taxes for the period	-450	-517	-13.0
Change in reserves for general banking risks	364	-6	n.s.
Income attributable to minority interests	-43	-106	-59.4
Net income	889	1,376	-35.4

Embedded value of the life portfolio

The Group’s half year net income includes the net accounting result registered by the insurance companies operating in the life sector; in particular:

•                  Sanpaolo Vita and its subsidiary Sanpaolo Life, belonging to Wealth Management, contributed 71 million euro to the Group’s net income;

•                  Fideuram Vita registered 46 million euro net income.

To understand fully the importance of these results, it should be remembered that one of the most significant indicators of the management performance of an insurance company is the increase registered in a year by the so-called embedded value. The embedded value is an estimate made using actuarial techniques of the economic value of a closed portfolio company, regardless of the value attributable to future production. This is intended as the sum of two elements:

•                  the company’s shareholders equity adjusted to market value as of the date of valuation;

•                  the value of the policy portfolio as of the date of valuation, calculated as the current value of income after taxes, that the portfolio in force is likely to generate over the years until its natural extinction, corrected by the maintenance cost of the capital required to respect the solvency margin.

The calculation of the embedded value of the life insurance business as of 31 December 2002 has been carried out with the assistance of the actuarial divisions of leading consulting companies, according to the following criteria:

•                  in preparation for the valuation of the portfolio in force, an actuarial technical examination of the portfolio of contracts held by the companies was carried out. This was joined by a formulation of expected future operating scenarios, important elements of this being the hypotheses assumed with regard to the performance of assets, the mortality rate, the management costs of the portfolio in question, the trend in premature closure due to abnormal causes and options exercised by customers, and the tax charge;

•                  subsequently, the comparison made with the aid of actuarial procedures of general sharing between the operating scenarios used as reference for the calculation of the premiums related to the current portfolio and anticipated scenarios, as formulated above, was used to obtain the succession of the estimated values of income that the portfolio will generate during the individual years of remaining life, net of taxes and of the opportunity cost linked with the maintenance of the solvency margin;

•                  this succession of values was then discounted by applying a discount rate equal to the performance of a non-risk investment, increased to consider the uncertainty of the flow of income as determined above.

This is linked to the uncertainty that the operating hypotheses formulated correspond to actual operation. In particular, as regards the performance rates of the assets, a curve which refers mainly to the forward rates curve as of 31/12/2002 was used for Sanpaolo Vita, characterized by a yield to maturity of 4.02% in the first two years, 4.30% on five years and 4.73% on 10 years. A constant rate of 4.8% was considered for Sanpaolo Life, with 4.27% for Fideuram Vita separate management, 5% for guaranteed unit linked management and 5.1% non guaranteed unit linked management. As regards the discounting rates, an annual rate which is 2.25% higher than the aforementioned rate curve is considered for Sanpaolo Vita, as in the previous evaluations, while discounting rates of 7.0% and 7.25% have been considered for Sanpaolo Life and Fideuram Vita respectively.

On this basis, an estimate of the increase registered in 2002 by the embedded value at Group level inherent in the life insurance business was made, considering not only the component implicit in the life insurance companies but also the part of value allocated to other Group companies, to which the companies acknowledge sale, management or maintenance commissions. The results of the estimate are reported in the table below.

Embedded value of the life insurance business

	Wealth Management life insurance business		Banca Fideuram life insurance business
	(€/mil)		(€/mil)
Embedded value as of 31/12/2001	752		743
Embedded value as of 31/12/2002	899		844
Change in the embedded value during 2002	147		101
of which: increase in value attributable to new production	180		171
new policies excluding migration (1)		71
new policies resulting from migration (2)		100
Dividends distributed	29		29
Capital increase	-70		-74
Fees during the year (net of Network costs and taxes)	43		—
Value added during the year	149		56

(1)       Excluding the new production from the Banca Sanpaolo Invest channel.

(2)       With the contextual drop in the value of the Banca Fideuram asset management portfolio by 79 million euro.

The embedded value of the life insurance business in the Group companies that receive sale, management or maintenance commissions is estimated as the current value of specific income, net of costs and after tax, that these companies will register on the policy portfolio until their contractual dissolution.

The change in the embedded value during 2002, for the Group’s life insurance business, was 147 million euro for operations carried out by Wealth Management and 101 million euro for Banca Fideuram. The added value of the year, considering the dividends distributed by the companies to Group companies (net of capital increases) and commissions, came to 149 million euro for Wealth Management and 56 million euro for Banca Fideuram.

Operating volumes and organization

Assets managed on behalf of customers

At the end of December 2002, customer financial assets amounted to 356.3 billion euro, down slightly on the value registered at the end of 2001 (-0.4%).

The evolution during the year was largely influenced, on the one hand, by the inflow of capital from abroad as a result of the so-called “tax shield”, and, on the other, by the devaluation of asset management and asset administration determined by the drop in share prices. The uncertainty of the financial markets directed customer preferences towards asset administration, which accounted for 24.6% of total financial assets compared with 23.6% at the end of 2001, and towards direct deposits, which accounted for 38.5% of the total aggregate at year end (37.7% at 31 December 2001).

Asset management and administration

Despite the difficult external scenario, in 2002 the Group had a positive net asset management flow of 3.2 billion euro; however, against this inflow, the decline in market prices led to a devaluation of 10.2 billion euro in the Group’s total existing assets under management, which at the end of December came to 131.5 billion euro, down by 5% since the end of December 2001.

Among the various asset management products, mutual funds and fund-based portfolio management were most penalized by the trend in the financial markets: the amounts fell to 94.9 billion euro (-11.9% in comparison to the end of

Customer financial assets

					Change 31/12/02-31/12/01 pro forma (%)
	31/12/2002		31/12/2001 pro forma
	Amount	%	Amount	%
	(€/mil)		(€/mil)
Asset management	131,515	36.9	138,479	38.7	-5.0
Asset administration	87,717	24.6	84,593	23.6	+3.7
Direct deposits	137,049	38.5	134,803	37.7	+1.7
Customer financial assets	356,281	100.0	357,875	100.0	-0.4

Asset management

					Change 31/12/02-31/12/01 pro forma (%)
	31/12/2002		31/12/2001 pro forma
	Amount	%	Amount	%
	(€/mil)		(€/mil)
Mutual funds and fund-based portfolio management	94,918	72.2	107,742	77.8	-11.9
Portfolio management	9,443	7.2	10,698	7.7	-11.7
Life technical reserves	27,154	20.6	20,039	14.5	+35.5
Asset management	131,515	100.0	138,479	100.0	-5.0

Change in assets under management

	2002	2001 pro forma
	(€/mil)	(€/mil)
Net inflow for the period	3,197	6,702
• Mutual funds and fund-based portfolio management	-3,641	1,886
• Portfolio management	-853	114
• Life policies	7,691	4,702
Performance effect	-10,161	-10,301
Change in assets under management	-6,964	-3,599

December 2001). The trend in equity markets and the consequent choices of customers led to a significant recomposition in the different types: in particular the proportion on the total of liquidity funds rose from 17.3% at the end of 2001 to 27.1% at the end of December 2002, while the proportion of equity funds fell from 32.1% to 22.3%. At the end of the year the SANPAOLO IMI Group occupied second place in the domestic market, with a market share of 18.4%; it should be noted, however, that with the acquisition of control of Eptaconsors, concluded in January 2003, the Group gained market leadership with a share of 21.3%.

Life technical reserves benefited from the positive trend shown during 2002 in the placement of insurance products, representing one of the forms of investment preferred by customers; the net inflow realized by the distribution networks from the beginning of the year, 7.7 billion euro, took the amount at the end of 2002 to 27.2 billion euro, up 35.5%.

Customer security needs are also reflected in the expansion of assets under administration; despite the devaluation of stocks, the amounts have risen to 87.7 billion euro, presenting a flow of 3.1 billion euro since the end of 2001 (+3.7%).

Direct deposits

Direct customer deposits in 2002 presented a positive trend: the flow from the beginning of the year, 2.2 billion euro, brought the total amount to 137 billion euro, up 1.7% on the twelve months.

This evolution was encouraged by the growth in current accounts and deposits and in repurchase agreements, partly attributable to the effects of the inflow of capital from abroad and partly to continuing uncertainty on the financial markets, which has directed customer preferences

Mutual funds by type

	31/12/2002	31/12/2001 pro forma
	%	%
Equity	22.3	32.1
Balanced	10.9	14.2
Bond	39.7	36.4
Liquidity	27.1	17.3
Total Group mutual funds	100.0	100.0

towards short-term investments. In medium- and long-term funding the flow in certificates of deposit, 3.5 billion euro, continued and was only partially compensated for by a 2.9 billion euro increase in bonds.

At the end of the year, the Group’s domestic market share was 10.7%.

Loans to customers

At the end of 2002, the amounts of net loans to Group customers, excluding non-performing loans and loans to SGA, the company into which the doubtful loans of the former Banco di Napoli were transferred, were 124.1 billion euro, up 2.2% on the end of December 2001. This

Direct customer deposits

					Change 31/12/02-31/12/01 pro forma (%)
	31/12/2002		31/12/2001 pro forma
	Amount	%	Amount	%
	(€/mil)		(€/mil)
Current accounts and deposits	70,313	51.3	67,634	50.2	+4.0
Certificates of deposits	7,310	5.3	10,777	8.0	-32.2
Bonds	39,447	28.9	36,529	27.1	+8.0
Commercial paper	4,139	3.0	4,137	3.1	+0.0
Repurchase agreements and securities lending	12,917	9.4	11,477	8.5	+12.5
Other deposits	2,923	2.1	4,249	3.1	-31.2
Direct customer deposits	137,049	100.0	134,803	100.0	+1.7

Loans to customers

					Change 31/12/02-31/12/01 pro forma (%)
	31/12/2002		31/12/2001 pro forma
	Amount	%	Amount	%
	(€/mil)		(€/mil)
Short-term loans	48,637	38.4	51,849	41.5	-6.2
Medium- and long-term loans	75,478	59.5	69,620	55.8	+8.4
Loans to customers excluding NPLs and SGA loans	124,115	97.9	121,469	97.3	+2.2
Non-performing loans	1,334	1.1	1,400	1.1	-4.7
SGA loans	1,252	1.0	2,041	1.6	-38.7
Loans to customers	126,701	100.0	124,910	100.0	+1.4

change is the result of lively dynamics in medium- and long-term loans, which are up 8.4% on an annual basis, and of a 6.2% drop in short-term loans.

In medium- and long-term loans, good progress in financings directed to the retail sector continued: mortgage disbursements to households by the Sanpaolo Network in 2002 were 1.9 billion euro, up 17.1% on the previous year. These are joined by 0.9 billion disbursed by Cardine bank networks and 0.4 billion by the network of the former Banco di Napoli. The evolution in terms of loans made by Banca OPI for public works and infrastructure, which rose to 14.7 billion euro at the end of December 2002, up by 10.9% since the beginning of the year, was also positive.

These results contributed to a growth in loans to the private sector: loans to households presented a variation of 8.8% compared with the end of December 2001; loans to family businesses and non-financial companies also increased (+1.6% since the end of 2001).

With reference to Group transactions in Italy, the geographical breakdown shows more sustained movement in loans to customers resident in the North East, up 9.6% on an annual basis, in Central Italy (+7.2%) and in the North

Loans to customers by counterparty

					Change 31/12/02-31/12/01 pro forma (%)
	31/12/2002		31/12/2001 pro forma
	Amount	%	Amount	%
	(€/mil)		(€/mil)
Loans to households	24,586	19.4	22,603	18.1	+8.8
Loans to family businesses and non-financial businesses	73,680	58.2	72,551	58.1	+1.6
Loans to financial companies	13,985	11.0	14,248	11.4	-1.8
Loans to governments and public bodies (1)	13,481	10.6	13,947	11.2	-3.3
Other	969	0.8	1,561	1.2	-37.9
Loans to customers	126,701	100.0	124,910	100.0	+1.4

(1) Excluding Banca OPI’s loans to municipalized companies.

Loans to customers by type of lending

	31/12/2002		31/12/2001 pro forma		Change 31/12/02-31/12/01 pro forma (%)

	Amount	%	Amount	%
	(€/mil)		(€/mil)

Loans to households	24,586	19.4	22,603	18.1	+8.8
• Domestic network	23,260	18.4	21,333	17.1	+9.0
• overdraft	1,736	1.4	1,732	1.4	+0.2
• personal loans	3,360	2.7	3,066	2.5	+9.6
• mortgage loans	16,390	12.9	14,922	11.9	+9.8
• other	1,774	1.4	1,613	1.3	+10.0
• Foreign network	1,326	1.0	1,270	1.0	+4.4
Loans to family businesses, companies, governments, public bodies and others	102,115	80.6	102,307	81.9	-0.2
• Domestic network	91,375	72.1	89,369	71.5	+2.2
• overdraft	15,199	12.0	15,523	12.4	-2.1
• repurchase agreements	1,613	1.3	2,590	2.1	-37.7
• import/export financing	2,882	2.3	2,183	1.7	+32.0
• leasing	4,090	3.2	3,039	2.4	+34.6
• mortgage loans	41,799	33.0	39,702	31.8	+5.3
• other	25,792	20.3	26,332	21.1	-2.1
• Foreign network	10,740	8.5	12,938	10.4	-17.0
Loans to customers	126,701	100.0	124,910	100.0	+1.4

West (+6.5%). The Group’s market share in the domestic market at the end of 2002 was 11.2% for total loans; more specifically, medium- and long-term loans had a 12.4% share, while short-term loans took 9.8%.

Loans issued by the Group’s foreign network came to 12.1 billion euro, down 15.1% since the end of December 2001.

Doubtful loans

Against an economic scenario which is still characterized by a considerable degree of uncertainty, the Group continued to defend the asset quality during the year, in particular through the adoption of strict loan-issue selection policies by all the banking networks, as well as an intense recovery activity and prudent provision policies.

At the end of 2002 Group net doubtful loans were 2,892 million euro, 68 million down on the end of December 2001 (-2.3%). More specifically, in loans to customers:

•                  net non-performing loans were 1,334 million euro against 1,400 million euro at the end of December 2001 (-4.7%); the ratio of net non-performing loans to net loans to customers was 1.1%, stable on the values at the end of 2001. At the end of December 2002 the Group’s non-performing loans presented a coverage ratio of 68.9%;

•                  problem, restructured and in course of restructuring loans were 1,447 million euro, 1% down on the amount at the end of 2001; the coverage ratio was 30.1%;

•                  non-guaranteed loans to customers in countries subject to country risk rose to 59 million euro from the 35 million at the end of 2001.

Activities on financial markets

Dealing and treasury activities

After the establishment of the integrated Treasury, following the reorganization of Group Finance implemented during 2002, interbank transactions for the domestic Network Banks and all the Group Companies in general, for which direct access to the monetary markets was considered inefficient, were progressively centralized at the Parent Bank. The integrated treasury activity, carried out in order to optimize the Group’s exchange, rate and liquidity risk and therefore maximize profitability, guaranteed the domestic banking networks immunity from financial risks, offsetting intra-Group transactions by the centralized channeling of flows. The different location of the Treasury, in Turin for the euro market, New York for

Analysis of loan portfolio

					Change 31/12/02-31/12/01 pro forma (%)
	31/12/2002		31/12/2001 pro forma
	Amount	%	Amount	%
	(€/mil)		(€/mil)
Non-performing loans	1,334	1.1	1,400	1.1	-4.7
Problem, restructured and in course of restructuring loans	1,447	1.1	1,462	1.2	-1.0
Loans to countries at risk - customers	59	0.0	35	0.0	+68.6
Performing loans	123,861	97.8	122,013	97.7	+1.5
Total loans to customers	126,701	100.0	124,910	100.0	+1.4
Non-performing and problem loans - banks	1		1		—
Loans to countries at risk - banks	51		62		-17.7

the dollar market and Tokyo and Singapore for the Far East market, satisfied customer needs and the pursuit of a meticulous policy to diversify funding sources. On the interbank market, approximately 50% of the volumes negotiated by the Parent Bank regarded collection transactions in euro; a significant portion of the total amount (265 billion euro), was channeled through the e-Mid circuit, on which the Bank maintained a market share of about 3%.

At the end of 2002, the Group’s securities portfolio came to 22.6 billion euro, down 20.9% on the pro forma amount at the end of 2001. The investment component fell to 2.9 billion euro, accounting for 12.8% of the total, in comparison to the 14% at the end of the previous year (4.0 billion euro).

At the end of the year the dealing portfolio of the subsidiary Banca IMI was 6.6 billion euro, down 10.8% compared with the 7.4 billion held at the end of 2001; this included approximately 52% Government and EU public issue bonds and approximately 19% other bonds.

The Parent Bank’s bond portfolio, comprising the portfolios of Cardine Banca and Banco di Napoli acquired during the merger, amounted to 14.4 billion euro. At the end of the year, the dealing component of the portfolio amounted to 12.4 billion euro, while the investment component amounted to 2 billion euro. In the context of the dealing portfolio, Government bonds accounted for 40%; bonds from financial and banking issuers represented 56%, while the remaining 4% share comprised corporate bonds and securitization-related issues. Approximately 70% of the investment component was represented by Government and bank bonds, with the remaining 30% made up of corporate issues related to securitization transactions. The volume of the securities negotiated by the Parent Bank was 25 billion euro, while transactions in repurchase agreements, entered into for retail and corporate customers and to support activity on the monetary markets, amounted to 296 billion euro, 197 billion of which were handled by the MTS/PCT platform.

Within the context of the guidelines adopted during 2002 concerning the funding liquidity risk, the Board of Directors tied up a minimum quantity of eligible securities to be held available for spot hedging of the very short-term liquidity risk. “A liquidity target ratio” was introduced with these guidelines, to be respected in the short-term as regards the imbalance between expiring assets or those suitable for prompt liquidation, and expiring liabilities, divided into time brackets. Consequently the dealing portfolio, according to the different holding purposes and the diverse risk/performance profile of the securities, was split into four different operating sub-portfolios: (i) Liquidity, (ii) Dynamic Investment, (iii) Corporate Bonds, (iv) Group Debt. The sizing of these sectors took place according to values such as to maximize the profitability aims and satisfy the secondary liquidity needs of the Bank and the Group Companies for which the Parent Group activated the integrated Treasury during the year.

As regards medium- and long-term funding, the activity carried out during 2002 confirmed SANPAOLO IMI among the leading issuers on the domestic and international market. Globally the issues generated inflows of 7.5 billion euro (4.1 billion euro obtained through the domestic banking networks and 3.4 billion euro on the international market),

Securities, interbank position and derivatives

					Change 31/12/02-31/12/01 pro forma (%)
	31/12/2002		31/12/2001 pro forma
	Amount	%	Amount	%
	(€/mil)		(€/mil)
Investment securities	2,897	12.8	3,986	14.0	-27.3
Dealing securities (1)	19,694	87.2	24,557	86.0	-19.8
Total securities	22,591	100.0	28,543	100.0	-20.9
Loans to banks	22,000		26,436		-16.8
Funding from institutional banking organizations	5,881		4,621		+27.3
Funding from other banks	18,574		31,861		-41.7
Derivatives and forward transactions in foreign currencies (at nominal value)	354,244		427,570		-17.1

(1)       This item includes SANPAOLO IMI shares bought by subsidiaries as part of their securities dealing activities.

of which 6.5 million of senior nature and 1 billion of subordinated nature in the form of a second level issue (Lower Tier II). Within the context of public transactions, the Parent Bank realized two issues of senior nature for a cost of 1.5 billion euro and two issues of subordinated nature for a total cost of 800 million euro.

Placement and advisory business

During 2002, despite a primary debt market characterized at international level by contained operating volumes, Banca IMI confirmed its status as one of the main Italian operators, assuming the role of leader or sole placer in 36 bond issues, for a total of approximately 13 billion euro. In the financial institutions sector in particular, it accompanied Finconsumo Banca and Banco Desio in their debut on the euromarket. Other transactions include the benchmark issues for SANPAOLO IMI (senior and subordinated), the senior issues of Banca Agrileasing, Efibanca and Lehman Brothers and the organization of an issue of hybrid investment instrument for Cassa di Risparmio di Firenze. In relation to sovereign state issues, attention ought to be drawn to the jumbo issue for the Greek Republic and, as regards corporate issuers, the placement of a senior issue for Italenergia through OPS and the debut issue of I Viaggi del Ventaglio on the euromarket. Lastly, the securitization sector includes the “European Auto Securitization” for FIAT Auto, the securitization of the residential mortgages of the Cassa di Risparmio di Firenze, and the appointment from the Cassa Depositi e Prestiti for a securitization of 3.6 billion euro.

In the equity sector, 2002 registered substantial stagnations in the IPO sector, as a result of market conditions, while there was a considerable increase in capital market operations through capital increase options. In this last context, the Bank realized, among other things, the biggest transaction carried out in Italy, in relation to the Alitalia SpA capital increase (by 1.4 billion euro in shares and convertible bonds) and also took part in the Fiat capital increase (1 billion euro).

In the context of equity placements, the Bank took part in the main transactions carried out on the Italian market (Fiera Milano, ASM Brescia, Astaldi, Pirelli Real Estate, Fondo Alpha, Banca Lombarda), it acted as sponsor in the listing admission of ordinary and savings shares of Italenergia (renamed Edison herewith) and took part in important transactions on the international market enabling consolidation of its positive track record. To this end it participated as co-lead manager in the Institutional placement consortium of Autoroutes du Sud de la France (global offer of over 2.4 billion euro), the activity within the context of the offer of shares in the American CIT Group Inc. (financing company of the American group, Tyco) and in the International Institutional Offer of shares in Enagas (principal supplier of services in transport and stockholding of natural gas in Spain). It also acted as co-manager in the private placement of shares in Telekom Austria AG.

Market conditions privileged Public Offers, where Banca IMI acted as financial consultant and coordinating intermediary in the collection of applications regarding the offer launched by ENI S.p.A. on Italgas S.p.A. which, at a cost of 2.5 billion euro, represented the biggest takeover bid launched on the Italian market during 2002. Banca IMI also acted as coordinating intermediary for the residual offer launched by Idra Partecipazioni S.p.A. for Idra Presse S.p.A. ordinary shares.

With regard to Corporate Finance Advisory, despite the presence of an unfavorable market, Banca IMI completed several particularly significant M&A transactions and handled the financing structuring of various acquisitions. The main activities include the participation in the extensive financial restructuring process of the FIAT Group. In this context, Banca IMI handled the sale of a 51% share of Fidis to the financing banks.

Important advisory activity was carried out for the Buzzi Unichem Group regarding the establishment of the exchange ratio in the merger by incorporation of Unimed into Buzzi Unichem. Significant consulting activity was carried out in the energy, telecommunications and IT services sectors, which also concerned the advisory for AEM Torino, for the exploitation of electricity generation assets, and the advisory for the Albanian government in the project for the privatization of the fixed telecommunication and energy (oil & gas) sectors. During the last quarter Banca IMI acquired a mandate from Edison to supply assistance in the sale of reserves of gas in Egypt and from Finmeccanica for the exploitation of the Elsag assets.

Equity investments

The Group’s investments in companies that are not consolidated on a line-by-line basis amounted to 4.1 billion euro, with a net decrease of 0.8 billion euro compared with the pro forma value as of 31 December 2001.

Globally, during the year acquisitions amounted to 490 million euro. The main transactions, mentioned earlier, regarded:

•                  the acquisition by Fiat of a further 4.66% share of Italenergia Bis, for 183 million euro, in the context of the agreements with this group; the acquisition, in addition to the original 7.82% share, took the total investment in this holding to 12.48%, for a cost of 431 million euro.  The value of the equity investment is covered by way out agreements completed with the industrial partners EDF (Electricité de France) and FIAT. Prior to the above-mentioned acquisition, the share originally held in Italenergia (7.82%) had been placed, together with the shares of the other shareholders, into the new Italenergia Bis, with consequent assumption by the latter of the new role of leading holding company of the Group.

•                  the acquisition by Banca Intesa of 3.33% of the capital of Borsa Italiana, with an outlay of 32 million euro, increasing the Group’s interest to 12.51%; the purchase follows recent increases in the shareholding deriving from the application for the exchange offer launched by Borsa Italiana on Monte Titoli;

•                  the subscription in February 2002 of the FIAT capital increase for 15 million euro.

During the year disposals of shares in companies not consolidated using the line-by-line method amounted to 831 million euro, realizing capital gains of 146 million euro net of the tax effect. These include:

•                  the sale to Compagnia di San Paolo, before the merger with Cardine, of an 8% holding in Cardine Banca, at the price of 440 million euro, and the simultaneous acquisition by Compagnia di San Paolo of shareholdings in FIN.OPI (100%), in Sanpaolo IMI Private Equity (27.02%) and IMI Investimenti (39.77%). SANPAOLO IMI also acquired the minority interest in IMI Investimenti using a further 0.61% share in Cardine Banca. These transactions involved the booking of gross capital gains of 62 million euro;

•                  the complete sale of the 0.19% stake in the Royal Bank of Scotland, with the realization of total capital gains of about 64 million euro (14 million euro booked in 2002 and 49 million euro deducted in 2001 as a result of the valuation of the inherent equity and exchange risk hedging transactions);

•                  the sale of a 0.06% share of the 0.26% stake originally held in ENI; the transaction created capital gains of 7 million euro for an outlay of 43 million euro;

•                  the re-sale of the 8.49% held in Banca Agricola Mantovana for a cost of 206 million euro (corresponding to the relative book value) through the exercising of a put option with Monte dei Paschi di Siena;

•                  the sale by Banco di Napoli, before the merger, of the 70% share held in Datitalia Processing, at a price of 11 million euro, realizing capital gains of 3 million euro.

Further disposals regarded the interests held as part of the merchant banking activity and, in particular, the complete sale of the shares held in Camuzzi Gazometri, Cartiere Fedrigoni, UTET and Salvagnini, as well as the partial sale of the Davide Campari shares, with global gross capital gains of about 14 million euro on a sale price of 81 million euro.

Operating structure

The distribution network

The merger with Cardine and, subsequently, the incorporation of Banco di Napoli and the constitution of the Southern Territorial Direction, already described in detail, contributed to strengthening the Group’s distribution network, enabling excellent coverage of the country.

Non-consolidated equity investments

					Change 31/12/02-31/12/01 pro forma (%)
	31/12/2002		31/12/2001 pro forma
	Amount	%	Amount	%
	(€/mil)		(€/mil)
Equity investments	4,064	100.0	4,898	100.0	-17.0
• carried at equity	1,266	31.2	1,102	22.5	+14.9
• carried at cost	2,798	68.8	3,796	77.5	-26.3
• in listed companies	1,302	32.0	2,024	41.3	-35.7
• in other companies	1,496	36.8	1,772	36.2	-15.6,

The plan to develop and rationalize the SANPAOLO IMI Group networks also provides for a distribution model based on the specialization by macro customer segments, in order to supply an improved and more effective response to different household and company needs.

At the end of December the SANPAOLO IMI Group had a network of 3,069 banking branches in Italy, 33.9% of which are distributed throughout the North West, which is in-depth covered by the Sanpaolo Network, 27.4% in the North East, where the Cardine network is concentrated, 26.2% in Southern Italy and the Islands, where the branches of the former Banco di Napoli operate. The remaining 12.5% of the Group network is situated in Central Italy, where there are more than 400 branches of Cassa di Risparmio di Firenze, in which a 19.5% interest is held and with which SANPAOLO IMI has stipulated distribution agreements. Further commercial agreements have been stipulated with Cassa dei Risparmi di Forlì, which has about sixty branches mainly operating in the North East.

The share held by the Group throughout Italy amounts to 10.3%. SANPAOLO IMI in particular has an 11.3% share in the North West, 10.6% in the North East, 5.7% in the Center and 13.7% in the South and the Islands.

The strengthening of the branch networks realized via the specialization of branches to deal with their reference customer segments led to the creation of 129 “company branches” in the Sanpaolo network; similar specialization initiatives regarded the Banco di Napoli and Cardine networks.

The Group confirmed its commitment towards innovative channels. The Sanpaolo Network in particular carried out commercial development activities with regard to the services offered through direct channels, expanding their functionality and strengthening the customer service instruments. At the end of December the number of contracts enabling private customers to operate in an integrated way through traditional channels and direct channels rose to

Group distribution network

	31/12/2002	31/12/2001 pro forma	Change 31/12/02-31/12/01 pro forma (%)
Banking branches and area offices	3,205	3,178	+0.8
• Italy	3,069	3,049	+0.7
of which: Parent Bank (Sanpaolo Network and Banco di Napoli Network)	2,115	2,107	+0.4
• Abroad	136	129	+5.4
of which: Banque Sanpaolo	62	59	+5.1
Representative offices	17	21	-19.0
Financial planners	4,955	5,510	-10.1
of which: Banca Fideuram	3,520	3,795	-7.2
of which: Banca Sanpaolo Invest	1,234	1,494	-17.4

Group distribution network in Italy as of 31/12/2002

	Sanpaolo		Banco di Napoli		Cardine		Other (1)		TOTAL
		%		%		%		%		%
North-West (Piedmont, Val d’Aosta, Lombardy and Liguria)	980	70.5	3	0.4	13	1.5	43	38.1	1,039	33.9

North-East (Veneto, Trentino Alto Adige, Friuli Venezia Giulia and Emilia Romagna)	107	7.7	1	0.1	706	84.0	26	23.0	840	27.4

Centre (Tuscany, Marche, Umbria, Lazio, Abruzzo and Molise)	127	9.1	110	15.2	122	14.5	26	23.0	385	12.5

South and Islands (Campania, Puglia, Basilicata, Calabria, Sicily and Sardinia)	176	12.7	611	84.3	—	—	18	15.9	805	26.2
Banking branches and area offices in Italy	1,390	100.0	725	100.0	841	100.0	113	100.0	3,069	100.0

(1)       Includes the branches of Banca Fideraum (87), Finconsumo Banca (24), Finemiro Banca (1) and Farbanca (1).

325,000, with an increase of more than 145,000 since the beginning of the year, and Internet banking contracts with companies exceeded 19,000. On the date, the Cardine bank networks had approximately 57,000 phone and Internet banking contracts.

With reference to direct channels, the retail customer service is carried out through the network of automatic Bancomat tellers which, at the end of the year, included 1,899 Sanpaolo ATMs, 979 belonging to the Cardine bank networks and 895 to former Banco di Napoli, and through the POS terminals of the Sanpaolo Network (27,064), Cardine (18,619) and former Banco di Napoli (10,100).

The Group’s distribution structure is also made up of 4,955 financial planners, mainly of Banca Fideuram and Banca Sanpaolo Invest. In this context it should be noted that the acquisition of Banca Sanpaolo Invest by Banca Fideuram was completed during the year. The transaction will increase the commercial effectiveness of the sales network, enabling strategic coordination of the financial planners, the adoption of a range of common products and consistent brand and marketing policies.

The Group operates abroad through a network of 136 branches, of which 62 belonging to the French Banque Sanpaolo, and 17 representative offices.

Personnel

At the end of the year Group personnel consisted of 45,650 employees, down by 906 on the previous year, considering the pro forma inclusion as of 31/12/2001 of the Cardine Group and Banka Koper.

This net reduction fits into a series of interventions to contain personnel dynamics, and therefore costs, implemented during the last two years, without sacrificing investments in personnel to strengthen and expand the commercial network.

With particular reference to the Parent Bank, on 31 December 2002, the staff was made up of 28,036 employees, down 973 in comparison to the previous year (reconstructed pro forma to include the staff of the former Banco di Napoli net of the spin off of the tax collection sector and 24 employees of the former Cardine Foreign branches in London and Luxembourg, acquired by the Parent Bank in June 2002).

The staff reduction, realized via 1,546 resignations and 573 new hires, can be attributed to a management strategy which, while adopting voluntary redundancy plans on the one hand, continues development actions on the other, with the introduction of new resources into its structures, simultaneously ensuring a gradual generational change. In particular, the voluntary redundancy initiatives resulted in the resignation of over 1,100 people.

With regard to the other Group companies, as of 31/12/2002 the Cardine structure, made up of Cardine Finanziaria and the seven bank networks, had 9,719 members of staff, down 86 compared with 31/12/2001 (reconstructed pro forma in consideration of the assignment of the 24 resources mentioned above).

The other companies grew by 153 units, mainly due to commercial expansion in Eastern European countries.

The actions implemented up to now will be completed and continued as provided for by the 2003-2005 three-year plan, which places considerable emphasis on the recovery of efficiency, realized mainly through the integration of the

Personnel

	31/12/2002		31/12/2001 pro forma (1)		Change 31/12/02-31/12/01 pro forma
		%		%	(%)
Period-end headcount	45,650	100.0	46,556	100.0	-1.9
• Executives (2)	881	1.9	834	1.8	+5.6
• Third and fourth level managers (2)	5,975	13.1	6,252	13.4	-4.4
• other personnel	38,794	85.0	39,470	84.8	-1.7

(1)       Includes the employees of the former Cardine Group and Banka Koper as of 31/12/01.

(2)       The distinction between executives and third and fourth level managers as of 31/12/02 follows the changes in the staff organization introduced by the National Collective Labour Contract for the banking sector with the constitution of the “extended management” in the context of the former Banco di Napoli. The comparison with 2001 is therefore inconsistent.

distribution networks and the common exploitation of the business support structures.

The reduction of staff planned during the three years will enable substantial elimination of the inertial growth dynamics of the cost, also through a consistent “rejuvenation” action linked with investments in new personnel to strengthen the distribution structure and therefore improve commercial effectiveness.

This strengthening operation will also be implemented through the recomposition of the ratio between resources assigned to the business structures and resources assigned to the business support structures, actuating intense professional conversion processes for the resources of the corporate center.

With reference to the management tools used during the year, within the context of the Group’s commercial banks, the integration of the planning and development systems and those to extend the incentive models and programs for the enhancement of the professional skills and potential of people continued, and were also actuated through growing investments in training. Together with this, the gradual application of the same systems continued, suitably adapted to the Group’s different specialist situations.

Capital and reserves

Net shareholders’ equity

Group shareholders’ equity, 10,537 million euro as of 31 December 2002, showed in the year the following movements:

Movements in Group shareholders’ equity	€/mil
Shareholders’ equity as of 1 January 2002	8,182
Decreases	-1,141
• Dividends	-773
• Exchange and other adjustments	-4
• Use of reserves for general banking riscks	-364
Increases	3,496
• Merger with Cardine Banca	2,063
• capital	1,212
• reserves	851
• Decrease in own shares held by the Parent Bank	294
• Portion of tax benefits from the Banco di Napoli merger	250
• Net income for the year (1)	889
Shareholders’ equity as of 31 December 2002	10,537

(1) Includes the use of reserves for general banking risks for 364 million euro.

Besides the distribution of the 2001 dividend and the net income for 2002, the changes compared with the figures at the end of December 2001 reflect:

•                  among reductions, the use of the reserves for general banking risks by the Parent Bank (358 million euro) and in residual measure, by other subsidiaries, to cover the negative impact on net income of the devaluations of the listed investment portfolio and considering the need to optimize the Group’s tax position;

•                  among increases:

• 250 million euro of tax benefits out of funds concerning the deferred tax asset generated by the merger of Banco di Napoli into SANPAOLO IMI and in relation to the quota of goodwill on Banco di Napoli, booked in 2000 to offset pre-existing negative differences at first consolidation;

• 2,063 million euro related to the effect of the merger with Cardine; this amount represents the consolidated equity of the incorporated bank (3,213 million euro), reduced to take account mainly of alignment with Group accounting principles (86 million euro), of compensation of the positive differences of consolidation with the negative differences (296 million euro), of the use of SAN-PAOLO IMI own shares in the exchange (678 million euro), as well as of the cancellation of Cardine shares in the portfolios of the merged companies (90 million euro).

Own shares

As of 31 December 2002 the own shares held by the Group were 4,940,751, equal to 0.27% of the equity capital and booked at market value in the dealing portfolio for 31 million euro, in line with that done by the subsidiaries in their financial statements.

Group transactions with SANPAOLO IMI shares during 2002 were the following:

•                  as of 31 December 2001, the Parent Bank held 17,080,403 own shares in its portfolio (48 million euro nominal value), for a book value, at cost, of 294 million euro. During the year it purchased 35,578,038 shares (100 million euro nominal value) for a total cost of 423 million euro. The shares were destined as follows:

• 48,013,809 shares (134 million euro nominal value) were used in the exchange involved in the merger with Cardine Banca;

• 2,718,608 shares (8 million euro nominal value) were exchanged with Banco di Napoli saving shares in the context of the merger by incorporation of the Banco di Napoli into SANPAOLO IMI;

• 1,912,373 shares (5 million euro nominal value), for a cost of 19 million euro were assigned to employees in June in relation with the extended employee stock plan;

• 13,650 shares (38,220 euro nominal value), for a book value of 137,000 euro, were sold on the market for a cost of about 135,000 euro;

As of 31 December 2002, therefore, the Parent Bank held just 1 own share in its portfolio, with 2.8 euro nominal value, for a book value of 7.41 euro;

•                  as of 31 December 2001, the subsidiary Banca IMI, in relation to its institutional dealing activity, held 815,564 SANPAOLO IMI shares in its portfolio (2 million euro nominal value), booked at a market value of 10 million euro.  During the year the company purchased 46,589,230 shares (130 million euro nominal value), for a cost of 452 million euro, and sold 45,810,050 shares (128 million euro nominal value) for a total outlay of 441 million euro. As of 31 December 2002, Banca IMI held 1,594,744 shares in its portfolio (4 million euro nominal value), booked at a market value of 10 million euro;

•                  as of 31 December 2002, the subsidiary IMI Investimenti held 219,190 SANPAOLO IMI shares in its dealing portfolio (1 million euro nominal value), booked at a market value of 1.4 million euro. The shares arise from the conversion of Cardine Banca shares into SANPAOLO IMI shares following the merger between the two banks;

•                  furthermore, following the merger with Cardine Banca, the number of SANPAOLO IMI shares in the Group’s portfolio rose by 3,126,815 shares (9 million euro total nominal value) thanks to the contribution of several companies of the former Cardine Group. The total number of these shares, which remained unchanged in the period following the merger, was thus composed as of 31 December 2002:

• 3,073,729 shares (9 million euro nominal value), at a market value of 19 million euro, booked by Prospettive 2001, following the conferral to the same of a company branch of Fincardine SpA;

• 53,087 shares in its portfolio (0.1 million euro nominal value), booked at a market value of 0.3 million euro, held by Banca Popolare dell’Adriatico.

Regulatory capital and solvency ratios

As of 31 December 2002 the ratio of the Group’s total regulatory capital to total weighted assets against risks, deriving mainly from credit and market risks, showed a total solvency ratio of 10.7%; in particular, the market risks referable to the Parent Bank and other Group companies, 10 billion euro at the end of December 2002, were largely hedged by Tier 3 subordinated liabilities, entered into for a total of 589 million euro.

The ratio between the Group’s Tier 1 capital and the total weighted assets reached, at the end of December 2002, 7.3% (Tier 1 ratio).

Lastly, the core Tier 1 ratio (calculated on the Tier 1 capital net of preferred shares) came to 6.6%.

The regulatory capital structure of the SANPAOLO IMI Group is therefore consistent with the recommendations recently formulated by the Bank of Italy which, following a more general international orientation aimed at stimulating the creation of more solid capital endowment for the most important banks (e.g.: aligned to the status of Financial Holding Company in accordance with United States standards), indicated to the Bank stricter than obligatory target ratios:

•                  Core Tier 1 ratio = 6%;

•                  Total Risk ratio = 10%.

Regulatory capital and capital adequacy

	31/12/2002	31/12/2001
Regulatory capital (€/mil)
Tier 1 capital	9,765	7,656
of which: preferred shares	1,000	1,000
Tier 2 capital	4,406	3,552
less: prescribed deductions	-470	-1,740
Regulatory capital	13,701	9,468
Tier 3 subordinated loans	589	610
Total regulatory capital	14,290	10,078

Weighted assets (€/mil)
Credit risk	123,575	97,137
Market risk	9,588	8,025
Other requirements	550	538
Total assets	133,713	105,700

Solvency ratios (%)
Total risk ratio	10.7	9.5
Tier 1 ratio	7.3	7.2
Core tier 1 ratio (net of preferred shares)	6.6	6.3

Risk management and control

The basic principles

The SANPAOLO IMI Group is strongly committed to risk management and control, which is based on three principles:

•                  clear identification of responsibility for taking on risks;

•                  measurement and control systems in line with international best practice;

•                  organizational separation between the Business Areas that carry on day to day operations and those that carry out controls.

The policies relating to the acceptance of credit and financial risks are defined by the Parent Bank’s Board of Directors and Executive Committee with support from the Group Risks Technical Committee and specific operating committees.

The Parent Bank also performs general functions of risk management and control and makes risk-acceptance decisions in the case of particularly large risks, supported by the Risk Management department.

The Business Areas that generate credit and/or financial risks are all assigned with limits of autonomy and each has its own control structure.

Financial risk management and control

Organization

As regards the management and control of financial risks, the fundamental role is assigned to the Board of Directors of the Parent Bank, which defines the orientations and strategic addresses concerning market risks, allocates capital on the basis of the expected risk/return profile, approves the operating risk limits for the Parent Bank and the guidelines for the subsidiaries.

The Group Financial and Market Risks Committee (CRFMG) is responsible for defining the risk measurement criteria and methodologies, the structure of the Parent Bank and Business Areas’ risks limits and verifying the Group companies’ risk profile. The Committee consists of the Managing Directors, the heads of the business units that take on risks, and the Risk Management department.

The Risk Management Department is responsible for developing the risk monitoring methods and the proposals regarding the system of operating risks limits for the various lines of business of the Bank and the Group, as well as the measurement of risks existing in the various operating units and monitoring the Business Areas compliance with the limits laid down by the Board of Directors and Executive Committee.

The individual Business Areas measure internally the financial risks, using approved methodologies, models and a system of limits consistent with the Parent Bank’s global design.

Measurement techniques

The financial risk measurement methods used by the Group consist mainly of:

•                  Value at Risk (VaR);

•                  Sensitivity analysis;

•                  Worst Case Scenario,

VaR corresponds with the maximum loss of the value of the portfolio which could occur in the ten subsequent working days in 99% of cases, based on the volatility and historical correlations (of the last 250 working days) between the individual risk factors, made up, for every currency, of the short and long-term interest rates, the exchange rate and share prices.

The sensitivity analysis expresses the change of value in the portfolio following adverse movements of the risk factors. For interest rate risk, adverse movement is defined as a parallel and uniform shift of 100 basis points of the interest rate curve. For companies in the banking book, is also applied a measure of net interest income at risk, which is defined as the potemtial change in net interest income resulting from a parallel and instantaneous shock of ±25 basis points in the level of interest rates over the next twelve months. This measurement shows the effect of the changes in interest rates on the portfolio being measured, excluding assumptions regarding future changes in the assets and liabilities mix, and therefore cannot be considered a predictor of the future level of the Group’s net interest income.

The Worst Case method establishes a risk measurement (Maximum Potential Loss), which represents the worst possible economic result of those obtained in various hypothetical scenarios, built in such a way as to represent a significant shock to current market parameters on the basis of a holding period of one day and accumulating the losses deriving from the various risk factors in absolute value. The idea underlying the determination of the shocks to be assigned to the risk factors is to ensure a high degree of prudence; indeed, the objective is to quantify and limit the maximum potential loss that could emerge in extreme market conditions.

Financial risks from lending activities

The financial risk generated by the Group’s lending activities (Asset and Liability Management) in 2002 was slightly higher than the average level which could be established for last year, appropriately restated including the measurements of the former Cardine Group.

During 2002, the potential loss on the fair value of lending activities, measured using the sensitivity analysis, had an average value of 231 million euro, with a minimum and a maximum of 185 and 279 million euro respectively; the rise in value emerging from the comparison with the previous year, within the same consolidation setting, is attributable to the Group operating policies aimed at maximizing the fair value of the portfolio, in relation to the expected scenarios with regard to interest rates.

Sensitivity Analysis – Lending activities

	2002	2001
	(€/mil)	(€/mil)
Average	230.6	199.2
Low	184.9	150.5
High	278.7	269.6
31 December	251.1	269.6

The VaR of the lending activities during 2002 oscillated around the average value of 97 million euro, amounting to 105 million euro at the end of December.

The exchange risk generated by the lending activities was very limited during the year.

The sensitivity of the net interest income for companies in the “banking book”- assuming a rise in rates of 25 basis points - amounted at the end of December to 20 million euro (-19 million euro in the case of reduction), corresponding to 0.5% of the consolidated annual net interest income.

Equity investments in non-Group listed companies

Equity investments held in quoted companies not consolidated line by line or at net equity showed a market value, at the end of the year prices, of 1,338 million euro, 291 million of which held by the subsidiary IMI Investimenti. The market value of the equity investments showed, according to prices at the end of December, a net potential capital gain on book value of 17 million euro.

The monitoring of the market risk of the equity investments portfolio, the oscillations in the value of which do not directly influence the Group’s statement of income, given that such investments are accounted at cost, is accomplished by calculating the Value at Risk.

The Value at Risk related to minority investments in quoted companies, recorded during 2002 an average level of 248 million euro, with a minimum of 166 million euro and a maximum of 302 million euro. At the end of December 2002 the VaR reached 226 million euro; this value was lower than the levels observed at the end of 2001 (297 million euro) following the reduction in the value of the portfolio.

Listed investment portfolio VaR

	2002	2001
	(€/mil)	(€/mil)
Average	248.0	266.0
Low	166.3	215.0
High	301.6	326.0
31 December	226.3	297.0

Trading activities

The major part of this risks are concentrated in Banca IMI and its subsidiaries and arise from dealing in fixed income securities, equity securities, currency and other derivatives.

The VaR of trading activities registered an average value during the year of 8.8 million euro, oscillating between a minimum of 3 million euro and a maximum of 15 million euro. At the end of December the VaR was 14.4 million euro, rising compared with the 6.9 million of the previous year.

In addition to the VaR, the Worst Case Scenario technique is used to monitor the impact of potential losses that might arise under extreme market conditions. The development of the maximum potential daily loss was largely stable in the year, in terms of potential risks, always oscillating around the yearly average of 33 million euro.

Backtesting showed the prudential nature of the internal measurement techniques used, considering the volatility observed on the markets during the period. In 2002, actual losses were never higher than the risk measures expressed in terms of maximum potential loss, while the trading results exceeded the ex-ante VaR, measured on a daily basis, in just two cases.

Credit risk management and control

Organization

The Group organizational model, defined with the aim of maximizing the efficiency of the process to manage and control credit risks, provides for:

•                  the allocation of precise responsibilities as regards the management of the credit risk to the individual Business Areas;

•                  the separation of the management and control of credit risks.

SANPAOLO IMI has established lines of conduct to be followed when taking on credit risk; these rules are to be applied throughout the Group. They provide for approval levels defined in terms of Group exposure to the counter-party and differing mainly with regard to the rating (internal or agency) of the counterparty. The first approval level is represented by the Business Areas and the subsidiaries, which, in turn, establish the approval limits to be delegated to the network. Transactions in excess of these limits must be submitted to the appropriate body within the Parent Bank, consisting of (according to the increased level of exposure Group Credit Committee (composed of the

VaR of trading activities broken down by type of risk

	2002				2001
	31 December	Average	Low	High	31 December	Average
	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)
Interest rate risk	8.8	4.1	0.1	9.5	5.5	2.5
Exchange risk	0.4	0.5	0.1	2.8	0.5	0.5
Share price risk	9.9	6.9	1.3	13.8	3.9	6.7
Diversification effect	-4.7	-2.8	n.s.	n.s.	-3.0	-2.2
Total	14.4	8.8	3.0	15.0	6.9	7.5

Trading Activity Maximum Potential Daily Loss (€/mil)

joint Managing Directors and the heads of the Group Credit Management and Risk Management departments), the Executive Committee and the Board of Directors.

As regards credit risks with financial institutions, the centralized and unitary control is attributed to the Committee for Group Financial and Market Risks, which is also responsible for the approval of problems concerning country risk.

The Risk Management department is responsible for defining and updating the Group measurement methods, with the aim of guaranteeing alignment with best practice, as well as the analysis of the Parent Bank and Group risk profile and the proposal of any corrective measures. The Risk Management department is also given the responsibility of measuring the exposure of the larger counterparties, verifying the consistency and integrity of the measurements carried out by the risk control units within the Business Areas, preparing key reports for the heads of the Parent Bank on the changes in credit quality of the credit activities and on the use of economic capital by the individual Business Areas.

The control structures operating within the individual Business Areas are responsible for measuring and monitoring the portfolio assigned to them.

Measurement techniques

SANPAOLO IMI has developed a series of instruments to ensure analytical control over the quality of the loans to customer and financial institutional, as well as exposures to subject to country risk.

With reference to loans to customers, differentiated grading models have been developed according to the operating segment of the counterparty, in terms of economic sector and size. These models make it possible to synthesize the credit quality of the counterparty in a measurement, the rating, which reflects the probability of insolvency in a period of one year, calibrated to the average level of the economic cycle. The ratings calculated are also reported, through statistical adjustments, as fully comparable with the classifications of the official rating agencies, within a consistent reference scale. The backtesting analyses carried out, comparing the insolvency forecasts with the defaults effectively incurred, confirmed the validity of the models used.

As regards the portfolio attributed to the SANPAOLO Network (including the former Banco di Napoli), made up of households, small entrepreneurs and small- and medium-sized companies, credit quality management is supported by a system which classifies customers into categories, based on assessment by the credit managers, to whom specific management responsibilities are assigned (frequency of revisions of lines of credit and recovery actions). Lastly, the control of the credit quality uses an early warning system aimed at the anticipated indication of any anomalous situations.

With reference to the banking and financial counterparties, a system has been established to classify the financial institutions in a scale consistent with those used by agencies specialized in ratings. The risk class forms the basic information which, integrated by the technical form and the duration of the transaction, as well as by any guarantees present, makes it possible to establish the credit limits with each counterparty. In the case of transactions covered by guarantees issued by banks, the credit quality of the guaranteed counterparty is also taken into consideration when weighting the limit.

Lastly, as regards the country risk, the rating is assigned on the basis of a model which considers the judgment of specialized institutions and agencies, market information and internal assessments.

Besides being a direct instrument for monitoring credit quality, ratings provide a primary element for the credit risk portfolio model, which summarizes the information on the quality of the assets in risk indicators, including the expected loss and risk capital.

The expected loss is the product of probability of default (derived from the rating), exposure at default and loss given default; the latter is measured with reference to an economic, as opposed to accounting, concept of loss comprehensive of legal costs, calculated prudently on the recoveries from disputes on a discounted base.

The “expected” loss represents the average of the loss distribution, while the risk capital is defined as the maximum “unexpected” loss which the Group could incur with a confidence level of 99.95%.

In terms of the innovations introduced by the proposed revision of the New Basel Capital Accord, SANPAOLO IMI intends to stand for the most advanced approaches to the calculation of the regulatory capital, which also provide for the possibility of using internal ratings for the calculation of the capital requirements. An interfunctional project is being set up for the purpose of completing the steps still needed in order to comply with Basel II requirements.

As regards the creditworthiness measurement methods, those currently used by the Group appear substantially in line with that set out by the Basel proposal.

Credit risks

All of the on- and off-balance sheet credit exposures are measured here. The analysis is developed on the Parent Bank’s portfolio including the former Banco di Napoli, Banca OPI, Sanpaolo IMI Bank Ireland, Sanpaolo Leasint and the Cardine bank networks.

Altogether the credit portfolio analyzed represents about 90% of the Group’s weighted assets.

In terms of exposure, the analytical rating covers 75% of the credit portfolio. The unrated counterparties, to whom a rating estimated on the basis of the average likelihood of insolvency has been assigned, are concentrated in the household sector. Analytical ratings coverage for other sectors is approximately 90%.

In relation to the combination of analytical ratings, just under half are represented by ratings of specialized agencies, while the remainder are internal ratings; the latter are by large the prevailing ones in the corporate sector.

Loans to customers to which an analytical rating has been assigned, which represent the main reference of the credit risk management model, show a high credit quality, with a portion of investment grade loans (from AAA to BBB) equal to three quarters of the total and substantially stable during the year.

The expected loss of the portfolio considered, at the end of the year, accounted for 0.50% of loans. The expected loss measure has been taken into account in establishing the

Drawn down loan portfolio by rating source (%)

Drawn down loan portfolio by level of rating (%)

amount of general writedown to cover the inherent risk in performing loans.

The economic capital was equal to 4.20% of loans; on the basis of the impact simulations made, it was substantially in line with the requirement deriving from the current proposal of the New Basel Capital Accord, calculated according to the advanced methods.

The concentration risk fell considerably during the year: exposure towards the first 20 corporate groups registered a reduction of about 2.3 billion euro and, also because of the merger with Cardine, the proportion on the total portfolio fell from 16.5% to 11.4%. This led to a recomposition of the portfolio, on the one hand, toward operators in the public sector and, on the other, small- and medium-sized companies and households.

The management and control of other risks

SANPAOLO IMI also considers two other types of risk in its models: operational risk and business risk.

Operational risk is defined as the risk of incurring losses as a result of four macro categories of events: fraud, legal risks (including non-performance of contractual obligations), weaknesses in internal control or information systems, and natural calamities. For each category use was made of a database of relevant events occurring in the last ten years and from which it was possible to identify the impact in terms of loss from public information sources. The empirical distributions of losses calculated in this way are estimated by means of distribution theories according to the extreme value theory. The risk capital is defined as the minimum measurement, net of existing insurance policies, needed to face the maximum potential loss with a confidence level of 99.95%; the method also provides for the application of a correction factor to take account of the effectiveness of internal controls in the various operating areas.

It should be pointed out that this method was developed with the intention of allocation to the Business Areas and to the Group as a whole a quantity of capital adjusted to the potential of these types of events. The control of operating risks is carried out at process level through the definition of internal rules and procedures, the observance of which is verified by the Audit Direction.

The measurement method is evolving, especially with regard to the improvement of statistical calculation engines, the determination of the economic effect linked with the effectiveness and intensity of internal controls and the development of scenario analyses. Work also continues on the extension of the databases related to operating losses and exposure indicators, both through the continuous updating of the internal databases and through the participation in consortium initiatives with leading banking groups for shared use of the same; this activity has been developed at a national level by helping to set up the DIPO (Database Italiano delle Perdite Operative – Italian Database of Operational Losses) Consortium and at an international level by acting as a founder member of the ORX (Operational Riskdata eXchange association) Consortium.

These developments are aligned with the advanced methods of determination of the capital requirements provided for by the proposal of the New Basel Capital Accord and are also consistent with the best practices emerging from the international work groups operating in this field, with which SANPAOLO IMI actively cooperates.

Business risk (also called strategic risk) is the risk of incurring losses as a result of changes in the macro- or micro-economic scenario which could jeopardize the ability to generate income, typically by reduced operating volumes or margin compression.

This is evaluated through the break down of the Business Area assets, on the basis of the respective cost and revenue structures, into fundamental “industrial” business sectors (such as EDP, consulting and distribution). The Business Areas are then allocated a level of capitalization in line with the norm for companies operating in the same type of activity.

Supplementary information

Performance of share prices

At the end of December 2002, SANPAOLO IMI’s share price was 6.20 euro; this was a fall of 48.5% from the beginning of the year, against a decline of 27.2% in the MIB bancario. On the same date, the SANPAOLO IMI share traded on a price/book value of 1.1 and a price/earnings, calculated on consensus earnings for 2003, of 11.1.

On 20 March 2003, the quoted price was 6.565 euro, up 5.9% since the start of the year.

Market comparison

	20/3/2003	30/12/2002	28/12/2001	Change 30/12/02-28/12/01
				(%)
SANPAOLO IMI share price (€)	6.565	6.200	12.041	-48.5
Banking index (historical MIB bancario)	1,736	1,727	2,371	-27.2

SANPAOLO IMI share price (1)

Year	High	Low	Average
	(€)	(€)	(€)
1995	5.118	4.025	4.577
1996	5.269	4.236	4.766
1997	8.800	4.564	6.275
1998	16.274	8.717	12.429
1999	16.071	10.970	13.192
2000	20.800	11.483	16.612
2001	18.893	8.764	14.375
2002	13.702	5.231	9.439
2003 (up to 20/3/2003)	7.029	5.796	6.386

SANPAOLO IMI market indices

	30/12/2002	28/12/2001
Price/book value	1.1	2.2
Price/earnings on consensus earnings (2)	11.1	13.8

(1)       Share prices before 2 November 1999 have been adjusted for the real estate spin-off.

(2)       Calculated on consensus earnings 2003 for 30/12/2002 and on consensus earnings 2002 for 28/12/2001.

SANPAOLO IMI share price and MIB bancario (29/12/00=100)

Shareholders

As of 31 December 2002 the shareholder structure of SANPAOLO IMI, based on available information, was as follows:

Shareholders of SANPAOLO IMI

	% of capital
	total	ordinary
Compagnia di San Paolo	14.48	7.50
Fondazione CR Padova e Rovigo	10.80	4.38
Fondazione CR Bologna	7.69	3.12
Santander Central Hispano	5.17	6.55
IFI / IFIL	3.83	4.86
Deutsche Bank	3.68	4.67
Ente CR Firenze	2.06	2.61
Fondazione Cariplo	1.75	2.21
Caisse des Dépôts et Consignations (CDC)	1.70	2.16
Templeton Global Advisers	1.54	1.95
Società Reale Mutua di Assicurazioni	1.54	1.95
Fondazione CR Venezia	1.47	1.87
Other shareholders (1)	44.29	56.17
Total	100.00	100.00

(1)       Includes own shares held by the Group.

After 31/12/2002 information was received confirming that Monte dei Paschi di Siena holds a 1.60% share of the total capital.

Ratings

The following table shows the main ratings assigned to the debt of SANPAOLO IMI.

SANPAOLO IMI debt ratings

Fitch
• Short-term debt	F1+
• Medium/long-term debt (senior)	AA-
Moody’s Investors Service
• Short-term debt	P-1
• Medium/long-term debt (senior)	Aa3
Standard & Poor’s
• Short-term debt	A-1
• Medium/long-term debt (senior)	A+

Concerning Group companies, in 2002 Moody’s and Standard & Poor’s evaluated the debt of Sanpaolo IMI Bank International and Banca OPI, assigning the companies the same ratings as SANPAOLO IMI.

Transactions with related parties

The transactions entered into with “related parties” of a typical or usual nature, as governed and established by the Consob (Communications dated 20 February 1997, 27 February 1998, 6 April 2001 and 30 September 2002) lie within the scope of the normal operations of the Group and are usually entered into under market conditions, on the basis of valuations made for mutual economic convenience, also in observance of the internal procedure provided for this purpose.

In particular, as far as intra-Group transactions are concerned, reciprocal relations between the principal company groups into which the SANPAOLO IMI banking Group is divided can be attributed to the ordinary internal operations of a multifunctional banking organization, and principally concern:

•                  support by SANPAOLO IMI for the financial needs of the other Group companies, both in the form of loans (37% of total Group companies balances existing at the end of the year), both in the form of subscription of securities issued by the subsidiaries (6.4% of total Group companies balances existing at the end of the year);

•                  the channeling of foreign funding made by the Group’s specialist companies (Sanpaolo IMI US Financial Co., Sanpaolo IMI Bank International S.A., Sanpaolo IMI Capital Company I L.l.c.) towards the Parent Bank and, in a minimal part, towards other subsidiaries (26% of total Group companies balances existing at the end of the year);

•                  the lending transactions of the liquidity of subsidiaries with the Parent Bank in the forms of current accounts, deposits and repurchase agreements (21% of total Group companies balances existing at the end of the year).

The following tables show the balance sheet and income balances for relations existing as of 31 December 2002 between the principal company groups of the banking Group.

Information related to relations existing with the subsidiaries not consolidated on a line-by-line basis, as well as with affiliated companies subject to significant influence, are reported in the Explanatory Notes to the Consolidated Financial Statements (Part B – Section 3).

The Explanatory Notes to the Parent Bank Financial Statements (Part B – Section 3) report the analytical list of relations existing between the Parent Bank and the affiliated companies, subsidiaries or companies subject to significant influence.

During the year the Group has entered into transactions with related parties of particular relevance as regards the organizational-business model and/or relations with the Parent Bank shareholders.

These transactions, reference to some of which has already been made to within this Report, regarded:

•                  the conferral from Cardine Banca to Cardine Finanziaria of the company branch inclusive of the shareholdings in the bank networks of the former Cardine group, within the context of the reorganization connected with the merger;

•                  the conferral from Banco di Napoli to Esaban of the company branch concerning tax collection activities;

Balances as of 31/12/2002 of infra-Group transactions between the Group’s main company groups (1)

€/mil

Borrowers Creditors	Parent Bank	Foreign funding vehicles (2)	Cardine Finanziaria Group	Banca OPI	Banca IMI Group	Wealth Management Group	Banca Fideuram Group	Other	TOTAL

Loans
Parent Bank	—	—	1,552	6,262	2,139	190	1	7,027	17,171
Foreign funding vehicles (2)	11,825	—	—	157	—	—	—	125	12,107
Cardine Finanziaria Group	5,472	—	—	—	9	—	—	84	5,565
Banca OPI	232	—	—	—	—	—	—	150	382
Banca IMI Group	1,477	—	2	50	—	5	—	29	1,563
Wealth Management Group	2,648	—	1	—	5	—	—	630	3,284
Banca Fideuram Group	146	—	—	—	672	—	—	69	887
Other	601	—	48	—	30	23	30	—	732
TOTAL	22,401	—	1,603	6,469	2,855	218	31	8,114	41,691

Securities
Parent Bank	—	51	56	2,843	1	—	—	3	2,954
Foreign funding vehicles (2)	—	—	—	—	—	—	—	—	—
Cardine Finanziaria Group	—	—	—	—	—	—	—	—	—
Banca OPI	—	—	—	—	—	—	—	—	—
Banca IMI Group	249	4	13	—	—	—	1	2	269
Wealth Management Group	6	79	—	—	—	—	—	—	85
Banca Fideuram Group	42	14	—	—	697	—	—	—	753
Other	10	—	2	—	—	—	—	—	12
TOTAL	307	148	71	2,843	698	—	1	5	4,073

Other
Parent Bank	—	147	2	38	8	138	1	13	347
Foreign funding vehicles (2)	50	—	—	—	—	—	—	—	50
Cardine Finanziaria Group	66	—	—	—	—	—	—	5	71
Banca OPI	—	—	—	—	—	—	—	—	—
Banca IMI Group	23	—	6	—	—	1	2	—	32
Wealth Management Group	6	—	—	—	—	—	—	3	9
Banca Fideuram Group	1	—	—	—	2	9	—	—	12
Other	94	—	—	—	—	—	—	—	94
TOTAL	240	147	8	38	10	148	3	21	615

(1)       The groups shown refer exclusively to companies consolidated on a line-by-line basis and do not include the amounts referable to shareholdings and dividends. The tables do not show the transactions performed within the individual groups, as they are compensated.

(2)       Sanpaolo IMI US Financial Co., Sanpaolo IMI Bank (International) S.A., Sanpaolo IMI Capital Company I L.l.c..

•                  the conferral from the Parent Bank to Banca Fideuram of the total shareholding in the subsidiary Banca Sanpaolo Invest;

•                  the conferral by the Banco di Napoli of the total share-holding in the subsidiary Banco di Napoli Asset Management to Sanpaolo IMI Wealth Management.

•                  the sale of a 30% shareholding in Sanpaolo IMI Institutional Asset Management by Fideuram Capital SIM (a Banca Fideuram subsidiary) to Sanpaolo IMI Wealth Management, for an outlay of 8 million euro;

•                  the agreement with Cassa di Risparmio di Firenze for the acquisition of the 20.24% shareholding of Eptaconsors held by the Florentine group. This transaction was completed in January 2003 at a price of 19 million euro;

•                  the sale, by the Parent Bank, to the shareholder Compagnia di San Paolo of a portion of the shareholding

Economic components for 2002 in relation to infra-Group transactions between the Group’s main company groups (1)

€/mil

Companies that sustain costs Companies that receive revenues	Parent Bank	Foreign funding vehicles (2)	Cardine Finanziaria Group	Banca OPI	Banca IMI Group	Wealth Management Group	Banca Fideuram Group	Other	TOTAL

Interest
Parent Bank	—	1	17	275	124	14	—	140	571
Foreign funding vehicles (2)	378	—	—	11	—	—	—	4	393
Cardine Finanziaria Group	146	—	—	—	4	—	—	6	156
Banca OPI	8	—	—	—	1	—	—	1	10
Banca IMI Group	33	—	—	2	—	—	1	—	36
Wealth Management Group	58	—	—	—	1	—	—	39	98
Banca Fideuram Group	9	—	—	2	34	—	—	7	52
Other	23	—	2	—	3	3	—	—	31
TOTAL	655	1	19	290	167	17	1	197	1,347

Commission
Parent Bank	—	—	—	1	33	550	—	4	588
Foreign funding vehicles (2)	—	—	—	—	—	—	—	—	—
Cardine Finanziaria Group	1	—	—	—	11	—	—	5	17
Banca OPI	—	—	—	—	—	—	—	—	—
Banca IMI Group	7	—	1	—	—	3	—	1	12
Wealth Management Group	1	—	—	—	—	—	1	—	2
Banca Fideuram Group	1	—	—	—	7	45	—	—	53
Other	—	—	—	—	—	—	—	—	—
TOTAL	10	—	1	1	51	598	1	10	672

Other revenues/costs
Parent Bank	—	—	40	5	1	9	3	6	64
Foreign funding vehicles (2)	—	—	—	—	—	—	—	—	—
Cardine Finanziaria Group	36	—	—	—	—	—	—	12	48
Banca OPI	—	—	—	—	—	—	—	—	—
Banca IMI Group	—	—	—	—	—	—	1	—	1
Wealth Management Group	1	—	—	—	—	—	—	—	1
Banca Fideuram Group	—	—	—	—	—	—	—	—	—
Other	13	—	—	—	—	—	1	—	14
TOTAL	50	—	40	5	1	9	5	18	128

(1)       The groups shown refer exclusively to companies consolidated on a line-by-line basis and do not include the amounts referable to sharehold-ings and dividends. The tables do not show the transactions performed within the individual groups, as they are compensated.

(2)       Sanpaolo IMI US Financial Co., Sanpaolo IMI Bank (International) S.A., Sanpaolo IMI Capital Company I L.l.c..

in Cardine Banca (before the merger), amounting to 8% of the capital of the latter, for a price of 440 million euro;

•                  the purchase by the Parent Bank, for a cost of 230 million euro, of 100% of the share held by the shareholder Compagnia di San Paolo in Compagnia di San Paolo Investimenti Patrimoniali S.p.A.. The company was subsequently transferred to Banca OPI and changed its name to FIN.OPI;

•                  the purchase by the Parent Bank of the minority shares held in Sanpaolo IMI Private Equity (formerly NHS) by Cassa di Risparmio di Firenze (5% for a price of 14 million euro), by Compagnia di San Paolo (two tranches for a total of 39.8 % for a total outlay of 101 million euro), by Petrolifera Italo Rumena, a company attributable to a director of the Parent Bank (1.7% for a price of 5 million euro) and by other partners (2.5% of the capital);

•                  the purchase by the Parent Bank of the minority shares held in IMI Investimenti by Compagnia di San Paolo (39.8% for a total price of 145 million euro), by Cassa di Risparmio di Firenze (exchange of 915,023 Cardine Banca shares against 3,861,228 IMI Investimenti shares, 5% of the capital), Petrolifera Italo Rumena, (1.7% for a price of 6 million euro) and by other partners (2.5% of the capital).

The above-mentioned transactions were performed on the basis of evaluations and appraisals carried out by independent experts.

As regards transactions with subjects who fulfill administrative, managerial, and executive duties for the Bank, or for banking Group companies, these are governed by the provisions of Article 136 of D.Lgs. 385/93 (Testo Unico Bancario – Consolidated Banking Law). Accordingly, any such transactions were the subject of unanimous decisions by the Board of Directors, with the favorable vote of all of the Statutory Auditors, subject to the abstention obligations provided by said law. The same procedure also applies to the parties who carry out the administrative, managerial, and executive duties within a bank or a company belonging to the Group, for actions taken in connection with the company itself or for financing transactions entered into with other companies or banks within the Group. In such cases, the transactions were approved by the boards of the contracting company or bank, with the prior consent of the Parent Bank.

Section D of the Explanatory Notes to the Parent Bank Financial Statements report the loans and guarantees issued to Directors and Auditors of the Parent Bank.

The same section of the Explanatory Notes also reports, in accordance with art. 78 of Consob Resolution 11971 of 14/5/99, the remuneration of the Directors and Auditors of the Parent Bank.

The shares of the Parent Bank and subsidiaries, held by Administrators and Auditors of the Parent Bank and by others, as provided for by art. 79 of Consob Resolution 11971 of 14/5/99, are detailed in the table on the next page.

Offices held by Directors in other companies

In accordance with the recommendations of the Code of Conduct for Listed Companies issued by Borsa Italiana S.p.A., Section D of the Explanatory Notes to the Parent Bank Financial Statements reports the list of the offices of Director or Auditor held by the Directors of SANPAOLO IMI in other companies listed in regulated markets (also foreign), in financial, banking, insurance and other significant-sized companies.

Stock incentive plans

The Shareholders’ Meeting, held on 31 July 1998, authorized the Board of Directors to make stock incentive (stock option) plans in favor of Group executives, resorting to increases in capital against payment up to a maximum amount subsequently established as 40 million euro, corresponding to 14,285,714 shares.

On the strength of this power of attorney, the Board of Directors:

•                  in the meeting held on 9 February 1999, presented a first plan, assigning to the Managing Directors, inasmuch as General Managers, and to other 56 executives, a total of 6,772,000 rights exercisable for one third as of 2000, for one third as of 2001 and for the remaining third as of 2002 and no later than 31 March 2003 (extended to 31 March 2004 with resolution of the Board of Directors of 30 July 2002), at a subscription price of 12.396 euro per share;

•                  in the meeting of 27 June 2000, it presented a second plan, assigned to the Managing Directors, inasmuch as General Managers, and to 122 other executives, 3,378,270 rights exercisable as of 2003 and no later than 31 March 2005, at a subscription price of 16.45573 euro per share;

Shares held by individuals as per Article 79 of Consob Resolution no. 11971 of 14/5/99 (1)

Surname and name	Company	How held	Title to shares	Shares held on 31/12/01	Shares bought during 2002		Shares sold during 2002	Shares held as of 31/12/02
Bussolotto Pio	SANPAOLO IMI	Direct	Full	3,000				3,000
Carmi Alberto	SANPAOLO IMI	Spouse	Full	10,000				10,000
Fontana Giuseppe	SANPAOLO IMI	Direct	Full	—	30,000		30,000	—
Iozzo Alfonso	SANPAOLO IMI	Direct	Full	7,087				7,087
Masera Rainer	SANPAOLO IMI	Direct	Full	180,900			30,900	150,000
		Spouse	Full	27,500				27,500
Matutes Abel	SANPAOLO IMI	Subsidiary	Full	761,517				761,517
Mihalich Iti	SANPAOLO IMI	Direct	Full	6,000	2,000			8,000
Ottolenghi Emilio	SANPAOLO IMI	Direct	Full	320,000				320,000
		Subsidiary	Full	4,110,000	548,731	(2)		4,658,731
		Spouse	Full	4,000				4,000
Rayneri Alessandro	SANPAOLO IMI	Subsidiary	Full	15,000	3,000			18,000
		Spouse	Full		2,000			2,000
Rossi Orazio	SANPAOLO IMI	Direct	Full	52,593.50			0.50	52,593
		Spouse	Full		34,000			34,000
Sacchi Morsiani Gian Guido	SANPAOLO IMI	Direct	Full	33,000	200,591.25	(2)	33,591.25	200,000
Salza Enrico	SANPAOLO IMI	Direct	Full	500				500
		Spouse	Full	1,250				1,250

(1)       Shares held in the issuing company and in its subsidiaries by Directors, Statutory Auditors, Managing Directors and by their not legally divorced spouses and minor sons, directly, through a subsidiary, a trust or a third party.

(2)       Shares from the exchange of Cardine Banca shares.

Development of stock option plans in 2002

	Number of shares	Average exercise price (€)	Market price (€)
Rights existing as of 1/1/2002	11,654,104	13.66497	12.041	(a)
New rights assigned in 2002 to Executives	5,455,000	7.1264	6.703	(b)
New rights assigned to the Chairman and Managing Directors	1,650,000	12.6244	11.742	(c)
Rights exercised in 2002	0		—
Rights lapsed in 2002 (d)	-245,000	14.3989	—
(5) Rights existing as of 31/12/2002	18,514,104	10.9061	6.200	(e)
(6) Of which: exercisable as of 31/12/2002 (f)	0		—

(a)       Reference market price as of 31/12/2001.

(b)       Reference market price as of 18/12/2002, first day after the resolution of the Board of Directors.

(c)        Reference market price as of 15/05/2002, first day after the resolution of the Board of Directors.

(d)       Rights no longer exercisable because holders no longer work for the Bank.

(e)        Reference market price as of 31/12/2002.

(f)           No rights were exercisable as of 31/12/2002, in that the date is not included in the infra-annual periods in which rights may be exercised. As of 31/12/2002, 4,305,834 residual rights for exercise (at a price of 12.396 Euro) in 2002 existed; these rights will again be exercisable from 2003.

Detail of rights by exercise price and residual maturity

	Rights assigned as of 31/12/2002					of which: exercisable as of 31/12/2002
Exercise price (€)	Minimum remaining contractual validity				Total	Total	Average residual contractual maturity
	February 2003 - March 2004 (a)	May 2003 - March 2005	May 2004 - March 2006	May 2005 - March 2007
12.396	4,305,834	—	—	—	4,305,834	—	—
16.45573	—	3,208,270	—	—	3,208,270	—	—
12.7229	—	—	3,895,000	—	3,895,000	—	—
12.6244	—	—	1,650,000	—	1,650,000	—	—
7.1264	—	—	—	5,455,000	5,455,000	—	—
Total	4,305,834	3,208,270	5,545,000	5,455,000	18,514,104	—	—

(a)       The Board of Directors has postponed the deadline for exercising the 1999 plan from March 2003 to March 2004.

•                  on 18 December 2001, it approved a third stock option plan, assigning to 171 Group executives, of which about 40 employees of subsidiaries, 4,030,000 rights exercisable after the detachment of the dividend for 2003 and no later than 31 March 2006, at a price of 12.7229 euro.

The Shareholders’ Meeting, held on 30 April 2002, conferred a new power of attorney to the Board of Directors to make stock incentive plans in favor of Group executives, resorting to increases in capital against payment up to a maximum amount of 51,440,648 million euro, corresponding to 18,371,660 shares.

On the strength of this power of attorney the Board of Directors, on 17 December 2002, presented a new stock option plan, structured thus:

•                  recipients: 291 Group executives, of which about 77 employees of subsidiaries, in relation to the office held;

•                  rights assigned: 8,280,000, of which 5,455,000 fixed and 2,825,000 with effective exercise subordinated to the achievement of the Group’s ROE and cost income targets for 2003;

•                  exercise of rights: after the detachment of the dividend for 2004 and no later than 31 March 2007; the exercise of the rights is permitted in the context of four periods during the year, each lasting 25 days, following approval of the Group’s quarterly/half-year results;

•                  share subscription price: 7.1264 euro, corresponding to the average of SANPAOLO IMI’s share prices in the month before approval of the plan;

•                  restrictions: the exercise of the rights is subject to restrictions and cancellations, described in detail in the plan regulations, principally linked with the transferability of the rights and the organizational role of the beneficiaries.

Furthermore, the Board of Directors, on 14 May 2002, presented a stock option plan for the Chairman and the Managing Directors, for the 2001-2003 three-year period, on the basis of the power of attorney approved by the Ordinary meeting of 30 April 2002 to use own shares at the service of the same plan.

The plan thus presented, has the following characteristics:

•                  total rights: 2,200,000 own shares;

•                  recipients and assignable quantities:

• Dr. Rainer MASERA, Alfonso IOZZO, Luigi MARAN-ZANA: 450,000 total fixed rights each for the 2001-2003 three-year period, plus another 150,000 total rights each for the three-year period upon achieving an average share price (in the thirty days before the Meeting to approve the 2003 financial statements) of 20 euro;

• Pio BUSSOLOTTO: 300,000 total fixed rights for the remaining part of the 2001-2003 three-year period, with the possibility for increase by 100,000 rights at the same conditions stated above;

•                  purchase price: arithmetic average of the prices during the last month before the Board’s approval of the plan, which amounts to 12.6244 euro;

•                  periods of exercise of rights: at the end of the 2001/2003 three-year period, after the detachment of the dividend for 2003 and before approval by the Board of Directors of the 2005 financial statements and no later than 31 March 2006;

•                  restrictions: non-admissible inter vivos transferability of the rights; forfeiture of the rights in the event of termination of office before expiry of the mandate; faculty of the Board of Directors, upon proposal of the Remuneration and Personnel Policies Technical Committee and having heard the opinion of the Board of Auditors, to confirm the rights, establishing the measure, taking account of the period of office already covered and the reasons determining the interruption of the same office.

In 2002 the Board of Directors approved the first stock granting operation of SANPAOLO IMI shares to all Parent Bank personnel in service on 27 June 2002. The initiative, application for which was voluntary, was connected with the 2001 company production premium issued in May 2002.

The assignment of free shares, stock granting, (unavailable for three years) involved 14,427 employees, 72.5% of those entitled. On the basis of the initiative regulations, personnel received 1,912,373 shares with a reference cost per unit of 10.0196 euro (calculated according to the current tax standards) for a commitment of 19.2 million euro.

Lastly, the Board of Directors on 4 March 2003 approved the repetition of the stock granting operation to Parent Bank personnel, with voluntary application, for a cost graduated in relation to the individual level of remuneration, providing for a connection with the 2002 company production premium which will be issued in 2003.

Group Business Areas

Organization by Business Areas

As of 26 March 2002 the SANPAOLO IMI Group has adopted a new organizational model, in order to enable rapid achievement of the benefits deriving from the merger with Cardine. The new model, based on the exploitation of capacity for customer relationship and service, specialization of the production, distribution and service units’ skills and responsibility and measurement of results, is structured in four business sectors:

•                  Domestic Banking Networks, including: the Sanpaolo Network, which is widespread in North Western Italy, Cardine, rooted in the North East, and the network of the former Banco di Napoli, (merged into the Parent Bank on 31 December 2002, with effect for accounting purposes as of 1 January 2002) operating in the Southern regions. The three networks, dedicated to the service of retail and business markets, provide excellent national coverage through approximately 3,000 banking branches and an integrated multi-channel infrastructure. The banking networks are flanked by specialist units to serve domestic clients: Banca OPI, which provides con-sultancy and medium- and long-term financing to public bodies and infrastructure, tax collection, as well as, within the Sanpaolo Network and Consumer Banking, companies operating in private banking, consumer credit, and leasing. This sector also includes the Other Italian Networks, which handles the Group’s shareholdings in Cassa di Risparmio di Firenze and in Cassa dei Risparmi di Forlì, as well as Large Groups and Structured Finance;

•                  Personal Financial Services, with activities carried out by the networks of financial planners of the Banca Fideuram group (which, since October 2002, includes Banca Sanpaolo Invest) to serve customers with a medium/high savings potential;

•                  Wealth Management and Financial Markets which include: the Sanpaolo IMI Wealth Management companies, dedicated to providing asset management products to the Group networks and associated networks, as well as institutional investors and other networks; Eptaconsors, 60.7% held, operating mainly in corporate finance, asset management, securities dealing and trading on line; Banca IMI, the Group’s investment bank, whose business priorities concern, on the one side, the supply of specialist services to companies and institutional customers and, on the other, the development of structured products distributed to retail customers and companies through the Group’s networks; Sanpaolo IMI Private Equity (previously NHS), in which the private equity activities of the Group have been concentrated;

•                  International Activities, which include the French subsidiary Banque Sanpaolo, the Parent Bank’s Foreign Network, limited to corporate lending, and Sanpaolo IMI Internazionale, established to develop the presence in foreign countries of strategic interest through appropriate growth initiatives, in particular acquisitions and alliances.

Holding activities, finance, the Macchina Operativa Integrata and the management of property, shareholding investments and Group’s lending policy, are included in the Central Functions.

Criteria for calculating the profitability of the Business Areas

The income statement by Business Areas has been prepared as follows:

•                  for those Areas whose business is carried out both by the Parent Bank and by subsidiaries, consolidation of the accounts of the Parent Bank attributable to the relevant Area has been effected with the income statement line items of the subsidiary companies. The attribution to individual Areas of Parent Bank line items, in particular, is made on the basis of the following principles:

• the net interest income has been calculated using appropriate internal transfer rates;

• in addition to commissions in effect, notional commissions for services rendered by one Area to another have also been quantified;

• the direct costs of each Area have been calculated and, according to parameters, operating costs of the central structures other than those attributable to holding company functions, have been allocated to the Areas;

•                  for those Areas whose business is carried out wholly by subsidiaries, the income statements of the companies are reported; their contribution to consolidated net income is also shown, net of minority interest and after the posting of consolidation attributable to the Area; amortization of goodwill consequent upon investments made directly by the Parent Bank in the Areas has thus been allocated to Central Functions.

Capital has also been attributed to each Area according to the following criteria:

•                  for those Areas whose business is carried out both by the Parent Bank and by subsidiaries, consolidation of the average economic capital of the Parent Bank with that of the subsidiaries has been effected. The capital is measured according to VaR, distinguishing among the different types of risk: credit risk, market risks and operational risks;

•                  for those Areas whose business is carried out exclusively by subsidiaries, reference is made to the average accounting net shareholders’ equity (including income for the year).

In allocating capital to the Areas of the Parent Bank, the risks have been wholly covered with primary capital.

Finally, the profitability of each Area has been calculated. In particular:

•                  for those Areas whose business is carried out both by the Parent Bank and by subsidiaries, profitability has been expressed in terms of RORAC (Return On Risk Adjusted Capital), reporting the Area’s contribution to net income of the Group to the relative economic capital quantified according to VaR;

•                  for those Areas whose business is carried out exclusively by subsidiaries, profitability has been expressed in terms of RoE (Return on Equity), reporting the Area’s contribution to net income of the Group to the respective average accounting net shareholders’ equity (including income for the year), consistently with the principles adopted for the Group.

Results of the Business Areas

The table below summarizes the economic results and the profitability ratios for the sectors in which the Group has operated.

Where necessary, the figures used to evaluate the performance compared with the previous year have been consistently reconstructed, assuming that the new organizational model was launched as of 1/1/2001.

	Contribution to net income of the Group			Average capital		Profitability
	2002	2001	Change 2002 / 2001	2002	2001	2002	2001
	(€/mil)	(€/mil)	(%)	(€/mil)	(€/mil)	(%)	(%)
DOMESTIC BANKING NETWORKS	830	909	-8.7	7,544	7,431	11.0	12.2
PERSONAL FINANCIAL SERVICES	111	191	-41.9	789	806	14.1	23.7
WEALTH MANAGEMENT AND FINANCIAL MARKETS	125	257	-51.4	1,268	1,268	9.9	20.3
INTERNATIONAL ACTIVITIES	40	44	-9.1	789	794	5.1	5.5
CENTRAL FUNCTIONS (1)	-217	-25	n.s.	345	395	n.s.	n.s.
GROUP TOTAL	889	1,376	-35.4	10,735	10,694	8.3	12.9

(1)       These include holding activities, finance, the Macchina Operativa Integrata, the management of property and shareholding investments and Group postings; the results for 2002 include, among revenue components, the use of the reserves for general banking risks and, among cost components, devaluations of the listed investment portfolio.

Net income 2002 by business sectors (2)	Allocated capital 2002 by business sectors

(2)       The chart does not include the Central Functions which present a negative value; the percentages of Domestic Banking Networks, Personal Financial Services, Wealth Management and Financial Markets, International Activities are calculated relating the contribution of each one to the net income (889 million euro).

Domestic Banking Networks

Sanpaolo Network and Consumer Banking

In 2002 the Sanpaolo Network and Consumer Banking Area operated according to an activity setting comprising the following business units:

•                  the Sanpaolo Network, consisting of the over 1,390 branches of the Parent Bank; according to a commercial specialization, it includes, besides the branches performing activities for retail customers, the 129 branches and 61 detached teams dedicated to companies and the 17 operating points specialized in serving the private sector. The Network is supported by Internet, phone and mobile banking direct channels;

•                  the subsidiaries operating in consumer credit (Finemiro Banca and Finconsumo Banca; the 50% stake held by SANPAOLO IMI in the latter will be sold to SCH, by effect of the agreement reached in March 2003), leasing (Sanpaolo Leasint which incorporated Cardine Leasing on 1 October) and international private banking (Sanpaolo Bank Luxembourg, Sanpaolo Bank Austria and Sanpaolo Bank Switzerland).

	Sanpaolo Network and Consumer Banking			of which: Sanpaolo Network (1)
	2002	2001	Change 2002 / 2001	2002	2001	Change 2002 / 2001
			(%)			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	3,088	3,090	-0.1	2,713	2,753	-1.5
Operating costs	-1,918	-1,929	-0.6	-1,764	-1,776	-0.7
Operating income	1,170	1,161	+0.8	949	977	-2.9
Provisions and net adjustments to loans and financial fixed assets	-276	-232	+19.0	-206	-215	-4.2
Income before extraordinary items	894	929	-3.8	743	762	-2.5
Net extraordinary income	2	7	-71.4	-6	8	n.s.
Income before taxes	896	936	-4.3	737	770	-4.3
Income taxes for the period	-407	-421	-3.3	-357	-368	-3.0
Change in reserves for general banking risks and income attributable to minority interests	—	-2	n.s.	—	—	—
Net income	489	513	-4.7	380	402	-5.5
ALLOCATED CAPITAL (€/mil)	2,660	2,702	-1.6	2,031	2,060	-1.4
RATIOS (%)
RoRAC	18.4	19.0		18.7	19.5
Cost / Income ratio	62.3	62.6		65.0	64.5

	31/12/2002	31/12/2001	Change 31/12/02-31/12/01	31/12/2002	31/12/2001	Change 31/12/02-31/12/01
			(%)			(%)
OPERATING DATA (€/mil)
Customer financial assets	152,899	154,347	-0.9	147,129	147,823	-0.5
• Direct deposits	37,799	36,505	+3.5	33,919	32,548	+4.2
• Asset management	60,884	65,236	-6.7	60,602	64,583	-6.2
• Mutual funds and fund-based portfolio management	45,444	52,566	-13.5	45,320	52,310	-13.4
• Portfolio management	3,597	4,462	-19.4	3,439	4,065	-15.4
• Life technical reserves	11,843	8,208	+44.3	11,843	8,208	+44.3
• Asset administration	54,216	52,606	+3.1	52,608	50,692	+3.8
Net asset management flows	-220	2,841	-41	2,916
Net loans to customers excluding NPLs	46,663	43,766	+6.6	43,257	39,053	+10.8
OPERATING STRUCTURE
Employees	17,638	17,809	-1.0	16,388	16,644	-1.5
Domestic branches	1,416	1,401	+1.1	1,390	1,376	+1.0

(1)       Including business with companies with turnover in excess of 250 million euro and the depositary bank.

Altogether, during 2002, the Sanpaolo Network and Consumer Banking posted net income of 489 million euro, a drop of 4.7% in comparison with the previous year. This drop is mainly attributable to the increase in provisions by the companies operating in the consumer credit sector. The profitability of the Area, expressed in terms of RORAC, was 18.4%.

Regarding the Sanpaolo Network in particular, the major initiatives undertaken during the year were aimed on the one hand at strengthening the market position in terms of private and retail customers and, on the other, at the development of relations with companies with appropriate creditworthiness. The Sanpaolo Network also implemented activities in preparation for integration with the distribution structures of Banco di Napoli in view of the merger by incorporation of the Neapolitan bank on 31 December 2002.

The strengthening of the market position in terms of private customers was mainly sought through:

•                  the specialization of the distribution model by customer segments. That will be achieved continuing a project which will be completed in 2003, aimed at the expansion of the network dedicated to private customers and to the creation, within the retail branches, of modules specialized in serving the customers of the various markets: private, affluent, family and small entrepreneurs;

•                  the provision to branches of customer relationship support tools. A project providing for adoption by branches of evolved models for the evaluation of the customer financial profile is in the advanced stages;

•                  the expansion of the range of services offered: in line with market needs, new protected capital investment products as well as new retail mortgages for households were introduced;

•                  the spread of multi-channel infrastructures: at the end of December direct banking contracts rose to 325,000, with an increase of more than 145,000 since the beginning of the year.

The development of operations with companies was pursued with the launch of targeted commercial projects, the most relevant of these being:

•                  the initiative aimed at expanding the range of financial instruments dedicated to hedging and investment;

•                  the activity aimed at spreading the use of direct channels; Internet banking contracts with companies and small entrepreneurs exceeded 19,000 at the end of the year compared with 8,500 at the beginning of the year.

Significant efforts were also made towards the integration between the Sanpaolo Network distribution structures and those of the former Banco di Napoli Italian Network. Waiting for the unification of the two networks’ IT systems, which will take place in the first half of 2003, criteria for the unified management of the territory and commercial policies were defined. The Sanpaolo Network in particular was reorganized into 23 territorial areas, 4 of which operating in the Southern Italian regions traditionally served by Banco di Napoli, each with unitary responsibility for both Sanpaolo and Banco di Napoli branches.

Under the operational profile, Sanpaolo Network customer financial assets showed a recomposition of asset management (-6.2%), in favor of asset administration (+3.8%) and sight deposits (+4.2%). Loans to customers were up 10.8% on the end of December 2001; in this context retail mortgages for households showed a positive trend, with disbursements for 1.9 million euro in the 12 months and a 21% increase in the amounts.

The income results of the Sanpaolo Network realized during the year fell compared with 2001, having suffered from the lower contribution of direct deposits due to the reduction of the mark down, and to the lower flow of commissions from asset management. The reduction of net interest and other banking income (-1.5%) was partially compensated by savings on operating costs (-0.7%) and by lower levels of provisions and adjustments (-4.2%). Net income reached 380 million euro, compared with the 402 million euro of 2001, with a RORAC of 18.7%.

Cardine

Cardine operates in North East Italy, through the 841 branches of the seven bank networks: Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia, Cassa di Risparmio di Udine e Pordenone, Cassa di Risparmio di Gorizia, Banca Agricola di Cerea and Banca Popolare dell’Adriatico.

During the year, Cardine performed the activities associated with its integration with the SANPAOLO IMI Group, with the rationalization of its operations and with the focusing on its business of reference. The main initiatives were aimed at:

•                  the implementation of an optimal organizational model to fulfill the duties assigned to Cardine Finanziaria within the Group. These include assisting the Parent Bank in direction, governance and control of the bank networks as well as, during the initial phase, providing support to these banks in the IT sector, as well as for administrative, accounting and logistical functions;

•                  the performance of activities connected with the realization of the Macchina Operativa Integrata project;

•                  the improvement of the customer service capacity. The implementation of the commercial arrangement was concluded in the last part of the year with the adoption of a new distribution model articulated by customer segments and based upon the management of customer portfolios by specialized consultants. In this context, activities were primarily aimed at programming and realizing projects focused on developing revenues from retail customers, through the sharing of SANPAO-LO IMI’s products and know how.

During 2002, the activities of Cardine were characterized by the development of the main operational aggregates. In asset management, the net inflow from the start of the year, 1.5 billion euro, more than offset the devaluation of the stock, which at the end of December 2002 was 13.2

Cardine (1)

	2002	2001	Change 2002 / 2001
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	1,435	1,434	+0.1
Operating costs	-855	-894	-4.4
Operating income	580	540	+7.4
Provisions and net adjustments to loans and financial fixed assets	-276	-158	+74.7
Income before extraordinary items	304	382	-20.4
Net extraordinary income	-11	6	n.s.
Income before taxes	293	388	-24.5
Income taxes for the period	-148	-178	-16.9
Change in reserves for general banking risks and income attributable to minority interests	-10	-9	+11.1
Net income	135	201	-32.8
Contribution to net income of the Group (2)	191	201	-5.0
ALLOCATED CAPITAL (€/mil)	2,536	2,601	-2.5
RATIOS (%)
RoE	7.5	7.7
Cost / Income ratio	59.3	61.7
Normalized cost / income ratio (3)	60.8	63.2

	31/12/2002	31/12/2001	Change 31/12/02- 31/12/01
			(%)
OPERATING DATA (€/mil)
Customer financial assets	51,815	49,683	+4.3
• Direct deposits	26,524	25,820	+2.7
• Asset management	13,159	12,394	+6.2
• Mutual funds and fund-based portfolio management	8,539	8,104	+5.4
• Portfolio management	3,038	3,081	-1.4
• Life technical reserves	1,582	1,209	+30.9
• Asset administration	12,132	11,469	+5.8
Net asset management flows	1,478	-50
Net loans to customers excluding NPLs	24,588	23,433	+4.9
OPERATING STRUCTURE
Employees	9,719	9,805	-0.9
Domestic branches	841	834	+0.8

(1)       Cardine Finanziaria group consolidated.

(2)       After the posting of consolidation attributable to the Area, mainly represented by the reversal of the discounting of loans performed for the first time in 2002 for consistency with the Group’s criteria.

(3)       Calculated assuming the inclusion of the holding Cardine Finanziaria for the whole year rather than just seven months.

billion euro, up 6.2% in the 12 months. The trend of direct customer deposits was also positive, showing growth of 2.7% on an annual basis. Loans to customers, net of non-performing loans, were up 4.9% compared with the end of December 2001; new disbursements to households in connection with retail mortgages were also relevant at 856 million euro.

In 2002 the operating income showed an increase of 7.4%, at 580 million euro. This movement was made possible by the reduction of operating costs (-4.4%) and by maintenance of revenues, favored by the increase in the flow of commissions which more than compensated the drop in net interest income and profits from financial transactions. The profit results for the year were affected by the extraordinary components related to the discounting of doubtful loans and the higher general provisions for loans made for alignment with the prudential standards of the Parent Bank. The contribution to the Group’s operating income amounted to 191 million euro, down 5% compared with 2001.

The above figures refer to the consolidated financial statements of Cardine Finanziaria and of the seven bank networks unlike the results, presented in the previous Reports, which included the accounts of the bank networks alone.

Former Banco di Napoli Italian Network

During 2002 Banco di Napoli operated in the regions of Southern Italy through a network of 725 branches.

Former Banco di Napoli Italian Network (1)

	2002	2001	Change 2002 / 2001
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	819	873	-6.2
Operating costs	-648	-706	-8.2
Operating income	171	167	+2.4
Provisions and net adjustments to loans and financial fixed assets	-82	-79	+3.8
Income before extraordinary items	89	88	+1.1
Net extraordinary income	—	—	—
Income before taxes	89	88	+1.1
Income taxes for the period	-57	-58	-1.7
Net income	32	30	+6.7
ALLOCATED CAPITAL (€/mil)	885	848	+4.4
RATIOS (%)
RORAC	3.6	3.5
Cost / Income ratio	79.1	80.9

	31/12/2002	31/12/2001	Change 31/12/02- 31/12/01
			(%)
OPERATING DATA (€/mil)
Customer financial assets	32,064	32,467	-1.2
• Direct deposits	16,155	18,093	-10.7
• Asset management	10,485	8,761	+19.7
• Mutual funds and fund-based portfolio management	7,603	6,255	+21.6
• Portfolio management	1,325	1,421	-6.8
• Life technical reserves	1,557	1,085	+43.5
• Asset administration	5,424	5,613	-3.4
Net asset management flows	1,910	2,480
Net loans to customers excluding NPLs and SGA loans	8,692	10,244	-15.2
OPERATING STRUCTURE
Employees	6,554	6,607	-0.8
Financial planners	193	200	-3.5
Domestic branches	725	731	-0.8

(1) Includes the Italian Branch Network and the depositary bank of the former Banco di Napoli.

On 25 November, the respective Extraordinary Meetings approved the merger by incorporation of Banco di Napoli into SANPAOLO IMI, legally effective from 31 December 2002 and effective for accounting purposes from 1 January 2002. This transaction, as already described in a previous chapter of this Report, is part of a much bigger plan of integration and rationalization of the Sanpaolo, Banco di Napoli and Cardine networks.

The Southern Territorial Direction, made up of the Naples, Campania, Apulia and Calabro-Lucana Areas, based in Naples and directly supervised by the Sanpaolo Network was established on 31 December 2002; it will be subsequently spun off into Sanpaolo Banco di Napoli upon completion of the unification of the IT procedures, which will take place in the first half of 2003.

The main actions performed by Banco di Napoli in 2002 were essentially aimed both at the focusing of operation in its area of traditional roots and at the disposal of assets which were not instrumental to the performance of the core business. The major initiatives include:

•                  the sale, at the end of January 2002, of the share held in Datitalia and the disposal, completed in July, of the minority shareholding in Cedel International;

•                  the conferral to Sanpaolo IMI Wealth Management of the subsidiary Banco di Napoli Asset Management, in view of the subsequent merger, authorized by the Bank of Italy at the beginning of March 2003, effective as of 1 September 2003;

•                  the disposal of real estate not instrumental for the commercial network;

•                  disengagement from the activities of the foreign network, with the sale to third parties of the London branch and the sale of the New York branch property;

•                  the conferral to Esaban, on 1 October, of the tax collection activities, previously performed by Banco di Napoli in its capacity as government commissioner for Naples and Caserta;

•                  the conferral to Banca OPI, as of 1 January 2003, of the operations in the public works and infrastructure sector.

In the last part of the year, the activities needed for the integration of the distribution structures of the Sanpaolo Network and of the former Banco di Napoli Italian Network were implemented; in particular, with reference to the Macchina Operative Integrata project, the activities necessary in order to guarantee the transition to the new IT system are under way.

In 2002 the trend in operating volumes of former Banco di Napoli Italian Network was characterized by the significant recomposition of customer financial assets towards asset management, which rose at the end of December 2002 to 10.5 billion euro, up by 1.7 billion euro from the beginning of the year (+19.7%); the increase was due to positive net flows, 1.9 billion euro, in a market characterized by strong disinvestments out of mutual funds. Direct deposits on the other hand registered a drop of 10.7%, attributable mainly to the downsizing of operations, reaching 16.2 billion euro, and assets under management fell to 5.4 billion, down 3.4%.

The profit results of former Banco di Napoli Italian Network benefited from the reduction in structural costs (-8.2%), which succeeded in balancing the reduction in revenues (-6.2%) due to the downsizing of activities. The net income for the year was therefore up 6.7%.

Banca OPI

Banca OPI provides financial services to the public sector, with particular reference to the financing of infrastructure investments and works. During the year the bank was strengthened by the conferral, by the Parent Bank, of the whole shareholding in FIN.OPI (former Compagnia di San Paolo Investimenti Patrimoniali); as of 1 January 2003, it also includes the activities in the public works sector previously performed by Banco di Napoli.

In 2002 the bank:

•                  issued new loans aimed mainly at the railway, airport and road infrastructure sector, environmental protection and land preservation, as well as loans to Regions to support health services and interventions to restore flood damage; it also participated, as leader, in an important transaction for the Agency for the “Torino 2006” XX Winter Olympic Games for the construction of sports venues, transport infrastructure and reception structures;

•                  financed Territorial Entities (mainly Regions) through the subscription of securities;

•                  participated, in conjunction with CDC Ixis, in a closed-end investment fund governed by French law, which will invest in companies operating in France in support of the development of renewable energy;

•                  in project financing, took on advisory and financial structuring mandates for various major investment projects in Italy and abroad. In particular, the main interventions on the domestic market regarded the health sector, urban and re-qualification furnishings, transport, the water sector and the management of integrated waste disposal systems; on the foreign market it was co-arranger in important international initiatives concerning high-speed rail systems and the modernization of local transport;

•                  in advisory, acquired new mandates for the exploitation of the companies and local bodies’ assets.

In 2002 the bank made new disbursements for 3.2 billion euro, which took total loans at the end of December to 14.7 billion euro, up 10.9% in the 12 months. These were joined by a flow of new subscriptions of securities issued by public bodies, 0.4 billion euro, entirely within the last quarter.

The income results for 2002 were conditioned by the losses of the subsidiary FIN.OPI. This, together with the increase in operating costs and despite the considerable growth in commissions, led to a 15.6% reduction of net income. Provisions made mainly for tax purposes were substantially in line with those of the previous year.

Large Groups and Structured Finance

The management of relations with the 30 major groups of domestic and international importance, as well as project financing (for energy, oil & gas and telecommunications sectors) and specialized structured lending (acquisition, LBO, real estate) were centralized to optimize the risk/performance profile, in two specialist units: Large Groups and Structured Finance.

In 2002 the Large Groups unit achieved lower profit results than in 2001, in line with the general decline in the economic context. The RORAC reached 9.9% despite the increase of the risk capital absorbed following the decline in the ratings of the automotive sector; in this context, during the year, particular attention was dedicated to the management of the correlated risk.

The results of the Structured Finance unit were influenced, on one side, by prolonged difficulties in specific markets, which made it necessary to increase provisions for some

Banca OPI

	2002	2001	Change 2002 / 2001
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	120	127	-5.5
Operating costs	-20	-18	+11.1
Operating income	100	109	-8.3
Provisions and net adjustments to loans and financial fixed assets	-68	-65	+4.6
Income before extraordinary items	32	44	-27.3
Net extraordinary income	4	2	+100.0
Income before taxes	36	46	-21.7
Income taxes for the period	-9	-14	-35.7
Net income	27	32	-15.6
Contribution to net income of the Group (1)	66	69	-4.3
ALLOCATED CAPITAL (€/mil)	500	365	+37.0
RATIOS (%)
RoE	13.2	18.9
Cost / Income ratio	16.5	14.0

	31/12/2002	31/12/2001	Change 31/12/02- 31/12/01
			(%)
OPERATING DATA (€/mil)
Net loans to customers excluding NPLs	14,735	13,284	+10.9
Disbursements in the period	3,231	3,018	+7.1
OPERATING STRUCTURE
Employees	126	114	+10.5

(1)       After the posting of consolidation attributable to the Area, mainly represented by the reversal of the discounting of loans, performed exclusively for tax purposes.

projects, and on the other, by the increase in the finance acquisition sector, with the definition of important transactions, the economic effects of which will become more evident in the years to come.

Other Italian Networks

Other Italian Networks operates in the domestic market through the distribution networks of the Cassa di Risparmio di Firenze, in which the Group has a stake of 19.5%, and the Cassa dei Risparmi di Forlì (21% stake). With reference to the latter, by effect of the exercising of a put option by the Fondazione Cassa dei Risparmi di Forlì, this stake will rise to 29.8%.

In the context of the distribution agreements between SANPAOLO IMI and the companies in the Area, the following should be noted:

•                  positive progress in the marketing of mutual funds managed by CR Firenze Gestion Internationale (in which an 80% interest is held by Carifirenze and a 20% interest by SANPAOLO IMI). The net flow for the year, equal to 413 million euro, brought the total amounts to 2.1 billion euro;

•                  placement by the Cariforlì network, in the year, of SAN-PAOLO IMI Group asset management products for 80 million euro. This net flow took the stock, at the end of December, to 166 million euro, up 84.4% since the beginning of the year.

In profit terms, the contribution to the SANPAOLO IMI Group’s net income, accounted for in the context of the profits from companies carried at equity, was 18 million euro for Carifirenze and 8 million euro for Cariforlì.

Personal Financial Services

Banca Fideuram

Banca Fideuram has a network of 3,520 financial planners, joined by 1,234 Banca Sanpaolo Invest planners, and 87 branches in Italy. It operates using its own specialized companies dedicated to the production of asset management services.

During the year, Banca Fideuram:

•                  carried out the activities connected with the integration with Banca Sanpaolo Invest, completed on 8 October with the acquisition of the total shareholding held by SANPAOLO IMI;

•                  made rationalization interventions on shareholdings which involved foreign subsidiaries and are destined to continue in 2003, also in Italy. In particular, it continued the implementation of the business plan relating to the operational development of the French group Wargny; completed the restructuring of the subsidiaries in Luxembourg, with the concentration of the five product companies in a single corporate vehicle, Fideuram Gestions; launched, in Ireland, the operations of the subsidiary Fideuram Asset Management

Banca Fideuram (1)

	2002	2001	Change 2002 / 2001
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	598	657	-9.0
Operating costs	-344	-333	+3.3
Operating income	254	324	-21.6
Adjustments to goodwill and merger and consolidation differences	-58	-24	+141.7
Provisions and net adjustments to loans and financial fixed assets	-68	-49	+38.8
Income before extraordinary items	128	251	-49.0
Net extraordinary income	19	11	+72.7
Income before taxes	147	262	-43.9
Income taxes for the period	-13	-19	-31.6
Change in reserves for general banking risks and income attributable to minority interests	16	1	n.s.
Net income	150	244	-38.5
Contribution to net income of the Group (2)	111	191	-41.9
ALLOCATED CAPITAL (€/mil)	789	806	-2.1
RATIOS (%)
RoE	14.1	23.7
Cost / Income ratio	55.3	49.3

	31/12/2002	31/12/2001	Change 31/12/02- 31/12/01
			(%)
OPERATING DATA (€/mil)
Customer financial assets	56,444	60,222	-6.3
• Direct deposits	3,901	3,927	-0.7
• Asset management	40,028	45,716	-12.4
• Mutual funds and fund-based portfolio management	28,756	36,718	-21.7
• Portfolio management	525	525	—
• Life technical reserves	10,747	8,473	+26.8
• Asset administration	12,515	10,579	+18.3
Net asset management flows	-1,153	646
OPERATING STRUCTURE
Employees	1,880	1,857	+1.2
Financial planners	4,754	5,289	-10.1
Domestic branches	87	82	+6.1

(1)       Including Banca Sanpaolo Invest.

(2)       Related to the share held by SANPAOLO IMI and after the posting of consolidation attributable to the Area.

Ireland, which is responsible for the asset management activities of the Luxembourg funds.

The integration with Banca Sanpaolo Invest, which is part of the actions further to strengthen the leadership position in Personal Financial Services, is aimed at: fully exploiting the potential of Banca Sanpaolo Invest, leveraging on the best practice of Banca Fideuram; allowing strategic coordination of the financial planner networks, with the adoption of consistent marketing and brand policies; realizing scale economies through the creation of a common technological platform and a shared product portfolio, appropriately adapted to suit the commercial characteristics of each network.

At the end of December 2002 customer financial assets of Banca Fideuram, including the results of Banca Sanpaolo Invest, were 56.4 billion euro, down 6.3% since the beginning of the year. Within the total aggregate the trend in asset administration, up by 18.3% on the 12 months has been positive; this increase partially compensated for the reduction in assets under management, mainly because of the devaluation of the stock.

Profit margins for the year were generally reduced; net interest and other banking income, 598 million euro, fell by 9%, mainly because of the decline in commission revenues. Higher charges sustained for the implementation of the development plan for the French subsidiaries, as well as the adjustment of the goodwill paid on these to reflect the drop in the expected profitability, created a profit of 150 million euro, down by 38.5% compared with 2001. The RoE was 14.1%.

Wealth Management and Financial Markets

Sanpaolo IMI Wealth Management

Wealth Management provides asset management products and services both to the Group’s internal distribution networks and to institutional investors, associated networks and other networks. The Area was established in April 2001 through the conferral by the Parent Bank to the holding Sanpaolo IMI Wealth Management of the subsidiaries operating in mutual funds, portfolio management and life insurance.

The main initiatives realized by the Area in the year concerned:

•                  the expansion of the range of services offered, with the launch of protected capital portfolio management. The range of insurance products was also reviewed on the basis of emerging needs of customers. In particular, a new index linked policy was marketed by Sanpaolo Vita and new unit linked policies to be distributed through the network of the Cassa dei Risparmi di Forlì were launched;

•                  the launch of the distribution of products through the new Group networks: in particular, marketing of funds through the Cardine network has begun. Agreements with extra-captive networks were also entered into. These agreements envisage the distribution of the funds and portfolio managed assets of Wealth Management;

•                  the increase in the Sanpaolo Vita capital endowment in relation to the company’s strong commercial development during 2002;

•                  the introduction, on 21 October 2002, of a new Italian fund commission system together with a rationalization process for Luxembourg funds, through the merger of several sectors and changes to the characteristics of the existing sectors.

In the context of the Group’s restructuring, during the first half of the year Banco di Napoli Asset Management was transferred to Sanpaolo IMI Wealth Management, which

Sanpaolo IMI Wealth Management (1)

	2002	2001	Change 2002 / 2001
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	207	233	-11.2
Operating costs	-88	-73	+20.5
Operating income	119	160	-25.6
Adjustments to goodwill and merger and consolidation differences	-7	-7	—
Provisions and net adjustments to loans and financial fixed assets	—	-7	n.s.
Income before extraordinary items	112	146	-23.3
Net extraordinary income	2	—	n.s.
Income before taxes	114	146	-21.9
Income taxes for the period	-8	39	n.s.
Change in reserves for general banking risks and income attributable to minority interests	-7	-8	-12.5
Net income	99	177	-44.1
Contribution to net income of the Group (2)	109	190	-42.6
ALLOCATED CAPITAL (€/mil)	630	522	+20.7
RATIOS (%)
RoE	17.3	36.4
Cost / Income ratio	45.5	34.4

	31/12/2002	31/12/2001	Change 31/12/02- 31/12/01
			(%)
OPERATING DATA (€/mil)
Assets under management	83,407	84,724	-1.6
OPERATING STRUCTURE
Employees	404	348	+16.1

(1)       Does not include Sanpaolo Bank Luxembourg and its subsidiaries.

(2)       After the posting of consolidation attributable to the Area, mainly represented by the reversal of amortization of goodwill on Group companies.

also acquired from Banca Fideuram 30% of Sanpaolo IMI Institutional Asset Management, a company dedicated to management activities for institutional investors. Sanpaolo IMI Alternative Investments SGR, a company dedicated to the management of hedge funds, also became operational. In the third quarter, Sanpaolo Fiduciaria was sold to the Parent Bank. In January 2003 the acquisition of the share held by Sanpaolo Bank Luxembourg in Sanpaolo IMI Wealth Management Luxembourg was completed.

The Area’s assets under management at the end of December amounted to 83.4 billion euro, down 1.6% from the start of the year. Within the total aggregate the sustained growth in life technical reserves, which rose to 14.3 billion euro (+47% in comparison with the end of December 2001) should be noted.

In 2002 Wealth Management registered net interest and other banking income of 207 million euro, down by 11.2% compared with the previous year; this trend was due in particular to a 23.7% reduction in net commissions only partially compensated by the considerable growth of the contribution of the insurance companies Sanpaolo Vita and Sanpaolo Life, booked as profits from companies carried at equity. The drop in revenues, together with the 20.5% increase in operating costs led to net income of 99 million euro. The profitability, expressed in terms of RoE, was 17.3%.

Banca IMI

Banca IMI, the Group’s investment bank, covers securities dealing both on own account and for customers, the raising of risk and debt capital for companies, as well as consulting in corporate finance. It uses its own subsidiaries, excluding IMIWeb Bank. Following the agreement reached in December with Centrobanca (Banca Popolare di Bergamo – Credito Varesino Group) an 80% stake in IMIWeb Bank will be sold to the latter.

Banca IMI

	2002	2001	Change 2002 / 2001
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	185	197	-6.1
Operating costs	-150	-160	-6.3
Operating income	35	37	-5.4
Provisions and net adjustments to loans and financial fixed assets	-5	-7	-28.6
Income before extraordinary items	30	30	—
Net extraordinary income	5	-1	n.s.
Income before taxes	35	29	+20.7
Income taxes for the period	-2	5	n.s.
Net income	33	34	-2.9
Contribution to net income of the Group	33	34	-2.9
ALLOCATED CAPITAL (€/mil)	341	332	+2.7
RATIOS (%)
RoE	9.7	10.2
Cost / Income ratio	81.0	81.1
OPERATING DATA (€/mil)
Banca IMI SpA trading volumes
• trading	671,677	681,694	-1.5
• sales	143,809	121,814	+18.1
• repurchase agreements	1,621,992	1,440,015	+12.6
• placements	6,360	14,506	-56.2

	31/12/2002	31/12/2001	Change 31/12/02- 31/12/01
			(%)
OPERATING STRUCTURE
Employees	634	653	-2.9
Branches	2	2	—

During 2002, with reference to corporate finance and capital markets, Banca IMI:

•                  with regard to Public Offerings acted as a coordinating intermediary in the context of the residual Public Offer launched by SANPAOLO IMI on the savings shares of Banco di Napoli, and for the Public Offer launched by Idra Partecipazioni on Idra Presse and by ENI on Italgas;

•                  was a participant in equity placements in some of the major IPOs (Initial Public Offerings) that took place in Europe, such as Autoroutes du Sud de la France, Enagas in Spain, and PPC in Greece, as well as, in Italy, in the transactions with ASM Brescia and Fiera di Milano; it acted as co-manager in the private placement of Telekom Austria shares promoted by Telecom Italia;

•                  in capital increases, led, along with a small group of financial institutions, the capital increase of FIAT and performed, as joint lead manager, the activities regarding the Alitalia capital increase. It also participated in capital increases for IT Holding, Aedes and SS Lazio;

•                  was co-sponsor, with Deutsche Bank, in the listing admission of ordinary and savings shares of Italenergia (subsequently renamed Edison), a company created from the merger by incorporation of Edison into Italenergia.

With regard to corporate finance advisory, Banca IMI: supplied consulting for the sale of the majority shareholding of Utet to De Agostini, and with regard to the entry of Autogrill into the capital of Pastarito; served as financial consultant in the definition of the exchange ratio in the merger by incorporation of Unimed into Buzzi Unicem; supplied consulting to the FIAT Group, to CR Firenze in the partial disposal of a non-performing portfolio, to Inferentia in structuring an increase in capital, to Alitalia in the share swap project with Air France, to the Fontana Group for the reorganization of the structure and refinancing of the debt; acquired a mandate from Edison to supply assistance in the sale of reserves of gas in Egypt; supplied advisory services for extraordinary financing transactions in the IT and telecommunications sectors; provided assistance to the Albanian government in the project for the privatization of the fixed telecommunication and energy sectors and advisory to AEM Torino in the project for the exploitation of certain electricity generation assets.

Also noteworthy are the launch of the corporate sales activity to support the SANPAOLO IMI network and the development of personal finance products distributed through the Group networks.

In 2002, the total revenues of Banca IMI were conditioned by the high instability of the financial markets, reaching 185 million euro, down by 6.1% compared with the previous year. The reduction in operating costs and higher extraordinary income allowed the bank to achieve net income of 33 million euro, substantially in line with that of 2001, and a RoE of 9.7%.

Sanpaolo IMI Private Equity

Sanpaolo IMI Private Equity (previously NHS) is responsible for the private equity activity of the Group, with the strategic goal of strengthening and consolidating its presence in this sector, which is characterized by high growth potential in the medium term.

The company is to operate as a point of reference for venture capital investments in small- and medium-sized companies, supporting their possibilities of growth, aggregation and reorganization. Accordingly, Sanpaolo IMI Private Equity is concentrating its efforts on promotion, management and placement of closed-end private equity funds.

The company heads the subsidiaries specialized in the management of closed-end security investment funds (Sanpaolo IMI Fondi Chiusi SGR and NHS Mezzogiorno SGR) as well as several foreign subsidiaries instrumental to the management of foreign law closed-end investment funds (including the SIPEF Fund) and the merchant banking activity.

The actions carried out in 2002 were aimed at the centralization in the company, with the role of sub holding, of the private equity activities of the Group following the merger with Cardine, as well as those belonging to the Eptaconsors group. The model, in terms of corporate and organizational structure, provides for the attribution to the sub holding of the centralized co-ordination, control and performance of services for subsidiaries, and advisor for foreign law closed-end funds.

At the end of the year the 2003-2005 strategic plan, which places emphasis on the promotion and management of closed-end funds financed by capital collected mainly on the market, both at regional level (one of which focusing on the Central regions and one on the North Western regions), and at pan European level, in conjunction with CDC Ixis Private Equity and Bayerische Landesbank Equity Management, was approved.

In March 2003 Cardine Finanziaria acquired the entire capital of Alcedo, the advisory company of the Cardine Impresa and Eptasviluppo Funds. This transaction completed the centralization of the private equity activities of the Group.

Also programmed is the participation in a new investment fund promoted by the French government in support of small- and medium-sized local companies, following an agreement signed with CDC-Pme (a subsidiary of Caisse des Dépôts et Consignations) and EIF (European Investment Fund).

With reference to the financial statement results, in 2002 Sanpaolo IMI Private Equity, together with its subsidiaries, achieved an operating income of 8 million euro and a net loss of 14 million euro, mainly determined by the amortization of positive differences arising on consolidation and adjustments to financial fixed assets.

International Activities

Banque Sanpaolo

Banque Sanpaolo operates in France, through a network of 62 branches, with a customer base of 125,000 private customers with a medium/high savings potential and small- and medium-sized companies.

In 2002 Banque Sanpaolo carried on the specialization of the branch network on the reference customer segments.

In operating terms, the bank reported a positive trend in customer volumes: compared with the end of December 2001, direct deposits were up 2.6% and loans to customers rose by 5.2%.

This produced a favorable trend for net interest income, which was not however sufficient to compensate the drop in commissions and higher losses on financial transactions. Therefore net income fell by 21.1%, reaching 30 million euro.

Foreign Network

The Area is responsible for the foreign network of the Parent Bank composed, following the transfer of Cardine’s operating points, of 12 branches, 17 representative offices (joined

Banque Sanpaolo

	2002	2001	Change 2002 / 2001
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	196	201	-2.5
Operating costs	-135	-134	+0.7
Operating income	61	67	-9.0
Provisions and net adjustments to loans and financial fixed assets	-13	-16	-18.8
Income before extraordinary items	48	51	-5.9
Net extraordinary income	1	3	-66.7
Income before taxes	49	54	-9.3
Income taxes for the period	-19	-16	+18.8
Net income	30	38	-21.1
Contribution to net income of the Group (1)	29	37	-21.6
ALLOCATED CAPITAL (€/mil)	447	457	-2.2
RATIOS (%)
RoE	6.5	8.1
Cost / Income ratio	66.3	64.7

	31/12/2002	31/12/2001	Change 31/12/02- 31/12/01
			(%)
OPERATING DATA (€/mil)
Customer financial assets	11,485	12,340	-6.9
• Direct deposits	4,648	4,532	+2.6
• Asset management	5,204	5,362	-2.9
• Mutual funds and fund-based portfolio management	3,527	3,514	+0.4
• Portfolio management	865	1,104	-21.6
• Life technical reserves	812	744	+9.1
• Asset administration	1,633	2,446	-33.2
Net asset management flows	548	310
Net loans to customers excluding NPLs	3,582	3,406	+5.2
OPERATING STRUCTURE
Employees	1,239	1,257	-1.4
Branches	62	59	+5.1

(1) After the posting of consolidation attributable to the Area.

1

by a new office in Madrid in January 2003) and one operating desk, as well as of the Irish subsidiary Sanpaolo IMI Bank Ireland. This structure has a direct presence in 26 countries.

To strengthen the position in its reference markets, the organization of the Area was based on three regional offices (Americas, Europe and Asia) to direct and control the various operating points. Moreover, to optimize the synergies with Sanpaolo IMI Internazionale, the latter was assigned, as of 2003, the hierarchical responsibility for the six representative offices in Central Eastern Europe, which will however continue to remain, from the corporate point of view, within the Parent Bank.

The activity, targeted at the development of business to encourage the internationalization of Italian companies and to increase the presence of foreign multinationals on the Italian market, was marked by the selectivity of relations and safeguarding the quality of the assets rather than increasing operating volumes, in a market environment characterized by generalized economic uncertainty and growing levels of risk in the corporate sector. The Foreign Network concentrated, on one side, on consolidating the position achieved in a European context and, on the other, on reducing the total risk with foreign counterparties, especially from the United States, through major diversification in both the number of customers and economic sectors.

As regards the economic profile, corporate lending activities with foreign counterparties confirmed good maintenance of the operating income, which reached 55 million euro, compared with the 58 million on 2001. The difficult international context and the deterioration of the corporate risk led to an increase in provisions, mainly connected to the adjustments to the Marconi position.

Sanpaolo IMI Internazionale

Sanpaolo IMI Internazionale was formed for the purpose of developing and supervising the presence of the Group in those foreign countries deemed to be of strategic interest through operations involving acquisitions and alliances.

In December, the transfer to the company of the equity investments held by the Group in Central Eastern Europe and in the Mediterranean Area was approved, conditional to the obtainment of the necessary authorization from the local Regulatory Authorities. The shareholdings include: Banka Koper, in which SANPAOLO IMI has a share of 62.1%, operating in Slovenia through a network of 39 branches; Inter-Europa Bank (32.5%), which has 23 branches on the Hungarian market; West Bank (72.4%) with 17 operating points in Romania.

In 2002 the Area performed the activities necessary to the completion of the start up phase of the new company and in preparation for the transfer of equity investments into it. Initiatives aimed at exploiting the potential of the two most recently acquired banks, Banka Koper and West Bank also continued: for this purpose actions aimed at enabling the sharing of the Group’s know how in the operating areas that offer greater development opportunities in the reference markets were identified and undertaken.

It should also be noted that, on 25 February 2003, Sanpaolo IMI Internazionale approved the launch of a Public Offer on the Hungarian bank Inter-Europa Bank.

2

IMI Investimenti

IMI Investimenti manages the major industrial holdings with particular reference to the amount, the impact in terms of “significant exposures” and the strategic importance attributed by the Group.

Financial fixed assets, including loans to subsidiaries, reached 965 million euro at the end of December, following investments for 306 million euro, of which 262 million for the increase of the stake in the Italenergia/Edison group, and disinvestments for 43 million euro regarding the shareholding in ENI. It should also be noted that, on 10 March 2003, the preliminary contracts for the acquisition, through a newco in which the company participates jointly with Capitalia, Banca Intesa and Unicredito, from the FIAT Group of 51% of the European network of the finance company Fidis (concerning exclusively the retail financing activities) has been subscribed, with a total commitment by IMI Investmenti for about 100 million euro.

Under the sectoral profile, at the end of December 2002 the equity portfolio was split between the Utilities & Energy sector (66%), Tlc (22%), Automotive (8%) and other (4%).

The economic performance in 2002 showed positive operating income for 3 million euro, thanks mainly to the contribution of the dividends collected and to the considerable reduction in structural costs made possible by the reorganization operations performed. The significant adjustments made to the shareholding portfolio (with particular reference to the devaluation of the FIAT shareholding and of the company vehicles with investments in the mobile telecommunications company H3G), despite being mitigated by capital gains realized on the sale of part of the ENI shares held by the company, heavily penalized the income for the year, which incurred losses for 89 million euro.

3

Developments after the end of the year

Economic background

Since the beginning of 2003 the real cycle indicators have further deteriorated. Share prices have fallen. At the same time, both in the United States and in the euro-zone, long-term rates have dropped, especially in the real component, more sensitive to the operators’ expectations on the cycle prospects. With the continuation of the crisis in Iraq, oil prices continued to rise while the euro gained even more strength against the dollar.

In this context, the ECB, taking account of the improvement in the inflation rate in the euro-zone, at the beginning of March performed a new reduction of policy rates taking the reference rate to 2.5%.

The drop in stock market indexes had a negative effect on mutual funds, whose amounts, at the end of February, were down by 0.1% compared to the end of 2002, despite positive net flows for 4.9 billion euro in the two months.

The prospects of the international economy and markets are particularly uncertain in this phase. The development of the market situation in the main international areas appears to be largely conditioned by two factors: the persistent weakness of the cycle indicators and the still uncertain consequences of the military and political situation in Iraq. An extension or an expansion in the tensions linked with the conflict could negatively influence the degree of confidence and decisions made by operators in terms of expenditure, causing the United States economy to slide into a new recession and dragging the euro-zone economy with it. On the contrary, rapid absorption of the tensions could encourage a rise in confidence indicators and market share prices.

In the best case, accepted by the major forecasters of the reference scenarios, assuming stabilization of the international military and political situation in the short term, the recovery profile of the international economy and the financial markets, on the basis of contained rates in the next quarters, is expected to accelerate only from the end of the year.

The Group’s financial position in the first two months of the new year

Despite the adverse conditions of the financial markets, the Group’s stock of financial assets shows signs of improvement in the first two months of 2003, with growth of 0.9%, 3.2 billion euro, since the beginning of the year. With regard to the total amount, growth was observed in asset management (+0.5%), asset administration (+1.7%) and direct deposits (+0.8%).

As regards asset management products a net flow of 3 billion euro was achieved, more than balancing the negative market performance, totaling 2.4 billion euro. The development of insurance policies was particularly positive, with the collection of premiums in the two months reaching 1.3 billion euro.

As regards lending activities, net loans to customers recorded a 1.7% increase, corresponding to a positive flow of 2.1 billion euro.

Concerning the management of the Group, awaiting an effective recovery of the economic cycle to lower the level of uncertainty and volatility of the markets, and thus boost revenues, constant attention was maintained on cost control and the quality of assets, which already characterized 2002.

The main profit margins achieved in the first two months of 2003, though penalized by the drop in rates and in the stock exchange trend, were substantially aligned with the budgeted targets.

Alignment with the period targets confirms the validity of the actions taken during 2002 to strengthen customer relations by offering a complete service to households and companies, and lays the foundations to ensure the ambitious development program of Group activities outlined in the 2003-2005 plan approved on 11 February 2003.

In this context the Group strategy was targeted at several fundamental issues, among which:

•                  the improvement of the performance of Core Profit Assets through the integration of the banking networks, the adoption of a unique and innovative distribution model and the alignment of Wealth Management performances with those of the best operators;

•                  the improvement of the profitability of other activities with high growth potential and the full exploitation of new business development opportunities;

4

•                  the active and efficient management of the sharehold-ing portfolio, aimed at ensuring a return on assets which is higher than the capital cost.

Future prospects

The Group has responded to the unstable market conditions with structural actions, accelerating the integration of its banking networks; the rationalization of head offices and IT systems will be completed by June 2003 for the former Banco di Napoli branches and extended to the Cardine bank networks from the end of the year, being completed in the first half of 2004.

To handle the delicate transition from a phase characterized by strong deterioration to one with an improving economic scenario, the Group can rely on the network’s renewed distribution capacity, which is based on strong territorial roots, the exploitation of traditional brands and a single management policy, in terms of strategic and commercial management throughout the country. During this year it will be possible to achieve the synergies and profit returns expected from investments and internal and external growth performed in previous years.

The specialization of the distribution networks is joined by the know how and product innovation of the Group companies in their respective businesses, and traditional strong points such as the solid financial situation and the high quality of assets, confirmed by the solvency ratios and credit risk ratios.

As regards exogenous factors, the banking industry could gain a boost, on the liability side, from the extension to the first half of 2003 of the government provisions related to the tax shield, while on the asset side, loans to companies are linked with the gradual recovery of the cycle, which is expected to become more consistent from the end of the year.

5

PricewaterhouseCoopers SpA

AUDITORS’ REPORT IN ACCORDANCE WITH ARTICLE 156 OF LAW DECREE N° 58 DATED 24 FEBRUARY 1998

To the Shareholders of
Sanpaolo IMI SpA

1                                          We have audited the consolidated financial statements of Sanpaolo IMI SpA and its subsidiaries (the “Sanpaolo IMI Group”) as of 31 December 2002. These consolidated financial statements are the responsibility of Sanpaolo IMI’s directors. Our responsibility is to express an opinion on these financial statements based on our audit.

2                                          We conducted our audit in accordance with the Auditing Standards and criteria recommended by CONSOB, the Italian Commission for listed Companies and the Stock Exchange. Those standards and criteria require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and, taken as a whole, are presented fairly. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The financial statements of certain subsidiaries, representing 13 per cent of consolidated “Total assets”, 3 per cent of consolidated “Net interest income” and 7 per cent of consolidated “Net interest and other banking income”, have been audited by other auditors, who have provided us with their related reports. Our opinion expressed on this report, insofar as it relates to the amounts of such subsidiaries included on the consolidated financial statements, is also based on the audits carried out by other auditors.

For the opinion on the consolidated financial statements of the prior period, which are presented for comparative purposes as required by law, reference is made to our report dated 9 April 2002.

Sede legale: Milano 20124 Via Vittor Pisani 20 Tel. 0267831 Fax 0266981433 Cap. Soc. 3.754.400,00 Euro i.v., C.F. e P. IVA e Reg. Imp. Milano 12979880155 Iscritta all’Albo Consob – Altri uffici: Ancona 60123 Via Corridoni 2 Tel. 07136881 – Bari 70125 Viale della Repubblica 110 Tel. 0805429863 – Bologna 40122 Via delle Lame 111 Tel. 051526611 – Brescia 25124 Via Cefalonia 70 Tel. 0302219811 – Firenze 50129 Viale Milton 65 Tel. 0554627100 – Genova 16121 Piazza Dante 7 Tel. 01029041 – Milano 20122 Corso Europa 2 Tel. 0277851 – Napoli 80121 Piazza dei Martiri 30 Tel. 0817644441 – Padova 35137 Largo Europa 16 Tel. 0498762677 – Palermo 90141 Via Marchese Ugu 60 Tel 091349737 – Parma 43100 V.le Tanara 20/A Tel. 0521242848 – Roma 00154 Largo Fochetti 29 Tel. 06.570251 – Torino 10129 Corso Montevecchio 37 Tel. 011 556771 – Trento 381 00 Via Manzoni 16 Tel. 0461 237004 – Treviso 31100 Piazza Crispi 8 Tel. 0422542726 – Udine 33100 Via Marinoni 12 Tel. 043225789 – Verona 37122 Corso Porta Nuova 125 Tel. 0458002561

6

3                                          In our opinion, the consolidated financial statements present fairly the financial position of the Sanpaolo IMI Group as of 31 December 2002 and the results of its operations for the year then ended in accordance with the Italian regulation governing financial statements.

4                                          For a more immediate understanding of the consolidated financial statements, we draw your attention to the following circumstances, more widely described in the Report on Operation and in the Explanatory Notes to the consolidated financial statements:

(a)                                  Cardine Banca SpA merged into Sanpaolo IMI SpA during the current financial year; the merger became effective, for accounting and tax purposes, starting from 1 January 2002;

(b)                                 the Group’s net income for the current year includes a credit of 364 million euro due to the release of the reserve for general banking risk to the Statement of Income.

Turin, 10 April 2003

PricewaterhouseCoopers SpA

Signed by
Sergio Duca
(Partner)

“This report has been translated into the English language solely for the convenience of international readers. The original report was issued in accordance with Italian legislation.”

7

8

Consolidated financial statements

Consolidated balance sheet

(€/mil)

ASSETS		31/12/02		31/12/01
10.	Cash and deposits with central banks and post offices		1,406		818
20.	Treasury bills and similar bills eligible for refinancing with central banks		3,143		9,373
30.	Due from banks		22,000		21,571
	a) repayable on demand	4,975		3,191
	b) other deposits	17,025		18,380
40.	Loans to customers		126,701		97,056
	of which:
	• loans using public funds	206		99
50.	Bonds and other debt securities		16,822		11,216
	a) public entities	8,628		4,352
	b) banks	5,079		3,433
	of which:
	• own bonds	1,774		1,074
	c) financial institutions	1,132		1,120
	of which:
	• own bonds	8		—
	d) other issuers	1,983		2,311
60.	Shares, quotas and other equities		2,595		1,528
70.	Equity investments		3,224		4,054
	a) carried at equity	426		339
	b) other	2,798		3,715
80.	Investments in Group companies		840		643
	a) carried at equity	840		643
90.	Goodwill arising on consolidation		842		838
100.	Goodwill arising on application of the equity method		188		215
110.	Intangible fixed assets		406		367
	of which:
	• start-up costs	2		3
	• goodwill	16		8
120.	Tangible fixed assets		2,229		1,726
140.	Own shares or quotas		31		304
	(nominal value € 14 million)
150.	Other assets		20,494		18,585
160.	Accrued income and prepaid expenses		2,852		2,191
	a) accrued income	2,063		1,871
	b) prepaid expenses	789		320
	of which:
	• discounts on bond issues	236		31
Total assets			203,773		170,485

9

(€/mil)

LIABILITIES		31/12/02		31/12/01
10.	Due to banks		24,456		27,922
	a) repayable on demand	2,952		3,378
	b) time deposits or with notice period	21,504		24,544
20.	Due to customers		85,280		65,845
	a) repayable on demand	60,458		48,463
	b) time deposits or with notice period	24,822		17,382
30.	Securities issued		51,561		40,839
	a) bonds	39,447		27,695
	b) certificates of deposits	7,310		8,346
	c) other	4,804		4,798
40.	Public funds administered		208		100
50.	Other liabilities		18,807		15,590
60.	Accrued expenses and deferred income		2,164		2,162
	a) accrued expenses	1,622		1,811
	b) deferred income	542		351
70.	Provisions for employee termination indemnities		961		734
80.	Provisions for risks and charges		2,781		2,471
	a) pensions and similar	343		43
	b) taxation	670		901
	c) other	1,768		1,527
90.	Reserve for possible loan losses		71		41
100.	Reserve for general banking risks		14		356
110.	Subordinated liabilities		6,613		5,607
130.	Negative goodwill arising on application of the equity method		94		118
140.	Minority interest		334		698
150.	Capital		5,144		3,932
160.	Additional paid-in capital		708		22
170.	Reserves		3,670		2,836
	a) legal reserve	1,029		793
	b) reserve for own shares or quotas	31		304
	d) other reserves	2,610		1,739
180.	Revaluation reserves		18		9
200.	Net income for the year		889		1,203
Total liabilities and shareholders’ equity			203,773		170,485

(€/mil)

GUARANTEES AND COMMITMENTS		31/12/02		31/12/01
10.	Guarantees given		20,483		16,016
	of which:
	• acceptances	167		128
	• other guarantees	20,316		15,888
20.	Commitments		27,574		24,839

10

Consolidated statement of income

(€/mil)

		2002		2001
10.	Interest income and similar revenues		8,693		8,016
	of which:
	• loans to customers	6,936		5,999
	• debt securities	995		1,026
20.	Interest expenses and similar charges		-4,955		-5,326
	of which:
	• due to customers	-1,445		-1,600
	• securities issued	-2,203		-2,112
30.	Dividends and other revenues		565		397
	a) shares, quotas and other equities	410		263
	b) equity investments	155		134
40.	Commission income		3,467		3,312
50.	Commission expense		-671		-714
60.	Profits (losses on financial transactions)		-98		105
70.	Other operating income		422		280
80.	Administrative costs		-4,648		-3,600
	a) personnel	-2,856		-2,221
	of which:
	• wages and salaries	-2,061		-1,600
	• social security charges	-618		-471
	• termination indemnities	-140		-109
	• pensions and similar	-37		-41
	b) other administrative costs	-1,792		-1,379
90.	Adjustments to tangible and intangible fixed assets		-753		-543
100.	Provisions for risks and charges		-261		-136
110.	Other operating expenses		-50		-36
120.	Adjustments to loans and provisions for guarantees and commitments		-889		-636
130.	Writebacks of adjustments to loans and provisions for guarantees and commitments		320		278
140.	Provisions to the reserve for possible loan losses		-27		-11
150.	Adjustments to financial fixed assets		-569		-235
160.	Writebacks of adjustments to financial fixed assets		8		2
170.	Income (losses from investments carried at equity)		137		79
180.	Income from ordinary activities		691		1,232
190.	Extraordinary income		575		660
200.	Extraordinary expense		-248		-269
210.	Net extraordinary income		327		391
230.	Change in reserve for general banking risks		364		-1
240.	Income taxes		-450		-318
250.	Income (loss attributable to minority interests)		-43		-101
260.	Net income for the year		889		1,203

11

Consolidated balance sheet (comparison with pro forma schedules)

(€/mil)

ASSETS		31/12/02		31/12/01 pro forma (*)
10.	Cash and deposits with central banks and post offices		1,406		1,172
20.	Treasury bills and similar bills eligible for refinancing with central banks		3,143		10,181
30.	Due from banks		22,000		26,436
	a) repayable on demand	4,975		4,658
	b) other deposits	17,025		21,778
40.	Loans to customers		126,701		124,910
	of which:
	• loans using public funds	206		200
50.	Bonds and other debt securities		16,822		16,280
	a) public entities	8,628		6,639
	b) banks	5,079		5,254
	of which:
	• own bonds	1,774		1,080
	c) financial institutions	1,132		1,688
	of which:
	• own bonds	8		—
	d) other issuers	1,983		2,699
60.	Shares, quotas and other equities		2,595		2,054
70.	Equity investments		3,224		4,238
	a) carried at equity	426		451
	b) other	2,798		3,787
80.	Investments in Group companies		840		660
	a) carried at equity	840		651
	b) other	—		9
90.	Goodwill arising on consolidation		842		1,028
100.	Goodwill arising on application of the equity method		188		215
110.	Intangible fixed assets		406		444
	of which:
	• start-up costs	2		3
	• goodwill	16		8
120.	Tangible fixed assets		2,229		2,561
140.	Own shares or quotas		31		28
150.	Other assets		20,494		20,544
160.	Accrued income and prepaid expenses		2,852		2,676
	a) accrued income	2,063		2,271
	b) prepaid expenses	789		405
	of which:
	• discounts on bond issues	236		41
Total assets			203,773		213,427

(*)       The pro forma consolidated balance sheet as of 31 December 2001 which is unaudited, was prepared to enable consistent comparison with the consolidated financial statements as of 31 December 2002. The pro forma schedules reflect the line-by-line consolidation of the former Cardine Group and the proportional consolidation of Banka Koper with effect from 1 January 2001.

12

(€/mil)

LIABILITIES		31/12/02		31/12/01 pro forma (*)
10.	Due to banks		24,456		36,482
	a) repayable on demand	2,952		4,986
	b) time deposits or with notice period	21,504		31,496
20.	Due to customers		85,280		82,276
	a) repayable on demand	60,458		61,263
	b) time deposits or with notice period	24,822		21,013
30.	Securities issued		51,561		52,326
	a) bonds	39,447		36,529
	b) certificates of deposits	7,310		10,777
	c) other	4,804		5,020
40.	Public funds administered		208		201
50.	Other liabilities		18,807		17,658
60.	Accrued expenses and deferred income		2,164		2,651
	a) accrued expenses	1,622		2,157
	b) deferred income	542		494
70.	Provisions for employee termination indemnities		961		955
80.	Provisions for risks and charges		2,781		3,250
	a) pensions and similar	343		343
	b) taxation	670		1,219
	c) other	1,768		1,688
90.	Reserve for possible loan losses		71		73
110.	Subordinated liabilities		6,613		5,829
130.	Negative goodwill arising on application of the equity method		94		118
140.	Minority interest		334		793
	Capital and reserves (captions 100, 150, 160, 170, 180)		9,554		9,439
200.	Net income for the year		889		1,376
Total liabilities and shareholders’ equity			203,773		213,427

(€/mil)

GUARANTEES AND COMMITMENTS		31/12/02		31/12/01 pro forma (*)
10.	Guarantees given		20,483		17,833
	of which:
	• acceptances	167		158
	• other guarantees	20,316		17,675
20.	Commitments		27,574		26,424

(*)       The pro forma consolidated balance sheet as of 31 December 2001 which is unaudited, was prepared to enable consistent comparison with the consolidated financial statements as of 31 December 2002. The pro forma schedules reflect the line-by-line consolidation of the former Cardine Group and the proportional consolidation of Banka Koper with effect from 1 January 2001.

13

Consolidated statement of income (comparison with pro forma schedules)

(€/mil)

		2002		2001 pro forma (*)
10.	Interest income and similar revenues		8,693		10,451
	of which:
	• loans to customers	6,936		7,873
	• debt securities	995		1,343
20.	Interest expenses and similar charges		-4,955		-6,590
	of which:
	• due to customers	-1,445		-1,962
	• securities issued	-2,203		-2,571
30.	Dividends and other revenues		565		425
	a) shares, quotas and other equities	410		273
	b) equity investments	155		152
40.	Commission income		3,467		3,849
50.	Commission expense		-671		-803
60.	Profits (losses on financial transactions)		-98		121
70.	Other operating income		422		419
80.	Administrative costs		-4,648		-4,647
	a) personnel	-2,856		-2,862
	of which:
	• wages and salaries	-2,061		-2,054
	• social security charges	-618		-589
	• termination indemnities	-140		-140
	• pensions and similar	-37		-79
	b) other administrative costs	-1,792		-1,785
90.	Adjustments to tangible and intangible fixed assets		-753		-651
100.	Provisions for risks and charges		-261		-214
110.	Other operating expenses		-50		-56
120.	Adjustments to loans and provisions for guarantees and commitments		-889		-892
130.	Writebacks of adjustments to loans and provisions for guarantees and commitments		320		374
140.	Provisions to the reserve for possible loan losses		-27		-23
150.	Adjustments to financial fixed assets		-569		-255
160.	Writebacks of adjustments to financial fixed assets		8		2
170.	Income (losses from investments carried at equity)		137		82
180.	Income from ordinary activities		691		1,592
190.	Extraordinary income		575		701
200.	Extraordinary expense		-248		-288
210.	Net extraordinary income		327		413
230.	Change in reserve for general banking risks		364		-6
240.	Income taxes		-450		-517
250.	Income (loss attributable to minority interests)		-43		-106
260.	Net income for the year		889		1,376

(*)       The pro forma consolidated balance sheet as of 31 December 2001 which is unaudited, was prepared to enable consistent comparison with the consolidated financial statements as of 31 December 2002. The pro forma schedules reflect the line-by-line consolidation of the former Cardine Group and the proportional consolidation of Banka Koper with effect from 1 January 2001.

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Consolidated explanatory notes

Introduction - Background information on the consolidated financial statements
• Form and content of the consolidated financial statements
• Scope of consolidation
• Modalities and effects of the consolidation of the former Cardine Group companies
• Consolidated pro forma schedules for 2001 and the first quarter of 2002
• Consolidation principles
• Financial statements used for the consolidation
• Audit of the consolidated financial statements
• Comparison with the Quarterly Report as of 31 December 2002

Part A – Accounting policies
• Section	1	– Description of accounting policies
• Section	2	– Adjustments and provisions recorded for fiscal purposes

Part B – Information on the consolidated balance sheet
• Section	1	– Loans
• Section	2	– Securities
• Section	3	– Equity investments
• Section	4	– Tangible and intangible fixed assets
• Section	5	– Other assets
• Section	6	– Payables
• Section	7	– Provisions
• Section	8	– Capital, equity reserves, reserve for general banking risks and subordinated liabilities
• Section	9	– Other liabilities
• Section	10	– Guarantees and commitments
• Section	11	– Concentration and distribution of assets and liabilities
• Section	12	– Administration and dealing on behalf of third parties

Part C – Information on the consolidated statement of income
• Section	1	– Interest
• Section	2	– Commission
• Section	3	– Profits and losses from financial transactions
• Section	4	– Administrative costs
• Section	5	– Adjustments, writebacks and provisions
• Section	6	– Other statement of income captions
• Section	7	– Other information on the statement of income

Part D – Other information
• Section	1	– Directors and statutory auditors

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Introduction - Background information on the consolidated financial statements

Form and content of the consolidated financial statements

The consolidated financial statements for the 2002 financial year have been prepared pursuant to D.Lgs. 87 dated 27 January 1992, which implemented EEC Directive 86/635. They also take into account the requirements contained in the Bank of Italy instructions dated 30 July 1992 and subsequent amendments. For all matters not governed by special regulations, reference has been made to the Italian Civil Code and to national accounting standards.

The consolidated financial statements comprise the consolidated balance sheet, the consolidated statement of income and these explanatory notes. They are accompanied by the Board of Directors’ Report on Operations.

These Consolidated explanatory notes are presented with comparative figures taken from the financial statements as of 31 December 2001 and provide all the information required by law, including any supplementary information considered necessary to give a true and fair view of the Group’s financial position. The tables provided for by law and the details required by the Bank of Italy are numbered in accordance with Bank of Italy instructions or based on the relevant Instructions.

The analyses and contents of the Report on Operations refer to the pro forma performances for 2001 and the first quarter of 2002, in relation to the main changes to the line-by-line and proportional method of consolidation for 2002, following the merger by incorporation of Cardine Banca S.p.A. with SANPAOLO IMI S.p.A. and the purchase of 62.10% of Banka Koper. They have been prepared assuming the line-by-line consolidation of the former Cardine Group and the proportional consolidation of the Slovenian bank as of 1 January 2001 (see subsequent paragraph on “Consolidated pro forma schedules for 2001 and the first quarter of 2002”). Furthermore, in order to make a more significant and consistent comparison with the situation as of 31 December 2002, a pro forma version of the official Consolidated Balance Sheet and Consolidated Statement of Income as of 31 December 2001 have also been supplied. Lastly, the Explanatory Notes offer comparison with the pro forma performances for 2001, as far as the tables summarizing the main balance sheet and income aggregates are concerned, as well as remarks on the effects of the merger in the presentation of the changes in portfolio stocks.

The Consolidated Financial Statements are compiled in millions of euro.

The following schedules are attached to the consolidated financial statements:

•     Statement of changes in consolidated shareholders’ equity;

•     Statement of consolidated cash flows;

•     Reconciliation between the profit and net equity of the Parent Bank and that of the Group;

•     List of equity investments that exceed 10% of the capital of unquoted and limited companies (as per Consob resolution no. 11715 of 24 November 1998);

•     Methodological notes and statements of the consolidated pro forma statement of income and balance sheet for 2001 and for the first quarter of 2002.

Scope of consolidation

The scope of line-by-line consolidation reflects the SANPAOLO IMI Banking Group as recorded in the appropriate register in compliance with art. 64 of Decree 385 dated 1 September 1993, with the exception of certain minor investments whose balance sheet and statement of income results have little or no effect on the consolidated financial statements, or because

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they have been put into liquidation or listed for disposal. In addition to SANPAOLO IMI S.p.A. (the Parent Bank), the Banking Group comprises those directly and indirectly controlled subsidiaries which carry out banking, finance or other activities which complement those of the Parent Bank.

The scope of line-by-line consolidation excludes Società per la Gestione di Attività S.p.A. (Sga), the shares of which have been handed over as a pledge with voting right to the Treasury Ministry as part of the special procedures described in these notes – “Part B Section 5 - Other assets”.

Equity investments under the assumption of joint control are consolidated on a proportional basis.

Investments in subsidiaries whose activities differ from banking, financing and those of the rest of the Group, i.e. those that are excluded from the scope of consolidation for the above-mentioned reasons, are valued using the equity method, together with holdings in companies subject to significant influence where the Group controls at least 20% of the voting rights in the ordinary meeting (i.e. associated companies).

The principal changes in the line-by-line and proportional consolidation area when compared to 31 December 2001 concern:

•     inclusion in the line-by-line consolidation area, acquiring the related financial flows from the beginning of 2002 of:

•    the former Cardine Group companies following the merger by incorporation of the Cardine Banca Parent Bank into SANPAOLO IMI S.p.A.;

•    FIN.OPI S.p.A. (formerly Compagnia di San Paolo Investimenti Patrimoniali S.p.A.) held entirely by Banca OPI S.p.A.;

•     the inclusion in the proportional consolidation area of the Slovenian company Banka Koper, as of 1 January 2002, following the attainment of joint control through the increase in the stake already held in the previous year by the Parent Bank.

The change of the company name of NHS S.p.A. to Sanpaolo IMI Private Equity S.p.A. should also be noted.

Companies consolidated on a line-by-line or proportional basis and investments carried at equity are listed in Part B, Section 3 of these notes.

Modalities and effects of the consolidation of the former Cardine Group companies

For the first time inclusion in the consolidated financial statements of the former Cardine Group companies, following the merger by incorporation of the Parent Bank Cardine Banca S.p.A. into SANPAOLO IMI S.p.A., reference has been made to the shareholders’ equity of the newly-consolidated companies and to the related book values as of 1 January 2002, this being the reference date of the transaction, for accounting and tax purposes. For the purposes of alignment to the accounting principles of the SANPAOLO IMI Group, the reference net shareholders’ equities have been appropriately adjusted in order to reflect the discounting of doubtful loans of the former Cardine Group (63 million euro net of the related tax effect), as well as the losses on investment securities (23 million euro net of the related tax effect).

The first time consolidation of the former Cardine Group shareholdings revealed positive and negative goodwill differences on line-by-line consolidation and on net equity for, respectively, 314 million euro and 299 million euro. The positive differences have been allocated as follows:

a)    299 million euro have been deducted from negative goodwill, using the faculty provided for by art. 32, subsection 4 of D.Lgs. 87/92, confirmed by subsection 5 of the same article, as well as the relevant application of the Bank of Italy instructions (provision dated 30 July 1992 and subsequent amendments);

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b)   the remaining 15 million euro of assets in the consolidated balance sheet to be amortized over 10 years, given the nature of the investment. For the year 2002, amortization charged to the statement of income totaled 1.5 million euro.

Considering that, as mentioned earlier, the merger by incorporation of Cardine Banca has an accounting effect as of 1 January 2002, the SANPAOLO IMI consolidated statement of income for the year 2002 reflects the financial flow of the former Cardine Group companies line-by-line for the whole period.

Consolidated pro forma schedules for 2001 and the first quarter of 2002

Given the impact on the balance sheet and statement of income from the consolidation of the former Cardine Group, carried out for the first time in the accounts as of 30 June 2002, in order to ensure comparability of the accounting results on a consistent basis, the accounts of the previous period are also presented in a pro forma version that conventionally assumes the merger with Cardine Banca as of 1 January 2001. The same pro forma accounts also assume the proportional consolidation of the Slovenian company Banka Koper as of 1 January 2001. Furthermore, as the Consolidated Quarterly Statement of the SANPAOLO IMI Group as of 31 March 2002 was published with reference to the SANPAOLO IMI Group stand alone accounts, a pro forma reconstruction of the results of the first quarter of 2002 has also been made to include the former Cardine Group.

The above pro forma results, which are not subject to audit, are used as a comparable basis for the analyses and comments contained in the Report on Operations.

Methodological notes and statements to determine the consolidated pro forma statement of income and balance sheet for 2001 and for the first quarter of 2002 are attached to these explanatory notes.

Consolidation principles

The main consolidation principles adopted are as follows:

The book value of equity investments in consolidated companies, held by the Parent Bank or by other Group companies, is offset against the corresponding portion of the Group’s share of the company’s net equity - adjusted where necessary to bring the company into line with Group accounting principles - including their assets and liabilities on a line-by-line basis in accordance with the “full consolidation method”. The off setting of book value against shareholders’ equity is carried out on the basis of values current at the time the investment was consolidated for the first time, or at the time the controlling interest was acquired. Where possible, any differences arising are allocated to the assets and liabilities of the related consolidated companies, or, for the quota attributable to the Group on the basis of the application of the equity ratios, to “negative or positive goodwill” arising on consolidation, depending on whether the value of the investment is higher or lower than the shareholders’ equity.

Investments in companies carried at equity are recorded in the financial statements at the amount equal to the corresponding portion of their shareholders’ equity. Any balance not assignable to the assets or liabilities of the companies concerned at the time this method is first implemented, is booked under “positive/negative goodwill arising on application of the equity method”. In the years after the first year of consolidation, the adjustment of the value of these investments is booked under “Negative goodwill arising on application of the equity method” and to “Profit and losses from investments carried at equity” for, respectively, the changes referring to reserves and those referring to the result of the company in which the investment is held.

“Positive goodwill” arising on the application of line-by-line consolidation, proportional consolidation or from the equity method is deducted from the total “negative goodwill” already existing, or which arose during the same year, and up to the total amount. Investments acquired to be re-sold as part of the merchant banking activity are not offset in this way.

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Positive goodwill differences which are not offset against negative differences are amortized over a period corresponding to the use of the investment (see Section 5 – “Other assets”).

Receivables, payables, off-balance sheet transactions, and costs and revenues, as well as any gains and losses relating to significant transactions between consolidated Group companies, are eliminated. By way of exception, given the provisions of art. 34, D.Lgs. 87/92, costs and revenues arising from intra-Group trading in financial instruments and currency are not eliminated if such transactions were carried out under normal market conditions.

Financial statements denominated in currencies not included in the euro-zone are converted into euro at year-end rates of exchange. Differences arising on the conversion of shareholders’ equity captions using these closing rates of exchange are allocated to consolidated reserves, unless they are offset by specific hedging transactions.

Adjustments and provisions made in the financial statements of the Parent Bank and of other companies consolidated on a line-by-line basis solely for fiscal purposes, are eliminated from the Consolidated Financial Statements.

Financial statements used for the consolidation

The financial statements used for the line-by-line consolidation process are those prepared as of 31 December 2002, as approved by the boards of the subsidiaries concerned. They have been adjusted, where necessary, for consistency with Group accounting policies. The financial statements of subsidiaries operating in the financial leasing sector and included in consolidation, have been prepared using the financial lease method, which is essentially consistent with Group accounting policies.

Investments with no controlling interests have been valued according to the net equity method, made on the basis of the latest or draft financial statements available.

Audit of the consolidated financial statements

The consolidated financial statements and those of the Parent Bank, have been subjected to an audit by PricewaterhouseCoopers S.p.A., in accordance with the shareholders’ resolution dated 28 April 2000, which appointed the firm as auditors for the 2001/2003 three-year period.

Comparison with the Quarterly Report as of 31 December 2002

The Consolidated Financial Statements, prepared using the final accounting information of the Parent Bank and its subsidiaries, include a number of changes compared with the Quarterly report as of 31 December 2002, which was presented on 11 February 2003 and which provided advance information concerning the Group’s results for the year end.

The differences however are not significant and do not alter the substance of the report already published. They relate primarily to:

•                  the completion of the reconciliation process, by more precise elimination of intercompany transactions which is essentially reflected in net commissions and interest margin;

•                  the more precise calculation of personnel costs;

•                  modifications to provisions mainly referring to restructuring charges for the tax collection activities;

•                  the recalculation of the tax effect on the above changes.

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Part A - Accounting policies

SECTION 1 - DESCRIPTION OF ACCOUNTING POLICIES

The consolidated financial statements as of 31 December 2002 have been prepared using the same accounting policies as those adopted for the financial statements as of 31 December 2001.

Loans, guarantees and commitments

Loans

Loans, comprising principals not yet due and principals and interest due but not yet collected, are stated at their estimated realizable value, taking into account the solvency of borrowers in difficulty and any debt-servicing problems faced by individual industrial sectors or the countries in which borrowers are resident. The assessment performed also takes into consideration any guarantees received, market prices and negative market trends involving the consistent loan categories. Estimated realizable value is determined following a detailed review of outstanding loans, considering the degree of risk associated with the various forms of lending and the risk of default inherent in loans that are currently performing normally. The estimated realizable value of doubtful loans (non-performing, problem and restructured loans, loans being restructured and loans to companies under observation, assessed on a case-by-case basis) takes into consideration not only the likelihood of eventual recovery, but also any total or partial failure to generate income and delayed repayments.

In detail:

•                  non-performing loans: loans to borrowers in a state of insolvency or similar, are valued on a case-by-case basis;

•                  problem loans: loans to borrowers suffering temporary difficulties which are likely to be overcome in an acceptable period of time, are valued on a case-by-case basis;

•                  restructured loans: loans for which a syndicate of banks (or a single bank) reschedules the repayment of principal or renegotiates the applicable terms at lower-than-market rates, are valued on a case-by-case basis;

•                  loans being restructured: loans for which the borrower has applied for consolidation to a variety of banks within the past 12 months, are valued on a case-by-case basis;

•                  loans exposed to “country risk”: loans to borrowers resident in countries with debt-servicing difficulties; these are normally adjusted on a general basis, from country to country, by applying writedown percentages that are not lower than those specified by the Banking association. Exceptions are made for certain positions which are valued separately as they are backed by specific guarantees. These loans do not include specific positions which, on the basis of an objective state of insolvency, are classified in the previous risk categories;

•                  performing loans: loans to borrowers who, at this time, do not present specific insolvency risks, are valued on a general basis, except for the positions of certain companies under observation, which are assessed on a case-by-case basis. Loans acquired from third parties for the purpose of investment, or rather with the intent of holding them in portfolio up to their expiry in order to maximize the financial profit of the investment, are classified at purchase cost; any difference between the price paid for the investment and the nominal value or reimbursement is reflected in the statement of income to adjust the interest relating to the loans acquired, according to the residual duration of the loans and on the basis of the accruals principle. With reference to trading on the secondary loans market by the Parent Bank’s New York and London branches,

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performing loans acquired within this activity form a separate consistent portfolio which is valued on the basis of the lower between cost and market value. General adjustments to other performing loans are calculated by the individual subsidiaries on a historical-statistical basis. For the Parent Bank and domestic bank networks, this method is flanked by a centralized portfolio model based on the risk management methodologies used to monitor and control credit risks.

The Parent Bank’s historical/statistical method, which essentially provides a historical valuation of the portfolio risk level, is organized as follows:

1.               at the period-end an estimate is made of the performing loans which, based on the movements over the last five years, are expected to become doubtful loans during the next year;

2.               the calculation of the potential losses likely to be incurred on the aggregate of point 1, is determined assuming that the loss percentage on performing loans transferred to doubtful loans is the same as the average loss observed over the last five years.

The portfolio model which, characterized by valuation tables, provides the extent of the loss which might be suffered the following year, is based essentially on the following elements:

1.               the rating attributed to each counterparty assigned by the Parent Bank, which is used to calculate the likelihood of insolvency in the next year (i.e. movements in doubtful loans), aligned to the average level of the economic cycle;

2.               the loss given default which measures the average percentage of loss expected in the case of insolvency.

The “expected losses” resulting from a reasoned comparison of the two models, constitute the parameter of reference utilized to calculate the “general reserve” destined to cover the default risk on performing loans. This calculation is aligned to what is assumed to be a fair value, determined also considering specific factors pertaining to the portfolio and to valuations of the expected evolution of the economic cycle.

For the purpose of classifying loans as non-performing, problem, restructured or exposed to country-risk, reference is made to current Bank of Italy regulations on the subject, integrated by internal instructions establishing automatic rules and criteria for the transfer of loans within the various risk categories.

Doubtful loans are classified to the various risk categories (non-performing, problem, restructured and being restructured) by the operating structures coordinated by the central departments responsible for the supervision of credit control.

After review by the central departments responsible for the control and recovery of loans, the resulting estimated realizable values are formally approved by the committees and other levels within the organization empowered to make such decisions.

Default interest accrued during the period is eliminated from the statement of income since, for the sake of prudence, collection is considered unlikely.

Writedowns, both specific and general, are made by an adjustment to reduce the value of the asset recorded in the balance sheet on the basis of the aforementioned criteria. The original values may be reinstated by means of writebacks, when the reasons for such writedowns cease to apply.

As regards the method used to calculate discounting adjustments, these are determined to reflect the difference between:

•                  the estimated realizable value;

•                  and the net present value of future financial flows (principal and interest).

The current value of financial flows is determined by reference to expected cash receipts, the timing of such receipts and the applicable discounting rate.

The timing and extent of expected cash receipts are determined on detailed calculations provided by the departments responsible for loan evaluation and, if these are not available, then estimates and general statistics from historical data and studies of the business sectors concerned are used.

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With regard to the discounting rate, at 31 December 2002, the Parent Bank used the average reference rate of 5.5%, determined as the appropriate approximate average performance at the date of inception of the doubtful loan portfolio and calculated on the basis of the contractual rates actually applied by the Parent Bank on medium-long term loans (fixed and floating rate) and on short term loans (floating rate). Considering the need to simplify and reduce data processing costs, it is deemed that such average rate is sufficiently approximate to the result which would have been obtained had current contractual rates been applied to transactions now classified as doubtful loans. A similar approach has been adopted by the subsidiaries; using reference rates appropriate to the markets concerned for foreign companies.

The discounting process automatically means that there will be writebacks to discounted loans: in fact, the mere passage of time, with the consequent approach of the expected collection deadlines, implies an automatic reduction in the implicit financial charges previously deducted from the value of the loans.

Loans for which the Group acquired protection against the risk of non-performance as part of derivative contracts (“buyer protection”) continue to be booked in the financial statements among loans secured by personal guarantees.

Loans deriving from financing and deposit contracts

These are recorded at the amount disbursed. Loans backed by discounted notes, acquired within the scope of lending activities, are recorded in the financial statements at their nominal value, while the portion pertaining to future years is recorded among deferred income.

Reverse repurchase agreements on securities

Reverse repurchase agreements on securities that require the holder to resell securities when the agreement matures are treated as lending transactions. The amounts disbursed in this way are therefore recorded as loans. Income from lending, comprising interest coupons on securities and the differential between the spot and forward prices for such securities, are recorded on an accruals basis as interest in the statement of income.

Lending of securities

Transactions involving the loan of securities guaranteed by funds freely available to the lender, are treated in the same way as repurchase agreements on securities. Securities loaned, not guaranteed by sums of money, are reported in the financial statements as a combination of two functionally-linked transactions: a loan to and a deposit from a third party (or vice versa). These transactions are essentially the same as repurchase agreements, which means that the securities loaned remain in the portfolio of the lender.

Finance leases

Lease transactions are recorded using the financial accounting methodology, which states lease contracts and transactions in such a way as to disclose their economic substance. This approach, which recognizes the financial nature of lease transactions, treats the excess of total lease payments over the cost of the related asset as interest income. Such income is credited to the statement of income with reference to the residual principal and the pre-determined rate of return, taking into consideration the end-of-lease purchase value of the asset. Accordingly, the balance of loans under finance leases reported in the financial statements essentially represents the outstanding principal on loans to customers and installments due but not yet collected.

Guarantees and commitments

Guarantees and commitments giving rise to lending risk are recorded at the total value of the exposure, while the related risk is assessed on the basis described in relation to loans. Expected losses in relation to guarantees and commitments are covered

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by the related provision. Commitments include exposures to underlying borrowers for derivatives on loans for which the Group has taken over the lending risk (“seller protection”).

Derivatives on loans

Seller protection – Derivative contracts on loans which involve seller protection are recorded to caption 20 “commitments” according to their theoretical value. If payment of a fixed amount is expected, the amount recorded is that of the final sum established by the contract.

Buyer protection – Derivative contracts on loans which involve buyer protection are booked to the underlying asset among loans secured by personal guarantees.

Derivative contracts on loans are classified as belonging to the dealing portfolio (trading book) when the bank is holding them for trading. Derivatives on loans not included in the trading book are classified to the banking book.

Derivative contracts on loans belonging to the trading book are valued individually, taking into consideration the credit and financial risk inherent in the contracts.

Derivative contracts on loans belonging to the banking book are valued:

•     at cost adjusted to take into account any permanent losses in value, in the case of contracts which involve hedging sales;

•     in a consistent manner with the underlying asset object of the protection, for contracts which involve hedging purchases.

The premium paid or collected on contracts belonging to trading book is recorded among premiums for options (caption 150 under assets and caption 50 under liabilities of the balance sheet).

Contracts belonging to banking book are recorded as commission income or expense entries according to whether the amount is collected or paid (respectively captions 40 and 50 of the statement of income).

Securities and off-balance sheet transactions (other than foreign currency transactions)

Investment securities

Investment securities due to be held by the Group over the long term with a view to stable investments are valued at “the average daily cost”, adjusted to reflect accruals for the year of issue and dealing discounts (the latter being the difference between the purchase price and the related redemption price, net of issue discounts yet to mature).

Such securities are written down to reflect any lasting deterioration in the solvency of the issuers and the ability of the related nations to repay debt. Investment securities may also be written down in consideration of market trends in accordance with the first subsection of art. 18 of D.Lgs. 87/92. The original value is reinstated if the reasons for any writedowns cease to apply.

Dealing securities

Securities held for dealing and treasury purposes are stated at their “average daily cost”, adjusted to reflect accrued issue discounts. They are determined as follows:

•     securities quoted in organized markets: the official price quoted on the last trading day of the year;

•     securities not quoted in organized markets: at the lower between cost and market value. The latter value is estimated by discounting future financial flows, applying market rates applicable at the time of valuation for similar types of instruments

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and the creditworthiness of the issuer. Where possible, the estimates are compared with quoted securities with similar financial characteristics. The original value of dealing securities is reinstated when the reasons for any writedowns cease to apply. Unquoted securities which are economically linked to derivative contracts are valued at market price, consistent with the accounting treatment of the contracts concerned.

Any transfers between investment and dealing portfolios are made on the basis of the value of the security transferred at the time of the transaction. The related economic effects are reported in caption 60 “Profits and losses from financial transactions” if the portfolio of origin is a dealing portfolio, and in caption 150 “Adjustments to fixed financial assets” if the portfolio of origin is an investment portfolio. Securities transferred and still held at year-end are valued using the method applicable to the destination portfolio.

Commitments to buy or sell for security transactions to be settled

Commitments to buy are valued on the basis applicable to the destination portfolio. The value of commitments to sell, on the other hand, takes into consideration the contractual forward sale price.

Equity investments

Equity investments which are neither consolidated on a line-by-line basis or valued at equity, are stated at cost, increased to reflect past revaluations at the time the company was transformed and the effect of mergers, determined on a LIFO basis with annual increments. Cost is written down to reflect any permanent losses in value, taking into account any reductions in the equity value of the companies concerned and in the trend in exchange rates for those investments held at historical rates. The original value of equity investments is reinstated if the reasons for any writedowns cease to apply.

Equity investments may also be written down in consideration of the market trend, in accordance with the first subsection of art. 18 of D.Lgs. 87/92.

With reference to investments held in Isveimer and in Sga, any charges which the Parent Bank may be called on to bear to cover losses incurred by group companies, will be covered through measures taken in accordance with Law 588/96, accomplished with the procedures provided by the Ministerial Decree of 27 September 1974, as revealed in Part B, Section 5 of these notes.

Dividends from investments that are not consolidated line-by-line or valued at equity are recorded, together with the related tax credits, at the moment in which the tax credit becomes collectible, usually in the year in which dividends are declared and collected.

Foreign currency assets and liabilities (including off-balance sheet transactions other than derivatives)

With the introduction of the euro, the term foreign currency refers to all currencies outside the euro-zone.

Assets and liabilities denominated in foreign currency

Assets and liabilities denominated in foreign currencies, or indexed to foreign exchange movements, as well as financial fixed assets funded in foreign currencies or indexed to foreign exchange movements, are valued using spot exchange rates applicable at year end. Equity investments denominated in foreign currencies subject to local exchange control restrictions (non-convertible currencies) stated in currencies other than those of use, and those not fully or partially hedged by a deposit in the currency of the investment are stated, with regard to the part financed in currencies other than those of use, at the historical rates of exchange applying at the time of acquisition.

Foreign currency costs and revenues are stated using the exchange rates applying at the time they arose.

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Unsettled spot and forward currency transactions

Unsettled spot and forward currency transactions carried out for hedging purposes are valued in the same way as the assets and liabilities being hedged, whether they are recorded on or off the balance sheet.

Transactions not carried out for hedging purposes are valued:

•     at year-end spot exchange rates, in the case of spot transactions still to be settled;

•     at period-end forward exchange rates for maturity dates corresponding to those of the transactions being valued, in the case of forward transactions.

The effect of these valuations is debited or credited to the statement of income.

Tangible fixed assets

Tangible fixed assets are stated at purchase cost, including related charges and the cost of improvements. Purchase cost may have been restated on transformations, at the time of mergers or as a result of applying monetary revaluation laws.

Operating assets are depreciated on a straight-line basis over their residual useful lives. Tangible fixed assets are written down in cases where there is a permanent loss in value, regardless of how much depreciation has already been accumulated. The value of such assets is reinstated in future accounting periods if the reasons for any writedowns no longer apply.

Ordinary maintenance and repairs which do not determine increased utility and/or useful life are expensed in the year in which they are incurred.

Intangible fixed assets

Intangible fixed assets are stated at purchase or production cost, including related charges, and amortized over the period they are expected to benefit, as described below:

•     start-up costs and costs for increases in share capital and other deferred charges are generally amortized on a straight-line basis, over five years;

•     costs incurred for the purchase of software and for development of software by third parties are generally amortized on a straight-line basis, over three years, taking into account the expected residual period of utilization;

•     the goodwill deficit arising from the merger of Banca Provinciale Lombarda and Banco Lariano in 1993, net of the portion allocated to reflect the value of the related assets, is amortized on a straight-line basis. This amortization, concluded in the current year, is provided over a period of ten years and is justifiable in view of the duration of the goodwill accumulated by the merged banks, as assessed in expert appraisals prepared for the respective mergers.

Other aspects

Own shares

Own shares purchased by the Parent Bank are valued at cost, determined using the “average daily cost” method, as they are classed as long-term investments. The main reason for the Parent Bank buying its own shares is to use them in strategic deals

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that require the availability of such shares (e.g. share exchanges as part of the acquisition of equity investments, co-operation agreements and other corporate finance deals). Shares of the Parent Bank purchased by subsidiaries for dealing purposes are valued at their market value corresponding to the “official quotation of the year-end closing date”.

Should own shares be destined for stock incentive plans or stock option plans, they are classified at market value in special separate portfolios, in the same manner as dealing securities.

Stock option plans

Stock incentive plans approved by the Parent Bank, which do not include the assignment of own shares, consist in the assignment of rights to subscribe to increases in share capital against payment. Considering that neither Italian regulations nor Italian accounting policies provide specific instructions in this respect, the booking of these plans is made by registering the increase in capital and the related additional paid in capital, at the time of subscription.

Payables

Payables are stated at their nominal value. The difference between the nominal value of loans received, or securities placed, and the amount actually received, is recorded in the financial statements among deferrals and released to the statement of income on an accruals basis, in accordance with the repayment plan implicit in the funding transaction. Zero-coupon securities are stated at their issue price plus accrued interest. Consistent with the policies described above, funding repurchase agreements that require the holder to resell the securities acquired when the agreement matures are recorded among payables, as are related securities borrowing transactions.

Funding repurchase agreements on securities issued by Group companies are not reported on the above basis if they are arranged by the issuing company concerned. In this case, they are recorded as securities issued with a forward repurchase commitment.

Provisions for employee termination indemnities

The provisions for employee termination indemnities represent the liability to each employee at period end, accrued in accordance with current legislation and payroll agreements.

Provisions for risks and charges

Provisions for risks and charges cover known or likely liabilities, the timing and extent of which cannot be determined at year end or at the time the financial statements are prepared.

Pensions and similar commitments

The pension fund, qualifiable as an “internal” pension fund, is set up by the Parent Group to cover charges linked with integration of the pension paid to the former IMI S.p.A. staff entitled to such payment integration and by some companies from the former Cardine Group. The contingency arising in this connection is assessed at year end on the basis of independent actuarial appraisals, in order to determine the provisions to technical reserves needed to cover future pensions.

Taxation

The provision for taxation covers deferred taxes, income taxes and the regional tax on business activities, including those charged on units operating abroad. The provision also takes into consideration current and potential disputes with the tax authorities.

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Income taxes are estimated prudently on the basis of the tax charges for the year, determined in relation to current tax legislation.

Deferred taxation, determined according to the so called “balance sheet liability method”, reflects the tax effect of provisional differences between the book value of assets and liabilities and their value for tax purposes, which will lead to taxable and deductible amounts in future years.

Tothis end, taxable provisional differences are defined as those which will give rise to taxable income in future years (deferred capital gains, for example); while deductible provisional differences are defined as those which will give rise to deductible amounts in future years (such as provisions and costs that can be deducted for tax purposes over a period of years, e.g. general loan writedowns in excess of the fiscally deductible amount).

Deferred tax liabilities are calculated by applying to each consolidated company the average tax rate to taxable provisional differences likely to generate a tax burden. Deferred tax assets are calculated on deductible provisional differences if there is a reasonable certainty of recovery.

The deferred taxation on equity reserves that will become taxable “however used” is charged against shareholders’ equity. Deferred taxation relating to revaluations arising on conversion to the euro, credited to a specific reserve that will become taxable pursuant to art. 21 of D.Lgs. 213/98, is charged directly against this reserve.

No provision is made for the Parent Banks’ reserves subject to taxation only in the event of distribution. This is because such reserves are allocated to accounts that are not available for distribution and because the events which would give rise to such taxation are not expected to occur.

Deferred taxation on the equity items of consolidated companies is not booked if it is unlikely that any liability will actually arise, bearing in mind the permanent nature of the investment.

Deferred tax assets and liabilities relating to the same kind of tax, applicable to the same entity and expiring in the same period, are offset against each other.

Deferred tax assets are offset against income tax by booking them to the balance sheet under caption 150 - Other assets. Liabilities for deferred taxes are booked to the balance sheet under sub-caption 80.b - Taxation - and are also offset against income tax.

If the deferred tax (asset or liability) relates to transactions directly involving shareholders’ equity without affecting the statement of income, it is debited or credited to shareholders’ equity.

Other provisions

Provisions for guarantees and commitments cover losses on guarantees given and, more generally, the contingencies associated with the Group’s guarantees and commitments and the exposures to derivative contracts on loans for which the Group has taken over the lending risk (seller protection).

Provisions for other risks and charges cover estimated losses arising from legal action and, in particular, from repayments claimed by the receivers of bankrupt customers. They also cover possible charges in connection with guarantees given on the sale of equity investments, possible charges in connection with the Group’s commitment to support the Interbank Deposit Guarantee Fund, possible charges in connection with the renegotiation of subsidized home mortgage loans (Law 133/99 and that dictated by Budget Law 2001) and unsubsidized fixed rate mortgages (Law Decree 394 dated 29 December 2000, converted to Law 24 dated 28 February 2001) and possible charges in connection with other potential liabilities.

27

Provisions for other personnel charges mainly comprise:

•     provisions made by the Parent Bank on the basis of an independent actuarial report, in order to cover the technical deficit of the Independent Supplementary Pension Fund, an independent entity which integrates the compulsory pension fund, as well as accruals for other welfare and social contributions;

•     provisions made on a mathematical/actuarial basis to set up the technical reserve needed to cover long-service bonuses payable to employees.

•     provisions made to cover discretional employee bonuses and other potential liabilities, including those connected with staff leaving incentives.

Reserve for general banking risks

This reserve covers general business risks and as such, forms part of shareholders’ equity in compliance with international supervisory standards and Bank of Italy instructions.

Accruals and deferrals

Accruals and deferrals are recognized in accordance with the matching principle.

Derivative contracts

Derivatives on currency, securities, interest rates, stockmarket indices and other assets

Derivative contracts are valued individually using the methods applicable to the portfolio concerned (hedging contracts and non-hedging contracts). The accounting principles and valuation criteria of derivative contracts are also applied to incorporated derivatives which represent the components of hybrid financial instruments and include both derivative and primary contracts. To this end, incorporated derivative contracts are separate from primary contracts and are booked and valued according to the following principles and criteria.

The values determined are recorded separately in the balance sheet without off-setting assets and liabilities. Agreements between the parties to off-set reciprocal receivables and payables in the case of default by one of the counterparts (“master netting agreements”) are not relevant for disclosure purposes, but are taken into consideration when assessing the counterparty’s lending risk.

The values determined by the contract valuation process (hedging and non-hedging) are adjusted on a case-by-case or a general basis, where appropriate, in order to reflect the lending risk (counterparty and/or country risk) inherent in the contracts.

Hedging contracts

These are entered into with the aim of protecting the value of individual assets or liabilities, as well as any groups of assets or liabilities, on or off the balance sheet, from the risk of market fluctuations. In the case of groups of assets or liabilities the hedging objective is achieved via the use by the Group of asset and liability management techniques. A transaction is considered to be a hedge in the presence of the following documented conditions:

a)   intent to enter into a hedge;

b)  high degree of correlation between the technical and financial characteristics of the assets or liabilities hedged and those inherent in the hedging contract.

28

If just one of the conditions above ceases to apply, then the contract is re-qualified as “non-hedging”.

Hedging derivatives are valued on a basis consistent with the assets and liabilities being hedged. The related procedures for presentation in the financial statements are summarized below:

Balance sheet: the relevant element of differentials or net interest on contracts hedging the interest arising from interest-earning/bearing assets and liabilities is classified among “Accrued income” and/or “Accrued expenses”. The relevant element of differentials on forward rate agreements hedging the interest arising from interest-earning/bearing assets and liabilities is classified among “Prepaid expenses” and/or “Deferred income”. The market value of contracts hedging the risk of price fluctuations, and the effect of valuing contracts hedging the exchange risk on lending and funding activities (principal portion) using year-end spot exchange rates, are classified among “Other assets” and/or “Other liabilities”. Contracts hedging investment securities, or total loans and deposits, are valued at cost consistently with the assets and liabilities being hedged.

Statement of income: where derivative contracts are intended to hedge the interest arising from interest-earning/bearing assets and liabilities, the related economic effect will form part of net interest income on an accruals basis. In this case, the related differentials and margins are allocated either to interest income or to interest expense, depending on their nature. If, on the other hand, the derivative contract hedges the risk of market price or exchange fluctuations (principal portion), then the revenues or costs generated are treated as “Profits/losses on financial transactions”. More specifically, differentials and margins earned on derivative contracts hedging dealing securities are treated as interest, if they relate to multiple-flow contracts (e.g. IRS) or to single-flow contracts where the duration of the underlying asset is less than one year (e.g. FRA); but as profits and losses from financial transactions, if they relate to single-flow contracts where the duration of the underlying asset is more than one year (e.g. futures and options).

Non-hedging contracts

These are valued as follows:

Contracts on securities, interest rates, stockmarket indices and other assets: contracts quoted in organized markets are stated at their market value on the last day of the period. Contracts linked to reference indicators subject to official observation are stated on the basis of their financial value (replacement cost), determined with reference to the market quotations for those indicators on the last day of the period. Other contracts are valued with reference to other elements determined on an objective and consistent basis.

Foreign currency derivatives: these are stated using the forward exchange rates ruling at period-end for the maturity dates of the transactions subject to valuation.

The related procedures for presentation in the financial statements are summarized below:

Balance sheet: the amounts determined from the valuation of non-hedging contracts are classified as “Other assets” or “Other liabilities”.

Statement of income: the economic effects of non-hedging derivative contracts are classified as “Profits/losses on financial transactions”. The structure of this caption, according to the sectors of the financial instruments being traded (securities, currency, other financial instruments) and to the nature of income/charges which they generate (valuations or not), is illustrated in a specific table in the Explanatory Notes.

Internal deals

The Parent Bank and the subsidiary Banca IMI have adopted an organizational structure based on specialized trading desks that have exclusive authorization to deal in specific derivatives. This arrangement is inspired mainly by the goals of efficiency

29

(lower transaction costs), improved management of market and counterparty risks, and the optimal allocation of specialized human resources. These desks manage portfolios consisting of various types of derivatives and, sometimes, securities and operate within defined net risk limits.

The desks serve as counterparties to other desks (which are also autonomous from an accounting point of view) that are not authorized to deal in the market, by means of internal deals in derivatives at market prices.

With regard to the accounting treatment of internal deals and their effect on income, it should be noted that:

•        internal deals involving derivatives held in specialized desk portfolios are stated at market value when entered into for trading/dealing purposes;

•        internal deals involving derivatives held in non-specialized desk portfolios are treated on a basis consistent with the assets or liabilities being hedged (for example, at market value if they hedge listed dealing securities and at cost if they hedge investment securities and/or deposits).

Settlement date

Currency and security transactions, interbank deposits and loans and the bills portfolio are recorded with reference to their settlement dates.

30

SECTION 2 - ADJUSTMENTS AND PROVISIONS RECORDED FOR FISCAL PURPOSES

Value adjustments recorded solely for fiscal purposes

Adjustments recorded solely for fiscal purposes in the statutory financial statements of the Parent Bank and the companies included in consolidated have been reversed upon consolidation.

The Group has not recorded any adjustments solely for fiscal purposes during the year.

Provisions recorded solely for fiscal purposes

Provisions recorded solely for fiscal purposes by consolidated companies in their statutory financial statements have been reversed upon consolidation.

Provisions to the reserve for possible loan losses made in accordance with tax laws by the subsidiary Banca OPI S.p.A. for 58 million euro have been eliminated from the consolidated statement of income for the year.

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Part B - Information on the consolidated balance sheet

SECTION 1 - LOANS

The Group’s loan portfolio is analyzed below by type of counterparty:

	31/12/02	31/12/01	31/12/01 pro forma
	(€/mil)	(€/mil)	(€/mil)
Due from banks (caption 30)	22,000	21,571	26,436
Loans to customers (caption 40) (*)	126,701	97,056	124,910
Total	148,701	118,627	151,346

(*)    The amount includes 1,285 million euro of loans to Società per la gestione delle attività S.p.A. (Sga). (see Section 5 - “Other assets”), of which 1,252 million euro (2,041 million euro as of December 2001) disbursed under Law 588/96.

Due from banks (caption 30)

Amounts due from banks include:

Detail of caption 30 “due from banks” (Table 1.1 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
a) Deposits with central banks	474	1,796	-73.6
b) Bills eligible for refinancing with central banks	—	—	n.s.
c) Finance leases	—	—	n.s.
d) Reverse repurchase agreements	11,500	6,678	+72.2
e) Securities loaned	118	52	+126.9

Deposits with central banks as of 31 December 2002 include the compulsory reserve of 458 million euro with the Bank of Italy and other foreign central banks, (786 million euro as of 31 December 2001).

Loans to customers (caption 40)

Loans to customers, which are analyzed by technical form in the Report on Group Operations, include:

Detail of caption 40 “loans to customers” (Table 1.2 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
a) Bills eligible for refinancing with central banks	18	15	+20.0
b) Finance leases	4,266	2,253	+89.3
c) Reverse repurchase agreements	2,631	3,623	-27.4
d) Securities loaned	13	129	-89.9

The increase in the caption “finance leases” refers mainly to the first time consolidation of the former Cardine Group companies Finemiro Leasing and Cardine Leasing (now merged with Sanpaolo Leasint).

32

“Secured loans to customers” are detailed as follows:

Secured loans to customers (Table 1.3 B.I.) (*)

		31/12/02	31/12/01	Change
		(€/mil)	(€/mil)%
a)	Mortgages	31,588	21,826	+44.7
b)	Pledged assets:
	1. cash deposits	706	200	n.s.
	2. securities (**)	4,705	5,698	-17.4
	3. other instruments	390	432	-9.7
c)	Guarantees given by:
	1. governments (***)	6,257	6,091	+2.7
	2. other public entities	401	253	+58.5
	3. banks	2,237	1,650	+35.6
	4. other operators	18,139	12,122	+49.6
Total		64,423	48,272	+33.5

(*)                 The values as of 31 December 2001 relating to mortgage loan and personal guarantees have been reclassified to make them consistent with those as of 31 December 2002.

(**)          Includes repurchase and similar agreements guaranteed by underlying securities totaling 2,644 million euro (3,752 million euro as of 31 December 2001).

(***)   Includes 1,285 million euro of loans to Società per la gestione delle attività S.p.A. (Sga).

Loans to customers guaranteed by banks and other operators include 113 million euro of positions for which the Parent Bank purchased buyer protection against the risk of non-performance, by means of derivative contracts.

“Secured loans to customers” and those granted directly to Governments or other public bodies represent 61.5% of total loans to customers (62.7% as of 31 December 2001).

Degree of risk in loan portfolio

The principal and interest elements of loans are stated at their estimated realizable value by applying the policies described in detail in Part A, Section 1 of these notes; the related writedowns are effected via direct reduction of the balance sheet asset value of the loans concerned.

The estimated realizable value of doubtful loans takes into account not only the likelihood of recovery, but also their total or partial lack of income generation and late repayment. The global adjustments for discounting purposes as of 31 December 2002 are set at 272 million euro, 74 million euro of which is attributable to the former Cardine Group (192 million euro for SANPAOLO IMI Group stand alone and 94 million euro for former Cardine Group as of 31 December 2001).

33

Analysis of loans to customers

(Bank of Italy instructions dated 17.12.98)

	31/12/02			31/12/01
		(€/mil)			(€/mil)
	Gross exposure	Total adjustments	Net exposure	Gross exposure	Total adjustments	Net exposure
A. Doubtful loans	6,447	3,607	2,840	4,391	2,501	1,890
A.1 Non-performing loans	4,294	2,960	1,334	3,069	2,139	930
A.2 Problem loans	1,767	565	1,202	1,090	293	797
A.3 Loans in course of restructuring	35	4	31	66	21	45
A.4 Restructured loans	268	54	214	121	35	86
A.5 Unsecured loans exposed to country risk	83	24	59	45	13	32
B. Performing loans	124,854	993	123,861	95,899	733	95,166
Total loans to customers	131,301	4,600	126,701	100,290	3,234	97,056

Non-performing and problem loans include unsecured loans to residents of nations exposed to risk for a gross exposure of, respectively, 2 million euro and 11 million euro, and which have been written down by 2 million euro and 9 million euro, respectively.

Commentary on the effect of doubtful loans on the former Cardine Group aggregate accounts is provided in the subsequent tables which highlight the movements in gross doubtful loans and indicate the balance referring to the former Cardine Group as of 31 December 2001.

Coverage of loans (*)

Categories	31/12/02	31/12/01	31/12/01 pro forma (**)
Non-performing loans	68.9%	69.7%	66.4%
Problem, restructured and in course of restructuring loans	30.1%	27.3%	27.0%
Unsecured loans exposed to country risk	28.9%	28.9%	28.6%
Performing loans (***)	0.9%	0.8%	0.8%

(*)                 Index is defined as the ratio between accumulated adjustments on loans and the gross amount of such loans at year end.

(**)          The pro forma schedules reflect the line-by-line consolidation of the former Cardine Group and the proportional consolidation of Banka Koper commencing from 1 January 2001.

(***)   Total performing loans do not include loans to Sga (for 1,285 million euro), total adjustments includes the reserve for possible loan losses (for 71 million euro).

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Analysis of loans to banks

(Bank of Italy instructions dated 17.12.98)

	31/12/02			31/12/01
	(€/mil)			(€/mil)
	Gross exposure	Total adjustments	Net exposure	Gross exposure	Total adjustments	Net exposure

A. Doubtful loans	77	25	52	86	28	58
A.1 Non-performing loans	11	10	1	11	10	1
A.2 Problem loans	—	—	—	—	—	—
A.3 Loans in course of restructuring	—	—	—	—	—	—
A.4 Restructured loans	—	—	—	—	—	—
A.5 Unsecured loans exposed to country risk	66	15	51	75	18	57
B. Performing loans	21,959	11	21,948	21,522	9	21,513
Total loans to banks	22,036	36	22,000	21,608	37	21,571

Non-performing loans include unsecured loans to residents of nations exposed to risk, held in portfolio by the Parent Bank, for a gross exposure of 9 million euro, written down by 8 million euro.

Non-performing loans (Table 1.4 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Non-performing loans (net amount, including default interest)	1,335	931	+43.4

Movements in gross doubtful loans to customers

(Bank of Italy instructions dated 17.12.98)	(€/mil)

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk
A. Gross value as of 1/1/02	3,069	1,090	66	121	45
A.1 of which: for default interest	547	38	—	—	—
B. Increases	2,069	2,047	54	196	55
B.1 inflows from performing loans	205	1,180	15	8	16
B.2 default interest	133	34	—	—	—
B.3 transfer from other categories of doubtful loans	446	99	33	40	—
B.4 other increases	1,285	734	6	148	39
C. Decreases	844	1,370	85	49	17
C.1 outflows to performing loans	14	210	—	6	9
C.2 write-offs	303	68	—	5	—
C.3 collections	415	585	8	24	5
C.4 disposals	41	—	—	—	—
C.5 transfer to other categories of doubtful loans	37	492	76	13	—
C.6 other decreases	34	15	1	1	3
D. Gross value as of 31/12/02	4,294	1,767	35	268	83
D.1 of which: for default interest	641	88	—	—	—

35

“Other increases” include a 1,771 million euro balance as of 1/1/2002 for the former Cardine Group, of which 1,078 million euro for non-performing loans, 549 million euro for problem loans, 1 million euro for loans being restructured, 140 million euro for restructured loans and 3 million euro for unsecured loans to risk countries.

Movements in gross doubtful amounts due from banks

(Bank of Italy instructions dated 17.12.98)	(€/mil)

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk
A. Gross value as of 1/1/02	11	—	—	—	75
A.1 of which: for default interest	1	—	—	—	—
B. Increases	1	—	—	—	20
B.1 inflows from performing loans	—	—	—	—	—
B.2 default interest	—	—	—	—	—
B.3 transfer from other categories of doubtful loans	—	—	—	—	—
B.4 other increases	1	—	—	—	20
C. Decreases	1	—	—	—	29
C.1 outflows to performing loans	—	—	—	—	—
C.2 write-offs	—	—	—	—	—
C.3 collections	—	—	—	—	29
C.4 disposals	—	—	—	—	—
C.5 transfer to other categories of doubtful loans	—	—	—	—	—
C.6 other decreases	1	—	—	—	—
D. Gross value as of 31/12/02	11	—	—	—	66
D.1 of which: for default interest	1	—	—	—	—

36

Movements in adjustments made to loans granted to customers

(Bank of Italy instructions dated 17.12.98)	(€/mil)

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Total adjustments as of 1/1/02	2,139	293	21	35	13	733
A.1 of which: for default interest	547	38	—	—	—	8
B. Increases	1,328	553	7	38	16	442
B.1 adjustments	463	254	3	8	7	251
B.1.1 of which: for default interest	133	34	—	—	—	17
B.2 use of reserves for possible loan losses	3	28	—	—	—	6
B.3 transfer from other categories of doubtful loans	192	108	4	4	3	6
B.4 other increases	670	163	—	26	6	179
C. Decreases	507	281	24	19	5	182
C.1 writebacks from valuations	54	24	1	8	2	8
C1.1 of which: for default interest	1	1	—	—	—	—
C.2 writebacks of collections	103	50	1	1	—	11
C2.1 of which: for default interest	37	9	—	—	—	5
C.3 write-offs	303	68	—	5	—	27
C.4 transfer to other categories of doubtful loans	26	134	22	4	—	131
C.5 other decreases	21	5	—	1	3	5
D. Total adjustments as of 31/12/02	2,960	565	4	54	24	993
D.1 of which: for default interest	641	88	—	—	—	24

“Other increases” include 970 million euro as of 1/1/2002 for the former Cardine Group, of which 611 million euro for non-performing loans, 161 million euro for problem loans, 25 million euro for restructured loans, 1 million euro for unsecured loans to risk countries and 172 million euro for performing loans.

As of 31 December 2002 total adjustments include 272 million euro (with 74 million euro attributable to the former Cardine Group) relating to the adoption of the policy for discounting doubtful loans (192 million euro for the SANPAOLO IMI Group stand alone and 94 million euro for the former Cardine Group as of 31 December 2001). More specifically, writedowns for discounting purposes total 197 million euro on non-performing loans, 60 million euro on problem loans and 15 million euro on restructured loans and loans being restructured.

The adjustments in value to performing loans to customers include a specific writedown of 9 million euro booked by the Parent Bank to watchlist positions for a gross exposure of 201 million euro.

37

Movements in adjustments made to loans granted to banks

(Bank of Italy instructions dated 17.12.98)	(€/mil)

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Total adjustments as of 1/1/02	10	—	—	—	18	9
A.1 of which: for default interest	1	—	—	—	—	—
B. Increases	1	—	—	—	2	2
B.1 adjustments	—	—	—	—	—	1
B.1.1 of which: for default interest	—	—	—	—	—	—
B.2 use of reserves for possible loan losses	—	—	—	—	—	—
B.3 transfer from other categories of doubtful loans	—	—	—	—	—	—
B.4 other increases	1	—	—	—	2	1
C. Decreases	1	—	—	—	5	—
C.1 writebacks from valuations	—	—	—	—	—	—
C.1.1 of which: for default interest	—	—	—	—	—	—
C.2 writebacks of collections	—	—	—	—	1	—
C.2.1 of which: for default interest	—	—	—	—	—	—
C.3 write-offs	—	—	—	—	—	—
C.4 transfer from other categories of doubtful loans	—	—	—	—	—	—
C.5 other decreases	1	—	—	—	4	—
D. Total adjustments as of 31/12/02	10	—	—	—	15	11
D.1 of which: for default interest	1	—	—	—	—	—

38

Loans to customers and banks resident in nations exposed to country risk

(€/mil)

	Gross exposure
		of which: unsecured
Country	Total	book value	weighted value
Brazil	75	39	39
Romania	33	28	28
Egypt	54	26	26
Morocco	70	15	15
Venezuela	14	12	11
Argentina	95	8	8
Tunisia	8	6	1
Algeria	8	4	3
Cameroon	2	2	2
Costa Rica	2	2	—
Russia	363	1	1
Iran	60	1	1
Philippines	11	1	1
Yugoslavia	1	1	1
Lebanon	32	1	—
Pakistan	32	—	—
Other	43	2	1
Total gross exposure	903	149	138
Total adjustments	39	39
Net exposure as of 31/12/2002	864	110

For the purposes of these notes, the countries considered are those listed by the Italian Banking Association, for which, in the absence of specific guarantees, general adjustments have been made.

Adjustments to unsecured loans exposed to country risk have been made by applying the weighting criteria and the write-down percentages agreed industry-wide by the Italian Bankers’ Association, as mentioned above. Such writedowns are to cover all of the losses that might arise from those events that are typical to “country risk”.

Secured loans amounting to 754 million euro, are mainly insured by SACE or equivalent entities and by surety bonds from banking operators in the OECD area. In addition, they comprise loans of 158 million euro granted by the Parent Bank to a prime customer resident in Russia that are guaranteed by receivables deriving from supply contracts with leading West European companies. This collateral is deemed adequate to cover the lending risk. In compliance with Bank of Italy regulations, these loans are included in the calculation of country risk, which is deducted from the Bank’s capital for supervisory purposes.

Other information relating to loans

Information regarding the distribution of loans, by category of borrower, business sector, geographical area, currency and liquidity, is provided in Part B, Section 11 of these notes.

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SECTION 2 - SECURITIES

Securities owned by the Group are analyzed as follows:

	31/12/02	31/12/01	31/12/01 pro forma
	(€/mil)	(€/mil)	(€/mil)
Treasury bills and similar bills eligible for refinancing with central banks (caption 20)	3,143	9,373	10,181
Bonds and other debt securities (caption 50)	16,822	11,216	16,280
Shares, quotas and other equities (caption 60)	2,595	1,528	2,054
Total	22,560	22,117	28,515

“Treasury bills and similar bills eligible for refinancing with central banks” represent securities which may be used for refinancing purposes, but may not be used for this purpose as of the date of the financial statements.

Investment securities

Securities recorded in the consolidated financial statements include those which will be held long term by Group companies and declared as such in their financial statements. The investment securities portfolio is analyzed as follows:

Investment securities (Table 2.1 B.I.)

	31/12/02		31/12/01
	(€/mil)		(€/mil)
	Book value	Market value	Book value	Market value
1. Debt securities
1.1 Government securities
• quoted	1,193	1,273	1,579	1,605
• unquoted	—	—	—	—
1.2 Other securities
• quoted	731	749	1,069	1,090
• unquoted	965	980	655	656
2. Equities
• quoted	—	—	—	—
• unquoted	8	8	5	5
Total	2,897	3,010	3,308	3,356

The comparison between the market value and book value reveals net unrealized gains, for the Parent Bank and some subsidiaries, for 24 million euro on securities not covered by derivatives contracts and for 89 million euro on hedged securities. The evaluation of related derivatives tools reveals potential losses for 94 million euro (including 18 million euro for operations entered into with Group companies operating on financial markets within their brokerage activity).

“Other securities”, quoted and unquoted, mainly include securities held by the Parent Bank for 1,043 million euro and by foreign subsidiaries for 630 million euro. In particular, investments in securities in foreign Governments and public bodies amount to 344 million euro, while other investments, amounting to 1,352 million euro are composed mainly of securities issued by leading companies in the European Union (833 million euro).

40

“Equities” entirely comprise units in mutual funds included in the investment portfolios of the subsidiaries Sanpaolo IMI Private Equity S.p.A. and Cardine Finance P.L.C..

Changes in investment securities during the year (Table 2.2 B.I.)	(€/mil)

A. Opening balance	3,308
B. Increases
B1. purchases	768
B2. writebacks	5
B3. transfers from dealing portfolio	7
B4. other changes	722
C. Decreases
C1. sales	464
C2. redemptions	769
C3. adjustments	22
of which:
long-term writedowns	18
C4. transfers to dealing portfolio	432
C5. other changes	226
D. Closing balance	2,897

“Transfers from dealing portfolio” at subcaption B3 refer to transfers by a foreign subsidiary.

Subcaption B4. “Increases – other changes” includes 678 million euro as of 1/1/2002 for the former Cardine Group, 20 million euro exchange gains on securities denominated in foreign currency and 5 million euro gains from dealings.

Subcaption C5. “Decreases – other changes” includes 165 million euro exchange losses on securities denominated in foreign currencies and 3 million euro losses on dealings.

In addition, subcaptions B4 and C5 also include accrued issue and dealing discounts.

Subcaption C1. “Sales” includes 277 million euro sales carried out by the Parent Bank on the basis of resolutions passed by the Board of Directors of the Bank and 187 million euro for other sales made by certain subsidiary companies in relation to the redefinition of business.

The “adjustments” of 22 million euro reported in subcaption C3. reflects any permanent losses in value for 18 million euro (subsection 2 of art. 18 D.Lgs. 87/92), with the remainder of the adjustments made to reflect market value (subsection 1 of art. 18 D.Lgs. 87/92). Negative adjustments of a permanent nature have been determined according to the deterioration in liquidity of borrowers in connection with securities or collaterals. When determining the adjustments, the prices supplied by the arrangers of the issues were also prudently considered.

Subcaption C4. “transfer to dealing portfolio” refers to transfers made by the Parent Bank.

The positive net differences between reimbursements and book values (issue and dealing discounts) total 55 million euro and have been booked to the statement of income on the basis of the accruals principle. More specifically, the Parent Bank shows a positive difference for 59 million euro and other foreign subsidiaries show a negative difference of 4 million euro.

It should be noted that movements in the investment portfolio are carried out by Group companies on the basis of resolutions passed by the Board of Directors and within the limits set by them.

41

Dealing securities

Dealing securities, held for treasury and negotiation purposes, are analyzed as follows:

Dealing securities (Table 2.3 B.I.)

	31/12/02		31/12/01
	(€/mil)		(€/mil)
	Book value	Market value	Book value	Market value
1. Debt securities
1.1 Government securities
• quoted	7,248	7,248	9,626	9,626
• unquoted	43	43	57	57
1.2 other securities
• quoted	4,234	4,236	4,140	4,140
• unquoted	5,551	5,575	3,463	3,471
2. Equities
• quoted	2,426	2,429	1,259	1,259
• unquoted	161	162	264	265
Total	19,663	19,693	18,809	18,818

In the reclassified consolidated financial statements, the dealing securities portfolio also includes 31 million euro in SANPAOLO IMI S.p.A. shares in the portfolios of some subsidiaries.

Gains shown in the table for other quoted debt securities and other quoted equities refer to values quoted on small East European markets characterized by limited liquidity. These gains are not reflected in the statement of income.

42

Changes in dealing securities during the year (Table 2.4 B.I.)	(€/mil)

A. Opening balance	18,809
B. Increases
B1. purchases	459,007
• debt securities	416,561
• government securities	257,501
• other securities	159,060
• equities	42,446
B2. writebacks and revaluations	187
B3. transfers from investment portfolio	432
B4. other changes	7,990
C. Decreases
C1. sales and redemptions	463,760
• debt securities	422,616
• government securities	263,639
• other securities	158,977
• equities	41,144
C2. adjustments	180
C3. transfers to investment portfolio	7
C5. other changes	2,815
D. Closing balance	19,663

Subcaption B4. “Increases – other changes” includes 5,738 million euro for the balance relating to the former Cardine Group and Banka Koper as of 1/1/2002.

Other information relating to securities

The composition of the securities portfolio is analyzed by geographical area, currency and liquidity in Part B, Section 11 of these notes.

43

SECTION 3 - EQUITY INVESTMENTS

Equity investments, reported in asset captions 70 and 80 of the balance sheet, are analyzed as follows:

	31/12/02	31/12/01	31/12/01 pro forma
	(€/mil)	(€/mil)	(€/mil)
Equity investments (caption 70)	3,224	4,054	4,238
Investments in Group companies (caption 80)	840	643	660
Total	4,064	4,697	4,898
• significant investments carried at equity (table 3.1 B.I.)	1,266	982	1,102
• other investments carried at cost	2,798	3,715	3,796

Significant investments

Significant investments held by the Group, being those in subsidiary companies or in companies subject to significant influence, as defined in articles 4 and 19 of D.Lgs. 87/92, are indicated in the table below:

Significant investments (Table 3.1 B.I.)

	Registered	Type of re- lation- ship	Share- holders’ equity (€/mil)	Net income (loss) (€/mil)	Ownership		Voting rights at shareholders’ meeting	Consoli- dated book
Name	offices	(*)	(**)	(**)	Held by	%	%	values
								(€/mil)
A. Companies consolidated on a line-by-line and proporational basis

SANPAOLO IMI S.p.A. (Parent Bank)	Turin		9,956	764	—	—	—	—

A1 Companies consolidated on a line-by-line basis
1 Alcedo S.r.l.	Padua	1	—	—	Cardine Finanziaria	100.00	100.00	XXX	(A)
2 Banca Agricola di Cerea S.p.A.	Verona	1	50	1	Cardine Finanziaria	100.00	100.00	XXX	(A)
3 Banca Fideuram S.p.A.	Milan	1	934	130	Sanpaolo IMI	64.10	64.10	XXX
					Invesp	9.28	9.28	XXX
						73.38	73.38
4 Banca d’Intermediazione Mobiliare IMI S.p.A. (Banca IMI)	Milan	1	353	2	Sanpaolo IMI	100.00	100.00	XXX
5 Banca IMI Securities Corp.	United States	1	149	2	IMI Capital Market USA	100.00	100.00	XXX
6 Banca OPI S.p.A.	Rome	1	618	32	Sanpaolo IMI	100.00	100.00	XXX	(B)
7 Banca Popolare dell’Adriatico S.p.A.	Teramo	1	266	10	Cardine Finanziaria	70.86	70.86	XXX	(A)
8 Banca Sanpaolo Invest S.p.A.	Rome	1	72	5	Banca Fideuram	100.00	100.00	XXX	(C)
9 Banco di Napoli Asset Management S.G.R. p.A.	Naples	1	26	2	Sanpaolo IMI WM	100.00	100.00	XXX	(D)
10 Banque Privée Fideuram Wargny S.A.	France	1	69	-20	Financiere Fideuram	99.86	99.86	XXX
11 Banque Sanpaolo S.A.	France	1	419	29	Sanpaolo IMI	100.00	100.00	XXX
12 Cardine Finance Plc	Ireland	1	10	—	Sanpaolo IMI	99.97	99.97	XXX
					Cassa di Risparmio Padova e Rovigo	0.01	0.01	XXX
					Cassa di Risparmio Venezia	0.01	0.01	XXX
					Cassa di Risparmio Bologna	0.01	0.01	XXX
						100.00	100.00		(A)

44

		Registered	Type of re- lation- ship	Share- holders’ equity (€/mil)	Net income (loss) (€/mil)	Ownership		Voting rights at shareholders’ meeting	Consoli- dated book
Name		offices	(*)	(**)	(**)	Held by	%	%	values
									(€/mil)
13	Cardine Finanziaria S.p.A.	Padua	1	2,593	193	Sanpaolo IMI	100.00	100.00	XXX	(A)(E)
14	Cardine Investimenti S.G.R. S.p.A. (subsequently Sanpaolo IMI Fondi Chiusi SGR S.p.A.)	Padua	1	1	—	Sanpaolo IMI Private Equity	100.00	100.00	XXX	(A)(F)
15	Cassa di Risparmio di Gorizia S.p.A.	Gorizia	1	77	1	Cardine Finanziaria	100.00	100.00	XXX	(A)
16	Cassa di Risparmio di Padova e Rovigo S.p.A.	Padua	1	706	80	Cardine Finanziaria	100.00	100.00	XXX	(A)
17	Cassa di Risparmio di Udine e Pordenone S.p.A.	Udine	1	144	7	CardineFinanziaria	100.00	100.00	XXX	(A)
18	Cassa di Risparmio di Venezia S.p.A.	Venice	1	306	44	Cardine Finanziaria	100.00	100.00	XXX	(A)
19	Cassa di Risparmio in Bologna S.p.A.	Bologna	1	590	22	Cardine Finanziaria	100.00	100.00	XXX	(A)
20	Esaban S.p.A.	Naples	1	-1	-10	Sanpaolo IMI	100.00	100.00	XXX	(G)(H)
21	Farbanca S.p.A.	Bologna	4	11	—	Sanpaolo IMI	15.00	15.00	XXX	(A)
22	Fideuram Asset Management (Ireland) Ltd	Ireland	1	186	185	Banca Fideuram	100.00	100.00	XXX	(I)
23	Fideuram Bank S.A.	Luxembourg	1	37	9	Banca Fideuram	99.99	99.99	XXX
						Fideuram Vita	0.01	0.01	XXX
							100.00	100.00
24	Fideuram Bank (Suisse) A.G.	Switzerland	1	22	—	Fideuram Bank	99.95	99.95	XXX
25	Fideuram Capital SIM S.p.A.	Milan	1	17	5	Banca Fideuram	100.00	100.00	XXX
26	Fideuram Fiduciaria S.p.A.	Rome	1	3	—	Banca Fideuram	100.00	100.00	XXX
27	Fideuram Fondi S.p.A.	Rome	1	30	9	Banca Fideuram	99.25	99.25	XXX
28	Fideuram Gestioni Patrimoniali SIM S.p.A.	Milan	1	11	4	Banca Fideuram	100.00	100.00	XXX
29	Fideuram Gestions S.A.	Luxembourg	1	18	3	Banca Fideuram	99.94	99.94	XXX
						Fideuram Vita	0.06	0.06	XXX
							100.00	100.00		(J)
30	Fideuram Wargny Active Broker S.A.	France	1	15	-7	Banque Privée Fideuram Wargny	99.99	99.99	XXX
31	Fideuram Wargny Gestion S.A.	France	1	4	—	Banque Privée Fideuram Wargny	99.85	99.85	XXX
32	Fideuram Wargny Gestion S.A.M. (former Wargny Gestion S.A.M.)	Principality of Monaco	1	5	—	Banque Privée Fideuram Wargny	99.50	99.50	XXX
33	Fin. OPI S.p.A. (former Compagnia di San Paolo Investimenti Patrimoniali S.p.A.)	Turin	1	232	1	Banca OPI	100.00	100.00	XXX	(K)
34.	Financière Fideuram S.A	France	1	28	-10	Banca Fideuram	94.95	94.95	XXX
35	Finemiro Banca S.p.A.	Bologna	1	120	7	Sanpaolo IMI	96.68	96.68	XXX	(A)
36	Finemiro Leasing S.p.A.	Bologna	1	42	5	Finemiro Banca	100.00	100.00	XXX	(A)(L)
37	GE.RI.CO. - Gestione Riscossione Tributi in Concessione S.p.A.	Venice	1	-1	-8	Sanpaolo IMI	100.00	100.00	XXX	(A)
38	IDEA S.A.	Luxembourg	1	—	—	IMI Bank (Lux)	99.17	99.17	XXX
						Sanpaolo IMI International	0.83	0.83	XXX
							100.00	100.00
39	IMI Bank (Lux) S.A.	Luxembourg	1	75	-1	Banca IMI	99.99	99.99	XXX
						IMI Investments	0.01	0.01	XXX
							100.00	100.00
40	IMI Capital Markets USA Corp.	United States	1	150	-1	IMI Investments	100.00	100.00	XXX
41	IMI Finance Luxembourg S.A. (former Independent Management for Institutional Advisory Co. S.A.)	Luxembourg	1	-3	-9	IMI Investments	100.00	100.00	XXX
42	IMI Investimenti S.p.A. (former NHS-Nuova Holding Sanpaolo IMI S.p.A.)	Turin	1	424	-89	Sanpaolo IMI	100.00	100.00	XXX	(M)(N)

45

		Registered	Type of re- lation- ship	Share- holders’ equity (€/mil)	Net income (loss) (€/mil)	Ownership			Voting rights at shareholders’ meeting	Consoli- dated book
Name		offices	(*)	(**)	(**)	Held by		%	%	values
										(€/mil)
43	IMI Investments S.A.	Luxembourg	1	164	21	Banca IMI		99.99	99.99	XXX
						Banca IMI Securities		0.01	0.01	XXX
								100.00	100.00
44	IMI Real Estate S.A.	Luxembourg	1	4	—	IMI Bank (Lux	)	99.99	99.99	XXX
						Sanpaolo IMI International		0.01	0.01	XXX
								100.00	100.00
45	IMIWeb Bank S.p.A.	Milan	1	15	-22	Banca IMI		100.00	100.00	XXX	(O)
46	IMIWeb (UK Ltd)	United Kingdom	1	3	-5	IMIWeb Bank		100.00	100.00	XXX
47	Invesp S.p.A.	Turin	1	428	113	Sanpaolo IMI		100.00	100.00	XXX	(P)
48	Lackenstar Ltd	Ireland	1	—	—	Sanpaolo IMI Bank Ireland		100.00	100.00	XXX
49	LDV Holding B.V.	The Netherlands	1	187	-11	Sanpaolo IMI Private Equity		100.00	100.00	XXX	(Q)
50	NHS Investments S.A.	Luxembourg	1	132	-17	IMI Investimenti		99.99	99.99	XXX
						LDV Holding		0.01	0.01	XXX
								100.00	100.00
51	NHS Luxembourg S.A.	Luxembourg	1	13	-8	Sanpaolo IMI Private Equity		99.99	99.99	XXX

						LDV Holding		0.01	0.01	XXX
								100.00	100.00		(Q)
52	Prospettive 2001 S.p.A.	Turin	1	49	-6	Sanpaolo IMI		100.00	100.00	XXX	(P)
53	Sanpaolo Asset Management S.A.	France	1	3	2	Banque Sanpaolo		99.98	99.98	XXX
						Societé Fonciere d’Investissement		0.01	0.01	XXX
						Societé Immobiliere d’Investissement		0.01	0.01	XXX
								100.00	100.00
54	Sanpaolo Bail S.A.	France	1	5	—	Banque Sanpaolo		99.97	99.97	XXX
						Sanpaolo Mur		0.01	0.01	XXX
						Societé Fonciere d’Investissement		0.01	0.01	XXX
						Societé Immobiliere d’Investissement		0.01	0.01	XXX
								100.00	100.00		(B)
55	Sanpaolo Bank (Austria A.G.)	Austria	1	10	1	Sanpaolo Bank		100.00	100.00	XXX
56	Sanpaolo Bank S.A.	Luxembourg	1	95	62	Sanpaolo IMI WM		99.99	99.99	XXX
						Sanpaolo IMI WM Luxembourg		0.01	0.01	XXX
								100.00	100.00
57	Sanpaolo Bank (Suisse S.A.) (former SP Private Banking S.A.)	Switzerland	1	15	-4	Sanpaolo Bank		99.98	99.98	XXX

58	Sanpaolo Fiduciaria S.p.A.	Milan	1	3	1	Sanpaolo IMI		100.00	100.00	XXX	(R)
59	Sanpaolo Fonds Gestion S.n.c.	France	1	12	11	Banque Sanpaolo		80.00	80.00	XXX
						Sanpaolo Asset Management S.A.		20.00	20.00	XXX
								100.00	100.00
60	Sanpaolo IMI Alternative Investments S.G.R. S.p.A.	Milan	1	2	-1	Sanpaolo IMI WM		100.00	100.00	XXX	(S)
61	Sanpaolo IMI Asset Management S.G.R. S.p.A.	Turin	1	42	8	Sanpaolo IMI WM		100.00	100.00	XXX
62	Sanpaolo IMI Bank (International S.A.)	Madeira	1	181	5	Sanpaolo IMI		69.01	69.01	XXX
						Sanpaolo IMI International		30.99	30.99	XXX
								100.00	100.00

46

		Registered	Type of re- lation- ship	Share- holders’ equity (€/mil)	Net income (loss) (€/mil)	Ownership		Voting rights at shareholders’ meeting	Consoli- dated book
Name		offices	(*)	(**)	(**)	Held by	%	%	values
									(€/mil)
63	Sanpaolo IMI Bank Ireland Plc	Ireland	1	516	-8	Sanpaolo IMI	100.00	100.00	XXX
64	Sanpaolo IMI Capital Company I L.l.c.	United States	1	50	—	Sanpaolo IMI	100.00	100.00	XXX
65	Sanpaolo IMI Institutional Asset Management S.G.R. S.p.A.	Monza	1	20	—	Sanpaolo IMI WM	85.00	85.00	XXX	(T)
						Banca IMI	11.72	11.72	XXX
						IMI Bank (Lux)	3.28	3.28	XXX
							100.00	100.00
66	Sanpaolo IMI International S.A.	Luxembourg	1	810	-233	Sanpaolo IMI	100.00	100.00	XXX
67	Sanpaolo IMI Private Equity S.p.A. (former NHS S.p.A.)	Bologna	1	234	-11	Sanpaolo IMI	100.00	100.00	XXX	(U)
68	Sanpaolo IMI US Financial Co.	United States	1	—	—	Sanpaolo IMI	100.00	100.00	XXX
69	Sanpaolo IMI Wealth Management S.p.A. (former Wealth Management Sanpaolo IMI S.p.A.)	Milan	1	685	123	Sanpaolo IMI	100.00	100.00	XXX
70	Sanpaolo IMI WM Luxembourg S.A. (former Sanpaolo Gestion Internationale S.A.)	Luxembourg	1	17	42	Sanpaolo IMI WM	88.22	88.22	XXX
						Sanpaolo Bank	11.78	11.78	XXX
							100.00	100.00		(V)
71	Sanpaolo Invest Ireland Ltd	Ireland	1	5	5	Banca Sanpaolo Invest	100.00	100.00	XXX
72	Sanpaolo Leasint S.p.A.	Milan	1	102	17	Sanpaolo IMI	100.00	100.00	XXX	(B)(W)
73	Sanpaolo Mur S.A.	France	1	3	—	Banque Sanpaolo	99.99	99.99	XXX
						Sanpaolo Bail	0.01	0.01	XXX
							100.00	100.00		(B)
74	Sanpaolo Riscossioni Genova S.p.A.	Genoa	1	7	1	Sanpaolo IMI	100.00	100.00	XXX
75	Sanpaolo Riscossioni Prato S.p.A.	Prato	1	4	—	Sanpaolo Riscossioni Genova	63.76	63.76	XXX
						Sanpaolo IMI	36.24	36.24	XXX
							100.00	100.00
76	SEP S.p.A.	Turin	1	3	1	Sanpaolo IMI	100.00	100.00	XXX
77	Sogesmar S.A.	France	1	—	—	Banque Privée Fideuram Wargny	51.09	51.09	XXX
						Fideuram Wargny Gestion	48.19	48.19	XXX
							99.28	99.28
78	SP Immobiliere S.A.	Luxembourg	1	—	—	Sanpaolo Bank	99.99	99.99	XXX
						Sanpaolo IMI WM Luxembourg	0.01	0.01	XXX
							100.00	100.00
79	Tobuk Ltd	Ireland	1	—	—	Sanpaolo IMI Bank Ireland	100.00	100.00	XXX
80	Tushingham Ltd	Ireland	1	—	—	Sanpaolo IMI Bank Ireland	100.00	100.00	XXX
81	West Bank S.A.	Romania	1	5	-6	Sanpaolo IMI	72.39	72.39	XXX	(A)

A2	Companies consolidated with the proportional method
1	Banka Koper d.d.	Slovenia	7	87	16	Sanpaolo IMI	62.10	32.99	XXX	(X)
2	Centradia Group Ltd	United Kingdom	7	6	-7	Sanpaolo IMI	29.03	29.03	XXX
3	Centradia Ltd	United Kingdom	7	1	-1	Centradia Group	100.00	100.00	XXX
4	Centradia Services Ltd	United Kingdom	7	1	-1	Centradia Group	100.00	100.00	XXX
5	Finconsumo Banca S.p.A.	Turin	7	31	6	Sanpaolo IMI	50.00	50.00	XXX	(Y)
6	FC Factor S.r.l.	Turin	7	1	—	Finconsumo Banca	100.00	100.00	XXX

		Registered	Type of re- lation- ship	Share- holders’ equity (€/mil)	Net income (loss) (€/mil)	Ownership		Voting rights at shareholders’ meeting	Consoli- dated book
Name		offices	(*)	(**)	(**)	Held by	%	%	values
									(€/mil)
B.	Investments carried at equity
B1	Investments carried at equity - Subsidiaries (***)
1	3G Mobile Investments 2 S.A. (former Bernabé Mobile Investments 2 S.A.)	Belgium	1	52	-7	IMI Investimenti	100.00	100.00	52
2	Banca IMI (Nominees Ltd)	United Kingdom	1	—	—	Banca IMI	100.00	100.00	—
3	Bonec Ltd	Ireland	1	—	—	Sanpaolo IMI Bank Ireland	100.00	100.00	—
4	Brokerban S.p.A.	Naples	1	2	1	Sanpaolo IMI	100.00	100.00	2	(H)
5	Cardine Financial Innovation S.p.A.	Padua	1	1	—	Cardine Finanziaria	100.00	100.00	—	(A)
6	Cedar Street Securities Corp.	United States	1	—	—	Banca IMI Securities	100.00	100.00	—
7	Consorzio Studi e Ricerche Fiscali	Rome	1	—	—	Sanpaolo IMI	50.00	50.00	—
						Banca Fideuram	10.00	10.00	—
						Banca IMI	5.00	5.00	—
						Banca OPI	5.00	5.00	—
						Cardine Finanziaria	5.00	5.00	—
						Fideuram Vita	5.00	5.00	—	(Z)
						Sanpaolo Leasint	5.00	5.00	—
						Sanpaolo IMI Asset Management	5.00	5.00	—
						Sanpaolo IMI WM	5.00	5.00	—
						IMI Investimenti	2.50	2.50	—
						Sanpaolo IMI Private Equity	2.50	2.50	—
							100.00	100.00
8	CSP Investimenti S.r.l.	Turin	1	2	-13	FIN.OPI	100.00	100.00	2	(AA)
9	Emil Europe ‘92 S.r.l.	Bologna	1	4	—	Cassa di Risparmio Bologna	90.55	90.55	3	(A)
10	Eptaventure S.p.A.	Milan	1	—	—	Sanpaolo IMI Private Equity	100.00	100.00	—	(BB)
11	Fideuram Assicurazioni S.p.A.	Rome	1	13	2	Banca Fideuram	100.00	100.00	13
12	Fideuram Vita S.p.A.	Rome	1	377	46	Banca Fideuram	99.78	100.00	372
13	Immobiliare 21 S.r.l.	Milan	1	—	-1	Invesp	90.00	90.00	—
						RSP	10.00	10.00	—	(Z)
							100.00	100.00
14	Immobiliare Nettuno S.p.A.	Bologna	1	2	1	Cassa di Risparmio Bologna	100.00	100.00	2	(A)

15	ISC Euroservice G.M.B.H.	Germany	1	—	—	Sanpaolo IMI	80.00	80.00	—	(A)
16	NHS Mezzogiorno S.G.R. S.p.A.	Naples	1	2	—	Sanpaolo IMI Private Equity	99.50	99.50	2
						NHS Luxembourg	0.50	0.50	—
							100.00	100.00		(Q)(CC)
17	Obiettivo Società di Gestione del Risparmio (S.G.R.) S.p.A.	Milan	1	2	-1	Banca IMI	100.00	100.00	2
18	Poseidon --Insurance Brokers - S.p.A.	Bologna	1	1	1	Invesp	100.00	100.00	1	(A)(DD)
19	RSP S.r.l.	Turin	1	—	—	Sanpaolo IMI	100.00	100.00	—
20	S.V.I.T. S.p.A.	Padua	1	1	—	Cassa di Risparmio Padova e Rovigo	57.45	57.45	—	(A)
21	Sanpaolo IMI Capital Partners Ltd	Guernsey	1	—	—	Sanpaolo IMI Private Equity	99.00	99.00	—
						Sanpaolo IMI Management	1.00	1.00	—	(Z)
							100.00	100.00		(Q)

		Registered	Type of re- lation- ship	Share- holders’ equity (€/mil)	Net income (loss) (€/mil)	Ownership			Voting rights at shareholders’ meeting	Consoli- dated book
Name		offices	(*)	(**)	(**)	Held by		%	%	values
										(€/mil)
22	Sanpaolo IMI Internazionale S.p.A. (former New BPA S.r.l.)	Padua	1	10	—	Sanpaolo IMI		100.00	100.00	10	(A)
23	Sanpaolo IMI Management Ltd	United Kingdom	1	—	—	Sanpaolo IMI Private Equity		100.00	100.00	—	(Q)
24	Sanpaolo Leasint G.M.B.H.	Austria	1	—	—	Sanpaolo Leasint		100.00	100.00	—
25	Sanpaolo Life Ltd	Ireland	1	31	15	Sanpaolo Vita		75.00	100.00	—	(Z)
						Banca Sanpaolo Invest		25.00	0.00	2
								100.00	100.00
26	Sanpaolo Vita S.p.A.	Milan	1	331	55	Sanpaolo IMI WM		100.00	100.00	357	(EE)
27	Servizi S.r.l.	Bologna	1	2	1	Finemiro Banca		100.00	100.00	2 (A	)
28	Societé Civile Les Jardins d’Arcadie	France	1	—	—	Banque Sanpaolo		55.00	55.00	—
29	Socavie S.N.C.	France	1	5	5	Banque Sanpaolo		99.80	99.80	5
						Societé Fonciere d’Investissement		0.20	0.20	—	(Z)
								100.00	100.00
30	Societé Fonciere d’Investissement S.A.	France	1	—	—	Banque Sanpaolo		100.00	100.00	—
31	Societé Immobilière d’Investissement	France	1	—	—	Banque Sanpaolo		99.98	99.98	—
						Societé Fonciered’ Investissement		0.02	0.02	—	(Z)
								100.00	100.00
32	UNI Invest S.A.	France	1	—	—	Banque Sanpaolo		100.00	100.00	—
33	W.D.W. S.A.	France	1	—	—	Banque Privèe Fideuram Wargny		99.56	99.56	—
34	West Leasing S.A.	Romania	1	1	—	West Bank		88.30	88.30	1	(A)
35	West Trade Center S.A.	Romania	1	—	—	Sanpaolo IMI		75.00	75.00	—	(A)
36	BN Finrete S.p.A. (in liq.)	Naples	1	1	—	Sanpaolo IMI		99.00	99.00	1	(H)(FF)
37	Cardine Suisse S.A. (in liq.)	Switzerland	1	1	—	Sanpaolo IMI		99.00	99.00	1	(A)(FF)(GG)
38	Cariparo Ireland Plc (in liq.)	Ireland	1	1	—	Sanpaolo IMI		99.94	99.94	1	(FF)
						Banca Agricoladi Cerea		0.01	0.01	—
						Banca Popolare dell’Adriatico		0.01	0.01	—
						Cassa di Risparmio Gorizia		0.01	0.01	—
						Cassa di Risparmio Udine e Pordenone		0.01	0.01	—
						Cassa di Risparmio Venezia		0.01	0.01	—
						Cassa di Risparmio Bologna		0.01	0.01	—
								100.00	100.00		(A)
39	FISPAO S.p.A. (in liq.)	Turin	1	—	—	FIN.OPI		100.00	100.00	—	(AA)
40	Imifin S.p.A. (in liq.)	Rome	1	—	—	Sanpaolo IMI		100.00	100.00	—
41	IMI Bank A.G. (in liq.)	Germany	1	1	—	IMI Bank (Lux	)	95.24	95.24	1	(FF)
						Sanpaolo IMI International		4.76	4.76	—
								100.00	100.00
42	Innovare S.r.l. (in liq.)	Naples	1	1	—	Sanpaolo IMI		90.00	90.00	1	(H)(FF)
43	Picus S.p.A. (in liq.)	Bergamo	1	-4	1	LDV Holding		51.61	51.61	—
						Sanpaolo IMI Private Equity		1.29	1.29	—
								52.90	52.90

		Registered	Type of re- lation- ship	Share- holders’ equity (€/mil)	Net income (loss) (€/mil)	Ownership		Voting rights at shareholders’ meeting	Consoli- dated book
Name		offices	(*)	(**)	(**)	Held by	%	%	values
									(€/mil)
44	S. e P. Servizi e Progetti S.p.A. (in liq.)	Turin	1	—	—	FIN.OPI 100.00	100.00		—	(AA)
45	S.A.G.E.T. S.p.A. (in liq.)	Teramo	1	—	—	Banca Popolare dell’Adriatico	99.98	99.98	—	(A)
46	Sanpaolo U.S. Holding Co. (in liq.)	United States	1	4	2	Sanpaolo IMI 100.00		100.00	3	(FF)
47	Se.Ri.T. S.p.A. (in liq.)	Teramo	1	—	—	Banca Popolare dell’Adriatico	100.00	100.00	—	(A)
48	Sicilsud Leasing S.p.A. (in liq.)	Palermo	1	1	—	FIN.OPI	100.00	100.00	1	(AA(FF)
	Other equity investments								3	(HH)
				Total investments carried at equity - Subsidiaries					840

		Registered	Type of re- lation- ship	Share- holders’ equity (€/mil)	Net income (loss) (€/mil)	Ownership		Voting rights at shareholders’ meeting	Consoli- dated book
Name		offices	(*)	(**)	(**)	Held by	%	%	values
									(€/mil)
B2	Investments carried at equity - Other
49	Adriavita S.p.A.	Trieste	8	17	3	Cardine Finanziaria	24.50	24.50	4	(A)
50	Aeffe S.p.A.	Rimini	8	49	5	LDV Holding	20.00	20.00	10
51	Banque Michel Inchauspe S.A. (BAMI)	France	8	29	4	Banque Sanpaolo	20.00	20.00	6
52	Beaujon Immobilière	France	7	—	—	Banque Sanpaolo	50.00	50.00	—
53	Cassa dei Risparmi di Forlì S.p.A.	Forlì	8	216	20	Sanpaolo IMI	21.02	21.02	45	(II)
54	Cassa di Risparmio di Firenze S.p.A.	Florence	8	969	71	Sanpaolo IMI	19.53	19.53	183	(JJ)
55	CBE Service S.p.r.l.	Belgium	8	—	—	Sanpaolo IMI	31.70	31.70	—
56	Conservateur Finance S.A.	France	8	33	5	Banque Sanpaolo	20.00	20.00	7
57	CR Firenze Gestion Internationale S.A.	Luxembourg	8	6	5	Sanpaolo IMI	20.00	20.00	1
58	Egida Compagnia di Assicuazioni S.p.A.	Turin	7	10	1	Sanpaolo Vita	50.00	50.00	—	(Z)
59	Eptaconsors S.p.A.	Milan	1	82	-6	Invesp	40.48	40.48	32	(A)(KK)
60	Esatri S.p.A.	Milan	8	60	17	Sanpaolo IMI	31.50	31.50	19
61	Eurosic S.A.	France	8	33	3	Banque Sanpaolo	32.77	32.77	11
62	Finnat Investments S.p.A.	Rome	8	1	—	Invesp	20.00	20.00	—
63	HDI Assicurazioni S.p.A.	Rome	8	142	5	Sanpaolo IMI	28.32	28.32	38
64	I.TRE Iniziative Immobiliari Industriali S.p.A.	Rovigo	8	—	—	Cassa di Risparmio Padova e Rovigo	20.00	20.00	—	(A)
65	Immobiliare Colonna ‘92 S.r.l.	Rome	8	5	—	FIN.OPI	33.33	33.33	2	(AA)
66	Integra S.r.l.	Belluno	8	—	—	Cassa di Risparmio Padova e Rovigo	29.65	29.65	—
67	Inter-Europa Bank RT	Hungary	8	53	5	Sanpaolo IMI	32.51	32.51	8	(LL)
68	Lama Dekani d.d.	Slovenia	8	—	—	Banka Koper	78.41	78.41	1	(MM)
69	Liseuro S.p.A.	Udine	8	4	—	Sanpaolo IMI	35.11	35.11	1	(A)
70	Logiasit S.A.	France	8	—	—	Banque Sanpaolo	33.34	33.34	—
71	Noricum Vita S.p.A.	Bologna	8	26	4	Cardine Finanziaria	44.00	44.00	12	(A)
72	Padova 2000 Iniziative Immobiliari S.p.A.	Padua	8	1	1	Cassa di Risparmio Padova e Rovigo	45.01	45.01	—	(A)
73	Pivka Perutninarstvo d.d.	Slovenia	8	—	—	Banka Koper	26.36	26.36	1
74	PROGEMA S.r.l.	Turin	8	—	—	Finemiro Banca	10.00	10.00	—	(A)
						SEP - Servizi e Progetti	10.00	10.00	—
							20.00	20.00		(NN)
75	Sanpaolo IMI Private Equity Scheme B.V.	The Netherlands	8	62	-50	LDV Holding	29.38	29.38	18
76	Sifin S.r.l.	Bologna	8	1	—	Invesp	30.00	30.00	—	(A)(DD)
77	Sinloc - Sistemi Iniziative Locali S.p.A.	Turin	8	42	2	FIN.OPI	31.85	31.85	14	(AA)
						Banca OPI	8.15	8.15	3
							40.00	40.00	17	(NN)
78	Società Friulana Esazione Tributi S.p.A.	Udine	8	5	—	Cassa di Risparmio Udine e Pordenone	33.33	33.33	2	(A)
79	Società Gestione per il Realizzo S.p.A.	Rome	8	21	7	Sanpaolo IMI	28.31	28.31	1	(H)
						Banca Fideuram	0.64	0.64	—
							28.95	28.95
80	Societé Civile du 41 Avenue Bouisson Bertrand	France	8	—	—	Banque Sanpaolo	25.00	25.00	—
81	Societé Civile le Jardin de Nazareth	France	8	—	—	Banque Sanpaolo	20.00	20.00	—
82	Societé Civile Le Maestro	France	8	—	—	Banque Sanpaolo	20.00	20.00	—
83	Societé Civile Res Club les Arcades	France	8	—	—	Banque Sanpaolo	25.00	25.00	—
84	Societé Civile St. Gratien Village	France	8	—	—	Banque Sanpaolo	30.00	30.00	—
85	Splosna Plovba Portoroz d.d.	Slovenia	8	—	—	Banka Koper	21.00	21.00	—

		Registered	Type of re- lation- ship	Share- holders’ equity (€/mil)	Net income (loss) (€/mil)	Ownership		Voting rights at shareholders’ meeting	Consoli- dated book
Name		offices	(*)	(**)	(**)	Held by	%	%	values
									(€/mil)
86	Stoà S.c.p.a.	Naples	8	1	—	Sanpaolo IMI	20.76	20.76	—	(H)
87	Summa Finance S.p.A.	Bologna	8	1	—	Invesp	39.90	39.90	—	(A)(DD)
88	Trivimm S.p.A.	Verona	8	2	—	Sanpaolo IMI	23.00	23.00	—	(A)
89	Wire Industries S.p.A.	Milan	8	19	1	LDV Holding	30.53	30.53	6
90	Aeroporto di Napoli (in liq.)	Naples	8	—	—	Sanpaolo IMI	20.00	20.00	—	(H)
91	Chasefin - Chase Finanziaria S.p.A. (in liq.)	Milan	8	—	—	Finemiro Leasing	30.00	30.00	—	(A)
92	Consorzio Agrario Prov.le di Rovigo (in liq.)	Rovigo	8	-6	1	Cassa di Risparmio Padova e Rovigo	35.45	35.45	—	(A)
93	Consorzio Bancario SIR S.p.A. (in liq.)	Rome	8	1	—	Sanpaolo IMI	32.84	32.84	—	(OO)
94	Finexpance S.p.A. (in liq.)	Chiavari	8	-9	—	Sanpaolo IMI	30.00	30.00	—	(OO)
95	G.E.CAP. S.p.A. (in liq.)	Foggia	8	-2	1	Sanpaolo IMI	37.25	37.25	—	(H)
96	Galère 28 (in liq.)	France	8	—	—	Banque Sanpaolo	23.44	23.44	—
97	Galileo Holding S.p.A. (in liq.)	Venice	8	-24	-1	Sanpaolo IMI	31.52	31.52	—	(OO)
98	Italinfra Grandi Progetti S.p.A. (in liq.)	Naples	8	1	—	Sanpaolo IMI	30.00	30.00	—	(H)
99	Mega International S.p.A. (in prior agreement)	Ravenna	8	-2	—	Finemiro Banca	48.00	48.00	—	(A)
100	Sofimer S.p.A. (in liq.)	Naples	8	3	—	Sanpaolo IMI	20.00	20.00	—	(H)
101	Sviluppo di Nuove Iniziative S.p.A. (in liq.)	Genoa	7	2	—	Sanpaolo IMI	50.00	50.00	—	(H)
	Other investments								1	(HH)

					Total investments carried at equity - Other				426
					Total investments carried at equity				1,266

Notes to the table significant investments:

(*)                               Type of relationship:

1 =	control pursuant to art. 2359 Italian Civil Code, subsection 1, no. 1: majority of voting rights at an ordinary meeting.
2 =	control pursuant to art. 2359 Italian Civil Code, subsection 1, no. 2: dominating influence at an ordinary meeting.
3 =	control pursuant to art. 2359 Italian Civil Code, subsection 2, no. 1: agreements with other partners.
4 =	other forms of control.
7 =	joint control pursuant to art. 35, subsection 1 of D.Lgs. 87/92.
8 =

associated company pursuant to art. 36, subsection 1 of D.Lgs. 87/92: company over which “significant influence” is exercised, which is assumed to exist when at least 20% of the voting rights at an ordinary meeting are held.

(**)                        Shareholders’ equity for consolidated companies corresponds to that used for the consolidation procedures. It also includes income for the year before distribution of dividends (net of any interim dividends).

(***)                 The list does not include investments of the Parent Bank Isveimer S.p.A. (in liquidation) and Società per la gestione di attività S.p.A. (Sga) , given the particular characteristics of the respective interest held (see Part B - Section 5 “Other assets” of these Explanatory notes).

(A)                              The investment was purchased through the merger with Cardine Banca.

(B)                              Lease transactions are shown in the financial statements according to the financial lease method.

(C)                             The company was transferred from the Parent Bank to Banca Fideuram in October 2002.

(D)                             In April 2002 the company was transferred from Banco di Napoli S.p.A. to Sanpaolo IMI WM S.p.A. On 4 March 2003 the Bank of Italy authorized the merger by incorporation of Banco di Napoli Asset Management S.p.A. into Sanpaolo IMI Asset Management S.p.A., with effect from 1 September 2003.

(E)                              The benefit to the company from the transfer of the business branch of Cardine Banca principally concerned the control of the seven banks of the former Cardine Group network and other investments instrumental to the business.

(F)                              In December 2002 the company was sold to Sanpaolo IMI Private Equity S.p.A. by the Parent Bank (90%) and Alcedo S.r.l. (10%).

(G)                             The company was included in the 2001 consolidated financial statements under the caption “Investments carried at equity – subsidiaries” and is now consolidated on a line-by-line basis as beneficiary of the tax collection business previously owned by Banco di Napoli.

(H)                             The company is directly held by the Parent Bank following the merger by incorporation of Banco di Napoli.

(I)                                  In the consolidated financial statements for 2001, the company was included among “Investments carried at equity - subsidiaries”.

(J)                                As of 1 January 2002, the company merged Fideuram Multimanager Fund Management Co., Fonditalia Management Co., Interfund Advisory Co., Int. Securities Advisory Co. and Societé de Gestion du Fonds commun de Placement Fideuram Fund.

(K)                             The company became part of the SANPAOLO IMI Group following an exchange of shares between Sanpaolo IMI S.p.A. and Compagnia di San Paolo S.p.A. The company was later transferred to Banca OPI S.p.A. by the Parent Bank.

(L)                               In July 2002 the company merged Finemiro Stile S.p.A..

(M)                           In March 2002, the company assumed the new name of IMI Investimenti S.p.A. following the spin-off of the private equity businesses into the Sanpaolo IMI Private Equity S.p.A..

(N)                             The percentage of interest which, at the prior year end totaled 51%, has increased to 100% following the purchase of minority shares.

(O)                             In December 2002 the Sanpaolo IMI Group reached an agreement with Centrobanca to sell them 80% of the company.

(P)                              During 2002 the company was the recipient of a business branch following the split of Fincardine S.p.A..

(Q)                             The investment was transferred by IMI Investimenti S.p.A. to Sanpaolo IMI Private Equity S.p.A. as part of the split of the private equity businesses.

(R)                              This company, which had been sold to the Parent Bank by Sanpaolo IMI WM S.p.A. in August 2002, merged with Cardine Fiduciaria S.p.A. in December 2002.

(S)                               In May 2002, the control of the company passed from Sanpaolo IMI Asset Management SGR S.p.A. to Sanpaolo IMI WM S.p.A.

(T)                               In June 2002, Sanpaolo IMI WM S.p.A. purchased the 30% interest held by Fideuram Capital SIM S.p.A.

(U)                             New company receiving private equity assets. In December 2002 the company merged with Sanpaolo IMI Private Equity S.p.A., assuming the latter company’s name.

(V)                              In April 2002, the company merged SP Asset Managenet Luxembourg S.A. and Sanpaolo Services Luxembourg S.A.

(W)                            In December 2002 the company merged Cardine Leasing S.p.A..

(X)                              The Parent Bank increased its own share on conclusion of the OPA (Public Offer) launched in the first quarter of 2002. In the 2001 consolidated financial statements, the company was included among “Other significant equity investments”.

(Y)                               In March 2003 the Parent Bank reached an agreement to sell its shareholding to Santander Central Hispano S.A.

(Z)                               The value is included in the net equity of the company holding the investment.

(AA)                      The investment became part of the Sanpaolo IMI Group following the purchase of control over Fin. OPI S.p.A. (formerly Compagnia di San Paolo Investimenti Patrimoniali S.p.A.).

(BB)                      The company was purchased in December 2002.

(CC)                    New company.

(DD)                    The investment was purchased from Invesp S.p.A. following the split of Fincardine S.p.A..

(EE)                      The valuation has been made on the basis of the consolidated financial statements prepared by the company in which the investment is held.

(FF)                      The company’s book value reflects the estimated realizable value according to the stage of completion of the liquidation process.

(GG)                    The company was put into liquidation in December 2002.

(HH)                    This represents the total value of equity investments shown in the balance sheet at less than 500,000 euro.

(II)                              The share will rise to 29.8% due to the exercising of a sale option by Fondazione Cassa dei Risparmi di Forlì, as provided for by the preliminary agreement stipulated with SANPAOLO IMI on 29 November 2000.

(JJ)                          The valuation was made on the basis of the quarterly consolidated financial statements as of 30 September 2002.

(KK)                    In January 2003 the share rose to 60.7% following the acquisition of the 20.24% interest held by Cassa di Risparmio di Firenze.

(LL)                        The difference between the consolidated book value and the pro quota of net equity of the company reflects the adjustment made by the Parent Bank for the permanent loss in value.

(MM)                The investment controlled by Banka Koper d.d. is not included among “Investments carried at equity - subsidiaries” as the Parent Bank does not control Banka Koper d.d..

(NN)                    The company, which was included among “Other significant equity investments” and carried at cost in the 2001 consolidated financial statements, is now carried at net equity, having reached the threshold of “significant influence”.

(OO)                    Shareholders’ equity refers to the financial statements as of 31 December 2001.

Among the remaining investments held by the Group the most significant are listed below by amount invested (book value equal to or higher than 2.5 million euro):

Other significant equity investments

Name	Registered offices	Ownership		Consolidated book values
		Held by	% (*)
AC.E.GA.S S.p.A.	Trieste	Sanpaolo IMI Private Equity	1.08	2	(A)
		Cassa di Risparmio Udine e Pordenone	1.00	2	(B)
			2.08	4
AEM Torino S.p.A.	Turin	IMI Investimenti	1.47	7
AMPS S.p.A.	Parma	LDV Holding	17.31	38
APS - Azienda Padova Servizi S.p.A.	Padua	Cassa di Risparmio Padova e Rovigo	1.49	5	(B)
Autostrada BS-VR-VI-PD S.p.A.	Verona	Cardine Finanziaria	5.80	6	(B)
Azimut S.p.A.	Viareggio	LDV Holding	9.12	34
		Sanpaolo IMI Private Equity	0.08	—
			9.20	34
Banca d’Italia	Rome	Sanpaolo IMI	8.33	185
		Cassa di Risparmio Bologna	6.20	—	(B)
		Cassa di Risparmio Padova e Rovigo	1.20	—	(B)
		Cassa di Risparmio Venezia	0.88	—	(B)
		Cassa di Risparmio Udine e Pordenone	0.47	—	(B)
		Cassa di Risparmio di Gorizia	0.15	––	(B)
			17.23	185
Banca Popolare di Lodi S.c.r.l.	Lodi	IMI Investimenti	1.42	19
Banco del Desarrollo S.A.	Chile	Sanpaolo IMI	15.72	19
Banksiel S.p.A.	Milan	Sanpaolo IMI	7.00	3
Banque Espirito Santo et de la Venetie S.A.	France	Prospettive 2001	18.00	10	(D)
Beni Stabili S.p.A.	Rome	Invesp	2.87	17
		Sanpaolo IMI	0.12	1	(B)
			2.99	18
BIAT S.A.	Tunisia	Sanpaolo IMI	5.61	8
Borsa Italiana S.p.A.	Milan	Banca IMI	7.94	22
		Sanpaolo IMI	4.14	40
		IMI Bank (Lux)	0.43	—
			12.51	62
Cassa di Risparmio di Ferrara S.p.A.	Ferrara	Prospettive 2001	1.29	6	(B)(D)
CDC Finance IXIS S.A.	France	Sanpaolo IMI	3.45	323
Centrale dei Bilanci S.r.l.	Turin	Sanpaolo IMI	12.59	6
Centro Agroalimentare di Napoli S.c.p.A.	Naples	Sanpaolo IMI	15.68	3	(E)
Centro Factoring S.p.A.	Florence	Invesp	10.81	3	(B)(F)
Centro Leasing S.p.A.	Florence	Invesp	12.33	15	(B)(F)
Cimos International d.d.	Slovenia	Banka Koper	13.55	7
Compagnia Assicuratrice Unipol S.p.A.	Bologna	Invesp	2.02	41	(B)(F)
Convergenza S.c.a.	Luxembourg	NHS Luxembourg	10.00	8
Dyckerhoff A.G.	Germany	IMI Investments	7.76	28
		IMI Finance	4.36	17
			12.12	45	(G)
Enel S.p.A.	Rome	IMI Investimenti	0.04	13
Engineering Ingegneria Informatica S.p.A.	Rome	Sanpaolo IMI Private Equity	1.60	3	(A)

Name	Registered offices	Ownership		Consolidated book values
		Held by	% (*)
Eni S.p.A.	Rome	IMI Investimenti	0.20	107
Euromedia Venture Belgique S.A.	Belgium	NHS Luxembourg	9.68	3
FIAT S.p.A.	Turin	IMI Investimenti	1.48	80
Fin.Ser. S.p.A.	Padua	Cassa di Risparmio Padova e Rovigo	15.00	4	(B)
Fincantieri - Cantieri Navali Italiani S.p.A.	Trieste	IMI Investimenti	1.21	4
		Sanpaolo IMI	0.76	3	(E)
			1.97	7
Hutchinson 3G Italia S.p.A.	Milan	NHS Investments	5.58	145
		3G Mobile Investments 2	2.23	—	(C)
			7.81	145
Istituto Enciclopedia Italiana S.p.A.	Rome	Sanpaolo IMI	8.00	3
Istituto per il Credito Sportivo	Rome	Sanpaolo IMI	10.81	19
Italenergia Bis S.p.A.	Turin	IMI Investimenti	12.48	431
Kiwi II Ventura Servicos de Consultoria S.A.	Madeira	Sanpaolo IMI Private Equity	1.06	5	(A)
Kredyt Bank S.A.	Poland	Sanpaolo IMI	5.20	28	(B)
Merloni Termosanitari S.p.A.	Ancona	LDV Holding	6.05	22
		Banca Popolare dell’Adriatico	1.37	5	(B)
			7.42	27
Olivetti S.p.A.	Ivrea	Invesp	0.30	28
		IMI Investimenti	0.04	4
			0.34	32
Praxis Calcolo S.p.A.	Milan	LDV Holding	12.50	6
		Sanpaolo IMI Private Equity	0.25	—
			12.75	6
Sagat S.p.A.	Turin	IMI Investimenti	12.40	18
Santander Central Hispano S.A.	Spain	Sanpaolo IMI	1.10	342
		Sanpaolo IMI International	1.77	548
			2.87	890
Serenissima Infracom S.p.A.	Verona	Cardine Finanziaria	7.35	25	(B)
Simest S.p.A.	Rome	Sanpaolo IMI	4.01	6
Spinner Global Technology Fund Ltd	Netherlands Antilles	Sanpaolo IMI Private Equity	2.23	7	(A)
Transdev S.A.	France	FIN.OPI	7.00	9	(H)
Other equity investments				55

	Total Other significant equity investments			2,798

Notes to the table “other significant investments”:

(*)                               The percentage refers to the total capital.

(A)                              The investment was transferred by Sanpaolo IMI Investimenti S.p.A. to Sanpaolo IMI Private Equity S.p.A. as part of the split of the private equity businesses.

(B)                              The investment was purchased through the merger with Cardine Banca.

(C)                             The value is included in the net equity of the company holding the investment.

(D)                             The investment was purchased from Prospettive 2001 S.p.A. following the split of Fincardine S.p.A..

(E)                              The company is directly held by the Parent Bank following the merger by incorporation of Banco di Napoli.

(F)                              The investment was purchased from Invesp S.p.A. following the split of Fincardine S.p.A..

(G)                             Equity investment acquired in the second half of 2002.

(H)                             The company became part of the Sanpaolo IMI Group holdings following the acquisition of control of Fin.OPI S.p.A. (formerly Compagnia di San Paolo Investimenti Patrimoniali S.p.A.).

Composition of the investment portfolio

Analysis of caption 80 “investments in Group companies” (Table 3.5 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
a) in banks
1. quoted	—	—	—
2. unquoted	1	1	—
b) in financial institutions
1. quoted	—	—	—
2. unquoted	23	13	+76.9
c) other
1. quoted	—	—	—
2. unquoted	816	629	+29.7
Total	840	643	+30.6

Analysis of caption 70 “equity investments” (Table 3.4 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
a) in banks
1. quoted	1,137	1,740	-34.7
2. unquoted	617	1,118	-44.8
b) in financial institutions
1. quoted	11	10	+10.0
2. unquoted	124	67	+85.1
c) other
1. quoted	356	414	-14.0
2. unquoted	979	705	+38.9
Total	3,224	4,054	-20.5

The principle characteristics of the commitments and options on significant investments are provided below:

•                  the Cassa dei Risparmi di Forlì share purchase agreement of 29 November 2000, between Fondazione CR Forlì (seller) and SANPAOLO IMI and Cassa di Risparmio di Firenze (purchasers), provides that the purchasers shall grant Fondazione an option to sell ordinary shares representing not more than 51.35% of the share capital of CR Forlì, to be exercised in a number of tranches: at a unit price of 8.11 euro per share for the first two tranches and at a price determined according to the “fair market value” for the last tranches. The put option may be exercised by Fondazione at any time between 12 June 2002 and the 15th day before the expiry of the first period for notice of termination of the Consortium Agreement drawn up between the same parties (31 December 2008). This transaction involved the booking of 298 million euro to “commitments for the issue of put options”. This value represents the maximum potential outlay if the unit price of 8.11 euro per share were to be applied to the entire shareholding object of the put option. In March 2003 Fondazione CR Forlì notified of its intention to exercise the first tranche of the put option, after which the SANPAOLO IMI shareholding in Cassa dei Risparmi di Forlì will increase from 21.02% to 29.8%.

•                  the agreement between the Bank and the majority shareholders of Banka Koper, aimed at purchasing a controlling investment in the company, provides that, in the event the public purchase offer in March 2002 for the entire share capital of the company is successful, SANPAOLO IMI guarantees the leading shareholders a put option on their shares which were not contributed in the Public Offer. Such entitlement is also extended to each shareholder which contributed at least one share to the public purchase offer. Each shareholder may exercise the put option during the 30 days after 31

March, 30 June, 30 September and 31 December of each year, commencing from the 30 days after 31 December 2002 and up to the 30th day after 30 June 2006. The price is equal to that of the Public Offer, plus interest calculated on the rate paid by Banka Koper one year one day deposits in Slovenian Tolar, for the period extending from the last effective day of the Public Offer, to the day on which the put option is exercised and is reduced by the dividends collected on such shares. This transaction involved the booking of approximately 88 million euro to “commitments for the issue of put options”;

•                  in the context of the purchase agreement for shares in West Bank, the former Cardine Banca granted some shareholders a put option on their shares, for a unit price not lower than that set for the acquisition of the majority shareholding in West Bank by Cardine Banca. With respect to this put option, SANPAOLO IMI booked a commitment for approximately 5 million euro. Considering that the investment was written down to reflect the reduction in equity value from the effect of the losses for the year and that the put options are valued at cost and eventually written down to reflect any permanent losses in value of the investment, the 31 December 2002 financial statements were adjusted to reflect the proportionate value of the put options in respect of the write down of the investment;

•                  in the context of the agreement concluded on 15 November 1999 between Ente Cassa di Risparmio di Firenze and SAN-PAOLO IMI for the acquisition of a 15% stake in Cassa di Risparmio di Firenze, a right of pre-emption at “fair price” was granted to SANPAOLO IMI on CARIFI shares transferred by Ente CRF. The agreement also provided that, in the event that SANPAOLO IMI should not exercise its pre-emption right, the shares involved, representing a total of around 10.8% of CRF share capital, may be offered on sale to third parties at the same “fair price”. In the event of an unsuccessful sale to third parties, Ente CRF is entitled to offer the shares on sale to the Bank, who is obliged to purchase them at a price equal to the arithmetical average of the official stockmarket prices over the previous three months, increased by 50%, on the condition that the average daily volume of dealings in the shares is equal to 3 million euro (under this assumption, the amount as at 31 December 2002, is estimated at approximately 210 million euro). If, however, the average daily volume of dealings in the shares is less than 3 million euro, the price will be determined according to the best technical valuation of the sector. Considering that the conditions under which the Bank is obliged to purchase in the event of an unsuccessful sale to third parties by Ente CRF and that the Bank has not yet been called upon to exercise its pre-emption rights, no amount for commitments has been recorded to the financial statements.

Detail of the above commitments, where recorded to the financial statements, is provided in the memorandum accounts (caption 20 Guarantees and Commitments), in the Explanatory Notes, in the table on forward transactions (Table 10.5.B.I. “Other transactions”) and in the supplementary information requested by the Basel Committee on Banking Supervision and the International Organization of Securities Commissions (IOSCO).

Changes during the year in the equity investment portfolio

Investments in Group companies (Table 3.6.1 B.I.)	(€/mil)

A. Opening balance	643
B. Increases
B1. purchases	159
B2. writebacks	—
B3. revaluations	—
B4. other changes	94
C. Decreases
C1. sales	11
C2. adjustments	—
of which:	—
• long-term writedowns
C3. other changes	45
D. Closing balance	840
E. Total revaluations	69
F. Total adjustments	823

Subcaption B1. “Purchases” reflects the increase in share capital of Sanpaolo Vita S.p.A. (70 million euro), of Fideuram Vita S.p.A. (74 million euro) and of Sanpaolo IMI Internazionale (10 million euro). Furthermore, this caption also includes a total of 3 million euro for investments made during the year for the formation of NHS Mezzogiorno SGR S.p.A. (2 million euro) and for the purchase of Eptaventure S.p.A. (1 million euro).

Subcaption B4. “Other changes” includes the entry in portfolio of companies included in consolidation this year for the first time and, especially, the Cardine Group (12 million euro) and FIN.OPI S.p.A. (14 million euro). Also included are increases in subsidiaries valued according to the net equity method (65 million euro) and income from the disposal of Datitalia Processing S.p.A. (3 million euro).

Subcaption C3. “Other changes” reflects the decrease (17 million euro) following the line-by-line consolidation of Prospettive 2001 S.p.A., Esaban S.p.A. and Fideuram Asset Management (Ireland) Ltd. This subcaption is also affected by the decrease in value of subsidiary companies valued according to the equity method (27 million euro).

Other equity investments (Table 3.6.2 B.I.)	(€/mil)

A. Opening balance	4,054
B. Increases
B1. purchases	331
B2. writebacks	3
B3. revaluations	—
B4. other changes	721
C. Decreases
C1. sales	820
C2. adjustments	542
of which: • long-term writedowns	61
C3. other changes	523
D. Closing balance	3,224
E. Total revaluations	535
F. Total adjustments	1,318

Subcaption B.1 “Purchases” mainly comprises investments made by the Parent Bank and by other Group companies in Italenergia Bis S.p.A. (183 million euro), Borsa Italiana S.p.A. (51 million euro), Dyckerhoff A.G. (45 million euro), Hutchinson 3G Italia S.p.A. (15 million euro) and FIAT S.p.A. (15 million euro).

Subcaption B4. “Other increases” includes:

•                  the book value of portfolio investments of companies included in consolidation this year for the first time and, especially, the Cardine Group (240 million euro), Fin. OPI S.p.A. (30 million euro) and Banka Koper d.d.(15 million euro);

•                  also included in this subcaption are profits (143 million euro) realized from the sale of investments, of which 62 million euro refer to the sale by the Parent Bank of shares in Cardine Banca, 24 million euro to the disposal of shares held by certain Group companies in Monte Titoli S.p.A., 12 million euro to the disposal by Banque Privée Fideuram Wargny of shares in Euronext Paris S.A. and 22 million euro to the disposal of other minority shareholdings by Sanpaolo IMI Private Equity and by IMI Investimenti;

•                  Italenergia Bis S.p.A. shares exchanged with Italenergia S.p.A. shares for the merger operation between Italenergia and Edison (248 million euro);

•                  furthermore, this subcaption also includes 32 million euro for the increase in value of companies valued using the equity method.

Subcaption C1. “Sales” refers to disposals by the Parent Bank (603 million euro, of which 473 million euro refer to the disposal of Cardine Banca S.p.A. shares and 110 million euro refer to the disposal of Banca Agricola Mantovana), by Sanpaolo IMI Private Equity S.p.A. (83 million euro for the minority shareholding in its own investment portfolio), by IMI Investimenti S.p.A. (43 million euro), by Invesp S.p.A. (25 million euro) and by Banque Privée Fideuram Wargny (17 million euro).

Subcaption C2. “Adjustments” mainly reflects writedowns made by the Parent Bank and Sanpaolo IMI International S.A. in Santander Central Hispano S.A. (399 million euro) and by IMI Investimenti S.p.A. in Fiat S.p.A. (82 million euro). (Detail of other adjustments is provided in Section 5 of the statement of income - Adjustments to financial fixed assets).

Subcaption C3. “Other decreases” includes:

•                  the cancellation of Cardine Banca shares held in the Parent Bank portfolio following the merger (105 million euro);

•                  the value of the Italenergia S.p.A. shares exchanged with Italenergia Bis S.p.A. shares for the merger operation between Italenergia and Edison (248 million euro);

•                  the loss incurred following the disposal of the investment in Banca Agricola Mantovana S.p.A. (96 million euro). This loss has, however, been offset by the profit generated from the disposal of the related options;

•                  the book value of the Banka Koper d.d. investment (37 million euro), which was consolidated proportionally for the first time this year.

Amounts due to and from Group companies and investments (non-Group companies)

Amounts due to and from Group companies, as established in art. 4 of D.Lgs. 87/92, as well as subsidiaries and affiliated companies (non-Group companies), are analyzed in the following tables:

Amounts due to and from Group companies (Table 3.2 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
a) Assets
1. due from banks	—	—	—
of which:
• subordinated	—	—	—
2. due from financial institutions (*)	31	490	-93.7
of which:
• subordinated	2	—	n.s.
3. due from other customers	106	154	-31.2
of which:
• subordinated	65	—	n.s.
4. bonds and other debt securities	—	—	—
of which:
• subordinated	—	—	—
Total assets	137	644	-78.7
b) Liabilities
1. due to banks	16	31	-48.4
2. due to financial institutions	17	12	+41.7
3. due to other customers	302	219	+37.9
4. securities issued	1,087	151	n.s.
5. subordinated liabilities	—	—	—
Total liabilities	1,422	413	+244.3
c) Guarantees and commitments
1. guarantees given	5	9	-44.4
2. commitments	—	—	—
Total guarantees and commitments	5	9	-44.4

(*)  Excluding 1,285 million euro Parent Bank loans due from Sga given the particular characteristics of the respective interest held (see Part B - Section 5 “Other assets” of these Explanatory Notes).

Amounts due to and frominvestments (non-Group companies) (Table 3.2 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
a) Assets
1. due from banks (*)	718	1,105	-35.0
of which:
• subordinated	30	20	+50.0
2. due from financial institutions	1,824	751	+142.9
of which:
• subordinated	17	—	n.s.
3. due from other customers	2,585	1,305	+98.1
of which:
• subordinated	—	5	-100.0
4. bonds and other debt securities	108	9	n.s.
of which:
• subordinated	4	—	n.s.
Total assets	5,235	3,170	+65.1
b) Liabilities
1. due to banks (**)	923	1,448	-36.3
2. due to financial institutions	178	173	+2.9
3. due to other customers	484	257	+88.3
4. securities issued	9	—	n.s.
5. subordinated liabilities	8	—	n.s.
Total liabilities	1,602	1,878	-14.7
c) Guarantees and commitments
1. guarantees given	847	1,142	-25.8
2. commitments	517	384	+34.6
Total guarantees and commitments	1,364	1,526	-10.6

(*) Including the compulsory reserve deposited with the Bank of Italy

(**) Including the repurchase agreements with the Bank of Italy.

To supplement the previous table, amounts due to and from affiliated companies (in which Group companies hold 20% or more, or 10% or more if quoted) are analyzed below:

Amounts due to and from affiliated companies

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
a) Assets
1. due from banks	21	91	-76.9
of which:
• subordinated	20	20	—
2. due from financial institutions	448	260	+72.3
of which:
• subordinated	—	—	—
3. due from other customers	202	13	n.s.
of which:
• subordinated	—	—	—
4. bonds and other debt securities	80	—	n.s.
of which:
• subordinated	4	—	n.s.
Total assets	751	364	+106.3
b) Liabilities
1. due to banks	19	110	-82.7
2. due to financial institutions	23	—	n.s.
3. due to other customers	148	20	n.s.
4. securities issued	9	—	n.s.
5. subordinated liabilities	—	—	—
Total liabilities	199	130	+53.1
c) Guarantees and commitments
1. guarantees given	189	179	+5.6
2. commitments	3	23	-87.0
Total guarantees and commitments	192	202	-5.0

SECTION 4 - TANGIBLE AND INTANGIBLE FIXED ASSETS

Tangible and intangible fixed assets comprise the following:

	31/12/02	31/12/01	31/12/01
	(€/mil)	(€/mil)	(€/mil)
Tangible fixed assets (caption 120)	2,229	1,726	2,561
Intangible fixed assets (caption 110)	406	367	444
Total	2,635	2,093	3,005

Tangible fixed assets (caption 120)

Tangible fixed assets comprise:

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Property
• operating	1,716	1,422	+20.7
• non-operating	256	60	n.s.
Furniture and installation
• electronic equipment	138	146	-5.5
• general and specific installation	51	54	-5.6
• office furniture and equipment	66	43	+53.5
• vehicles	2	1	+100.0
Total	2,229	1,726	+29.1

Changes in tangible fixed assets during the year (Table 4.1 B.I.)	(€/mil)

A. Opening balance	1,726
B. Increases
B1. purchases	218
B2. writebacks	—
B3. revaluations	—
B4. other changes	903
C. Decreases
C1. sales	207
C2. adjustments
a) amortization	294
b) long-term writedowns	—
C3. other changes	117
D. Closing balance	2,229
E. Total revaluations	1,358
F. Total adjustments	2,786
a) amortization	2,784
b) long-term writedowns	2

Changes in tangible fixed assets during the year are detailed below:

(€/mil)

	Property	Furniture and installation
Opening balance	1,482	244
Increases
• purchases	30	188
• revaluations	—	—
• other changes	838	65
• incremental costs	12	—
• gains on disposals	27	1
• other	799	64
Decreases
• sales	200	7
• adjustments	92	202
• amortization	92	202
• long-term writedowns	—	—
• other changes	86	31
Closing balance	1,972	257

Intangible fixed assets (caption 110)

Intangible fixed assets comprise:

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Merger differences from goodwill of merged companies	—	27	-100.0
Goodwill	16	8	+100.0
Software in use	198	183	+8.2
Software not yet in use	112	70	+60.0
Other deferred charges	80	79	+1.3
Total	406	367	+10.6

The differences arising on the mergers of Banca Provinciale Lombarda and Banco Lariano in 1993 are recorded in the financial statements since they represent goodwill relating to merged companies. Such differences are stated net of the amounts allocated to the related assets acquired.

The “software in use” caption refers to purchases of new packages for integration of the operating network procedure.

Amounts registered under “software not yet in use” refer to modification and procedure changes for the development of application programs mainly ordered from third parties and not yet completed.

The “other deferred charges” include among other:

• 58 million euro for leasehold property improvements;

• 2 million euro for start-up and expansion costs.

Changes in intangible fixed assets during the year (Table 4.2 B.I.)	(€/mil)

A. Opening balance	367
B. Increases
B1. purchases	242
B2. writebacks	—
B3. revaluations	—
B4. other changes	131
C. Decreases
C1. sales	1
C2. adjustments
a) amortization	260
b) long-term writedowns	16
C3. other changes	57
D. Closing balance	406
E. Total revaluations	—
F. Total adjustments	1,019
a) amortization	994
b) long-term writedowns	25

Changes in intangible fixed assets during the year are detailed below:

(€/mil)

	Merger differences (goodwill of merged companies)	Goodwill	Software in use	Software not yet in use	Other deferred charges
Opening balance	27	8	183	70	79
Increases
• purchases	—	10	112	92	28
• writebacks	—	—	—	—	—
• revaluations	—	—	—	—	—
• transfer of developed software	—	—	55	—	—
• other changes	—	—	8	46	22
Decreases
• sales	—	—	—	—	1
• adjustments:
a) amortization	27	2	156	42	33
b) long-term writedowns	—	—	4	—	12
• transfer of developed software	—	—	—	55	—
• other changes	—	—	—	—	2
Closing balance	—	16	198	111	81

Considerable investments have been made in software during the year, in relation to the start up of important initiatives aimed at strengthening the central data processing systems, modernizing hardware at branches and head offices and at developing new software applications, as well as projects to develop the distribution banking network on the Internet.

SECTION 5 - OTHER ASSETS

Asset captions 90, 100, 150 and 160, not commented upon previously in these notes, comprise the following:

	31/12/02	31/12/01	31/12/01
	(€/mil)	(€/mil)	(€/mil)
Goodwill arising on consolidation (caption 90)	842	838	1,028
Goodwill arising on application of the equity method (caption 100)	188	215	215
Other assets (caption 150)	20,494	18,585	20,544
Accrued income and prepaid expenses (caption 160)	2,852	2,191	2,676
Total	24,376	21,829	24,463

Goodwill arising on consolidation (caption 90)

This caption expresses line-by-line and proportional goodwill remaining after off-setting against negative goodwill on first time consolidation and amortization (see Part B – Section 8).

Analysis of caption 90 “goodwill arising on consolidation”

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Banco di Napoli	727	764	-4.8
Gruppo Cardine	13	—	n.s.
Banka Koper	72	—	n.s.
Financiere Fideuram	18	69	-73.9
Banque Privee Fideuram Wargny	3	3	—
SANPAOLO IMI Private Equity S.p.A.	9	—	n.s.
SANPAOLO IMI Asset Management S.g.r.	—	1	-100.0
Finconsumo Banca	—	1	-100.0
Total	842	838	+0.5

The goodwill arising on consolidation of Banco di Napoli, net of the portion offset in 2000 on first-time consolidation against pre-existing negative goodwill, saw the following changes during the year:

Changes in goodwill arising on the consolidation of Banco di Napoli	(€/mil)

A. Goodwill arisen as of 1 January 2002	764
B. Increases	62
• Public Offer for savings shares	62
• Other purchases	—
C. Amortization:	91
• of the residual goodwill arising on consolidation at the beginning of the year	85
• of increases for the year	6
D. Other decreases	8
• other (*)	8
E. Goodwill arisen as of 31 December 2002	727

(*) This caption refers to the adjustment following in 2002 the sale of some Banco di Napoli branches.

The first time consolidation of the former Cardine Group shareholdings revealed positive and negative goodwill differences on line-by-line consolidation and on net equity for, respectively, 314 million euro and 299 million euro. The positive differences have been allocated as follows:

a)              299 million euro have been deducted from negative goodwill, using the faculty provided for by art. 32, subsection 4 of D. Lgs. 87/92, confirmed by subsection 5 of the same article, as well as the relevant application of the Bank of Italy instructions (provision dated 30 July 1992 and subsequent amendments);

b)             the remaining 15 million euro of assets in the consolidated balance sheet to be amortized over 10 years, given the nature of the investment. For the year 2002, amortization charged to the statement of income totaled 1.5 million euro.

The goodwill arising on consolidation of Banka Koper reflects the higher price paid for the purchase of 62.10% of the company compared with the adjusted net equity of the same and is shown net of amortization in the statement of income for 2002 (8 million euro).

The adjustment to the positive consolidation differences of the French group Fideuram Wargny reflects, besides the ordinary amortization attributable to 2002, a writedown of 44 million euro made to take account of the downward trend in financial markets and of a more prudent evaluation of the prospects of future profit for the subsidiaries.

Goodwill arising on application of the equity method (caption 100)

This caption expresses positive differences in consolidation applying the equity method remaining after off-setting against negative goodwill on first time consolidation and amortization (see Part B – Section 8).

Analysis of caption 100 “goodwill arising on application of the equity method”

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Cassa di Risparmio di Firenze	55	63	-12.7
Cassa dei Risparmi di Forlì	108	121	-10.7
Eptaventure	1	—	n.s.
Aeffe	24	31	-22.6
Total	188	215	-12.6

Goodwill arising from a line-by-line and proportional consolidation of companies (caption 90), and relating to Cassa di Risparmio di Firenze and Cassa dei Risparmi di Forlì is amortized over 10 years, given the strategic nature of these investments. The goodwill in the companies Aeffe and Eptaventure, purchased under private equity, is amortized over 5 years.

Other assets (caption 150)

Analysis of caption 150 “Other assets” (detail 5.1 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Valuation of derivatives on interest rates and stockmarket indices	6,084	4,326	+40.6
Effect of currency hedges, forex swap and cross-currency swap	1,012	2,292	-55.8
Unprocessed transactions (*)	1,833	2,097	-12.6
Deferred tax assets (**)	1,697	1,681	+1.0
Tax collection accounts	1,379	1,531	-9.9
Due from tax authorities:	2,212	1,319	+67.7
• prepaid current year direct taxes	574	495	+16.0
• tax credits relating to prior years	558	342	+63.2
• taxes paid in advance on termination indemnities – Law 662/96	79	70	+12.9
• taxes withheld during the year	252	24	n.s.
• other loans	749	388	+93.0
Amounts in transit with branches and subsidiaries (*)	1,444	1,229	+17.5
Banco di Napoli loans to be restored ex Law 588/96	580	840	-31.0
Premiums paid on purchased options	1,066	526	+102.7
Other items derivative contracts	341	271	+25.8
Debt positions in FX to be settled	858	173	n.s.
Checks and other instruments held	87	160	-45.6
Banco di Napoli non interest-bearing deposits with the Bank of Italy	58	58	—
Net effect of translating funds from international agencies using current rates,
with the exchange borne by third parties	31	46	-32.6
Items relating to securities transactions	11	30	-63.3
Transactions by foreign branches	8	20	-60.0
Other	1,793	1,986	-9.7
Total	20,494	18,585	+10.3

(*) The amounts were mostly settled at the beginning of the new financial year.

(**) See Part B - Section 7 - “Provisions”

IMI Sir dispute

Other assets include 1.3 million euro which refer to the estimated realizable value of a loan the title to which was definitively judged by the First Civil Section of the Supreme Court through sentence 2469/03, which confirmed, thereby justifying, sentence 2887 passed by the Rome Court of Appeal on 11 September 2001, by which Consorzio Bancario SIR S.p.A. in liquidation is liable to pay the Bank the sum of 506 million euro. Instead, the sentence passed by the Supreme Court sustained the reason for burden raised by Consorzio Sir, stating that Consorzio was not liable to pay the amount of interest matured on the loan from the date on which the appeal was served. The decision on whether or not the total amount owed to the Bank by Consorzio should be reduced by approximately 14.5 million euro was referred by Supreme Court to another section of the Rome Appeal Court: if the trial judge holds the claim amount unjustified, the sentence against the Consorzio to pay the sum of 506 million euro will be reduced accordingly.

The same Supreme Court sentence passed final judgment on the right of Consorzio to be held harmless in respect of Mrs Battistella Primarosa (heir to Mr. Nino Rovelli) and Eurovalori S.p.A..

In respect of its rights and with the aim of defending its prospects of recovering the amount owed, the Bank, by virtue of agreements with Consorzio, has assumed from the latter its arguments against Mrs Battistella Primarosa, by taking appropriate defensive action.

As in the previous year, for the purposes of preparing the financial statements, the book value of the loan subject to the Supreme Court sentence has been calculated in accordance with national and international accounting principles for contingent assets and revenue recognition, on the basis of its estimated realizable value. As a matter of fact, no events have taken place to date which would justify any form of adjustment to the valuation originally calculated for the purposes of the financial statements as of 31 December 2001.

As far as taxation is concerned, it should be noted that on payment of taxes owed for the year 2001, in accordance with the directives of the Tax Authorities, the Bank treated as taxable income the gross income deriving from the sentence of the Court of Appeal of 11 September 2001, which has now become final (approximately 600 million euro, including interest matured to 31 December 2001). This treatment did not have a significant impact on the 2002 financial statements, since the greater amount of tax payable, approximately 213 million euro, has been offset against a deferred tax asset for the same amount, booked on the assumption that there is the likelihood of collection and/or definitive deduction of the gross taxable amount, where legal action is not fully or partially successful within a reasonable period of time.

Banco di Napoli loans to be restored ex Law 588/96

This item, amounting to 580 million euro (840 million euro as of 31 December 2001), represents the residual capital and interest of the interventions made by former Banco di Napoli to cover the liquidation deficit of Isveimer and the losses of Società per la Gestione di Attività S.p.A. (Sga). These interventions form part of the reorganization plan prepared, with the Bank of Italy’s approval, on the basis of Law 588/96 containing urgent provisions for the recovery, reorganization and privatization of former Banco di Napoli. Furthermore, the same law establishes to hold the former Banco di Napoli harmless from the economic and financial consequences of the measures taken or to be taken using the mechanism provided by the Treasury Ministry Decree of 27 September 1974. Since 31 December 2002, following the merger by incorporation of Banco di Napoli into SANPAOLO IMI, the latter has, for all legal purposes, taken over from the Banco in the recovery mechanism.

To summarize, the procedure applicable both to Isveimer and to Sga states that the Bank of Italy will grant extraordinary advances at a special low rate of interest (1%) to cover the losses of the subsidiaries concerned. Such advances must be invested in Government securities, so that the differential between the interest income on the securities purchased and the interest expense on the advances received can directly reduce the “loans to be restored” and the related interest accrued, based on the “minimum interest rate offered on the principal refinancing transactions”.

From an accounting point of view, the advances received from the Bank of Italy and the Government securities purchased are shown under the memorandum accounts, while the financial flows deriving from collection of coupons on such securities and from the payment of interest on the advances are, respectively, debited and credited directly to the “loans to be restored”, thus allowing them to be reduced gradually. This accounting treatment has been authorized by the Bank of Italy as it places emphasis on the substance of the situation rather than the form, in accordance with Decree Law 87 dated 27 January 1992.

On 27 December 2002, the Bank of Italy granted Banco di Napoli four new advances to replace that expiring in December, for a total of 12,288 million euro, all to expire by the end of 2003.

As of 31 December 2002, there are no accrued expenses maturing at year end.

A summary of the circumstances relating to the investments in Isveimer S.p.A. and in Società per la gestione di attività S.p.A. is provided below.

The liquidation of Isveimer

Isveimer S.p.A., a subsidiary of Banco di Napoli which financed industrial development in Southern Italy, was put into voluntary liquidation in 1996.

In 1997, Banco di Napoli intervened to reduce the final liquidation deficit estimated to be 917 million euro. The cost of this intervention and the related interest were recovered in accordance with Law 588/96, as mentioned above, and the methods described in the aforementioned Treasury Decree of 1974.

In fact, on the expiry of the advances granted by the Bank of Italy, the recovery process showed a balance in favor of the Central Bank of 58 million euro, lodged as a non interest-bearing deposit with the same Central Bank. This deposit is shown under “other assets” offset by “other liabilities”.

Società per la Gestione di Attività (Sga)

Società per la Gestione di Attività S.p.A. (Sga) was created in 1996 by transforming an existing subsidiary of Banco di Napoli for the purpose of taking over most of the bank’s doubtful loans, as an onerous title and without recourse. Although Banco di Napoli owns the entire share capital of the company, it does not exercise control having transferred the shares and the voting rights to the Treasury by way of a pledge.

The transfer of doubtful loans to Sga began on 1 January 1997; at the same time, Banco di Napoli granted its subsidiary various interest-bearing lines of credit, essential to finance the cost of the factoring agreement, as well as to cover the company’s running costs. At the end of 2000, Banco di Napoli reached a settlement with Sga, resolving a number of differences of interpretation and substance that had arisen between the parties; the cost of this settlement, 125 million euro, was deducted from the loans. As of 31 December 2002, loans to Sga totaled 1,285 million euro, of which 1,252 million euro granted for the measures provided by law 588/96 (a reduction of 789 million euro on 31 December 2001) and 33 million euro disbursed for the regular management of the company. The reduction in respect of the previous year is largely connected to the financial intervention in May 2002 to cover losses for 246 million euro registered by the subsidiary in the second half of 2001 and to that in October 2002 to cover the 285 million euro loss recorded in the first half of 2002. As with similar interventions, the amounts in question were deducted from loans granted to the subsidiary, included among customer loans and increasing loans to be restored, recorded to other assets, in accordance with Law 588/96.

The following tables show details of the aforementioned restoration procedure for the year 2002, with comparative figures for 2001.

Advances received and securities purchased ex Law 588/96 (*)

	31/12/02	31/12/01
	(€/mil)	(€/mil)
Advances received from the Bank of Italy ex Law 588/96	12,288	15,402
Securities lodged in guarantee for advances ex Law 588/96 (nominal value) (**)	10,841	13,919
• securities purchased with advances received from the Bank of Italy	10,431	13,391
• securities of Banco di Napoli	410	528

(*)            The transactions are shown in the memorandum accounts as authorized by the Bank of Italy; the advances totaling 12,288 million euro grant- ed on 27 December 2002 expire as follows: 270.4 million euro on 1 March 2003, 134 million on 1 June 2003; 2,578.6 million euro on 22 December 2003 and 9,304.8 million euro on 27 December 2003.

(**)     Securities placed as guarantee on the advance received from the Bank of Italy are included in the dealing portfolio , for 410 million euro (book value as of 31 December 2002).

Change of loans to be restored ex Law 588/96 (*)

	31/12/02	31/12/01
	(€/mil)	(€/mil)
a. Opening balance	840	1,376
b. Changes
1. Coverage of SGA’s losses (**)	531	507
2. Interest income on the securities purchased with the funds advanced by the Bank of Italy	-953	-1,226
3. Interest expenses on advances from the Bank of Italy	142	169
4. Interest accrued on the “Loans to be restored” account	20	46
5. Other changes (***)	—	-32
Total	580	840

(*)                               The statement of income only includes interest accrued on loans to be restored.

(**)                        Of which 246.3 million euro refer to the loss incurred in the second half of 2001 settled in May 2002, and 284,8 million euro refer to the loss incurred in the first half of 2002 settled in October 2002

(***)                 This refers to the assignment in 2001, by the Ministry of Economy and Finance, of the net revenues deriving from the sale in 1997 of 60 % of Banco’s capital to Bn Holding, established by Ina and Bnl, on the basis of the provisions of Law 588/96.

Financial flows maturing on the advances received from the Bank of Italy and on securities put up as guarantee ex Law 588/96 (*)

	31/12/02	31/12/01
	(€/mil)	(€/mil)
Interest accrued on advances (**)	—	-2
Coupons falling due on securities purchased with advances received from the Bank of Italy	127	220
Total	127	218

(*)                               The amounts refer to accruals for the respective years.

(**)                        The financial flows from the advances, matured between 27 and 31 December 2002, totaling 1.4 million euro, were charged by Bank of Italy on 31 December, therefore they are included in caption b.3 of the previous table.

Accrued income and prepaid expenses (caption 160)

Analysis of caption 160 “accrued income and prepaid expenses” (detail 5.2 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Accrued income
• income from derivative contracts	843	744	+13.3
• interest from loans to customers	597	627	-4.8
• interest on securities	346	321	+7.8
• bank interest	125	87	+43.7
• other	152	92	+65.2
Prepaid expenses
• commission on placement of securities and mortgage loans	276	169	+63.3
• charges on derivative contracts	33	45	-26.7
• discounts on bond issues	236	31	n.s.
• other	244	75	n.s.
Total	2,852	2,191	+30.2

Other information

Distribution of subordinated assets (Table 5.4 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
a) Due from banks	55	40	+37.5
b) Loans to customers	68	9	n.s.
c) Bonds and other debt securities	189	194	-2.6
Total	312	243	+28.4

Subordinated loans to banks and to customers refer mainly to Group companies. Subordinated bonds and other debt securities refer mainly to issues by prime banking institutions.

SECTION 6 - PAYABLES

Detail of the total balance for the Group is provided below:

	31/12/02	31/12/01	31/12/01
	(€/mil)	(€/mil)	(€/mil)
Due to banks (caption 10)	24,456	27,922	36,482
Due to customers (caption 20)	85,280	65,845	82,276
Securities issued (caption 30)	51,561	40,839	52,326
Public funds administered (caption 40)	208	100	201
Total	161,505	134,706	171,285

Due to banks (caption 10)

Deposits taken from banks are analyzed as follows:

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Due to central banks
• repurchase agreements and securities borrowed	842	1,275	-34.0
• other deposits from the Italian Exchange Office	28	127	-78.0
• other deposits from central banks	905	1,149	-21.2
Due to other banks
• deposits	9,603	14,105	-31.9
• repurchase agreements and securities borrowed	2,802	4,061	-31.0
• medium and long-term loans from international bodies	5,881	4,621	+27.3
• current accounts	943	1,227	-23.1
• other	3,452	1,357	+154.4
Total	24,456	27,922	-12.4

Detail of caption “due to banks” (Table 6.1 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
a) Repurchase agreements	3,534	5,221	-32.3
b) Securities borrowed	110	115	-4.3

Loans from international bodies include loans used by the Group to finance investment projects in industrial sectors and in public utility services.

Due to customers and securities issued (captions 20 and 30)

Funds obtained directly from customers, comprising deposits from customers and securities issued, are detailed below:

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Due to customers
• current accounts	52,197	40,330	+29.4
• repurchase agreements and securities borrowed	12,917	9,133	+41.4
• deposits	18,116	13,394	+35.3
• short-term payables relating to special management services carried out for the government	313	663	-52.8
• other (*)	1,737	2,325	-25.3
Securities issued
• bonds	39,447	27,695	+42.4
• certificates of deposits	7,310	8,346	-12.4
• banker’s drafts	648	651	-0.5
• other securities	4,156	4,147	+0.2
Total	136,841	106,684	+28.3

(*) Essentially comprises short positions on securities taken as part of stockbroking activities.

Detail of caption “due to customers” (Table 6.2 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
a) Repurchase agreements	12,779	9,009	+41.8
b) Securities borrowed	138	124	+11.3

There have been no issues of bonds convertible into shares of the Bank or other companies, or similar securities or bonus shares.

Public funds administered (caption 40)

Public funds administered are provided by the State and other public agencies. These funds are analyzed below:

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Funds provided by the State	151	42	n.s.
Funds provided by regional public agencies	19	19	—
Other funds	38	39	-2.6
Total	208	100	+108.0
of which: funds with risk borne by the Government under Law 19 of 6/2/87	59	12	n.s.

Other information relating to payables

Information regarding the distribution of deposits by geographical area, type of currency and degree of liquidity, is reported in Part B, Section 11 of these notes.

SECTION 7 - PROVISIONS

The Group provisions are analyzed below:

	31/12/02	31/12/01	31/12/01
	(€/mil)	(€/mil)	(€/mil)
Provisions for employee termination indemnities (caption 70)	961	734	955
Provisions for risks and charges (caption 80)
• pensions and similar (caption 80.a)	343	43	343
• provisions for taxation (caption 80.b)	670	901	1,219
• other reserves (caption 80.c)	1,768	1,527	1,688
Reserve for possible loan losses (caption 90)	71	41	73
Total	3,813	3,246	4,278

Provisions for employee termination indemnities (caption 70)

Changes in “reserve for termination indemnities” during the year	(€/mil)

Opening balance	734
Increases
• provisions	104
• employment contract acquisition	1
• other changes	222
Decreases
• advances allowed under Law 297/82	19
• indemnities to employees leaving the Group	67
• transfers	1
• other changes	13
Closing balance	961

The increases in other changes refer mainly to the contribution of the former Cardine Group (221 million euro as of 31 December 2001).

Provisions for risks and charges (caption 80)

Pensions and similar commitments (caption 80.a)

Changes in “reserve for pensions and similar commitments” during the year	(€/mil)

Opening balance	43
Increases
• provisions	24
• other	305
Decreases
• utilization	27
• other	2
Closing balance	343

As of 31 December 2002, this reserve is made up of 41 million euro from the Parent Bank to cover charges in relation to the integration of the pension paid to former IMI S.p.A. staff (43 million euro as of 31 December 2001) and of 302 million euro from companies of the former Cardine Group (300 million euro as of 31 December 2001 shown under “Increases – other”).

Provisions for taxation (caption 80.b)

Changes in reserve for taxation during the year	(€/mil)

	Current tax liabilities	Deferred tax liabilities	Total
Opening balance	630	271	901
Increases
• provisions for current income taxes	897	143	1,040
• other changes	337	44	381
Decreases
• payment of income taxes	1,274	136	1,410
• other changes	56	186	242
Closing balance	534	136	670

The taxation reserve is to cover current income taxes and actual and existing or potential fiscal disputes (534 million euro), including local taxes payable by foreign branches and subsidiaries, as well as deferred taxes (136 million euro).

As regards fiscal disputes, we would like to remind you that the subsidiary Fideuram Vita is in dispute with the tax authorities regarding the years from 1985 to 1987. The years 1988, 1989 and 1990 have been settled thanks to the favorable verdict pronounced by the Regional Tax Commission regarding disputed items in those years. The verdict was deposited on 27 July 2000 and the tax authorities did not appeal against it before the legal deadline.

Regarding the years 1985, 1986 and 1987, the company obtained a favorable judgment in the first degree, but substantially unfavorable decisions in the subsequent two degrees. However, Fideuram Vita has appealed to the Supreme Court, as it is still confident that the case can be won. If, on the other hand, the current adverse trend is confirmed, the potential liability for the company would be minimal, but would however become significant (albeit covered by existing reserves) if subsequent open years (from 1997 onwards) were also contested for the same reason. Based on expert opinions, and taking into account the positive evolution of the dispute and the fact that the case involves a practice that is universally applied by the whole of the insurance industry, the subsidiary has not made any specific provision for this risk.

Furthermore, in December 2002, the subsidiary Sanpaolo Life Ltd received notification of a dispute issued by the Tax Police in respect of a tax audit at the Banca Sanpaolo Invest S.p.A..

With respect to the Sanpaolo Life products promoted by Banca Sanpaolo Invest and by other SANPAOLOIMI Group distribution channels on behalf of the insurance broker with which Life has a distribution agreement, the Tax Police claim that Sanpaolo Life is effectively a fixed business in Italy and therefore applicable to taxation on its products.

On the basis of a detailed review performed with the assistance of Group tax experts and qualified external consultants, it has been confirmed that the business model is consistent with the liberal system of supplying services in Italy and therefore the motives for the dispute claimed by the Tax Police are not founded.

For this purpose no accruals have been made to cover the potential liability arising from the notice, as they cannot be calculated with sufficient reliability since the tax authorities have not yet made any appraisal of the situation.

Deferred tax assets and liabilities recorded in the consolidated financial statements refer to temporary differences between the accounting and fiscal value of assets and liabilities accrued in 2002 and in prior years, for which it is deemed likely that a tax liability will be incurred in the future (in the case of deferred tax liabilities) or which will most likely be recovered (in the case of deferred tax assets). Deferred taxation has been calculated by each Group company and also on consolidation in respect of the tax effect of specific consolidation entries. The tax effect relating to provisional differences of each Group subsidiary has been calculated applying different tax rates according to the respective country of residence.

Analysis of deferred tax liabilities

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Deferred tax liabilities charged to the statement of income:	112	121	-7.4
• on the earnings of subsidiary companies	13	7	+85.7
• other	99	114	-13.2
Deferred tax liabilities charged to shareholders’ equity:	24	150	-84.0
• on Parent Bank reserves:	13	139	-90.6
Reserve for general banking risks	—	110	-100.0
Other reserves - Reserve ex Law 169/83	4	4	—
Other reserves - Reserve ex Legislative Decree 213/98	9	25	-64.0
• on reserves of other subsidiaries	11	11	—
Total	136	271	-49.8

Changes in deferred tax liabilities charged to the statement of income

Changes in deferred tax liabilities (Bank of Italy instructions dated 03.08.99)	(€/mil)

1. Opening balance	121
2. Increases
2.1 Deferred tax liabilities arising during the year	143
2.2 Other increases	44
3. Decreases
3.1 Deferred tax liabilities reversing during the year	26
3.2 Other decreases	33
4. Closing balance (*)	249

(*) Where applicable, this refers to the total deferred taxation before compensation with the assets for advance taxation.,

Compensation between deferred tax liabilities and deferred tax assets	(€/mil)

Deferred tax liabilities before compensation	249
Compensation with deferred tax assets	137
Deferred tax liabilities, net (*)	112

(*) This refers to the total of caption 80.b of the Balance Sheet, Taxation.

Changes in deferred tax liabilities charged to shareholders’ equity

Changes in deferred tax liabilities (Bank of Italy instructions dated 03.08.99)	(€/mil)

1. Opening balance	150
2. Increases
2.1 Deferred tax liabilities arising during the year	—
2.2 Other increases	—
3. Decreases
3.1 Deferred tax liabilities reversing during the year	110
3,2 Other decreases	16
4. Closing balance	24

“Deferred taxation liabilities deferred during the year” refer to the Parent Bank in respect of:

•                                          the write-off of the deferred tax reserve relating to the Reserve for General Banking Risks, after the latter reserve had been fully utilized and charged to the statement of income;

•                                          the utilization of the deferred tax reserve in respect of the reserve ex D.Lgs. 213/98.

Detail of deferred tax assets

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Deferred tax assets credited to the statement of income	1,447	1,681	-13.9
• adjustments to loans	401	436	-8.0
• provisions for future charges	563	472	+19.3
• adjustments to the value of securities, equity investments and property	163	551	-70.4
• tax losses to be carried forward	100	191	-47.6
• other	220	31	n.s.
Deferred tax assets with contra-entry in shareholders’ equity	250	—	n.s.
• deferred tax asset generated by the merger with Banco di Napoli	250	—	n.s.
Total	1,697	1,681	+1.0

Changes in deferred tax assets credited to the statement of income

Changes in deferred tax assets (Bank of Italy instructions dated 03.08.99)	(€/mil)

1. Opening balance	1,681
2. Increases
2.1 Deferred tax assets arising during the year	503
2.2 Other increases	458
3. Decreases
3.1 Deferred tax assets reversing during the year	1,005
3.2 Other decreases	53
4. Closing balance (*)	1,584

(*) Where applicable, this refers to the total deferred tax assets before compensation with the deferred tax liabilities.

Compensation between deferred tax assets and deferred tax liabilities

(€/mil)

Deferred tax assets before compensation	1,584
Compensation with deferred tax liabilities	137
Deferred tax assets, net (*)	1,447

(*) This refers to the total of caption 150 of the Balance Sheet, Other assets.

“Other increases” essentially includes:

•                  the balance of the former Cardine Group deferred tax assets as of 1/1/2002 (177 million euro);

•                  the effect of such compensation between deferred tax assets and liabilities, carried out in prior years in the presence of adequate assumptions (26 million euro);

•                  advance taxation recorded by the Parent Bank in respect of higher income taxes relating to the IMI-SIR sentence (213 million euro);

•                  the change in tax rate by the Parent Bank in respect of deductible provisional differences for the former Banco di Napoli (25 million euro).

“Other decreases” refer mainly to the Parent Bank in respect of the tax charge for the year 2001 and to the adjustment to tax rates and deductible provisional differences applicable to SANPAOLO IMI (reduction in the Corporate Income Tax rate introduced in the tax legislation).

Changes in deferred tax assets credited in net shareholders’ equity

During 2002 tax benefits for 250 million euro were booked for the first time in respect of funds concerning the deferred tax asset generated by the merger of Banco di Napoli into SANPAOLO IMI and in relation to the quota of goodwill on Banco di Napoli, credited in 2000 to offset pre-existing negative differences at first consolidation.

Information as per Consob Communication 1011405 dated 15 February 2001.

Tax benefits under D. Lgs. 153 dated 17/5/99 (Ciampi Law)

Law Decree 153 dated 17 May 1999 - known as the “Ciampi Law” – introduced tax instruments in respect of restructuring operations on banks and, among others, set a reduced tax rate for bank or banking group concentration transactions of 12.50% on profits destined to a special reserve to be composed of the maximum amount, to be broken down on a straight-line basis over five years, at 1.2% of the difference between the receivables and payables of all the banks that took part in the transaction and the aggregate of the major bank participating in the transaction.

Through a statement dated 11 December 2001, the European Commission declared that the tax benefits under the “Ciampi Law” were incompatible with Community principles. In arrangement with the Italian Government who, in February 2002, filed an appeal against the European Court of Justice, ABI (the Italian Bankers Association) and the banks concerned, including SANPAOLO IMI, petitioned the High Court of Luxembourg to cancel the decision of the European Commission. The dispute is still pending and the parties involved are waiting for the Court to decide on whether to suspend the petition of the banks, whilst awaiting the sentence on that brought by the Italian Government, or to declare that it is incompetent and allow the banks to proceed with their petition before the Court of Justice, thus taking up the same arguments as those upheld by the Italian Government.

SANPAOLO IMI and the banks merged with the Cardine Group have benefited from the provisions and other minor facilities of the “Legge Ciampi” in respect of the years 1998, 1999 and 2000; these benefits have been prudently accrued to the tax reserve. The law in question was suspended with effect from year 2001, through decree law 63 of 15 April 2002 (subsequently converted into Law 112 on 15 June 2002). In the meantime, commencing from the last financial year, current income taxes and deferred taxes have been determined without taking into account the benefits in question.

Furthermore, through decree law 282 of 24 December 2002 (subsequently modified and converted into Law 27 on 21 February 2003), the Government implemented the decision of the Commission whereby it enforced the recovery of the relief granted and made available to the banks: this urgent measure provided for the payment, not later than 31 December 2002, of all amounts corresponding to the tax relief enjoyed by the “Ciampi Law”.

On 31 December 2002, the Parent Bank paid 200 million euro, which corresponds to the lower tax liabilities already paid in by the Bank and the merged banks and includes interest at an annual rate of 5.5%, which is substantially in line with the full amount to be reimbursed, apart from some minor adjustments. Merely for precautionary measures, reservations in respect of the petitions brought before the Court of First Instance of the European Community were expressed to the Treasury, being the recipient.

As far as the effect on the financial statements is concerned, considering that the recovery of the tax relief has been applied in the presence of disputes brought against the European Commission by the Italian Government and the banks concerned and that in any case the amount paid cannot be considered definitive, such amounts have been recorded to other assets and wholly offset by accruals to the tax reserve. The amount paid has not affected the Parent Bank’s statement of income other than the interest payable in 2002 (approximately 10 million euro).

Provisions for risks and charges - other reserves (caption 80.c)

Analysis of caption 80.c “provisions for risks and charges: other provisions” (Table 7.3 B.I.)	(€/mil)

	Guarantees and commitments		Other risks and charges		Other personnel charges		Total
Opening balance	63		1,016		448		1,527
Increases
• provisions	86		265		54		405
• reclassification	—		—		242	(2)	242
• other	25	(1)	138	(1)	81	(1)	244
Decreases
• revaluation of guarantees	18		—		—		18
• coverage of charges deriving from legal disputes and other	—		33		—		33
• utilized to cover long-service bonuses to employees, other indemnities and surplus	—		—		248		248
• reclassification	—		242	(2)	—		242
• other	12		83		14		109
Closing balance	144		1,061		563		1,768

(1)       Including the balance of the former Cardine Group and Banka Koper as of 1/1/2002.

(2)       This caption refers to the reclassification of a portion of “Provisions for risks and charges” from the former Banco di Napoli to “reserve for other personnel costs” made on the merger by incorporation into SANPAOLO IMI S.p.A., in order to reorganize the accounting books.

Provisions for “guarantees and commitments”, for 144 million euro, cover expected losses in respect of guarantees and, more generally, the contingencies associated with the Group’s guarantees and commitments.

Provisions for “other risks and charges” amounting to 1,061 million euro, include:

•                  735 million euro from the Parent Bank, of which;

•                  167 million euro, provisions against potential charges deriving from the possible renegotiation of mortgage loans to a specific reserve calculated on the basis of the parameters that are currently available;

•                  380 million euro to cover estimated losses on legal disputes and, more specifically, on claims from bankruptcy liquidators;

•                  188 million euro to cover both potential charges relating to guarantees given on the sale of equity investments and other extraordinary transactions, as well as other potential liabilities;

•                  bank networks of the Cardine Finanziaria Group for 55 million euro;

•                  the tax collection services of the Group (24 million euro) to cover specific risks in the sector and restructuring charges;

•                  other subsidiaries for 247 million euro, mainly due to risks, also of a commercial or operational nature, connected with the distribution of and dealing in financial products.

Provisions for “other personnel costs”, of 563 million euro, include:

•                  506 million euro from the Parent Bank, of which:

•                  263 million euro provisions made by the former Banco di Napoli for staff leaving incentives;

•                  118 million euro relating to provisions made, on the basis of independent actuarial appraisals, to cover the technical deficit of the Supplementary Pension Fund of the Parent Bank, an independent entity, which integrates the compulsory pension fund;

•                  51 million euro accrued against potential liabilities deriving mainly from employee bonuses and incentives, the payment of which is at the discretion of the Parent Bank and also against stock incentive plans in favor of employees;

•                  45 million euro provisions made by the former Banco di Napoli for supplementary pensions;

•                  17 million euro provisions to the technical reserve, determined on the basis of mathematical and actuarial criteria, needed to cover long-service bonuses to employees;

•                  12 million euro provisions made to the technical reserve – Law 336/70, to cover accidents to staff and other minor potential liabilities;

•                  other subsidiaries for 57 million euro, of which 36 million euro refer to bank networks of the Cardine Finanziaria Group.

Information as per Consob Communication 1011405 dated 15 February 2001.

Low-interest building mortgage loans

Law 133/99, implemented with Ministerial Decree 110/2000 (against which an appeal was presented before the administrative court), forces banks to review the interest rates applied to mortgages issued with charges to be borne in full or partially by the public sector, upon receipt of a request to such effect by borrowers or by the body issuing the borrowing facilities.

As no “threshold rate” is set for low-interest mortgages, subsection 62 of art. 145 of Law 388 dated 23 December 2000 (Budget Law 2001) clarifies that the renegotiation rate is to be considered as “the average global rate for building mortgage loans being amortized”, assigning the individuation of the transactions within which to carry out the observations to determine the renegotiation rate to a subsequent regulation. To this end, with the Decree dated 4 April 2001, the Treasury set up the new consistent category of low-interest loans being amortized and the Bank of Italy issued the correlated methodological notes for the observation of average rates for the sector concerned to the whole system.

The observation activity was concluded some time ago, but the regulation has still to be completed with the issue of a Ministerial Decree to establish the renegotiation rate. Subsection 2-sexies of article 3 of Law 265 dated 22 November 2002 (converted from Law Decree 209 dated 24 September 2002) has established 31 March 2003 as the date by which such provision must be adopted, in application of that stated in subsection 62 of article 145 of Law 388/2000.

While the Bank reserves the right to evaluate whether or not to continue the appeals, which were disregarded in the first degree by the Lazio Regional Administration Court, through Ministerial Decree 110/2000, the potential charge deriving from the renegotiation has been determined on the basis of prudent criteria, at 189 million euro (162 million euro refer to the Parent Bank), of which 149 million euro refer to the period 1 July 1999 to 31 December 2001 (127 million euro for the Parent Bank) and 40 million euro refer to the year 2002 (35 million euro for the Parent Bank) and is covered sufficiently by specific accruals to provisions for other risks and charges. In the years following 2002, the negative impacts on the statement of income will be gradually reduced because of the expiry of current mortgage loans.

Low-interest agricultural mortgage loans

The provisions of art. 128 of Law 388/2000 (Budget Law 2001) have introduced the faculty for borrowers to renegotiate the loan installments still to expire at current, more favorable rates fixed for low-interest transactions. Renegotiation is subject to an implementation Ministerial Decree which has still not been issued, but which must be adopted, even in this case, by 31 March 2003, as per the aforementioned provision introduced by aforementioned subsection 2-sexies of art. 3 of Law 265 dated 22 November 2002 (converted from Law Decree 209 dated 24 September 2002). Considering the precise reference to the “loan installments still to expire” contained in Law 388/2000 and the consequent possibility to activate renegotiation exclusively for the future, no provisions have been made.

Fixed-rate unsubsidized mortgage loans (usury):

In compliance with the provisions of Law 24/2001, (converted from Decree Law 394/2000, containing the authentic interpretation of Law 108/1996) and with the subsequent Constitutional Court Sentence 29 dated 25/02/2002, SANPAOLO IMI concluded adjusting all mortgages covered by these provisions to the “replacement” rate of 9.96%. An interest rate of 8% was applied instead for those borrowers who presented self-certification declaring their right to such reduction (the original capital of the loan not being more than 150 million Italian Lira, granted to first-time buyers of non-luxury homes).

The provisions for other risks and charges still include a residual accrual of 5 million euro (wholly referring to the Parent Bank) to cover further requests to reduce interest rates to 8% not yet received or not yet documented by borrowers possessing the legal requirements to benefit from such rates.

Anatocism

In March 1999, the Supreme Court declared quarterly capitalization of interest payable to be illegitimate, thereby completely changing the previous law. This decision was based on the assumption that the relevant clauses in bank contracts do not integrate “regulatory” use as believed in the past, but rather “trading”, which is not suitable for conforming to the prohibition of anatocism in compliance with art. 1283 of the Italian Civil Code.

After the reversal by the Supreme Court, Decree Law 342/99 was enacted, confirming the legality of capitalization of interest in current account contracts if it is applied over the same period as that for calculating interest payable and receivable: the Credit and Savings Interdepartmental Committee was assigned to determine the methods of such calculation and from 22 April 2000, the date on which the Committee’s instructions became effective, all current accounts were adjusted applying quarterly capitalization to interest receivable and payable.

Therefore, since April 2000, capitalization of half-yearly interest is considered legitimate and the dispute on this matter refers only to those contracts signed before that date: it should be noted that, despite the fact that the Supreme court has repeatedly confirmed the invalidity of the capitalization clauses, many judges of merit have distanced themselves from the sentence, continuing to consider it legitimate, thus the jurisprudence is still being debated.

As of 31 December 2002, the trend in the dispute shows a slight increase and is subject to careful monitoring: the numeric increase on the previous year is mainly because of the integration of the former Banco di Napoli and the problems relating to disputes following the merger with Sanpaolo IMI. The risks relating to the disputes in question correspond to the prudent accruals made to the Provisions for Other Risks and Charges which are proportionate to the total of each legal request. Where the introductory measures do not quantify the demand and until an accounting opinion has been expressed on the issue, the risk involved is covered by an accrual of 35 million euro destined to hedge disputes of an undetermined amount and of an uncertain outcome.

Reserve for possible loan losses (caption 90)

Changes during the year in “reserves for possible loan losses” (Table 7.2 B.I.)	(€/mil)

A. Opening balance	41
B. Increases
B1. provisions	27
B2. other changes	43
C. Decreases
C1. utilization	37
C2. other changes	3
D. Closing balance	71

This caption reflects provisions made by certain subsidiaries to cover lending risks - including risks deriving from derivative transactions; these risks are only potential, therefore the reserve is not set off against asset balances.

SECTION 8 - CAPITAL, EQUITY RESERVES, RESERVE FOR GENERAL BANKING RISKS AND SUBORDINATED LIABILITIES

This section comments on the following balance sheet captions:

	31/12/02	31/12/01	31/12/01
	(€/mil)	(€/mil)	(€/mil)
Shareholders’ equity
• capital (caption 150)	5,144	3,932	n.a.
• additional paid-in capital (caption 160)	708	22	n.a.
• reserves (caption 170)
• legal reserve	1,029	793	n.a.
• reserve for own shares	31	304	n.a.
• other reserves	2,610	1,739	n.a.
• revaluation reserves (caption 180)	18	9	n.a.
• reserve for general banking risks (caption 100)	14	356	n.a.
• negative goodwill arising on consolidation (caption 120)	—	—	—
• negative goodwill arising on application of the equity method (caption 130)	94	118	118
Total Group capital and reserves	9,648	7,273	9,557
• net income (caption 200)	889	1,203	1,376
Total Group shareholders’ equity	10,537	8,476	10,933
Own shares (asset caption 140)	31	304	28
of which: own shares held by the Parent Bank (*)	—	294	—
Minority interest (caption 140)	334	698	793
Subordinated liabilities (caption 110)	6,613	5,607	5,829

(*)       In the reclassified consolidated financial statements, the own shares of the Parent Bank are shown as an adjustment to the consolidated shareholders’ equity; while the other own shares are included in the dealing securities portfolio.

Group shareholders’ equity

Capital and equity reserves (liability captions 150, 160, 170 and 180)

The capital, additional paid-in capital and the legal reserve coincide with the corresponding captions of the shareholders’ equity of the Parent Bank. “Other reserves” includes the Parent Bank’s remaining reserves and changes at Group level in the equity of the companies included in the consolidation. In particular, the Parent Bank net equity entries are coherent with the board resolutions made within the scope of the approval of the financial statements, at the extraordinary meeting for the increase in Legal reserve and at the ordinary meeting for the allocation of merger goodwill generated by the merger of Cardine Bank.

As of 31 December 2002, “Share capital” amounts to 5,144,064,800 euro and is composed of 1,448,831,982 ordinary shares and 388,334,018 preference shares, both with a nominal value of 2.8 euro each.

In fact, the merger of Cardine Banca with SANPAOLO IMI, stipulated on 24 May 2002 and with legal effect as of 1 June 2002, involved the exchange of 267,821,000 shares in Cardine Banca against 480,738,695 shares in SANPAOLO IMI. The exchange was made by:

•                  issuing 432,724,886 ordinary shares with a nominal unitary value of 2.8 euro;

•                  the use of 48,013,809 own shares held by SANPAOLO IMI as of 1 June 2002.

As a result of the merger, Compagnia di Sanpaolo, Fondazioni di Padova e Rovigo and Fondazione di Bologna availed themselves of the right, in accordance with Law 461/98 and D.Lgs. 153/99, to request conversion of the ordinary shares held by them into preference shares, for the part in excess of 15% of the total ordinary share capital held. As a consequence 388,334,018 ordinary shares were converted into preference shares at par.

The “Reserve for own shares” has been set up by certain subsidiaries to cover the SANPAOLO IMI shares in portfolio and is offset against the balance sheet asset caption 140 “Own shares or quotas”.

The “Revaluation reserves” are lodged with certain Group companies following the revaluation of investments made in application of special laws.

Reserve for general banking risks (liability caption 100)

After utilization in the year, as described in Part C, Section 5, the “Reserve for general banking risks” reflects the 14 million euro reserve accrued by certain subsidiaries.

Negative goodwill arising on application of the equity method and on consolidation (liability captions 120 and 130)

Liability captions 120 and 130 represent the negative differences arising on line-by-line consolidation and on application of the equity method after off-setting them against positive differences on first time consolidation.

Details of the aforementioned off setting operations between negative and positive differences on first time consolidation are shown in the table below.

	31/12/02	31/12/01
	(€/mil)	(€/mil)

Negative goodwill arising on first-time consolidation:
• line-by-line
• former IMI Group	952	952
• former Cardine Group	241	—
• using the equity method
• former IMI Group	75	75
• former Cardine Group	58	—
Total	1,326	1,027

Goodwill arising on first-time consolidation:
• line-by-line
• former Banco di Napoli Group	-854	-854
• former Cardine Group	-296	—
• using the equity method
• Cassa di Risparmio di Firenze	-173	-173
• former Cardine Group	-3	—
Total	-1,326	-1,027

The balance of caption 130 “Negative goodwill arising on application of the equity method”, for 94 million euro, represents the Group’s interest in the increase in shareholder’s equity of investments valued using the equity method and recorded after first time consolidation. The amount refers mainly to companies operating in the insurance sector.

Commentary to asset captions 90 “Goodwill arising on consolidation” and 100 “Goodwill arising on application of the equity method” is provided in Part B – Section 5, “Other assets”.

Own shares (asset caption 140)

Own shares held in portfolio are represented by securities of the Parent Bank held by itself and by other Group companies.

Transactions in own shares carried out by the Parent Bank in 2002 involved the individual portfolios in which these shares are classified according to their finalities.

As regards the portfolio valued at cost, being related to shares considered as fixed and used to conclude strategic transactions, in 2002 SANPAOLO IMI purchased 33,652,015 shares (nominal value 94 million euro) for a total cost of 404 million euro. The shares held in portfolio after these acquisitions, totaling 50,732,418 (142 million euro nominal value), were exchanged with the shareholders of the former Cardine Banca (48,013,809 shares) and with the shareholders of the former Banco di Napoli (2,718,608 shares) within the scope of the respective merger operations; as of 31 December 2002 there remains one own share in portfolio with a nominal value of 2.8 euro and a book value of 7.4 euro.

With reference to the portfolio valued at market value and destined for share incentive or stock option plans, in 2002 the Bank implemented a share incentive plan in favor of employees, which assigned to those entitled and who applied, a number of own shares in relation to the bonus due to each employee. On the basis of applications received, in June the Bank purchased 1,926,023 shares (nominal value 5.4 million euro) for a cost of 19.3 million euro and assigned to employees 1,912,373 shares (nominal value 5.4 million euro) for a cost of 18.6 million euro. The remaining 13,650 shares, for a book value of approximately 137,000 euro, were sold on the market at the beginning of July for approximately 135,000 euro.

Lastly, as regards subsidiaries, as of 31 December 2002, these held 4,940,750 SANPAOLO IMI S.p.A. shares for negotiation purposes and were therefore carried at a market value of 31 million euro.

Minority interests (liability caption 140)

As of 31 December 2002, the portion of “Minority interests” amounting to 334 million euro essentially relates to the quota attributable to minority shareholders in Banca Fideuram and Banca Popolare dell’Adriatico.

A statement of changes in the consolidated net shareholders’ equity for the period is attached to these notes, together with a reconciliation of the Parent Bank’s net shareholders’ equity and the corresponding consolidated amounts.

Regulatory capital

In compliance with the instructions issued by the Bank of Italy in respect of clear disclosure, the composition of regulatory capital and an analysis of the prudent supervisory requirements are given in the table below. The final estimates will be submitted to the Bank of Italy following approval of these financial statements.

Category / Value		31/12/02	31/12/01	Change
		(€/mil)	(€/mil)%
A. Regulatory capital
A.1	Tier 1 capital	9,765	7,656	+27.5
A.2	Tier 2 capital	4,406	3,552	+24.0
A.3	Items to be deducted	-470	-1,740	-73.0
A.4	Regulatory capital	13,701	9,468	+44.7
B. Minimum regulatory requirements
B.1	Credit risk	9,886	7,771	+27.2
B.2	Market risk	767	642	+19.5
	of which:
	• risks on dealing portfolio	756	595	+27.1
	• exchange risks	11	47	-76.6
	• concentration risks	—	—	n.s.
B.2.1	Tier 3 subordinated loans	589	610	-3.4
B.3	Other minimum requirements	44	43	+2.3
B.4	Total minimum requirements	10,697	8,456	+26.5
C. Risk assets and capital adequacy-ratios
C.1	Risk-weighted assets (*)	133,713	105,700	+26.5
C.2	Tier 1 capital / Risk weighted assets	7.3%	7.2%
C.3	Regulatory capital / Risk weighted assets (**)	10.7%	9.5%

(*)            Total minimum requirements multiplied by the recovery of the minimum compulsory ratio for lending risks (12.5).

(**)     On the basis of Bank of Italy letter no. 10155 dated 3 August 2001, in order to compute the Total Risk ratio, Tier 3 subordinated loans are considered a component of total capital.

Subordinated liabilities (liability caption 110)

Loan	Amount in the financial statements as of 31/12/02	Amount in original currency	Interest rate		Issue date	Maturity date		Amount in the financial statements as of 31/12/01
	(€/mil)	(millions)						(€/mil)
Preferred Securities in euro	1,000	1,000	8.126	%(a)	10-11-2000		(b)	1,000
Total innovative capital instruments (Tier 1)	1,000							1,000
Notes in US dollars	158	165	floating		12-07-1993	30-07-2003		188
Notes in US dollars	85	89	floating		24-09-1993	24-09-2003		101
Notes in US dollars	90	94	floating		30-11-1993	30-11-2005		107
Notes in Canadian dollars	91	151	floating		10-11-1993	10-11-2003		107
Notes in euro	356	362	floating		30-06-1994	30-06-2004		356
Notes in euro	—	—	floating		30-12-1996	20-01-2002		27
Subordinated loan in Italian lire	13	25,000	5.10%		1-06-1998	1-06-2003		26
Subordinated loan in Italian lire	31	60,000	5.30%		1-01-1998	1-01-2003		62
Subordinated loan in Italian lire	29	56,000	floating		1-02-1998	1-02-2003		57
Subordinated loan in euro	500	500	6.38%		6-04-2000	6-04-2010		500
Subordinated loan in euro	350	350	floating		6-04-2000	6-04-2010		350
Subordinated loan in euro	997	1,000	floating		27-09-2000	27-09-2010		1,000
Subordinated loan in euro	300	300	5.55%		31-07-2001	31-07-2008		300
Subordinated loan in euro	191	200	5.16%		2-10-2001	2-10-2008		200
Subordinated loan in euro	499	500	floating		28-06-2002	28-06-2012		—
Subordinated loan in euro	53	54	4.90%	(c)	15-07-2002	15-07-2012		—
Subordinated loan in euro	147	147	4.32%	(d)	4-12-2002	4-12-2012		—
Subordinated loan in euro	297	300	5.38%		13-12-2002	13-12-2012		—
Subordinated loan in US dollars	95	100	floating		15-09-1993	15-09-2003		113
Notes in euro	148	150	5.75%		15-09-1999	15-09-2009		146
Notes in Italian lire	12	25,635	floating		15-10-1993	15-10-2003		25
Notes in Italian lire	6	12,650	floating		15-06-1993	15-06-2003		17
Subordinated loan in Italian lire	209	404,115	floating		30-06-1997	1-08-2004		—
Subordinated loan in euro	199	200	floating		1-10-1999	1-10-2009		200
Subordinated loan in euro	150	150	floating		12-10-1999	12-10-2009		106
Subordinated loan in euro	8	8	floating		22-12-2000	22-12-2010		8
Subordinated loan in euro	9	12	1.00%		27-04-2001	27-04-2006		—
Subordinated loan in euro	1	1	floating		20-09-2001	20-09-2006		1
Total subordinated liabilities (Tier 2)	5,024							3,997
Subordinated loan in euro	440	466	5.55%		3-10-2000	3-04-2003		460
Subordinated loan in euro	149	150	floating		6-11-2000	6-05-2003		150
Total Tier 3 subordinated liabilities	589							610
Total	6,613							5,607

(a)       The remuneration of the preferred securities is fixed at 8.126% up to 10 November 2010. After that date, a floating coupon will be paid at 12 months Euribor increased by 350 b.p..

(b)       The securities cannot be redeemed. Only SANPAOLO IMI has the right to redeem these Notes, totally or partially, and this right can be exercised after November 10, 2010.

(c)        Remuneration is paid on presentation of half-yearly coupons with a fixed rate of 2.45% for the first five years. Then, a floating coupon will be paid.

(d)       Remuneration is paid on presentation of half-yearly coupons with a fixed rate of 2.16% for the first five years. Then, a floating coupon will be paid.

During the year, the Parent Bank issued new subordinated loans for 1,001 million euro in the form of Tier 2 subordinated loans to support the Group’s investment initiatives.

It should be noted that subordinated liabilities not included in the calculation of regulatory capital amount to 676 million euro, excluding Tier 3 subordinated loans.

Preferred Securities, which are attributable to Tier 1 capital, satisfy the following requirements:

•                  the securities are not redeemable, the issuer’s redemption right, if any, cannot be exercised during the first 10 years after issue; redemption has to be authorized in advance by the Bank of Italy;

•                  the contract provides for the possibility of suspending remuneration of the securities, even partially, if the Parent Bank, which directly controls the issuer, has not distributed dividends on its own shares during the previous year;

•                  dividends cannot be accumulated in subsequent years;

•                  in the event of the liquidation of SANPAOLO IMI, the holders of securities can only be reimbursed after all other subordinated and non-subordinated creditors have been paid.

Contractually, subordinated loans included in Tier 2 may not be redeemed prior to maturity, nor converted into capital or any other type of liability. In particular, such contracts provide that:

•                  early redemption can only take place on the issuer’s initiative and with Bank of Italy authorization;

•                  the duration exceeds 5 years;

•                  in the event that the issuer is put into liquidation, the loan can only be reimbursed once all other creditors, not similarly subordinated, have been satisfied.

Tier 3 subordinated loans, issued to cover market risks, meet the following conditions:

•                  the original duration is not less than 2 years;

•                  the payment of interest and capital is suspended if the capital requirements of SANPAOLO IMI should fall below 7% on an individual basis or 8% on a consolidated basis;

•                  in the event that the Bank is put into liquidation, the loan can only be reimbursed once all other creditors, not similarly subordinated, have been satisfied.

Other information on subordinated liabilities

Information regarding the distribution of subordinated liabilities by geographical area, type of currency and degree of liquidity, is reported in Part B, Section 11 of these notes.

SECTION 9 - OTHER LIABILITIES

Liability captions 50 and 60 comprise the following:

	31/12/02	31/12/01	31/12/01
	(€/mil)	(€/mil)	(€/mil)
Other liabilities (caption 50)	18,807	15,590	17,658
Accrued expenses and deferred income (caption 60)	2,164	2,162	2,651
Total	20,971	17,752	20,309

Other liabilities (caption 50)

Analysis of caption 50 “other liabilities” (Table 9.1 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Valuation of derivatives on interest rates and stockmarket indices	5,941	3,846	+54.5
Unprocessed transactions	2,685	2,266	+18.5
Counterparty of valuations of foreign currency derivative contracts	1,168	1,874	-37.7
Amounts available for third parties	1,878	1,755	+7.0
Tax payments accounts	587	1,019	-42.4
Amounts in transit with branches and subsidiaries	2,373	803	+195.5
Other items derivative contracts	700	700	—
Non-liquid balances from portfolio transactions	606	374	+62.0
Due to tax authorities	375	274	+36.9
Premiums collected on options sold	385	259	+48.6
Amounts due to employees	237	170	+39.4
Deposits guaranteeing agricultural and construction loans	36	33	+9.1
Items relating to securities transactions	2	31	-93.5
Transactions by foreign branches	15	17	-11.8
Amounts payable due to settlement value date	12	9	+33.3
Other	1,807	2,160	-16.3
Total	18,807	15,590	+20.6

Accrued expenses and deferred income (caption 60)

Analysis of caption 60 “accrued expenses and deferred income” (Table 9.2 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Accrued expenses
• interest on securities issued	734	693	+5.9
• charges on derivative contracts	600	681	-11.9
• interest on amounts due to banks	116	162	-28.4
• payroll and other operating costs	35	124	-71.8
• interest on amounts due to customers	104	102	+2.0
• other	33	49	-32.7
Deferred income
• income from derivative contracts	132	139	-5.0
• interest on discounted notes	51	47	+8.5
• other	359	165	+117.6
Total	2,164	2,162	+0.1

SECTION 10 - GUARANTEES AND COMMITMENTS

Captions 10 and 20 of the balance sheet, related to guarantees issued and commitments undertaken by the Group, which involve the acceptance of loan risks, comprise the following:

	31/12/02	31/12/01	31/12/01
	(€/mil)	(€/mil)	(€/mil)
Guarantees (caption 10)	20,483	16,016	17,833
Commitments (caption 20)	27,574	24,839	26,424
Total	48,057	40,855	44,257

“Guarantees granted to third parties” are comprised as follows:

Analysis of caption 10 “guarantees given” (Table 10.1 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
a) Commercial guarantees	13,396	9,907	+35.2
a) Financial guarantees	6,999	5,984	+17.0
c) Assets lodged in guarantee	88	125	-29.6
Total	20,483	16,016	+27.9

“Commitments” at the end of the year are:

Analysis of caption 20 “commitments” (Table 10.2 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
a) Commitments to grant finance (certain to be called on)	7,753	8,794	-11.8
b) Commitments to grant finance (not certain to be called on)	19,821	16,045	+23.5
Total	27,574	24,839	+11.0

The commitments undertaken are detailed below:

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Purchase of securities not yet settled	4,175	3,631	+15.0
Commitments for derivatives on loans	984	844	+16.6
Other commitments certain to be called on	140	1,999	-93.0
Undrawn lines of credit granted	11,814	11,641	+1.5
Put options issued	1,350	682	+97.9
Mortgage loans and leasing contracts to be disbursed	6,422	3,631	+76.9
Deposits and loans to be made	1,577	1,826	-13.6
Membership of Interbank Deposit Guarantee Fund	142	107	+32.7
Other commitments not certain to be called on	970	478	+102.9
Total	27,574	24,839	+11.0

Assets lodged to guarantee the Group’s liabilities

(Table 10.3 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Portfolio securities lodged with third parties to guarantee repurchase agreements	7,318	7,781	-6.0
Securities lodged with the clearing-house for transactions on the derivatives market	23	30	-23.3
Securities lodged with central banks to guarantee advances	146	534	-72.7
Securities lodged with the Bank of Italy to guarantee bankers’ drafts	123	143	-14.0
Other settled securities	545	666	-18.2
Total	8,155	9,154	-10.9

Unused lines of credit

The unused lines of credit available to the SANPAOLO IMI Group, excluding operating limits, are as follows:

(Table 10.4 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
a) Central banks	44	54	-18.5
b) Other banks	250	215	+16.3
Total	294	269	+9.3

Forward transactions

Forward transactions, excluding those on behalf of third parties, show the following amounts:

(Table 10.5 B.I.)	(€/mil)

	Hedging transactions	Dealing transactions (*)	Other transactions	Total

1. Purchase/sale of
1.1 Securities
• purchases	—	4,175	—	4,175
• sales	—	2,311	—	2,311
1.1 Currency
• currency against currency	1,701	1,556	—	3,257
• purchases against euro	8,340	4,505	—	12,845
• sales against euro	6,165	3,024	—	9,189
2. Deposits and loans
• to be disbursed	—	—	1,865	1,865
• to be received	—	—	3,290	3,290
3. Derivative contracts
3.1 With exchange of capital
a) securities
• purchases	—	3,611	397	4,008
• sales	—	6,865	8	6,873
b) currency
• currency against currency	228	227	—	455
• purchases against euro	2,427	1,749	—	4,176
• sales against euro	701	1,856	—	2,557
c) other instruments
• purchases	—	—	—	—
• sales	—	—	—	—
3.2 Without exchange of capital
a) currency
• currency against currency	17	47	—	64
• purchases against euro	23	11	22	56
• sales against euro	—	—	12	12
b) other instruments (**)
• purchases	42,292	117,393	125	159,810
• sales	19,578	126,708	4,656	150,942
Total	81,472	274,038	10,375	365,885

(*)            They also include hedging derivatives belonging to the dealing portfolio for 4,670 million euro.

(**)     They include basis swaps for 14,101 million euro and other derivatives with index exchanges for 18 million euro both in purchases and sales.

Dealings in derivative contracts principally include transactions entered into within the scope of investment banking activities and to cover dealing portfolios. The results from the valuation of derivative contracts are revealed in the statement of income and described in the note concerning profits and losses on financial transactions of Part C, Section 3 of these Explanatory Notes.

“Hedging” derivatives refer mainly to transactions to cover interest and/or exchange rate risks on funding and/or lending activities. These mainly reflect the activities of the Parent Bank and its subsidiaries operating in the loans sector.

“Other transactions” principally refer to some types of derivative contracts included under structured financial instruments.

Derivative contracts included under structured financial instruments amount to 6,042 million euro, at nominal value.

At year end the potential net loss on the aggregate value of derivative hedging contracts entered into by Group companies and included in the columns “hedging” and “other transactions” was calculated at 566 million euro. In compliance with accounting policies, this amount was not recorded in the financial statements since the purpose of the derivative contracts in question is to hedge interest, market and exchange rate risks with regard to funding activities (particularly collection transactions made through issuing bonds with a structured yield) and/or lending and investment activities. The above-mentioned contracts are, in fact, recorded on a consistent basis with those adopted for hedging transactions, by recording accruals in relation to the differential of the interest and/or exchange rate maturing at the date of the financial statements.

Financial information relating to derivative contracts and forward currency purchase/sale transactions

This section offers supplementary information on operations in derivative contracts according to the standards established by the Basel Committee on Banking Supervision and the International Organization of Securities Commissions (IOSCO).

The table below shows the notional nominal capital, by type, of purchase/sale of currency and derivative contracts on interest rates, exchange rates and stockmarket index.

Notional amounts	(€/mil)

	Interest rate related	Exchange rate related	Stockmarket index related	Other	Total
OTC trading contracts
• Forward (a)	2,026	4,005	—	—	6,031
• Swap (b)	192,570	674	—	—	193,244
• Options purchased	15,943	1,399	3,654	—	20,996
• Options sold	15,876	1,491	6,936	—	24,303
• Other	2,040	325	71	—	2,436
Exchange traded contracts
• Futures purchased	336	—	57	—	393
• Futures sold	1,983	—	122	—	2,105
• Options purchased	385	—	633	—	1,018
• Options sold	1,064	—	549	—	1,613
• Other	—	—	—	—	—
Total trading contracts	232,223	7,894	12,022	—	252,139
Total non-trading contracts	54,880	18,693	8,389	—	81,962
Total contracts (c)	287,103	26,587	20,411	—	334,101
• including OTC contracts	283,336	26,587	19,050	—	328,973

(a)       The caption includes the F.R.A. contracts and forward currency purchase/sale transactions.

(b)       The caption mainly includes the I.R.S., C.I.R.S. contracts and basis swaps.

(c)        Includes basis swaps for 14,101 million euro, and other derivatives with index exchanges for 18 million euro, and does not include forward transactions on currency with an original duration of less than 2 days, amounting on the whole to 6,024 million euro.

The table below shows the residual duration of the above unquoted OTC transactions:

Residual maturity of notional amounts underlying OTC derivative contracts	(€/mil)

	Up to 12 months	Between 1 and 5 years	Beyond 5 years	Total
Interest rate related	104,142	113,354	65,840	283,336
Exchange rate related	22,711	3,651	225	26,587
Stockmarket index related	1,689	15,549	1,812	19,050
Other contracts	—	—	—	—

The table below reports the credit risk equivalent relating to unquoted OTC contracts, broken down into their various components: positive market value and add on.

Notional amounts, market values and similar add on	(€/mil)

		Interest rate related	Exchange rate related	Stockmarket index related	Other	Total
Notional amounts		283,336	26,587	19,050	—	328,973
A.	Market value of OTC trading contracts
	A.1 positive market value	5,415	219	329	—	5,963
	A.2 negative market value	-5,400	-139	-243	—	-5,782
B.	Add on	1,196	82	282	—	1,560
C.	Market value of OTC non-trading contracts
	C.1 positive market value	889	348	508	—	1,745
	C.2 negative market value	-1,150	-588	-175	—	-1,913
D.	Add on	186	323	305	—	814
Credit risk equivalent (A.1+B+C.1+D)		7,686	972	1,424	—	10,082

Market values of hedging and dealing transactions arranged with third parties have been calculated using the criteria established by the Bank of Italy to determine the solvency ratio. The market values identified in the table above derive from the application of the aforementioned criteria which provide for inclusion in the calculation of the market value of accrued income and expenses currently maturing as well as the result deriving from the current rate revaluation of the principal amount of cross-currency interest rate swaps to be exchanged at maturity.

Lastly, the table below shows the breakdown of credit risk equivalent on unquoted contracts by type of counterparty.

Credit quality of OTC derivative contracts, by counterparty	(€/mil)

	Positive market value	Add on	Credit risk equivalent (a) (current value)
Governments and central banks	—	—	—
Banks	6,036	1,969	8,005
Other operators	1,672	405	2,077
Total	7,708	2,374	10,082

(a) The credit risk equivalent reported in this table includes transactions with an original life not exceeding 14 days.

The aforementioned transactions are not normally covered by real nor personal guarantees thus, the exercise of a put option on equity securities, purchased during the year, is guaranted by top ranking banks (329 million euro). There have been no losses on loans for derivatives during the year, and there are no outstanding derivative contracts waived, but not settled.

The inherent risks of derivative contracts entered into by Group companies, including those “hedging contracts” whose current value is not shown in the financial statements, are subject to monitoring within the context of the complete system of risk management and control set up by the Group.

A description of the organizational model and the results of monitoring the evolution of risks for 2002 is reported in the appropriate section of the Report on Group Operations (“Risk management and control”).

Derivative contracts on loans

Transactions in derivatives on loans carried out by the Group as of 31 December 2002, are analyzed below:

(Table 10.6 B.I.)	(€/mil)

Categories of operations			Negotiation	Other transactions	Total
1.	Hedging purchases
	1.1	With exchange of capital
		• credit default swap	90	375	465
	1.2	Without exchange of capital
		• credit default swap	—	173	173
2.	Hedging sales
	2.1	With exchange of capital
		• credit default swap	146	654	800
		• credit linked note	—	135	135
	2.2	Without exchange of capital
		• credit default swap	—	49	49
Total			236	1,386	1,622

Other information relating to guarantees

The classification of guarantees given by category of counterparty is provided in Part B - Section 11 of these notes, while forward transactions related to dealing on behalf of third parties are described in Part B - Section 12.

SECTION 11 - CONCENTRATION AND DISTRIBUTION OF ASSETS AND LIABILITIES

Significant exposures

The table below shows the positions defined as “Significant exposures” by the Bank of Italy in compliance with EC guidelines. For this purpose, positions are considered significant if the total exposure to a single client (or group of companies) on a consolidated basis is equal to or greater than 10% of the Group’s regulatory capital. Exposure is calculated using a system of weighting positions exposed to lending risk, which takes into account the nature of the counterparty and the guarantees received.

(Table 11.1 B.I.)

31/12/02
a) Amount (€/mil)	11,448
b) Number	6

Distribution of loans to customers, by category of borrower

Loans to customers are distributed by main category of borrower as follows:

(Table 11.2 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
a) Governments	7,237	5,342	+35.5
b) Other public entities	6,244	7,193	-13.2
c) Non-financial businesses	68,214	51,737	+31.8
d) Financial institutions	13,985	13,669	+2.3
e) Family businesses	5,466	3,240	+68.7
f) Other operators	25,555	15,875	+61.0
Total	126,701	97,056	+30.5

Distribution of loans to resident non-financial and family businesses

The distribution of loans to non-financial and family businesses resident in Italy is detailed below, by sector to which the borrower belongs:

(Table 11.3 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
a) Other services for sale	10,535	6,583	+60.0
b) Commerce, salvage and repairs	9,553	6,099	+56.6
c) Construction and public works	6,558	3,832	+71.1
d) Energy products	5,642	4,768	+18.3
e) Transport	3,102	2,682	+15.7
f) Other sectors	29,280	20,062	+45.9
Total	64,670	44,026	+46.9

Distribution of guarantees issued, by category of counterparty

Guarantees given by the Group are classified by category of counterparty as follows:

(Table 11.4 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
a) Governments	1	23	-95.7
b) Other public entities	84	27	n.s.
c) Banks	812	975	-16.7
d) Non-financial businesses	17,217	13,090	+31.5
e) Financial institutions	1,307	1,421	-8.0
f) Family businesses	163	114	+43.0
g) Other operators	899	366	+145.6
Total	20,483	16,016	+27.9

Geographical distribution of assets and liabilities

The geographical distribution of the Group’s assets and liabilities is detailed below, by reference to the countries of residence of the counterparties concerned:

(Table 11.5 B.I.)

		31/12/02				31/12/01
		(€/mil)				(€/mil)
		Italy	Other EU countries	Other countries	Total	Italy	Other EU countries	Other countries	Total

1.	Assets
	1.1 due from banks	5,129	14,562	2,309	22,000	8,717	11,207	1,647	21,571
	1.2 loans to customers	111,808	9,488	5,405	126,701	80,618	10,122	6,316	97,056
	1.3 securities	14,368	5,053	3,139	22,560	15,105	3,834	3,178	22,117
Total		131,305	29,103	10,853	171,261	104,440	25,163	11,141	140,744
2.	Liabilities
	2.1 due to banks	5,989	9,509	8,958	24,456	6,774	12,645	8,503	27,922
	2.2 due to customers	72,667	8,318	4,295	85,280	53,312	8,886	3,647	65,845
	2.3 securities issued	36,872	10,923	3,766	51,561	25,151	10,529	5,159	40,839
	2.4 other accounts	4,937	884	1,000	6,821	3,699	1,008	1,000	5,707
Total		120,465	29,634	18,019	168,118	88,936	33,068	18,309	140,313
3.	Guarantees and commitments	31,109	8,195	8,753	48,057	21,201	8,078	11,576	40,855

Maturities of assets and liabilities

The residual maturities of assets and liabilities are detailed in the following table:

(Table 11.6 B.I.)	(€/mil)

			Specified duration
			On demand	Up to 3 months	Between 3 and 12 months	Between 1 and 5 years		Beyond 5 years		Unspecified duration	Total
						Fixed rate	Indexed rate	Fixed rate	Indexed rate
1.	Assets
	1.1	Treasury bonds eligible for refinancing	3	310	1,091	737	494	328	180	—	3,143
	1.2	due from banks	5,000	14,214	1,405	274	497	89	49	472	22,000
	1.3	loans to customers	23,104	19,476	19,141	12,079	23,956	9,727	17,235	1,983	126,701
	1.4	bonds and other debt securities	153	1,015	3,110	3,966	4,392	1,802	2,384	—	16,822
	1.5	off-balance sheet transactions	27,523	93,430	79,508	65,489	3,340	33,786	966	—	304,042
Total assets			55,783	128,445	104,255	82,545	32,679	45,732	20,814	2,455	472,708
2.	Liabilities
	2.1	due to banks	3,036	10,021	3,386	1,051	3,286	564	3,112	—	24,456
	2.2	due to customers	61,357	19,231	3,086	742	137	458	269	—	85,280
	2.3	securities issued:
		• bonds	481	1,319	5,277	13,972	14,106	2,367	1,925	—	39,447
		• certificates of deposit	1,702	2,470	1,510	299	1,133	1	195	—	7,310
		• other	665	4,023	116	—	—	—	—	—	4,804
	2.4	subordinated liabilities	—	60	1,050	9	656	2,435	2,403	—	6,613
	2.5	off-balance sheet transactions	18,523	102,068	82,577	59,749	4,062	36,784	279	—	304,042
Total liabilities			85,764	139,192	97,002	75,822	23,380	42,609	8,183	—	471,952

Assets and liabilities denominated in foreign currencies

Assets and liabilities denominated in currencies other than those of the euro-zone are broken down as follows.

(Table 11.7 B.I.)

		31/12/02	31/12/01	Change
		(€/mil)	(€/mil)%
a)	Assets
	1. due from banks	3,936	3,094	+27.2
	2. loans to customers	8,833	10,349	-14.6
	3. securities	2,931	3,397	-13.7
	4. equity investments	90	92	-2.2
	5. other accounts	203	33	n.s.
Total assets		15,993	16,965	-5.7
b)	Liabilities
	1. due to banks	7,658	10,551	-27.4
	2. due to customers	6,543	7,310	-10.5
	3. securities issued	6,551	9,573	-31.6
	4. other accounts	519	616	-15.7
Total liabilities		21,271	28,050	-24.2

The “liquidity”, “rates” and “exchange” risks inherent in the distribution by expiry, type of rate and currency of Group assets, liabilities and forward transactions (of which the two tables above supply a simplified representation with reference to the precise situation at the end of the year), are subject to monitoring within the context of the complete system of risk management and control set up by the Group.

A description of the organizational model and the results of monitoring the evolution of risks for 2002 is reported in the appropriate section of the Report on Group Operations (“Risk management and control”).

Securitization transactions

Group securitization transactions

As of 31 December 2002 the SANPAOLO IMI Group has carried out the following securitization transactions:

•                  Sanpaolo Leasint S.p.A. - In 1997 the subsidiary made a non-recourse assignment of performing loans under leasing contracts as per Law 52/91 for a total book value of 504 million euro. In 2002 revolving assignments were made against a securitization transaction for 33 million euro, in order to ensure the equivalence of the initial securitized assets to the securities issued up to the contract date set for repayment of the securities. This transaction was carried out in order to free part of the loan portfolio, generating sources of additional liquidity and, at the same time, helping to contain credit risk exposure. Junior securities are included in the investment securities portfolio at their original value of 50 million euro. Furthermore, these securities represent the financial tool for recognizing, during the transaction, the spread differential between cash flows generated by the portfolio of assigned loans and the securities issued (excess spread). The assigned portfolio is subject to continuous monitoring which consists of preparing a quarterly settlement report for the various entities involved (rating agencies, factoring companies, vehicle companies and trustees) with a detailed explanation of the state of the loans and of collections during the period. The servicer activity commits the company to the separate administration, management and collection of the portfolio originally assigned and of the loans subsequently due, as well as handling any recovery procedures. As of 31 December 2002 loans to be collected amounted to 59 million euro.

•                  Finconsumo Banca SpA.(1) - The bank has two separate securitization programmes (Golden Bar I and Golden Bar II), represented by non-recourse assignments of performing consumer loans to families resident in Italy in accordance with Law 130/99 and through the Golden Bar (Securitization) s.r.l. vehicle, which is not at all connected to Finconsumo Banca . These transactions satisfy the need on the one hand to increase and diversify the access to loans, to support the growth in size and, on the other hand, to improve management of own capital from a regulatory point of view. The two programmes which involve the initial assignment of loans and subsequent revolving of assignments in order to ensure the equivalence of the securitized assets with the securities issued until the contract date set for amortization of the securities, provide the following:

a)              for Golden Bar I the bank booked 362 million euro in 2000 by way of initial assignment and 388 million euro by way of revolving assignment (of which 196 million euro in 2002);

b)             for Golden Bar II the bank booked 258 million euro in 2001 by way of initial assignment and 186 million euro by way of revolving assignment (of which 134 million euro in 2002).

The investment securities portfolio includes Junior securities arising from the two securitization transactions for 2 million euro and 1 million euro, respectively. These securities represent the financial tool for recognizing, during the transaction, the spread differential between cash flows generated by the loans assigned portfolio and the securities issued (excess spread). The securitization portfolios are subject to continuous monitoring which consists of preparing a quarterly settlement report for the various entities involved (rating agencies, vehicle companies and trustees). As of 31 December 2002 these two transactions still had loans to be collected for 317 million euro and 240 million euro, respectively.

Furthermore, in 2002 Finconsumo Banca concluded a synthetic securitization transaction through the subscription of three derivative contracts on loans (Credit Default Swaps). In detail, the bank securitized an initial portfolio of performing loans for approximately 350 million euro, which will be later reintegrated quarterly, on the basis of receivables collected. The characteristics of this transaction, which has a duration of seven years and does not foresee any final period of amortization, ensure that on payment of a quarterly premium, Finconsumo Banca purchases protection in the form of an indemnity, in the event that there should be an extraordinary increase in the number of defaults on the securitization portfolio.

•                  Finemiro Banca S.p.A. – The “Venere 1” securitization transaction, which involved the transfer in 1999 of receivables represented by installment loans for the purchase of consumer goods with at least 5 unpaid installments (problem loan) for a nominal value of 154 million euro, was concluded in December 2002 following the subsidiary’s re-acquisition of the residual portion of the loan totaling 93 million euro, for the sum of 2 million euro.

(1)       The company is subject to joint control (SANPAOLO IMI 50%). The information relating to the securitization transactions carried out by the company is provided for the whole amount, even if the impact on the consolidated financial statements of the SANPAOLO IMI Group is in proportion to its holding (50%).

Portfolio securities representing third party securitization transactions

The Group holds investment and dealing securities from third party securitizations, as shown in the following table:

(€/mil)

Type of underlying activities	Credit quality	“Senior” securities	“Mezzanine” securities	“Junior” securities	Total
		book values
Investment securities portfolio
Building mortgage loans	Performing	2			2
Credit cards	Performing	47			47
Leasing	Performing	29			29
Securities	Performing			6	6
SACE loans to foreign public sector debtors	Performing	6			6
Health care receivable	Performing	3			3
Other loans	Performing	57	5		62
	Non-performing loans	3			3
		147	5	6	158
Dealing securities portfolio
Building mortgage loans	Performing	6	4	1	11
	Non-performing loans	1	1		2
Commercial / industrial /	Performing	1			1
agricultural mortgage loans	Non-performing loans	2	4		6
Leasing	Performing	6			6
Health care receivable	Performing	6			6
Public real estate	Performing	126			126
Social security contributions	Performing	25			25
	Problem loans	6			6
Other loans	Performing	29	23		52
	Non-performing loans	2			2
		210	32	1	243
		357	37	7	401

The investment securities portfolio is shown net of adjustments in value totaling 30 million euro, of which 21 million euro were booked during the year.

SECTION 12 - ADMINISTRATION AND DEALING ON BEHALF OF THIRD PARTIES

Dealing in securities

Purchases and sales made during the year on behalf of third parties were as follows:

(Table 12.1 B.I.)

		31/12/02	31/12/01	Change
		(€/mil)	(€/mil)%
a)	Purchases
	1. settled	118,222	113,763	+3.9
	2. not settled	124	473	-73.8
Total purchases		118,346	114,236	+3.6
b)	Sales
	1. settled	109,844	112,594	-2.4
	2. not settled	122	542	-77.5
Total sales		109,966	113,136	-2.8

Purchase and sale transactions performed on behalf of third parties include, respectively, 334 million euro and 372 million euro for dealings in derivative contracts.

Portfolio management

The total market value of portfolios managed on behalf of customers is detailed below:

(Table 12.2 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Portfolio management (1)	34,283	34,942	-1.9

(1)       In accordance with specific Bank of Italy instructions, this information refers solely to personalized portfolio management on behalf of customers, excluding those offered by third parties and distributed by the Group.

Custody and administration of securities

The nominal value of securities held in custody and for administration, including those received as guarantees, is detailed below:

(Table 12.3 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
a) Third-party securities held on deposit	257,594	240,440	+7.1
b) Third-party securities deposited with third parties	175,659	156,178	+12.5
c) Portfolio securities deposited with third-parties (a)	21,703	21,304	+1.9

(a)       Excluding securities deposited with third parties to secure repurchase agreements, already included in table “10.3 B.I. – Assets lodged to guarantee the Group’s liabilities”.

Collection of loans on behalf of third parties: debit and credit adjustments

The notes portfolio has been reclassified on the basis of the related settlement date, by recording the following adjustments:

(Table 12.4 B.I.)

		31/12/02	31/12/01	Change
		(€/mil)	(€/mil)%
a)	Debit adjustments
	1. current accounts	681	588	+15.8
	2. central portfolio	3,658	31	n.s.
	3. cash	1,395	—	n.s.
	4. other accounts	1,448	37	n.s.
b)	Credit adjustments
	1. current accounts	616	40	n.s.
	2. transferors of notes and documents	6,556	606	n.s.
	3. other accounts	296	15	n.s.

Other transactions

Research and Development

Applied Research Reserve

Sanpaolo Imi manages transactions arising from applications received by 31 December 1999 out of the Applied Research Reserve. As of 31 December 2002, there are resolutions to be stipulated for 217.4 million euro, disbursements to be made for 827.2 million euro and loans for 708.7 million euro.

Reserve for Research Grants

Sanpaolo Imi continues to operate, in its capacity as authorized bank, for the evaluation and control of industrial research projects and researcher training schemes using the Reserve for Research Grants managed by the Ministry of Education, Universities and Research (MIUR). During 2002, 559 applications were received for research investment for 1,001.0 million euro and MIUR deliberated on financing of 457.5 million euro.

Reserve for Technological Innovation

As of November 2001, Sanpaolo Imi activated a co-operation with the Ministry for Productive Activities (MAP) for the management of development projects out of the Reserve for Technological Innovation. During 2002, 452 applications were received for development investment for 1,354.0 million euro and MAP deliberated on financing of 122.0 million euro.

During the year activities connected to the three reserves generated a total of 17.9 million euro commission from the Public Administration.

Guarantee Fund for small and medium-sized enterprises in Southern Italy Law 341/95

With the Convention stipulated between the Italian Treasury and the Bank on 21 December 1995, as approved and activated by Decree of the Director-General of the Treasury dated 5 January 1996, SANPAOLO IMI, in its capacity as Managing Body, has been granted the concession to this Fund established under Law 341/1995.

The purpose of Law 341/1995 is to promote rationalization of the financial situation of small and medium-sized enterprises in Southern Italy, as defined by EU parameters. This involves measures of various types, from interest-relief grants on loans designed to convert short-term bank borrowing into medium and long-term loans, to the granting of supplementary guarantees on investment loans, for the purchase of equity investments and for the debt consolidation described above.

As of 31 December 2002, there are 3,150 applications for 1,184 million euro, broken down as follows:

•                  1,157 million euro relating to the consolidation of short-term debt (of which 1,156 million euro already being paid and 1 million euro waiting for the final documentation);

•                  27 million euro for investment loans.

The management activities for this Ministry generated a total of 0.5 million euro commission.

Notes accepted after collection and taxation

The Group has received instructions to collect third-party receivables as part of its portfolio transactions. The nominal value of such receivables is 31,170 million euro.

Furthermore, through the subsidiaries ESABAN, Ge.ri.co., Sanpaolo Riscossioni Genova and Sanpaolo Riscossioni Prato, the Group manages the collection of tax rolls for 22,289 million euro.

Third-party portion of syndicated loans

The portion of syndicated loans arranged by the Parent Bank for third parties without a representation mandate totaled 671 million euro at year end (795 million euro as of 31 December 2001).

Portfolio management services rendered by third parties

The amount of portfolio management services rendered by third parties and offered to customers through Group companies as of 31 December 2002 amounted to 12,444 million euro broken down as follows: 5,883 million euro of mutual funds, 2,147 million euro of portfolio management funds, 387 million euro of stock portfolio management schemes and 4,027 million euro in insurance policies.

Part C - Information on the consolidated statement of income

SECTION 1 - INTEREST

Interest income and expense and similar revenues and charges, detailed below, are reported in captions 10 and 20 of the consolidated statement of income:

	31/12/02	31/12/01	31/12/01 pro forma
	(€/mil)	(€/mil)	(€/mil)
Interest income and similar revenues (caption 10)	8,693	8,016	10,451
Interest expenses and similar charges (caption 20)	4,955	5,326	6,590

Interest income and similar revenues (caption 10)

Analysis of caption 10 “interest income and similar revenues” (Table 1.1 B.I.)

		31/12/02	31/12/01
		(€/mil)	(€/mil)
a)	On amounts due from banks	691	900
	of which:
	• deposits with central banks	60	63
b)	On loans to customers	6,936	5,999
	of which:
	• loans using public funds	—	—
c)	On debt securities	995	1,026
d)	Other interest income	71	91
e)	Net differential on hedging transactions (*)	—	—
Total		8,693	8,016

(*) They represent the net effect of differentials on derivative hedging contracts.

Detail of caption 10 “interest income and similar revenues” (Table 1.3 B.I.)

		31/12/02	31/12/01
		(€/mil)	(€/mil)
a)	On assets denominated in foreign currency	309	506

“Interest income and similar revenues” on assets denominated in foreign currency relate to transactions denominated in currencies not included in the euro-zone.

Interest expense and similar charges (caption 20)

Analysis of caption 20 “interest expenses and similar charges” (Table 1.2 B.I.)

		31/12/02	31/12/01
		(€/mil)	(€/mil)
a)	On amounts due to banks	1,029	1,428
b)	On amounts due to customers	1,445	1,600
c)	On securities issued (*)	1,945	1,961
	of which:
	• certificates of deposit	221	336
d)	On public funds administered	—	—
e)	On subordinated liabilities	320	241
f)	Net differential on hedging transactions (**)	216	96
Total		4,955	5,326

(*) Excluding interest on subordinated securities included at caption e).

(**) They represent the net effect of differentials on derivative hedging contracts.

Detail of caption 20 “interest expenses and similar charges” (Table 1.4 B.I.)

		31/12/02	31/12/01
		(€/mil)	(€/mil)
a)	On liabilities denominated in foreign currency	403	921

“Interest expense and similar charges” on liabilities denominated in foreign currency relate to transactions denominated in currencies not included in the euro-zone.

SECTION 2 - COMMISSION

Commission income and expense, as detailed below, are reported in captions 40 and 50 of the consolidated statement of income:

	31/12/02	31/12/01	31/12/01 pro forma
	(€/mil)	(€/mil)	(€/mil)
Commission income (caption 40)	3,467	3,312	3,849
Commission expense (caption 50)	671	714	803

Commission income (caption 40)

Analysis of caption 40 “commission income” (Table 2.1 B.I.)

				31/12/02	31/12/01
				(€/mil)	(€/mil)
a)	Guarantees given			77	68
b)	Derivative contracts on loans			10	3
c)	Management, dealing and advisory services
	1.	dealing in securities		129	131
	2.	dealing in currency		35	35
	3.	portfolio management:
		3.1	individual	229	196
		3.2	collective	1,129	1,476
	4.	custody and administration of securities		66	60
	5.	custodian bank		121	138
	6.	placement of securities		13	59
	7.	acceptance of instructions		83	84
	8.	advisory services		23	38
	9.	third party service distribution:
		9.1	portfolio management:
			a) individual	23	12
			b) collective	110	12
		9.2	insurance products	159	137
		9.3	other products	7	4
d)	Collection and payment services			325	239
e)	Servicing for securitization transactions			2	1
f)	Tax collection services			122	83
g)	Other services			804	536
Total				3,467	3,312

Subcaption “g) Other services” comprises, in particular:

	31/12/02	31/12/01
	(€/mil)	(€/mil)
Loans granted	243	175
Deposits and current account overdrafts	297	215
Current accounts	141	82
Loan-arrangement activities	6	7
Other services	117	57
Total	804	536

Commission income by distribution channels is organized as follows:

Detail of caption 40 “commission income”: “Products and services distribution channels” Table 2.2 B.I.

		31/12/02	31/12/01
		(€/mil)	(€/mil)
a)	with own branches:
	1. portfolio management	933	1,028
	2. placement of securities	1	43
	3. other products and services	192	77
b)	outside supply:
	1. portfolio management	425	644
	2. placement of securities	12	16
	3. other products and services	107	88

Commission expense (caption 50)

Analysis of caption 50 “commission expense” (Table 2.3 B.I.)

			31/12/02	31/12/01
			(€/mil)	(€/mil)
a)	Guarantees received		14	7
b)	Derivative contracts on loans		1	—
c)	Management and dealing services:
	1.	dealing in securities	36	34
	2.	dealing in currency	2	2
	3.	portfolio management:
		3.1 own portfolio	—	—
		3.2 third party portfolio	71	102
	4.	custody and administration of securities	24	28
	5.	placement of securities	2	12
	6.	door-to-door sales of securities, financial products and services	319	430
d)	Collection and payment services		98	65
e)	Other services		104	34
Total			671	714

Subcaption “e) Other services” comprises, in particular:

	31/12/02	31/12/01
	(€/mil)	(€/mil)
Loan-arrangement activities	65	12
Loans obtained	3	2
Intermediation on financing transactions	10	3
Other services	26	17
Total	104	34

SECTION 3 - PROFITS AND LOSSES FROM FINANCIAL TRANSACTIONS

Profits and losses from financial transactions, detailed below, are reported in caption 60 of the consolidated statement of income:

	31/12/02	31/12/01	31/12/01 pro forma
	(€/mil)	(€/mil)	(€/mil)
Profits (losses) on financial transactions (caption 60)	-98	105	121

Profits (losses) on financial transactions (caption 60)

Profits and losses in respect of the “official schedules” are analyzed as follows:

Analysis of caption 60 “profits (losses) on financial transactions” (Table 3.1 B.I.)	(€/mil)

	Security transactions	Currency transactions	Other transactions	Total
A1. Revaluations	414		1,796	2,210
A2. Writedowns	-243		-2,695	-2,938
B. Other profits and losses	-382	69	943	630
Total	-211	69	44	-98
of which:
1. on government securities	74
2. on other debt securities	70
3. on equities	-544
4. on security derivatives	189

This mainly reflects one component of the brokerage activity normally carried out by the Group, the results of which are also reflected in the captions relating to interest and dividends. The main result is outlined in the net interest and other banking income of the Wealth Management and Financial Markets business sector – Banca Imi in the Report on Operations.

The reconciliation with the “Profits and losses from financial transactions and dividends on shares” caption of the reclassified statement of income, reported in the Report on Operations, is detailed below:

Reconciliation of caption 60 “Profits (losses) on financial transactions” with the reclassified statement of income	(€/mil)

Profits (losses) on financial transactions (caption 60)	-98
Reclassification from interest income and expense of the negative margin of Investment Banking (1)	-35
Reclassification to “Provisions and net adjustments to loans and financial fixed assets” of the losses on securities arising from loan recovery transactions	9
Reclassification from the dividends on dealing shares caption	410
Caption of the reclassified statement of income “Profits and losses from financial transactions and dividends on shares”	286

(1)       The reclassification refers to the interest income relating to the Banca IMI Group which, in the interest of a better representation of Group results, is shown under the “profits and losses from financial transactions and dividends on shares” caption, being closely connected, from an operating point of view, with the result of the stock broking activities.

SECTION 4 - ADMINISTRATIVE COSTS

Administrative costs, detailed below, are reported in caption 80 of the consolidated statement of income:

	31/12/02	31/12/01	31/12/01 pro forma
	(€/mil)	(€/mil)	(€/mil)
Personnel costs (caption 80.a)	2,856	2,221	2,862
Other administrative costs (caption 80.b)	1,792	1,379	1,785
Total	4,648	3,600	4,647

Personnel costs (caption 80.a)

	31/12/02	31/12/01
	(€/mil)	(€/mil)
Wages and salaries	2,061	1,600
Social security charges	618	471
Termination indemnities	140	109
Pensions and similar	37	41
Total	2,856	2,221

Average number of employees by category (Table 4.1 B.I.)

	31/12/02	31/12/01 pro forma	31/12/01
a) Executives	857	835	673
b) Managers	6,114	6,269	11,638
c) Other employees	39,132	39,523	23,172
Total	46,103	46,627	35,483
of which: of companies consolidated under the proportional method	698	655	182

The division between Executives and Managers as of 31/12/2002 reflects the changes provided for by the collective national employment contract. The average pro forma data as of 31 December 2001 also includes the effect of the merger of Cardine and the purchase of Banka Koper.

Other administrative costs (caption 80.b)

	31/12/02	31/12/01
	(€/mil)	(€/mil)
IT costs	404	340
Software maintenance and upgrades	110	118
Maintenance of operating assets	67	66
Data transmission charges	62	52
External data processing	93	54
Database access charges	53	34
Equipment leasing charges	19	16
Property management expenses	294	237
Rented property:	187	152
• rental of premises	172	142
• maintenance of leasehold premises	15	10
Property owned:	34	23
• maintenance of property owned by the Bank	34	23
Security services	39	34
Cleaning of premises	34	28
General expenses	279	202
Postage and telegraph charges	62	51
Office supplies	37	28
Transport and counting of valuables	31	14
Courier and transport services	18	10
Personnel on secondment	5	1
Other expenses	126	98
Professional and insurance fees	287	203
Consultancy services	185	128
Legal and judiciary expenses	43	40
Investigation/commercial information costs	19	17
Insurance premiums – banks and customers	40	18
Utilities	93	69
Energy	49	35
Telephone	44	34
Promotion, advertising and marketing expenses	96	65
Advertising and entertainment	82	58
Contributions and membership fees to trade unions and business associations	14	7
Indirect personnel costs	75	64
Indirect personnel expenses	75	64
Total	1,528	1,180
Indirect duties and taxes
• stamp duties	190	145
• substitute tax (Pres. Decree 601/73)	26	15
• local property taxes	14	10
• tax on stock exchange contracts	8	7
• non-recoverable VAT on purchases	4	4
• other	22	18
Total	264	199
Total other administrative costs	1,792	1,379

SECTION 5 - ADJUSTMENTS, WRITEBACKS AND PROVISIONS

Adjustments and provisions, reported in captions 90, 100, 120, 140 and 150 of the statement of income, and the write-backs, reported in captions 130 and 160, are detailed below:

	31/12/02	31/12/01	31/12/01 pro forma
	(€/mil)	(€/mil)	(€/mil)

Adjustments to intangible and tangible fixed assets (caption 90)	753	543	651
Provisions for risks and charges (caption 100)	261	136	214
Adjustments to loans and provisions for guarantees and commitments (caption 120)	889	636	892
Writebacks of adjustments to loans and provisions for guarantees and commitments (caption 130)	320	278	374
Provisions to reserves for possible loan losses (caption 140)	27	11	23
Adjustments to financial fixed assets (caption 150)	569	235	255
Writebacks of adjustments to financial fixed assets (caption 160)	8	2	2

Adjustments to intangible and tangible fixed assets (caption 90)

	31/12/02	31/12/01
	(€/mil)	(€/mil)
Adjustments to intangible fixed assets
• amortization of start-up and capital increase expenses	1	2
• amortization of goodwill	2	1
• amortization of merger differences	27	27
• amortization of software costs	198	125
• long-term writedowns of software costs	4	8
• amortization of other deferred charges	32	45
• long-term writedowns of other deferred charges	12	—
• amortization of goodwill arising on consolidation	154	96
• amortization of goodwill arising on application of the equity method	29	25
Adjustments to tangible fixed assets
• depreciation of property	92	66
• depreciation of furniture and installation	202	148
Total	753	543

Individual assets have been written down with reference to their remaining useful lives using, in most cases, the maximum fiscally-allowed rates, including the provisions for accelerated depreciation.

The permanent nature of the writedowns in other long-term charges refers to adjustments made by the subsidiary IMIWEB Bank, following the operating scenario after the disposal of the subsidiary.

Amortization of goodwill from consolidation includes, for the French group Fideuram Wargny, besides the ordinary amortization for the year 2002, a writedown (as described in Part B, Section 5), made to take account of the downward trend in financial markets and of a more prudent evaluation of prospects of future profit for the subsidiaries.

Provisions for risks and charges (caption 100)

Provisions for risks and charges, for 261 million euro, made during the year, reflect the consolidation of the corresponding provisions of the Parent Bank for 149 million euro and 18 million euro for provisions made by during the year by “Network Banks” held by Cardine Finanziaria. The remainder refers to provisions of 68 million euro made by subsidiaries operating in the placement and management of financial products against the risks involved in such activities and 26 million euro accrued by other subsidiaries.

The provisions made by the Parent Bank are allocated as follows:

•                  79 million euro for potential charges deriving from any renegotiation of mortgage loans, premium transactions and other potential liabilities;

•                  48 million euro to strengthen the fund against losses on legal disputes;

•                  22 million euro to increase the coverage of the reserve for other personnel costs, of which 6 million euro to cover long-service bonuses to employees and 6 million euro to integrate the provisions established to balance the technical deficit of the Bank’s employee pension fund.

The provisions made by the “Network Banks” are allocated as follows:

•                  5 million euro against potential costs deriving from the renegotiation of mortgage loans;

•                  8 million euro to increase the reserve for other risks and charges against losses on legal disputes, especially claims from bankruptcy liquidators;

•                  5 million euro for other risks and charges.

The provisions made by the other subsidiaries operating in financial services for families are made up of prudent provisions against risks connected with the distribution and management of financial products.

Adjustments to loans and provisions for guarantees and commitments (caption 120)

Analysis of caption 120 “adjustments to loans and provisions for guarantees and commitments” (Table 5.1 B.I.)

		31/12/02	31/12/01
		(€/mil)	(€/mil)
a)	Adjustments to loans	803	622
	of which:
	• general adjustments for country risk	7	13
	• other general adjustments	189	184
b)	Provisions for guarantees and commitments	86	14
	of which:
	• general provisions for country risk	—	—
	• other general provisions	67	3
Total		889	636

Writebacks of adjustments to loans and provisions for guarantees and commitments (caption 130)

	31/12/02	31/12/01
	(€/mil)	(€/mil)
Revaluation of loans previously written down	95	132
Revaluation of loans previously written off	1	2
Revaluation of provisions for guarantees and commitments	18	2
Collection of loan principal previously written down	116	72
Collection of loan principal and interest previously written off	39	35
Collection of default interest previously written down	51	35
Total	320	278

Provisions to reserves for possible loan losses (caption 140)

Provisions to reserves for possible loan losses represent accruals made by certain subsidiary companies without requiring adjustments for risks which are only potential.

Adjustments to financial fixed assets (caption 150)

	31/12/02	31/12/01
	(€/mil)	(€/mil)
Adjustments to equity investments	542	224
Adjustments to other investment securities	27	11
Total	569	235

Adjustments to equity investments for 542 million euro relate to the writedown of holdings in the following companies:

	31/12/02	31/12/01
	(€/mil)	(€/mil)
Santander Central Hispano	399	80
Fiat S.p.A.	82	72
Hutchinson 3G Italia S.p.A.	16	19
Olivetti S.p.A.	10	19
Idra Partecipazioni S.p.A.	6	—
Enel S.p.A.	4	4
AEM Torino S.p.A.	4	3
Convergenza S.C.A.	4	1
Euromedia Venture Belgique S.A.	2	3
Engineering Ingegneria Informatica S.p.A.	3	1
Praxis Calcolo S.p.A.	2	—
Kiwi II Ventura - Serviços de Consultoria S.A.	2	1
Banca Popolare di Lodi S.c.r.l.	1	6
Metzler International A.G.	1	—
AC.E.GA.S S.p.A.	1	2
ACEA S.p.A.	1	1
Blixer S.p.A.	—	4
Cartiere Fedrigoni S.p.A.	—	2
Davide Campari S.p.A.	—	2
Banca Mediocredito S.p.A.	—	1
Giraglia Immobiliare S.p.A.	—	1
Other adjustments	4	2
Total	542	224

In the context of the purchase agreement for shares in West Bank S.A., the former Cardine Banca granted some shareholders a put option on their shares, for a unit price not lower than that set for the acquisition of the majority shareholding in West Bank by Cardine Banca. With respect to this put option, SANPAOLO IMI booked a commitment for approximately 5 million euro.

Considering that the investment in West Bank S.A. was written down to reflect the reduction in equity value from the effect of the losses for the year and that the put options are valued at cost and eventually written down to reflect any permanent losses in value, the 31 December 2002 financial statements were adjusted by 5 million euro to reflect the proportionate value of the put options in respect of the write down of the investment.

Writebacks of fixed financial assets for 8 million euro refer to writebacks of equity investments for 3 million euro and writebacks of investment securities for 5 million euro.

Change in the reserve for general banking risks (caption 230)

As already indicated in Part B – Section 8 of the Explanatory Notes, the Reserve for General Banking Risks has been fully used by the Parent Bank, amounting to 358 million euro (including the allocation of the merger goodwill from the incorporation of Cardine Banca). Residual use at consolidated level (6 million euro) reflects the movements of the subsidiaries.

This use has been made to cover the negative impact on net income of the devaluations of the listed investment portfolio, also taking account of the need to optimize the Group’s tax position.

SECTION 6 - OTHER STATEMENT OF INCOME CAPTIONS

	31/12/02	31/12/01	31/12/01 pro forma
	(€/mil)	(€/mil)	(€/mil)
Dividends and other revenues (caption 30)	565	397	425
Other operating income (caption 70)	422	280	419
Other operating expenses (caption 110)	50	36	56
Extraordinary income (caption 190)	575	660	701
Extraordinary expense (caption 200)	248	269	288
Income taxes for the year (caption 240)	450	318	517

Dividends and other revenues (caption 30)

	31/12/02	31/12/01
	(€/mil)	(€/mil)
On shares, quotas and other equities
• dividends	268	172
• tax credits	142	91
On equity investments, other than those consolidated on a line-by-line basis or carried at equity
• dividends	118	102
• tax credits	37	32
Total	565	397

Other operating income (caption 70)

Analysis of caption 70 “other operating income” (Table 6.1 B.I.)

	31/12/02	31/12/01
	(€/mil)	(€/mil)
Expenses recovered
• stamp duties	180	112
• other taxes	32	44
• legal costs	25	7
• other recoveries	78	43
Income from merchant banking activities	13	14
Income from IT companies	3	14
Reimbursement of services rendered to third parties	11	7
Rent and other income from property	17	4
Other income from leasing activities	5	3
Other income	58	32
Total	422	280

Other operating expenses (caption 110)

Analysis of caption 110 “other operating expenses” (Table 6.2 B.I.)

	31/12/02	31/12/01
	(€/mil)	(€/mil)
Leasing charges	1	3
Other charges on leasing transactions	24	16
IT companies expenses	1	8
Losses on merchant banking activities	1	3
Other expenses	23	6
Total	50	36

Extraordinary income (caption 190)

Analysis of caption 190 “Extraordinary income”

	31/12/02	31/12/01
	(€/mil)	(€/mil)
Out-of-period income
• use of reserves in excess	106	16
• disposal of derivative contracts connected with shareholdings (1)	96	—
• other out-of-period income	107	59
Reimbursement of prior years direct taxes	21	—
Amounts not payable	6	28
Out-of-court settlements	10	66
Price revision on property and investment transactions	10	7
Reimbursement of damages for natural disasters	5	—
Incorporation of former Banco di Napoli saving deposits	22	—
Closure of branches	12	—
Gains on:
• equity investments (2)	133	280
• investments in line-by-line consolidated companies	16	152
• investment securities	5	12
• own shares	—	30
• tangible and intangible fixed assets	26	10
Total	575	660

(1)       This caption refers to the disposal of derivative contracts connected with the shareholding in Banca Agricola Mantovana, disposed of simultaneously with the booking of losses for the same amount.

(2)       The detail of gains on investments is shown in Part B - Section 3 of the Consolidated Explanatory Notes.

Extraordinary expense (caption 200)

Analysis of caption 200 “Extraordinary expense”

	31/12/02	31/12/01
	(€/mil)	(€/mil)
Provisions for supplementary pensions made by Banco di Napoli	—	114
Amounts not collectible	7	18
Transactions for legal disputes	15	6
Restructuring	25	10
Registration tax on the IMI – SIR sentence	—	17
Severance bonus incentive for voluntary redundancy	31	31
Losses on:
• investment securities	3	—
• equity investments (a)	96	6
• other financial fixed assets	4	9
• tangible fixed assets	1	—
Other out-of-period expenses	66	58
Total	248	269

(a)       This caption refers to the disposal of the shareholding in Banca Agricola Mantovana, disposed of simultaneously with the derivative contracts connected with this shareholding with the booking of contingent assets for the same amount.

Restructuring costs include mainly provisions made for the restructuring of the tax collection sector (13 million euro) and for the charges expensed to the statement of income for the announced disposal of IMIWEB Bank (9 million euro).

Income taxes for the year (caption 240)

Analysis of caption 240 “Income taxes for the year” (Bank of Italy instructions dated 03.08.99)

	31/12/02	31/12/01
	(€/mil)	(€/mil)
1. Current income taxes	932	691
2. Change in deferred tax assets	368	-409
3. Change in deferred tax liabilities	-850	36
4. Income taxes for the year	450	318

The consolidated tax rate for 2002 (calculated on the ratio between gross income and income taxes from the reclassified statement of income, therefore without considering the change in the Reserve for general banking risks and minority interest) was 44.2%, with an increase in respect of the pro forma statement of income for the year 2001 (25.8%). It is reminded that the tax rate for the year 2001 was particularly moderate for the following reasons:

•                  tax savings following the reorganization of the Group structure;

•                  recovery of prior tax losses on some subsidiaries for which the corresponding prepaid taxation was not booked, owing to the inability to restore capital income.

Net of these components, the consolidated tax rate at year end would have been in the region of 38% (standard tax rate). The lower rate when compared to the sum of Corporate Income Tax and the Regional Tax on Businesses (41%), was determined on the lower taxable income generated abroad, which exceeded the negative influence of the non-deductibility of personnel costs to Italian companies in respect of the Regional Tax on Businesses.

The negative trend in respect of 2001 standard rates is mainly determined by the following events:

•                  partial non-deductibility of adjustments to investments made by certain subsidiaries (with a negative tax influence estimated at 5 points on the tax rate);

•                  incomplete booking of prepaid taxation on losses by certain subsidiaries for precautionary measures (with a missed benefit of 2 points on the tax rate);

SECTION 7 - OTHER INFORMATION ON THE STATEMENT OF INCOME

Geographical distribution of revenues

The geographical distribution of revenues, based on the location of Group’s companies and their branches, is as follows:

Analysis (Table 7.1 B.I.)

	31/12/02				31/12/01
	(€/mil)				(€/mil)
	Italy	Other EU countries	Other countries	Total	Italy	Other EU countries	Other countries	Total
Interest income and similar revenues	7,779	557	357	8,693	6,658	729	629	8,016
Dividends and other revenues	539	9	17	565	368	29	—	397
Commission income	2,671	764	32	3,467	2,209	1,072	31	3,312
Profits (losses) on financial transactions	-142	42	2	-98	19	84	2	105
Other operating income	398	18	6	422	258	21	1	280
Total revenues	11,245	1,390	414	13,049	9,512	1,935	663	12,110

Part D - Other information

SECTION 1 - DIRECTORS AND STATUTORY AUDITORS

Remuneration

The remuneration of Directors, including the variable component, and Statutory Auditors for the performance of their duties on behalf of the Parent Bank and subsidiary companies is as follows:

Remuneration (Table 1.1 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Directors (*)	8	5	+60.0
Statutory Auditors	1	1	—

(*)       This caption does not include 0.8 million euro received by the Directors for similar activities performed at other Group companies which they paid back to the Parent Bank.

The figures in the table include the remuneration toward the Directors and Statutory Auditors of Cardine Banca S.p.A. for the period before its merger by incorporation with SANPAOLO IMI S.p.A. (1.1.02-31.5.02).

In compliance with art. 78 of CONSOB resolution no. 11971 dated 14 May 1999, detail of the remuneration toward the Directors, Statutory Auditors and General Managers is provided in the Explanatory Notes to the Parent Bank financial statements (Part D – Other Information).

Loans and guarantees given

Loans and guarantees given (Table 1.2 B.I.)

	31/12/02	31/12/01	Change
	(€/mil)	(€/mil)%
Directors	39	44	-11.4
Statutory Auditors	—	—	n.s.

The amounts indicated above include loans granted to and guarantees given by the Group to the Directors and Statutory Auditors of the Parent Bank, for 0.1 million euro, and to companies and banks identified pursuant to art. 136 of the Consolidated Banking Act, for 38.7 million euro, including the drawdown against credit lines granted to the latter.

Attachments

STATEMENT OF CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY

STATEMENT OF CONSOLIDATED CASH FLOWS

RECONCILIATION BETWEEN THE BANK’S FINANCIAL STATEMENTS AND THE CONSOLIDATED FINANCIAL STATEMENTS

LIST OF EQUITY INVESTMENTS HIGHER THAN 10% IN UNLISTED COMPANIES AND IN LIMITED LIABILITY COMPANIES

METHODOLOGICAL NOTES TO DETERMINE THE PRO FORMA CONSOLIDATED STATEMENTS OF INCOME AND BALANCE SHEETS FOR 2001 AND FOR THE FIRST QUARTER OF 2002

STATEMENTS OF PRO FORMA CONSOLIDATED STATEMENTS OF INCOME AND BALANCE SHEETS FOR 2001 AND FOR THE FIRST QUARTER OF 2002

Statement of changes in consolidated shareholders’ equity

SHAREHOLDERS’ EQUITY AS PER FINANCIAL STATEMENTS

(€/mil)

	Capital	Reserves and retained earnings	Reserve for general banking risks	Goodwill arising on consolidation and on application of the equity method	Net income	Shareholders’ equity as per financial statements	Own shares in the Parent Bank’s portfolio	Shareholders’ equity as per reclassified

Shareholders’ equity as of 31/12/2001	3,932	2,867	356	118	1,203	8,476	-294	8,182

Allocation of 2001 net income
• to reserves	—	430	—	—	-430	—	—	—
• to shareholders	—	—	—	—	-773	-773	—	-773

Changes in the Parent Bank’s own shares
• increases	—	—	—	—	—	—	-403	-403
• use for merger with Cardine	—	—	—	—	—	—	678	678
• other decreases	—	—	—	—	—	—	19	19

Reclassification between reserves	—	24	—	-24	—	—	—	—

Merger with Cardine Banca
• increase of capital	1,212	—	—	—	—	1,212	—	1,212
• change in reserves	—	829	22	—	—	851	—	851

Portion of tax benefits from the Banco Napoli merger	—	250	—	—	—	250	—	250

Change in Reserve for general banking risks	—	—	-364	—	—	-364	—	-364

Differences arising on the translation of foreign currency financial statements and other adjustments	—	-4	—	—	—	-4	—	-4

Net income	—	—	—	—	889	889	—	889

Shareholders’ equity as of 31/12/2002	5,144	4,396	14	94	889	10,537	—	10,537

STATEMENT OF CONSOLIDATED CASH FLOWS

(€/mil)

APPLICATION OF FUNDS

Use of funds generated by operations	2,391
Dividends paid	773
Use of reserve for general banking risks	364
Use of reserve for termination indemnities	97
Use of provisions for risks and charges	730
Use of reserve for possible loan losses	29
Movement of the shareholders’ equity following the merger	394
Exchange differences on translating the net equity of consolidated companies and other adjustments	4

Increase in funds applied	2,961
Cash and deposits with central banks	234
Loans to customers	2,360
Own shares	3
Intangible fixed assets	238
Other assets	126

Decrease in funds taken	12,485
Due to banks	12,026
Minority interests	459

Total	17,837

(€/mil)

SOURCES OF FUNDS

Funds generated by operations	3,413
Net income	889
Portion of tax benefits from the Banco di Napoli merger	250
Provision for termination indemnities	103
Net adjustments to loans and provisions for guarantees and commitments	569
Provisions for risks and charges	261
Provisions to the reserve for possible loan losses	27
Adjustments to tangible fixed assets	294
Adjustments to intangible fixed assets	276
Net adjustments to financial fixed assets	561
Adjustments to goodwill arising on consolidation and on application of the equity method	183

Increase in funds taken	3,692
Due to customers and securities issued	2,246
Subordinated liabilities	784
Other liabilities	662

Decrease in funds applied	10,732
Due from banks	4,436
Dealing securities	4,866
Equity investments	295
Investment securities	1,067
Tangible fixed assets	38
Goodwill arising on consolidation and on application of the equity method	30

Total	17,837

RECONCILIATION BETWEEN THE BANK’S FINANCIAL STATEMENTS AND THE CONSOLIDATED FINANCIAL STATEMENTS

(€/mil)

	Net income	Capital and reserves	Shareholders’ equity	Reserve for possible loan losses	Total

FINANCIAL STATEMENTS OF THE PARENT BANK	764	9,192	9,956	—	9,956

Balance of subsidiary companies consolidated line-by-line	730	12,035	12,765	194	12,959
Consolidation adjustments:
• book value of line-by-line consolidated investments	—	-9,139	-9,139	—	-9,139
• dividends of consolidated companies	-1,149	298	-851	—	-851
• amortization of goodwill arising on consolidation and on application of the equity method	-183	-298	-481	—	-481
• elimination of goodwill arising on consolidation and on application of the equity method	—	-1,326	-1,326	—	-1,326
• elimination of gains on sale of investments	23	-1,427	-1,404	—	-1,404
• valuation of investments at net equity	137	94	231	—	231
• writedowns of equity investments	353	—	353	—	353
• minority interests	-43	-291	-334	—	-334
• elimination of reserve for possible loan losses	59	64	123	-123	—
• adjustment to Group accounting policies	53	-53	—	—	—
• elimination of amortization of Banco di Napoli merger deficit	155	—	155	—	155
• portion of tax benefits from the Banco di Napoli merger	—	250	250	—	—
• elimination of prior year writedowns in investments made for fiscal purposes	—	229	229	—	229
• other adjustments	-10	20	10	—	10

CONSOLIDATED FINANCIAL STATEMENTS	889	9,648	10,537	71	10,608

LIST OF EQUITY INVESTMENTS AS OF 31 DECEMBER 2002, HIGHER THAN 10% IN UNLISTED COMPANIES REPRESENTED BY SHARES WITH VOTING RIGHTS AND IN LIMITED LIABILITY COMPANIES (CONSOB RESOLUTION 11715 OF 24 NOVEMBER 1998) (1)

Name	Held by	%
Abruzzo Capital S.p.A.	Banca Popolare dell’Adriatico	16.90
Agricola del Varano S.r.l.	Banca Agricola di Cerea	26.58
Agricola Favorita S.r.l.	Banca Agricola di Cerea	99.32
Alilaguna S.r.l.	Cassa di Risparmio Venezia	80.00
Banque Galliere S.A. (in liq.)	Cassa di Risparmio Bologna	17.50
Beato Edoardo Materiali Ferrosi S.r.l.	Cassa di Risparmio Padova e Rovigo	50.00
Biessefin S.p.A. (in liq.)	Sanpaolo IMI	36.10
Calitri Denim Industries S.p.A.	Isveimer (in liq.)	14.29
Calzaturificio Novella	Cassa di Risparmio Venezia	45.00
Calzaturificio Zampieri	Cassa di Risparmio Venezia	25.00
Celeasing S.r.l.	Sanpaolo IMI	100.00
Cen. Ser. Centro Servizi S.p.A.	Cassa di Risparmio Padova e Rovigo	11.60
Centro S.r.l.	Cassa di Risparmio Padova e Rovigo	100.00
Chateau Bolides S. a r.l.	Immobiliare 21	49.00
Cifrali 8 (in liq.)	Banque Sanpaolo	18.30
Cifrali 9	Banque Sanpaolo	14.09
Cive S.p.A.	Sanpaolo IMI	68.97
Crif S.p.A.	Invesp	5.05
	Sanpaolo IMI	5.05
		10.10
Dulevo S.p.A. (bankrupt)	Sanpaolo IMI	16.30
Efrem S.r.l.	Servizi	20.00
Elvetia Edile S.r.l.	Sanpaolo IMI	100.00
Emporium S.r.l.	Cassa di Risparmio Padova e Rovigo	51.27
Esped Spedizioni S.r.l.	Banca Agricola di Cerea	29.80
Evoluzione 94 S.p.A.	Sanpaolo IMI	5.99
	Cassa di Risparmio Bologna	2.55
	Cassa di Risparmio Gorizia	1.67
	Cassa di Risparmio Udine e Pordenone	0.30
		10.51
Fata Group S.r.l.	IMI Investimenti	13.17
Fides S.p.A. (bankrupt)	Isveimer (in liq.)	20.00
Fin. Tess. S.p.A.	Cassa di Risparmio Padova e Rovigo	98.00
Finlombarda Leasing S.p.A. (in liq.)	Sanpaolo IMI	14.00
Finplozner S.p.A.	Cassa di Risparmio Udine e Pordenone	25.00
Fly United Spedizioni Internazionali S.r.l.	Banca Agricola di Cerea	20.22
Fonti di Gaverina	Sanpaolo IMI	66.62
Four C S.r.l.	Cassa di Risparmio Venezia	100.00

Name	Held by	%
Fratelli Comunello S.p.A.	Cassa di Risparmio Padova e Rovigo	50.00
Gerard H Polderman S.r.l.	Banca Agricola di Cerea	100.00
Giraglia Immobiliare S.p.A.	Sanpaolo IMI	17.15
Guiness Peat Aviation ATR Ltd	Sanpaolo IMI Bank Ireland	12.50
I Guardi	Cassa di Risparmio Venezia	56.00
IAM Piaggio S.p.A.	Sanpaolo IMI	9.68
	Banca Fideuram	3.74
		13.42
Idra Partecipazioni S.p.A.	Ldv Holding	11.56
Immobiliare dell’Isola Cattaneo S.p.A.	Sanpaolo IMI	48.57
Immobiliare Femar S.p.A.	Banca Agricola di Cerea	38.57
Immobiliare Meduna S.r.l.	Cassa di Risparmio Venezia	40.00
Immobiliare Peonia Rosa S.r.l.	Sanpaolo IMI	47.00
Immobiliare San Giuliano S.r.l.	Cassa di Risparmio Venezia	50.00
Immobiliare Santa Caterina S.r.l.	Sanpaolo IMI	100.00
Impianti S.r.l. (in liq.)	Sanpaolo IMI	14.16
Integrated Shipping Company S.p.A.	Sanpaolo IMI	100.00
Istituto per l’Enciclopedia della Banca e della Borsa S.p.A.	Sanpaolo IMI	12.12
	Banca Fideuram	0.34
		12.46
Isveimer S.p.A. (in liq.)	Sanpaolo IMI	65.22
	Banca Popolare dell’Adriatico	0.17
		65.39
Italpower S.p.A. (in liq.)	IMI Investimenti	15.00
Ittica Ugento S.p.A.	Sanpaolo IMI	26.96
Kall Kwik Italia S.p.A. (in liq.)	Sanpaolo Leasint	15.00
Kish Receivables Co.	Tobuk	20.83
Kyle Receivables Co.	Tushingham	11.11
La Compagnia Finanziaria S.p.A.	Sanpaolo IMI	12.09
La Promessa S.r.l.	Cassa di Risparmio Padova e Rovigo	100.00
Lillo S.p.A.	Sanpaolo IMI	50.00
Lima - Lto S.p.A.	Cassa di Risparmio Gorizia	95.50
Lingotto S.p.A.	CSP Investimenti	15.65
Loseri S.p.A.	Sanpaolo IMI	18.40
Loop S.p.A.	Sanpaolo Leasint	19.79
Marche Capital S.p.A.	Banca Popolare dell’Adriatico	11.99
Metalgalante S.r.l.	Cassa di Risparmio Venezia	40.00
Mirano Costruzioni	Cassa di Risparmio Venezia	100.00
Pantecna S.p.A. (bankrupt)	Sanpaolo IMI	15.50
Pharmacom S.r.l.	Farbanca	17.00
Pila 2000 S.p.A.	Cassa di Risparmio Padova e Rovigo	37.19
Pragma S.r.l.	Sanpaolo IMI	100.00
Print S.r.l.	Banca Popolare dell’Adriatico	100.00

Name	Held by	%
Raco S.p.A.	Ldv Holding	12.30
S.A. Imm. De Construction de Monteclin (in liq.)	Banque Sanpaolo	11.30
S.T.C. Servizio Trasporti Combinati S.p.A.	Sanpaolo IMI	100.00
Sago S.p.A. (2)	Sanpaolo IMI	26.67
Sazic S. a r.l.	Societé Fonciere d’Investissement	99.00
	Societé Immobiliere d’Investissement	1.00
		100.00
SCI Balcons Sainte Marie	Banque Sanpaolo	17.95
SCI Boissy Griselle 7	Societé Fonciere d’Investissement	99.00
	Societé Immobiliere d’Investissement	1.00
		100.00
SCI Boissy RER 5	Societé Fonciere d’Investissement	90.00
SCI Boissy RER 8	Societé Fonciere d’Investissement	99.00
	Societé Immobiliere d’Investissement	1.00
		100.00
SCI Boissy Saint Leger 94	Societé Fonciere d’Investissement	99.00
	Societé Immobiliere d’Investissement	1.00
		100.00
SCI La Source de Saint Hilarie (in liq.)	Societé Immobiliere d’Investissement	98.00
SCI Le Chevalier	Societé Immobiliere d’Investissement	99.00
	Societé Fonciere d’Investissement	1.00
		100.00
SCI Le Clos de Noyer (in liq.)	Banque Sanpaolo	15.00
Serit S.p.A. - Servizi Riscoss. Imposte e Tesoreria (in liq.)	Sanpaolo IMI	18.64
Servizi Interbancari S.p.A.	Sanpaolo IMI	11.16
Soa Nordest S.p.A.	Cassa di Risparmio Padova e Rovigo	15.00
Società Capua Group Imbottigliamento Bevande Gassate S.p.A.	Sanpaolo IMI	100.00
Società Manifattura del Piave S.r.l.	Cassa di Risparmio Padova e Rovigo	38.52
Società per la Gestione di Attività S.p.A. - S.g.a.	Sanpaolo IMI	100.00
Sofimer S.p.A.	Isveimer (in liq.)	20.00
Sosib Industriale e Commerciale S.r.l.	Sanpaolo IMI	60.00
SSB - Società per i Servizi Bancari S.p.A.	Sanpaolo IMI	15.54
	Banca Fideuram	0.02
		15.56
Società Trasporto Telematico S.p.A.	Cardine Finanziaria	15.73
Societè Fonciere Joseph Vallot S.A.	Societé Fonciere d’Investissement	100.00
Sogepi et Cie Le Fournas S.n.c. (in liq.)	Banque Sanpaolo	12.50
Sviluppo Finanza Mobiliare S.p.A.	Sanpaolo IMI	10.87
Tecnoalimenti S.c.p.A. (2)	Sanpaolo IMI	20.00
Tecnobiomedica S.p.A. (2)	Sanpaolo IMI	26.22
Tecnocittà S.r.l.	Sanpaolo IMI	12.00
Tecnofarmaci S.p.A. (2)	Sanpaolo IMI	20.50
Tecnogen	Sanpaolo IMI	29.96

Name	Held by	%
Tecnotessile S.r.l. (2)	Sanpaolo IMI	40.00
Torsyl S.A. (in liq.)	Sanpaolo IMI International	15.79
Zwalen & Mayr S.A.	Sanpaolo IMI International	12.96

(1)       This excludes equity investments already listed in Part B - Section 3 of the Consolidated Explanatory Notes.

(2)       Equity investments originating from transactions as per Law 1089 of 25 October 1968 (Applied Research Fund).

METHODOLOGICAL NOTES TO DETERMINE THE CONSOLIDATED PRO FORMA STATEMENTS OF INCOME AND BALANCE SHEETS FOR 2001 AND FOR THE FIRST QUARTER OF 2002.

Given the impact on the balance sheet and statement of income of consolidating the former Cardine Group, carried out for the first time in the accounts as of 30 June 2002, in order to ensure comparability of the accounting results on a consistent basis, the accounts of the previous period are also presented in a pro forma version that conventionally assumes the merger with Cardine Banca as of 1 January 2001. The same pro forma accounts also assume the proportional consolidation as of 1 January 2001 of the Slovenian company Banka Koper. Furthermore, as the Consolidated Quarterly Statement of the SAN-PAOLO IMI Group as of 31 March 2002 was published with reference to the SANPAOLO IMI Group stand alone accounts, here the pro forma reconstruction of the results of the first quarter of 2002 has been made to include the former Cardine Group.

In methodological terms, the preparation of the 2001 pro forma statements was based on the use of the consolidated stand alone accounts of the SANPAOLO IMI Group (column “a” of the attachments) and the former Cardine Group (column “b” of the attachments) at their respective dates. In particular, the figures of the former Cardine Group for the first three quarters of 2001 have been properly adjusted in accordance with criteria which are consistent with those used by the same Group for the year end financial statements with regard to the effects of the tax benefits provided for by D.Lgs. 153 dated 17.5.99 (Legge Ciampi). In particular, taxes have been restated without taking account of the incentive in question and further provisions have been made to neutralize the prior benefits envisaged by that law. Furthermore, the figures for the former Cardine Group have been adjusted to take account of the elimination of the extraordinary component, net of the related tax effect, as a result of the change of valuation principles of the dealing securities portfolio made in the previous year and attributable on an accrual basis to 2000.

To prepare the pro forma totals, the following adjustments were made to take account of, as by convention:

•                  the purchase by SANPAOLO IMI of own shares as of 1.1.2001 (column “c” of the attached reclassified schedules and “c” of the official versions), to reach the amount used for exchange. It has been conventionally simulated that the acquisition is posted against borrowings, with the related economic effects booked accordingly;

•                  the effects of the merger (column “d” of the attached reclassified schedules and “c” of the official versions). In particular, the shareholding in Cardine Banca held by SANPAOLO IMI was conventionally cancelled on the basis of the percentage stake and book value effectively cancelled on the merger. This cancellation was made on the various dates as a contra-entry to the corresponding portion of the net shareholders’ equity of Cardine Banca, excluding current income. As effectively occurred in the merger, the goodwill has been posted to “equity investments”, thus generating a positive difference on consolidation whose related quota of amortization is reflected in the statement of income;

•                  other adjustments (column “e” of the attached reclassified schedules and “c” of the official versions) aimed at eliminating the receivables and payables between the two Groups and the alignment to consistent accounting policies, anticipating: 1) the determination by the former Cardine Group of the actualization reserve for doubtful loans and latent capital losses on the investment portfolio which, net of related tax effects, have been posted to adjust equity at first consolidation; 2) the compensation, by the values present in the quarterly financial statements for 2001 of the former Cardine Group, of the positive differences of consolidation with the negative differences; consequently the related share of amortization posted to the statement of income has been adjusted;

•                  the contribution for 2001 of the proportional consolidation of Banka Koper (column “f” of the attached reclassified schedules and “d” of the official versions).

The amounts of the adjustments made in preparing the pro forma statements are explained in the detailed notes reported in the attachments.

Lastly, as far as the preparation of the pro forma as of 31 March 2002 is concerned, the aggregate of the SANPAOLO IMI and Cardine Groups’ stand alone has been adjusted to take into account: 1) the elimination of the intercompany accounts (column “c” of the attached statements), 2) the alignment to consistent accounting policies (column “d” of the attached statements) with regard to the discounting of doubtful loans and to the evaluation of the investment securities portfolio, net of the rated tax effects; 3) the adjustments needed to reflect the accounting effects of the merger becoming retroactive (1.1.2002) on the shareholders’ equity and on the goodwill arising on consolidation (column “e” of the attached statements).

Lastly, it should be reminded that the above pro forma schedules are unaudited.

Statements of consolidated pro forma
statements of income and balance sheets
for 2001 and for the first quarter of 2002

FIRST QUARTER OF 2001: STATEMENT OF RECLASSIFIED CONSOLIDATED PRO FORMA STATEMENT OF INCOME

(€/million)

	SANPAOLO IMI Group	Cardine Group (1)	SANPAOLO IMI purchase of own shares		Effects of the merger		Other adjust- ments		Banka Koper pro forma contribuiton	SANPAOLO IMI Group pro forma
	(a)	(b)	(c)		(d)		(e)		(f)	(g)=(a+b+c+d+e+f)

NET INTEREST INCOME	726	275	-6	(2)	—		—		2	997
Net commissions and other net dealing revenues	653	101	—		—		—		2	756
Profits and losses from financial transactions and dividends on shares	65	7	—		—		—		—	72
Profits of companies carried at equity and dividends on equity investments	59	1	—		—		—		—	60

NET INTERESTS AND OTHER BANKING INCOME	1,503	384	-6		—		—		4	1,885
Administrative costs	-873	-253	—		—		—		-4	-1,130
• personnel	-555	-150	—		—		—		-3	-708
• other administrative costs	-268	-90	—		—		—		-1	-359
• indirect duties and taxes	-50	-13	—		—		—		—	-63
Other operating income, net	54	27	—		—		—		3	84
Adjustments to intangible and tangible fixed assets	-80	-21	—		—		—		-1	-102

OPERATING INCOME	604	137	-6		—		—		2	737
Adjustments to goodwill, merger and consolidation differences	-33	-7	—		-1	(3)	4	(4)	-2	-39
Provisions and net adjustments to loans and financial fixed assets	-101	-42	—		—		—		-1	-144

INCOME BEFORE EXTRAORDINARY ITEMS	470	88	-6		-1		4		-1	554
Net extraordinary income	73	6	—		—		—		—	79

INCOME BEFORE TAXES	543	94	-6		-1		4		-1	633
Income taxes for the period	-195	-49	2	(2)	—		—		—	-242
Change in the reserve for general banking risks	2	-2	—		—		—		—	—
Income attributable to minority interests	-23	-1	—		—		—		—	-24

NET INCOME	327	42	-4		-1		4		-1	367

(1)       The figures for the first quarter of 2001 of the Cardine Group have been reconstructed using criteria that are coherent with those used for the 2001 Financial Statements.

(2)       The adjustment reflects the cost of the funding needed to finance the purchase of SANPAOLO IMI shares to reach the amount of own shares used in the exchange and the related tax effect.

(3)       The adjustment reflects the amortization of the goodwill arising on consolidation generated by the allocation of the merger deficit.

(4)       The adjustment reflects the change in the amortization of the goodwill arising on consolidation by the Cardine Group due to the new differences in goodwill (following offsetting).

31/3/2001: STATEMENT OF RECLASSIFIED CONSOLIDATED PRO FORMA BALANCE SHEET

(€/million)

	SANPAOLO IMI Group	Cardine Group (1)	SANPAOLO IMI purchase of own shares		Effects of the merger		Other adjust- ments		Banka Koper pro forma contribuiton	SANPAOLO IMI Group pro forma
	(a)	(b)	(c)		(d)		(e)		(f)	(g)=(a+b+c+d+e+f)

ASSETS
Cash and deposits with central banks and post offices	507	179	—		—		—		23	709
Loans	117,966	27,096	—		—		-170		377	145,269
• due from banks	21,382	2,032	—		—		-55	(4)	75	23,434
• loans to customers	96,584	25,064	—		—		-115	(4)(5)	302	121,835
Dealing securities	19,283	5,283	—		—		—		146	24,712
Fixed assets	12,197	2,484	—		-105		-36		34	14,574
• investment securities	5,746	1,318	—		—		-36	(6)	—	7,028
• equity investments	4,313	289	—		-105	(3)	—		14	4,511
• intangible fixed assets	356	68	—		—		—		2	426
• tangible fixed assets	1,782	809	—		—		—		18	2,609
Differences arising on consolidation and on application of the equity method	966	227	—		41	(3)	-145	(7)	78	1,167
Other assets	23,452	2,089	—		—		48	(5)(6)	22	25,611
Total assets	174,371	37,358	—		-64		-303		680	212,042

LIABILITIES
Payables	135,464	30,033	450		—		-76		633	166,504
• due to banks	30,679	6,265	—		—		-76	(4)	20	36,888
• due to customers and securities issued	104,785	23,768	450	(2)	—		—		613	129,616
Provisions	4,857	970	-2		—		—		15	5,840
• for taxation	1,432	298	-2	(2)	—		—		2	1,730
• for employee termination indemnities	753	216	—		—		—		—	969
• for risks and charges	1,553	165	—		—		—		13	1,731
• for pensions and similar obligations	1,119	291	—		—		—		—	1,410
Other liabilities	20,077	2,555	6	(2)	—		—		33	22,671
Subordinated liabilities	5,148	217	—		—		—		—	5,365
Minority interests	736	105	—		—		—		—	841
Shareholders’ equity	8,089	3,478	-454	(2)	-64	(3)	-227	(5)(6)(7)	-1	10,821
Total liabilities	174,371	37,358	—		-64		-303		680	212,042

(1)       The figures as of 31 March 2001 of the Cardine Group have been reconstructed using criteria that are coherent with those used for the 2001 Financial Statements.

(2)       The adjustment reflects the purchase (and related debt) of SANPAOLO IMI own shares needed to reach the amount used in the exchange.

(3)       The adjustment reflects the cancellation of the book value (105 million Euro) of Cardine Banca shares in the SANPAOLO IMI portfolio at the time of the merger, against the corresponding fraction of the incorporated company’s equity (63 million Euro). The merger difference (41 million Euro) net of amortization attributable to the period, is registered in the “equity investments” caption, establishing goodwill arising on consolidation of the same amount.

(4)       The adjustment reflects the elimination of the most significant reciprocal accounts between the two Groups as of 31 March 2001 (55 million Euro of loans to banks, 21 million Euro loans to customers and 76 million Euro due to banks).

(5)       The adjustment reflects the discounting of doubtful loans of the Cardine Group to take into account the adoption of the SANPAOLO IMI accounting policy. The adjustment of loans is estimated at 94 million Euro, with a positive tax effect of 35 million Euro which is included in “other assets”.

(6)       This involves adjustment of shareholders’ equity of newly consolidated companies to reflect losses on investment securities for 36 million Euro, with a positive tax effect of 13 million Euro which is included in “other assets”.

(7)       This reflects offsetting, in accordance with current banking standards, of goodwill arising on consolidation with the negative goodwill of the Cardine Group as of 31 March 2001.

FIRST HALF 2001: STATEMENT OF RECLASSIFIED CONSOLIDATED PRO FORMA STATEMENT OF INCOME

(€/million)

	SANPAOLO IMI Group	Cardine Group (1)		SANPAOLO IMI purchase of own shares		Effects of the merger		Other adjust- ments		Banka Koper pro forma contribuiton	SANPAOLO IMI Group pro forma
	(a)	(b)		(c)		(d)		(e)		(f)	(g)=(a+b+c+d+e+f)

NET INTEREST INCOME	1,423	586		-11	(5)	—		—		4	2,002
Net commissions and other net dealing revenues	1,329	221		—		—		—		4	1,554
Profits and losses from financial transactions and dividends on shares	138	15		—		—		—		—	153
Profits of companies carried at equity and dividends on equity investments	144	17		—		—		—		—	161

NET INTERESTS AND OTHER BANKING INCOME	3,034	839		-11		—		—		8	3,870
Administrative costs	-1,784	-516		—		—		—		-8	-2,308
• personnel	-1,116	-331		—		—		—		-5	-1,452
• other administrative costs	-563	-151		—		—		—		-3	-717
• indirect duties and taxes	-105	-34		—		—		—		—	-139
Other operating income, net	123	57		—		—		—		6	186
Adjustments to intangible and tangible fixed assets	-173	-38		—		—		—		-2	-213

OPERATING INCOME	1,200	342		-11		—		—		4	1,535
Adjustments to goodwill, merger and consolidation differences	-69	-14		—		-2	(6)	9	(7)	-4	-80
Provisions and net adjustments to loans and financial fixed assets	-251	-118	(2)	—		—		—		-3	-372

INCOME BEFORE EXTRAORDINARY ITEMS	880	210		-11		-2		9		-3	1,083
Net extraordinary income	177	32	(3)	—		—		—		—	209

INCOME BEFORE TAXES	1,057	242		-11		-2		9		-3	1,292
Income taxes for the period	-315	-120	(4)	4	(5)	—		—		1	-430
Change in the reserve for general banking risks	4	-3		—		—		—		—	1
Income attributable to minority interests	-58	-2		—		—		—		—	-60

NET INCOME	688	117		-7		-2		9		-2	803

(1)       The figures for the first half of 2001 approved by the Board of Cardine Banca have been adjusted as specified in the subsequent notes.

(2)       The caption has been increased by 18 million Euro to reflect the pro quota (1/2) of the end of year reserves due to the previous effects of Legge Ciampi.

(3)       The caption has been reduced to reflect the reversal of the extraordinary component due to the change in the evaluation policy of dealing securities attributable to the previous financial year (12 million Euro).

(4)       The caption has been increased to take into account the tax effect (5 million Euro) related to note (3) and the elimination of the benefit provided for by Legge Ciampi (15 million Euro).

(5)       The adjustment reflects the cost of the funding needed to finance the purchase of SANPAOLO IMI shares to reach the amount of own shares used in the exchange and the related tax effect.

(6)       The adjustment reflects the amortization of the goodwill arising on consolidation generated by the allocation of the merger deficit.

(7)       The adjustment reflects the change in the amortization of the goodwill arising on consolidation by the Cardine Group due to the new differences in goodwill (following offsetting).

30/6/2001: STATEMENT OF RECLASSIFIED CONSOLIDATED PRO FORMA BALANCE SHEET

(€/million)

	SANPAOLO IMI Group	Cardine Group (1)		SANPAOLO IMI purchase of own shares		Effects of the merger		Other adjust- ments		Banka Koper pro forma contribuiton	SANPAOLO IMI Group pro forma
	(a)	(b)		(c)		(d)		(e)		(f)	(g)=(a+b+c+d+e+f)

ASSETS
Cash and deposits with central banks and post offices	478	192		—		—		—		18	688
Loans	117,097	28,702		—		—		-238		396	145,957
• due from banks	18,717	2,650		—		—		-118	(7)	91	21,340
• loans to customers	98,380	26,052		—		—		-120	(7)(8)	305	124,617
Dealing securities	21,777	6,091		—		—		—		161	28,029
Fixed assets	11,000	1,857		—		-105		-36		34	12,750
• investment securities	4,615	707		—		—		-36	(9)	—	5,286
• equity investments	4,240	284		—		-105	(6)	—		14	4,433
• intangible fixed assets	377	70		—		—		—		2	449
• tangible fixed assets	1,768	796		—		—		—		18	2,582
Differences arising on consolidation and on application of the equity method	1,064	221		—		40	(6)	-141	(10)	76	1,260
Other assets	22,626	2,174		—		—		48	(8)(9)	23	24,871
Total assets	174,042	39,237		—		-65		-367		708	213,555

LIABILITIES
Payables	136,156	32,335		450		—		-144		659	169,456
• due to banks	31,032	7,714		—		—		-144	(7)	27	38,629
• due to customers and securities issued	105,124	24,621		450	(5)	—		—		632	130,827
Provisions	4,241	856		-4		—		—		15	5,108
• for taxation	864	168	(2)	-4	(5)	—		—		1	1,029
• for employee termination indemnities	758	221		—		—		—		—	979
• for risks and charges	1,509	177	(3)	—		—		—		14	1,700
• for pensions and similar obligations	1,110	290		—		—		—		—	1,400
Other liabilities	20,062	2,305		11	(5)	—		—		36	22,414
Subordinated liabilities	5,178	223		—		—		—		—	5,401
Minority interests	737	94		—		—		—		—	831
Shareholders’ equity	7,668	3,424	(4)	-457	(5)	-65	(6)	-223	(8)(9)(10)	-2	10,345
Total liabilities	174,042	39,237		—		-65		-367		708	213,555

(1)         The figures as of 30 June 2001 approved by the Board of Cardine Banca have been adjusted as specified in the subsequent notes.

(2)         The caption has been increased to take into account the elimination of the benefit provided for by Legge Ciampi (15 million Euro).

(3)         The caption has been increased by 18 million Euro to reflect the pro quota (1/2) of the end of year reserves due to the previous effects of Legge Ciampi.

(4)         The shareholders’ equity have been reduced due to the effect of the adjustments to the statement of income.

(5)         The adjustment reflects the purchase (and related debt) of SANPAOLO IMI own shares needed to reach the amount used in the exchange.

(6)         The adjustment reflects the cancellation of the book value (105 million Euro) of Cardine Banca shares in the SANPAOLO IMI portfolio at the time of the merger, against the corresponding fraction of the incorporated company’s equity (63 million Euro). The merger difference (40 million Euro) net of amortization attributable to the period, is registered in the “equity investments” caption, establishing goodwill arising on consolidation of the same amount.

(7)         The adjustment reflects the elimination of the most significant reciprocal accounts between the two Groups as at 30 June 2001 (118 million Euro of loans to banks, 26 million Euro loans to customers and 144 million Euro due to banks).

(8)         The adjustment reflects the discounting of doubtful loans of the Cardine Group to take into account the adoption of the SANPAOLO IMI accounting policy. The adjustment of loans is estimated at 94 million Euro, with a positive tax effect of 35 million Euro which is included in “other assets”.

(9)         This involves adjustment of shareholders’ equity of newly consolidated companies to reflect losses on investment securities for 36 million Euro, with a positive tax effect of 13 million Euro which is included in “other assets”.

(10)  This reflects offsetting, in accordance with current banking standards, of goodwill arising on consolidation with the negative goodwill of the Cardine Group as of 30 June 2001.

FIRST NINE MONTHS OF 2001: STATEMENT OF RECLASSIFIED CONSOLIDATED PRO FORMA STATEMENT OF INCOME

(€/million)

	SANPAOLO IMI Group	Cardine Group (1)	SANPAOLO IMI purchase of own shares		Effects of the merger		Other adjust- ments		Banka Koper pro forma contribuiton	SANPAOLO IMI Group pro forma
	(a)	(b)	(c)		(d)		(e)		(f)	(g)=(a+b+c+d+e+f)

NET INTEREST INCOME	2,091	878	-17	(2)	—		—		6	2,958
Net commissions and other net dealing revenues	1,952	321	—		—		—		7	2,280
Profits and losses from financial transactions and dividends on shares	173	-15	—		—		—		1	159
Profits of companies carried at equity and dividends on equity investments	153	15	—		—		—		—	168

NET INTERESTS AND OTHER BANKING INCOME	4,369	1,199	-17		—		—		14	5,565
Administrative costs	-2,655	-745	—		—		—		-13	-3,413
• personnel	-1,654	-473	—		—		—		-8	-2,135
• other administrative costs	-847	-223	—		—		—		-5	-1,075
• indirect duties and taxes	-154	-49	—		—		—		—	-203
Other operating income, net	179	86	—		—		—		10	275

Adjustments to intangible and tangible fixed assets	-273	-58	—		—		—		-2	-333

OPERATING INCOME	1,620	482	-17		—		—		9	2,094
Adjustments to goodwill, merger and consolidation differences	-105	-21	—		-3	(3)	13	(4)	-6	-122
Provisions and net adjustments to loans and financial fixed assets	-390	-168	—		—		—		-6	-564

INCOME BEFORE EXTRAORDINARY ITEMS	1,125	293	-17		-3		13		-3	1,408
Net extraordinary income	348	28	—		—		—		—	376

INCOME BEFORE TAXES	1,473	321	-17		-3		13		-3	1,784
Income taxes for the period	-369	-161	7	(2)	—		—		—	-523
Change in the reserve for general banking risks	3	-3	—		—		—		—	—
Income attributable to minority interests	-114	-4	—		—		—		—	-118

NET INCOME	993	153	-10		-3		13		-3	1,143

(1)       The figures for the first 9 months of 2001 of the Cardine Group have been reconstructed using criteria that are coherent with those used for the 2001 Financial Statements.

(2)       The adjustment reflects the cost of the funding needed to finance the purchase of SANPAOLO IMI shares to reach the amount of own shares used in the exchange and the related tax effect.

(3)       The adjustment reflects the amortization of the goodwill arising on consolidation generated by the allocation of the merger deficit.

(4)       The adjustment reflects the change in the amortization of the goodwill arising on consolidation by the Cardine Group due to the new differences in goodwill (following offsetting).

30/9/2001: STATEMENT OF RECLASSIFIED CONSOLIDATED PRO FORMA BALANCE SHEET

(€/million)

	SANPAOLO IMI Group	Cardine Group (1)	SANPAOLO IMI purchase of own shares		Effects of the merger		Other adjust- ments		Banka Koper pro forma contribuiton	SANPAOLO IMI Group pro forma
	(a)	(b)	(c)		(d)		(e)		(f)	(g)=(a+b+c+d+e+f)

ASSETS
Cash and deposits with central banks and post offices	505	187	—		—		—		18	710
Loans	114,999	29,597	—		—		-317		395	144,674
• due from banks	19,261	3,539	—		—		-202	(4)	83	22,681
• loans to customers	95,738	26,058	—		—		-115	(4)(5)	312	121,993
Dealing securities	17,869	5,682	—		—		—		173	23,724
Fixed assets	10,813	1,913	—		-105		-36		35	12,620
• investment securities	4,321	710	—		—		-36	(6)	—	4,995
• equity investments	4,383	328	—		-105	(3)	—		15	4,621
• intangible fixed assets	368	72	—		—		—		2	442
• tangible fixed assets	1,741	803	—		—		—		18	2,562
Differences arising on consolidation and on application of the equity method	1,068	216	—		39	(3)	-137	(7)	74	1,260
Other assets	21,665	2,029	—		—		48	(5)(6)	21	23,763
Total assets	166,919	39,624	—		-66		-442		716	206,751

LIABILITIES
Payables	130,537	32,726	450		—		-223		672	164,162
• due to banks	27,359	7,625	—		—		-223	(4)	28	34,789
• due to customers and securities issued	103,178	25,101	450	(2)	—		—		644	129,373
Provisions	3,012	924	-7		—		—		16	3,945
• for taxation	793	240	-7	(2)	—		—		1	1,027
• for employee termination indemnities	745	221	—		—		—		—	966
• for risks and charges	1,433	168	—		—		—		15	1,616
• for pensions and similar obligations	41	295	—		—		—		—	336
Other liabilities	19,213	2,208	17	(2)	—		—		31	21,469
Subordinated liabilities	5,400	221	—		—		—		—	5,621
Minority interests	787	95	—		—		—		—	882
Shareholders’ equity	7,970	3,450	-460	(2)	-66	(3)	-219	(5)(6)(7)	-3	10,672
Total liabilities	166,919	39,624	—		-66		-442		716	206,751

(1)       The figures as of 30 September 2001 of the Cardine Group have been reconstructed using criteria that are coherent with those used for the 2001 Financial Statements.

(2)       The adjustment reflects the purchase (and related debt) of SANPAOLO IMI own shares needed to reach the amount used in the exchange.

(3)       The adjustment reflects the cancellation of the book value (105 million Euro) of Cardine Banca shares in the SANPAOLO IMI portfolio at the time of the merger, against the corresponding fraction of the incorporated company’s equity (63 million Euro). The merger difference (39 million Euro) net of amortization attributable to the period, is registered in the “equity investments” caption, establishing goodwill arising on consolidation of the same amount.

(4)       The adjustment reflects the elimination of the most significant reciprocal accounts between the two Groups as at 30.09.01 (202 million Euro of loans to banks, 21 million Euro loans to customers and 223 million Euro due to banks).

(5)       The adjustment reflects the discounting of doubtful loans of the Cardine Group to take into account the adoption of the SANPAOLO IMI accounting policy. The adjustment of loans is estimated at 94 million Euro, with a positive tax effect of 35 million Euro which is included in “other assets”.

(6)       This involves adjustment of the shareholders’ equity of newly consolidated companies to reflect losses on investment securities for 36 million Euro, with a positive tax effect of 13 million Euro which is included in “other assets”.

(7)       This reflects offsetting, in accordance with current banking standards, of goodwill arising on consolidation with the negative goodwill of the Cardine Group as of 30 September 2001.

2001: STATEMENT OF RECLASSIFIED CONSOLIDATED PRO FORMA STATEMENT OF INCOME

(€/million)

	SANPAOLO IMI Group	Cardine Group (1)		SANPAOLO IMI purchase of own shares		Effects of the merger		Other adjust- ments		Banka Koper pro forma contribuiton	SANPAOLO IMI Group pro forma
	(a)	(b)		(c)		(d)		(e)		(f)	(g)=(a+b+c+d+e+f)

NET INTEREST INCOME	2,788	1,186		-22	(4)	—		—		7	3,959
Net commissions and other net dealing revenues	2,608	439		—		—		—		9	3,056
Profits and losses from financial transactions and dividends on shares	274	25		—		—		—		1	300
Profits of companies carried at equity and dividends on equity investments	207	21		—		—		—		—	228

NET INTERESTS AND OTHER BANKING INCOME	5,877	1,671		-22		—		—		17	7,543
Administrative costs	-3,600	-1,029		—		—		—		-18	-4,647
• personnel	-2,221	-630		—		—		—		-11	-2,862
• other administrative costs	-1,180	-332		—		—		—		-7	-1,519
• indirect duties and taxes	-199	-67		—		—		—		—	-266
Other operating income, net	234	107		—		—		—		12	353

Adjustments to intangible and tangible fixed assets	-393	-83		—		—		—		-3	-479

OPERATING INCOME	2,118	666		-22		—		—		8	2,770

Adjustments to goodwill, merger and consolidation differences	-150	-28		—		-4	(5)	18	(6)	-8	-172

Provisions and net adjustments to loans and financial fixed assets	-737	-263		—		—		—		-7	-1,007

INCOME BEFORE EXTRAORDINARY ITEMS	1,231	375		-22		-4		18		-7	1,591
Net extraordinary income	392	22	(2)	—		—		—		—	414

INCOME BEFORE TAXES	1,623	397		-22		-4		18		-7	2,005
Income taxes for the period	-318	-209	(3)	9	(4)	—		—		1	-517
Change in the reserve for general banking risks	-1	-5		—		—		—		—	-6
Income attributable to minority interests	-101	-5		—		—		—		—	-106

NET INCOME	1,203	178		-13		-4		18		-6	1,376

(1)       The figures for 2001 approved by the Board of Cardine Banca have been adjusted as specified in the subsequent notes.

(2)       The caption has been reduced to reflect the reversal of the extraordinary component due to the change in the evaluation policy of dealing securities attributable to the previous financial year (12 million Euro).

(3)       The caption has been reduced to reflect the tax effect (5 million Euro) related to note (2).

(4)       The adjustment reflects the cost of the funding needed to finance the purchase of SANPAOLO IMI shares to reach the amount of own shares used in the exchange and the related tax effect.

(5)       The adjustment reflects the amortization of the goodwill arising on consolidation generated by the allocation of the merger deficit.

(6)       The adjustment reflects the change in the amortization of the goodwill arising on consolidation by the Cardine Group due to the new differences in goodwill (following offsetting).

31/12/2001: STATEMENT OF RECLASSIFIED CONSOLIDATED PRO FORMA BALANCE SHEET

(€/million)

	SANPAOLO IMI Group	Cardine Group	SANPAOLO IMI purchase of own shares		Effects of the merger		Other adjust- ments		Banka Koper pro forma contribuiton	SANPAOLO IMI Group pro forma
	(a)	(b)	(c)		(d)		(e)		(f)	(g)=(a+b+c+d+e+f)

ASSETS
Cash and deposits with central banks and post offices	818	331	—		—		—		23	1,172
Loans	118,627	32,686	—		—		-397		430	151,346
• due from banks	21,571	5,053	—		—		-282	(3)	94	26,436
• loans to customers	97,056	27,633	—		—		-115	(3)(4)	336	124,910
Dealing securities	18,819	5,561	—		—		—		177	24,557
Fixed assets	10,098	1,932	—		-105		-36		—	11,889
• investment securities	3,308	714	—		—		-36	(5)	—	3,986
• equity investments	4,697	327	—		-105	(2)	—		-21	4,898
• intangible fixed assets	367	75	—		—		—		2	444
• tangible fixed assets	1,726	816	—		—		—		19	2,561
Differences arising on consolidation and on application of the equity method	1,053	212	—		38	(2)	-132	(6)	72	1,243
Other assets	20,776	2,334	—		—		48	(4)(5)	62	23,220
Total assets	170,191	43,056	—		-67		-517		764	213,427

LIABILITIES
Payables	134,706	35,717	445		—		-303		720	171,285
• due to banks	27,922	8,834	—		—		-303	(3)	29	36,482
• due to customers and securities issued	106,784	26,883	445	(1)	—		—		691	134,803
Provisions	3,246	1,024	-9		—		—		17	4,278
• for taxation	901	326	-9	(1)	—		—		1	1,219
• for employee termination indemnities	734	221	—		—		—		—	955
• for risks and charges	1,568	177	—		—		—		16	1,761
• for pensions and similar obligations	43	300	—		—		—		—	343
Other liabilities	17,752	2,502	22	(1)	—		—		33	20,309
Subordinated liabilities	5,607	222	—		—		—		—	5,829
Minority interests	698	95	—		—		—		—	793
Shareholders’ equity	8,182	3,496	-458	(1)	-67	(2)	-214	(4)(5)(6)	-6	10,933
Total liabilities	170,191	43,056	—		-67		-517		764	213,427

(1)       The adjustment reflects the purchase (and related debt) of SANPAOLO IMI own shares needed to reach the amount used in the exchange.

(2)       The adjustment reflects the cancellation of the book value (105 million Euro) of Cardine Banca shares in the SANPAOLO IMI portfolio at the time of the merger, against the corresponding fraction of the incorporated company’s equity (63 million Euro). The merger difference (38 million Euro) net of amortization attributable to the period, is registered in the “equity investments” caption, establishing goodwill arising on consolidation of the same amount.

(3)       The adjustment reflects the elimination of the most significant reciprocal accounts between the two Groups as of 31 December 2001 (282 million Euro of loans to banks, 21 million Euro loans to customers and 303 million Euro due to banks).

(4)       The adjustment reflects the discounting of doubtful loans of the Cardine Group to take into account the adoption of the SANPAOLO IMI accounting policy. The adjustment of loans is estimated at 94 million Euro, with a positive tax effect of 35 million Euro which is included in “other assets”.

(5)       This involves adjustment of the shareholders’ equity of newly consolidated companies to reflect losses on investment securities for 36 million Euro, with a positive tax effect of 13 million Euro which is included in “other assets”.

(6)       This reflects offsetting, in accordance with current banking standards, of goodwill arising on consolidation with the negative goodwill of the Cardine Group as of 31 December 2001.

FIRST QUARTER OF 2002: STATEMENT OF RECLASSIFIED CONSOLIDATED PRO FORMA STATEMENT OF INCOME

(€/million)

	SANPAOLO IMI Group	Cardine Group	Intra-Group eliminations	Alignment with consistent accounting policies		Other adjustments		SANPAOLO IMI Group pro forma
	(a)	(b)	(c)	(d)		(e)		(f)=(a+b+c+d+e)

NET INTEREST INCOME	632	295	—	—		—		927
Net commissions and other net dealing revenues	591	106	—	—		—		697
Profits and losses from financial transactions and dividends on shares	89	-5	—	—		—		84
Profits of companies carried at equity and dividends on equity investments	44	5	—	—		—		49

NET INTERESTS AND OTHER BANKING INCOME	1,356	401	—	—		—		1,757
Administrative costs	-870	-250	—	—		—		-1,120
• personnel	-544	-155	—	—		—		-699
• other administrative costs	-279	-80	—	—		—		-359
• indirect duties and taxes	-47	-15	—	—		—		-62
Other operating income, net	57	21	—	—		—		78
Adjustments to intangible and tangible fixed assets	-92	-19	—	—		—		-111

OPERATING INCOME	451	153	—	—		—		604
Adjustments to goodwill, merger and consolidation differences	-41	-7	—	—		7	(3)	-41
Provisions and net adjustments to loans and financial fixed assets	-123	-39	—	6	(1)	—		-156

INCOME BEFORE EXTRAORDINARY ITEMS	287	107	—	6		7		407
Net extraordinary income	55	1	—	—		—		56

INCOME BEFORE TAXES	342	108	—	6		7		463
Income taxes for the period	-119	-51	—	-2	(2)	—		-172
Change in the reserve for general banking risks	—	—	—	—		—		—
Income attributable to minority interests	-12	-2	—	—		—		-14

NET INCOME	211	55	—	4		7		277

(1)       The adjustment reflects the writeback of doubtful loans following the application of the discounting criteria.

(2)       This is the tax effect of the aforementioned writeback.

(3)       The adjustment reflects the reversal of the amortization of goodwill arising on consolidation compared with that recalculated following the merger.

31/3/2002: STATEMENT OF RECLASSIFIED CONSOLIDATED PRO FORMA BALANCE SHEET

(€/million)

	SANPAOLO IMI Group	Cardine Group	Intra-Group eliminations		Alignment with consistent accounting policies		Other adjustments		SANPAOLO IMI Group pro forma
	(a)	(b)	(c)		(d)		(e)		(f)=(a+b+c+d+e)

ASSETS
Cash and deposits with central banks and post offices	998	456	—		—		—		1,454
Loans	115,858	32,155	-648	(1)	-92		—		147,273
• due from banks	17,669	3,952	-432		—		—		21,189
• loans to customers	98,189	28,203	-216		-92	(2)	—		126,084
Dealing securities	20,183	5,474	—		—		—		25,657
Fixed assets	9,937	1,936	—		-36		-105		11,732
• investment securities	3,250	717	—		-36	(3)	—		3,931
• equity investments	4,616	326	—		—		-105	(4)	4,837
• intangible fixed assets	351	75	—		—		—		426
• tangible fixed assets	1,720	818	—		—		—		2,538
Differences arising on consolidation and on application of the equity method	1,105	204	—		—		-189	(5)	1,120
Other assets	19,652	3,418	—		46	(2)(3)	—		23,116
Total assets	167,733	43,643	-648		-82		-294		210,352

LIABILITIES
Payables	133,842	35,166	-648		—		—		168,360
• due to banks	24,881	8,710	-648	(1)	—		—		32,943
• due to customers and securities issued	108,961	26,456	—		—		—		135,417
Provisions	3,399	1,166	—		—		—		4,565
• for taxation	1,011	381	—		—		—		1,392
• for employee termination indemnities	751	242	—		—		—		993
• for risks and charges	1,595	215	—		—		—		1,810
• for pensions and similar obligations	42	328	—		—		—		370
Other liabilities	16,077	3,463	—		—		71	(6)	19,611
Subordinated liabilities	5,569	224	—		—		—		5,793
Minority interests	708	89	—		—		—		797
Shareholders’ equity	8,138	3,535	—		-82	(2)(3)	-365	(7)	11,226
Total liabilities	167,733	43,643	-648		-82		-294		210,352

(1)       The adjustment reflects the elimination of the most significant reciprocal accounts between the two Groups as of 31 March 2002 (432 million Euro of loans to banks, 216 million Euro loans to customers and 648 million Euro due to banks).

(2)       The adjustment reflects: a) the discounting of doubtful loans of the Cardine Group for 88 million Euro in alignment with SANPAOLO IMI accounting policies, with a positive tax effect of 33 million Euro, included in “other assets”; b) the adjustment of the value of West Bank loans for 4 million Euro in adaptation to Bank of Italy instructions concerning country risk.

(3)       This involves adjustment of the portfolios of Cardine Group companies to reflect losses on investment securities for 36 million Euro, with a positive tax effect of 13 million Euro which is included in “other assets”.

(4)       The adjustment reflects the cancellation of the book value (105 million Euro) of Cardine Banca shares in the SANPAOLO IMI portfolio at the time of the merger, against the corresponding fraction of the incorporated company’s equity (66 million Euro).

(5)       This is the amount needed for alignment of goodwill arising on consolidation of the two Groups and that remaining at 31 March 2002 due to the effect of the merger.

(6)       This is the technical account for squaring the adjustments made to equity.

(7)       The caption reflects: a) the pro quota of shareholder’s equity of the incorporated company for 66 million Euro, cancelled in offset against the Cardine Banca shares in the SANPAOLO IMI portfolio; b) full offsetting of the negative goodwill arising on consolidation against positive goodwill for 299 million Euro (204 million Euro of which already existing in the Cardine Group, with the remaining 95 million generated by the first consolidation after the merger).

30/6/2001: STATEMENT OF CONSOLIDATED PRO FORMA BALANCE SHEET - OFFICIAL FORMAT

(€/million)

ASSETS		SANPAOLO IMI Group		Cardine Group		Effects of the merger			Banka Koper pro forma contribution		SANPAOLO IMI Group pro forma
		(a)		(b)		(c)			(d)		(e) = (a+b+c+d)
10.	Cash and deposits with central banks and post offices		478		192		—			18		688
20.	Treasury bills and similar bills eligible for refinancing with central banks		10,796		667		—			88		11,551
30.	Due from banks		18,717		2,650		-118	(1)		91		21,340
	a) repayable on demand	3,063		446		-31			—		3,478
	b) other deposits	15,654		2,204		-87			91		17,862
40.	Loans to customers		98,380		26,052		-120	(1)(2)		305		124,617
	of which:
	• loans using public funds	102		94		—			—		196
50.	Bonds and other debt securities		12,420		5,453		-36	(3)		62		17,899
	a) public entities	5,122		2,641		—			44		7,807
	b) banks	3,647		1,959		—			—		5,606
	of which:
	• own bonds	1,101		4		—			—		1,105
	c) financial institutions	1,159		480		—			—		1,639
	of which:
	• own bonds	—		—		—			—		—
	d) other issuers	2,492		373		-36			18		2,847
60.	Shares, quotas and other equities		3,159		660		—			11		3,830
70.	Equity investments		3,654		269		-105	(4)		14		3,832
	a) carried at equity	347		101		—			—		448
	b) other	3,307		168		-105			14		3,384
80.	Investments in Group companies		586		15		—			—		601
	a) carried at equity	586		5		—			—		591
	b) other	—		10		—			—		10
90.	Goodwill arising on consolidation		901		220		-100	(4)(5)		76		1,097
100.	Goodwill arising on application of the equity method		163		1		-1	(5)		—		163
110.	Intangible fixed assets		377		70		—			2		449
	of which:
	• start-up costs	5		1		—			—		6
	• goodwill	10		—		—			—		10
120.	Tangible fixed assets		1,768		796		—			18		2,582
140.	Own shares or quotas		306		28		-299	(6)		—		35
150.	Other assets		20,292		1,772		48	(2)(3)		22		22,134
160.	Accrued income and prepaid expenses		2,334		402		—			1		2,737
	a) accrued income	2,115		320		—			1		2,436
	b) prepaid expenses	219		82		—			—		301
	of which:
	• discounts on bond issues	18		6		—			—		24
Total assets			174,331		39,247		-731			708		213,555

(1)       The adjustment reflects the elimination of the most significant reciprocal accounts between the two Groups as of 30 June 2001 (26 million Euro of loans to customers, 118 million Euro loans to banks and 144 million Euro due to banks).

(2)       The adjustment reflects the discounting of doubtful loans of the Cardine Group to take into account the adoption of the SANPAOLO IMI accounting policy. The adjustment of loans offset against shareholder’s equity reserves, is estimated at 94 million Euro, with a positive tax effect of 35 million Euro which is included in caption 150 - Other Assets.

(3)       This involves adjustment of the portfolios of newly consolidated companies to reflect losses on investment securities for 36 million Euro, with a positive tax effect of 13 million Euro which is included in caption 150 - Other Assets.

(4)       The adjustment reflects the cancellation of the book value (105 million Euro) of Cardine Banca shares in the SANPAOLO IMI portfolio at the time of the merger, against the corresponding fraction of the incorporated company’s equity (63 million Euro). The merger difference (40 million Euro) net of amortization attributable to the period (2 million Euro), is registered in the “equity investments” caption, establishing goodwill arising on consolidation of the same amount.

(5)       This reflects offsetting, in accordance with current banking standards, of goodwill arising on consolidation with the negative goodwill of the Cardine Group as of 30 June 2001, and the recalculation of amortization for the period (see note 5 to the statement of income).

(6)       The adjustment reflects the use of SANPAOLO IMI own shares (289 million Euro) during the exchange, as well as the cancellation of Cardine Banca own shares in the merger (10 million Euro).

(€/million)

LIABILITIES		SANPAOLO IMI Group		Cardine Group			Effects of the merger			Banka Koper pro forma contribution		SANPAOLO IMI Group pro forma
		(a)		(b)			(c)			(d)		(e) = (a+b+c+d)
10.	Due to banks		31,032		7,714			-144	(1)		27		38,629
	a) repayable on demand	6,817		1,871			-31			—		8,657
	b) time deposits or with notice period	24,215		5,843			-113			27		29,972
20.	Due to customers		65,052		14,183			450	(10)		620		80,305
	a) repayable on demand	45,973		11,478			—			173		57,624
	b) time deposits or with notice period	19,079		2,705			450			447		22,681
30.	Securities issued		39,963		10,341			—			12		50,316
	a) bonds	27,286		8,514			—			12		35,812
	b) certificates of deposits	7,803		1,742			—			—		9,545
	c) other	4,874		85			—			—		4,959
40.	Public funds administered		109		97			—			—		206
50.	Other liabilities		17,847		1,950			—			12		19,809
60.	Accrued expense and deferred income		2,215		355			11	(10)		24		2,605
	a) accrued expense	1,877		233			11			14		2,135
	b) deferred income	338		122			—			10		470
70.	Provisions for employee termination indemnities		758		221			—			—		979
80.	Provisions for risks and charges		3,449		598			-4	(10)		15		4,058
	a) pensions and similar commitments	1,110		290			—			—		1,400
	b) taxation	864		168		(7)	-4			1		1,029
	c) other	1,475		140		(8)	—			14		1,629
90.	Reserve for possible loan losses		34		37			—			—		71
110.	Subordinated liabilities		5,178		223			—			—		5,401
120.	Negative goodwill arising on consolidation		—		142			-142	(5)		—		—
130.	Negative goodwill arising on application of the equity method		135		8			-8	(5)		—		135
140.	Minority interests		737		94			—			—		831
.	Capital and reserves (caption 100, 150, 160, 170, 180)		7,134		3,167	(9)		-894	(2)(3)(4)(6)(10)		—		9,407
200.	Net income		688		117	(9)		—			-2		803
Total liabilities			174,331		39,247			-731			708		213,555

GUARANTEES AND COMMITMENTS
10.	Guarantees given		15,250		1,623			—			45		16,918
	of which:
	• acceptances	153		25			—			—		178
	• other guarantees	15,097		1,598			—			45		16,740

20.	Commitments		31,059		1,295			—			55		32,409

(1)       The adjustment reflects the elimination of the most significant reciprocal accounts between the two Groups as of 30 June 2001 (26 million Euro of loans to customers, 118 million Euro loans to banks and 144 million Euro due to banks).

(2)       The adjustment reflects the discounting of doubtful loans of the Cardine Group to take into account the adoption of the SANPAOLO IMI accounting policy. The adjustment of loans offset against shareholder’s equity reserves, is estimated at 94 million Euro, with a positive tax effect of 35 million Euro which is included in caption 150 - Other Assets.

(3)       This involves adjustment of the portfolios of newly consolidated companies to reflect losses on investment securities for 36 million Euro, with a positive tax effect of 13 million Euro which is included in caption 150 - Other Assets.

(4)       The adjustment reflects the cancellation of the book value (105 million Euro) of Cardine Banca shares in the SANPAOLO IMI portfolio at the time of the merger, against the corresponding fraction of the incorporated company’s equity (63 million Euro). The merger difference (40 million Euro) net of amortization attributable to the period (2 million Euro), is registered in the “equity investments” caption, establishing goodwill arising on consolidation of the same amount.

(5)       This reflects offsetting, in accordance with current banking standards, of goodwill arising on consolidation with the negative goodwill of the Cardine Group as of 30 June 2001.

(6)       The adjustment reflects the use of SANPAOLO IMI own shares (289 million Euro) during the exchange, as well as the cancellation of Cardine Banca own shares in the merger (10 million Euro).

(7)       Compared with the original figure, the caption has been increased to take into account the elimination of the benefit provided for by Legge Ciampi (15 million Euro).

(8)       Compared with the original figure, the caption has been increased by 18 million Euro to reflect the pro quota (1/2) of the end of year reserves due to the previous effects of Legge Ciampi.

(9)       Compared with the original figure, the shareholders’ equity and income have been reduced due to the effect of the adjustments to the statement of income.

(10)                        The adjustment reflects the purchase (and related debt) of SANPAOLO IMI own shares needed to reach the amount used in the exchange.

FIRST HALF 2001: STATEMENT OF CONSOLIDATED PRO FORMA STATEMENT OF INCOME - OFFICIAL FORMAT

(€/million)

		SANPAOLO IMI Group		Cardine Group			Effects of the merger			Banka Koper pro forma contribution		SANPAOLO IMI Group pro forma
		(a)		(b)			(c)			(d)		(e) = (a+b+c+d)
10.	Interest income and similar revenues		4,246		1,180			—			14		5,440
	of which:
	• loans to customers	3,134		932			—			10		4,076
	• securities	550		170			—			3		723
20.	Interest expense and similar charges		-2,905		-594			-11	(4)		-10		-3,520
	of which:
	• due to customers	-862		-171			-11			-10		-1,054
	• securities issued	-1,159		-227			—			—		-1,386
30.	Dividends and other revenues		370		18			—			—		388
	a) from shares, quotas and other equities	267		2			—			—		269
	b) from equity investments	103		16			—			—		119
40.	Commission income		1,689		264			—			5		1,958
50.	Commission expense		-371		-43			—			-1		-415
60.	Profits (losses) on financial transactions		-52		13			—			—		-39
70.	Other operating income		156		70			—			6		232
80.	Administrative costs		-1,784		-516			—			-8		-2,308
	a) personnel	-1,116		-330			—			-5		-1,451
	of which:
	• wages and salaries	-788		-237			—			-5		-1,030
	• social security charges	-242		-61			—			—		-303
	• termination indemnities	-53		-16			—			—		-69
	• pensions and similar commitments	-33		-16			—			—		-49
	b) other administrative costs	-668		-186			—			-3		-857
90.	Adjustments to intangible and tangible fixed assets		-242		-52			7	(5)		-6		-293
100.	Provisions for risks and charges		-101		-40	(1)		—			—		-141
110.	Other operating expenses		-21		-13			—			—		-34
120.	Adjustments to loans and provisions for guarantees and commitments		-272		-95			—			-12		-379
130.	Writebacks of adjustments to loans and provisions for guarantees and commitments		140		29			—			9		178
140.	Provisions to the reserve for possible loan losses		-4		-1			—			—		-5
150.	Adjustments to financial fixed assets		-15		-11			—			—		-26
160.	Writebacks of adjustments to financial fixed assets		1		—			—			—		1
170.	Income (losses) on investments carried at equity		47		1			—			—		48
180.	Income from operating activities		882		210			-4			-3		1,085
190.	Extraordinary income		275		45	(2)		—			—		320
200.	Extraordinary expenses		-100		-13			—			—		-113
210.	Extraordinary net income		175		32			—			—		207
230.	Changes in reserve for banking risks		4		-3			—			—		1
240.	Income taxes		-315		-120	(3)		4	(4)		1		-430
250.	Income (loss) attributable to minority interests		-58		-2			—			—		-60
260.	Net income		688		117			—			-2		803

(1)       Compared with the original figure, the caption has been increased by 18 million Euro to offset the “other reserves” to reflect the pro quota (1/2) of the end of year reserves due to the previous effects of Legge Ciampi.

(2)       Compared with the original figure, the caption has been reduced to offset the equity reserves to reflect the reversal of the extraordinary component due to the change in the evaluation policy of dealing securities attributable to the previous financial year (12 million Euro).

(3)       Compared with the original figure, the caption has been adjusted to reflect the elimination of the advantage provided for by Legge Ciampi (15 million Euro), offsetting the taxation reserves, the tax effect (5 million Euro) related to note (2) and offsetting the equity reserves.

(4)       The adjustment reflects the cost of the funding needed to finance the purchase of SANPAOLO IMI shares to reach the amount of own shares used in the exchange and the related tax effect.

(5)       The adjustment concerns amortization of the goodwill arising on consolidation generated by the allocation of the merger deficit (-2 million Euro), as well as the alteration of the amortization of goodwill arising on consolidation of the Cardine Group due to the new positive difference (following offsetting) (9 million Euro).

31/12/2001: STATEMENT OF CONSOLIDATED PRO FORMA BALANCE SHEET - OFFICIAL FORMAT

(€/million)

ASSETS		SANPAOLO IMI Group		Cardine Group		Effects of the merger			Banka Koper pro forma contribution		SANPAOLO IMI Group pro forma
		(a)		(b)		(c)			(d)		(e) = (a+b+c+d)
10.	Cash and deposits with central banks and post offices		818		331		—			23		1,172
20.	Treasury bills and similar bills eligible for refinancing with central banks		9,373		711		—			97		10,181
30.	Due from banks		21,571		5,053		-282	(1)		94		26,436
	a) repayable on demand	3,191		1,541		-74			—		4,658
	b) other credits	18,380		3,512		-208			94		21,778
40.	Loans to customers		97,056		27,633		-115	(1)(2)		336		124,910
	of which:
	• loans using public funds	99		101		—			—		200
50.	Bonds and other debt securities		11,216		5,032		-36	(3)		68		16,280
	a) public entities	4,352		2,239		—			48		6,639
	b) banks	3,433		1,821		—			—		5,254
	of which:
	• own bonds	1,074		6		—			—		1,080
	c) financial institutions	1,120		568		—			—		1,688
	of which:
	• own bonds	—		—		—			—		—
	d) other issuers	2,311		404		-36			20		2,699
60.	Shares, quotas and other equities		1,528		514		—			12		2,054
70.	Equity investments		4,054		310		-105	(4)		-21		4,238
	a) carried at equity	339		112		—			—		451
	b) other	3,715		198		-105			-21		3,787
80.	Investments in Group companies		643		17		—			—		660
	a) carried at equity	643		8		—			—		651
	b) other	—		9		—			—		9
90.	Goodwill arising on consolidation		838		211		-93	(4)(5)		72		1,028
100.	Goodwill arising on application of the equity method		215		1		-1	(5)		—		215
110.	Intangible fixed assets		367		75		—			2		444
	of which:
	• start-up costs	3		—		—			—		3
	• goodwill	8		—		—			—		8
120.	Tangible fixed assets		1,726		816		—			19		2,561
140.	Own shares or quotas		304		24		-300	(6)		—		28
150.	Other assets		18,585		1,869		48	(2)(3)		42		20,544
160.	Accrued income and prepaid expenses		2,191		465		—			20		2,676
	a) accrued income	1,871		380		—			20		2,271
	b) prepaid expenses	320		85		—			—		405
	of which:
	• discounts on bond issues	31		10		—			—		41
Total assets			170,485		43,062		-884			764		213,427

(1)       The adjustment reflects the elimination of the most significant reciprocal accounts between the two Groups as of 31 December 2001 (21 million Euro of loans to customers, 282 million Euro loans to banks and 303 million Euro due to banks).

(2)       The adjustment reflects the discounting of doubtful loans of the Cardine Group to take into account the adoption of the SANPAOLO IMI accounting policy. The adjustment of loans offset against shareholder’s equity reserves, is estimated at 94 million Euro, with a positive tax effect of 35 million Euro which is included in caption 150 - Other Assets.

(3)       This involves adjustment of the portfolios of newly consolidated companies to reflect losses on investment securities for 36 million Euro, with a positive tax effect of 13 million Euro which is included in caption 150 - Other Assets.

(4)       The adjustment reflects the cancellation of the book value (105 million Euro) of Cardine Banca shares in the SANPAOLO IMI portfolio at the time of the merger, against the corresponding fraction of the incorporated company’s equity (63 million Euro). The merger difference (38 million Euro) net of amortization attributable to the period (4 million Euro), is registered in the “equity investments” caption, establishing goodwill arising on consolidation of the same amount.

(5)       This reflects offsetting, in accordance with current banking standards, of goodwill arising on consolidation with the negative goodwill of the Cardine Group as of 31 December 2001, and the recalculation of amortization for the period (see note 4 to the statement of income).

(6)       The adjustment reflects the use of SANPAOLO IMI own shares (294 million Euro) during the exchange, as well as the cancellation of Cardine Banca own shares in the merger (6 million Euro).

(€/million)

LIABILITIES		SANPAOLO IMI Group		Cardine Group		Effects of the merger			Banka Koper pro forma contribution		SANPAOLO IMI Group pro forma
		(a)		(b)		(c)			(d)		(e) = (a+b+c+d)
10.	Due to banks		27,922		8,834		-303	(1)		29		36,482
	a) repayable on demand	3,378		1,673		-65			—		4,986
	b) time deposits or with notice period	24,544		7,161		-238			29		31,496
20.	Due to customers		65,845		15,311		445	(7)		675		82,276
	a) repayable on demand	48,463		12,606		—			194		61,263
	b) time deposits or with notice period	17,382		2,705		445			481		21,013
30.	Securities issued		40,839		11,471		—			16		52,326
	a) bonds	27,695		8,825		—			9		36,529
	b) certificates of deposits	8,346		2,424		—			7		10,777
	c) other	4,798		222		—			—		5,020
40.	Public funds administered		100		101		—			—		201
50.	Other liabilities		15,590		2,066		—			2		17,658
60.	Accrued expense and deferred income		2,162		436		22	(7)		31		2,651
	a) accrued expense	1,811		305		22			19		2,157
	b) deferred income	351		131		—			12		494
70.	Provisions for employee termination indemnities		734		221		—			—		955
80.	Provisions for risks and charges		2,471		771		-9	(7)		17		3,250
	a) pensions and similar commitments	43		300		—			—		343
	b) taxation	901		326		-9			1		1,219
	c) other	1,527		145		—			16		1,688
90.	Reserve for possible loan losses		41		32		—			—		73
110.	Subordinated liabilities		5,607		222		—			—		5,829
120.	Negative goodwill arising on consolidation		—		141		-141	(5)		—		—
130.	Negative goodwill arising on application of the equity method		118		9		-9	(5)		—		118
140.	Minority interests		698		95		—			—		793
	Capital and reserves (caption 100, 150, 160, 170, 180)		7,155		3,174		-890	(2)(3)(4)(6)(7)		—		9,439
200.	Net income		1,203		178		1			-6		1,376
Total liabilities			107,485		43,062		-884			764		213,427

GUARANTEES AND COMMITMENTS
10.	Guarantees given		16,016		1,711		—			106		17,833
	of which:
	• acceptances	128		30		—			—		158
	• other guarantees	15,888		1,681		—			106		17,675
20.	Commitments		24,839		1,453		—			132		26,424

(1)       The adjustment reflects the elimination of the most significant reciprocal accounts between the two Groups as of 31 December 2001 (21 million Euro of loans to customers, 282 million Euro loans to banks and 303 million Euro due to banks).

(2)       The adjustment reflects the discounting of doubtful loans of the Cardine Group to take into account the adoption of the SANPAOLO IMI accounting policy. The adjustment of loans offset against shareholder’s equity reserves, is estimated at 94 million Euro, with a positive tax effect of 35 million Euro which is included in caption 150 - Other Assets.

(3)       This involves adjustment of the portfolios of newly consolidated companies to reflect losses on investment securities for 36 million Euro, with a positive tax effect of 13 million Euro which is included in caption 150 - Other Assets.

(4)       The adjustment reflects the cancellation of the book value (105 million Euro) of Cardine Banca shares in the SANPAOLO IMI portfolio at the time of the merger, against the corresponding fraction of the incorporated company’s equity (63 million Euro). The merger difference (38 million Euro) net of amortization attributable to the period (4 million Euro), is registered in the “equity investments” caption, establishing goodwill arising on consolidation of the same amount.

(5)       This reflects offsetting, in accordance with current banking standards, of goodwill arising on consolidation with the negative goodwill of the Cardine Group as of 31 December 2001.

(6)       The adjustment reflects the use of SANPAOLO IMI own shares (294 million Euro) during the exchange, as well as the cancellation of Cardine Banca own shares in the merger (6 million Euro).

(7)       The adjustment reflects the purchase (and related debt) of SANPAOLO IMI own shares needed to reach the amount used in the exchange.

2001: STATEMENT OF CONSOLIDATED PRO FORMA STATEMENT OF INCOME - OFFICIAL FORMAT

(€/million)

		SANPAOLO IMI Group		Cardine Group			Effects of the merger			Banka Koper pro forma contribution		SANPAOLO IMI Group pro forma
		(a)		(b)			(c)			(d)		(e) = (a+b+c+d)
10.	Interest income and similar revenues		8,016		2,407			—			28		10,451
	of which:
	• loans to customers	5,999		1,854			—			20		7,873
	• securities	1,026		311			—			6		1,343
20.	Interest expense and similar charges		-5,326		-1,221			-22	(3)		-21		-6,590
	of which:
	• due to customers	-1,600		-320			-22			-20		-1,962
	• securities issued	-2,112		-458			—			-1		-2,571
30.	Dividends and other revenues		397		28			—			—		425
	a) from shares, quotas and other equities	263		10			—			—		273
	b) from equity investments	134		18			—			—		152
40.	Commission income		3,312		526			—			11		3,849
50.	Commission expense		-714		-87			—			-2		-803
60.	Profits (losses) on financial transactions		105		15			—			1		121
70.	Other operating income		280		127			—			12		419
80.	Administrative costs		-3,600		-1,029			—			-18		-4,647
	a) personnel	-2,221		-630			—			-11		-2,862
	of which:
	• wages and salaries	-1,600		-443			—			-11		-2,054
	• social security charges	-471		-118			—			—		-589
	• termination indemnities	-109		-31			—			—		-140
	• pensions and similar commitments	-41		-38			—			—		-79
	b) other administrative costs	-1,379		-399			—			-7		-1,785
90.	Adjustments to intangible and tangible fixed assets		-543		-111			14	(4)		-11		-651
100.	Provisions for risks and charges		-136		-78			—			—		-214
110.	Other operating expenses		-36		-20			—			—		-56
120.	Adjustments to loans and provisions for guarantees and commitments		-636		-228			—			-28		-892
130.	Writebacks of adjustments to loans and provisions for guarantees and commitments		278		75			—			21		374
140.	Provisions to the reserve for possible loan losses		-11		-12			—			—		-23
150.	Adjustments to financial fixed assets		-235		-20			—			—		-255
160.	Writebacks of adjustments to financial fixed assets		2		—			—			—		2
170.	Income (losses) on investments carried at equity		79		3			—			—		82
180.	Income from operating activities		1,232		375			-8			-7		1,592
190.	Extraordinary income		660		41	(1)		—			—		701
200.	Extraordinary expenses		-269		-19			—			—		-288
210.	Extraordinary net income		391		22			—			—		413
230.	Changes in the reserve for banking risks		-1		-5			—			—		-6
240.	Income taxes		-318		-209	(2)		9	(3)		1		-517
250.	Income (loss) attributable to minority interests		-101		-5			—			—		-106
260.	Net income		1,203		178			1			-6		1,376

(1)       Compared with the original figure, the caption has been reduced to offset the equity reserves to reflect the reversal of the extraordinary component due to the change in the evaluation policy of dealing securities attributable to the previous financial year (12 million Euro).

(2)       Compared with the original figure, the caption has been reduced to reflect, in offset against the equity reserves the tax effect (5 million Euro) related to note (1).

(3)       The adjustment reflects the cost of the funding needed to finance the purchase of SANPAOLO IMI shares to reach the amount of own shares used in the exchange and the related tax effect.

(4)       The adjustment concerns amortization of the goodwill arising on consolidation generated by the allocation of the merger deficit (-4 million Euro), as well as the alteration of the amortization of goodwill arising on consolidation of the Cardine Group due to the new positive difference (following offsetting) (18 million Euro).

Parent Bank financial statements and reports

PARENT BANK RECLASSIFIED FINANCIAL STATEMENTS

REPORT ON OPERATIONS

PROPOSAL FOR THE APPROVAL OF THE FINANCIAL STATEMENTS AND ALLOCATION OF NET INCOME FOR THE YEAR

REPORT OF THE BOARD OF STATUTORY AUDITORS

INDEPENDENT AUDITORS’ REPORT

PARENT BANK FINANCIAL STATEMENTS

ATTACHMENTS

Parent Bank reclassified financial statements

PARENT BANK RECLASSIFIED STATEMENT OF INCOME

PARENT BANK RECLASSIFIED BALANCE SHEET

Parent Bank reclassified statement of income

	2002	2001 SANPAOLO IMI	2001 pro forma (1)	Change 2002 / 2001 pro forma
	(€/mil)	(€/mil)	(€/mil)	(%)

NET INTEREST INCOME	2,103	1,583	2,346	-10.4
Net commissions and other net dealing revenues	1,512	1,271	1,573	-3.9
Profits and losses from financial transactions and dividends on shares	62	72	86	-27.9
Profits from companies carried at equity and dividends from shareholdings	700	946	1,253	-44.1

NET INTEREST AND OTHER BANKING INCOME	4,377	3,872	5,258	-16.8
Administrative costs	-2,866	-2,004	-2,889	-0.8
• personnel	-1,823	-1,295	-1,848	-1.4
• other administrative costs	-885	-582	-879	+0.7
• indirect duties and taxes	-158	-127	-162	-2.5
Other operating income, net	252	153	254	-0.8
Adjustments to tangible and intangible fixed assets	-330	-183	-298	+10.7

OPERATING INCOME	1,433	1,838	2,325	-38.4
Adjustments to goodwill and merger differences	-185	-28	-196	-5.6
Provisions and net adjustments to loans and financial fixed assets	-748	-521	-463	+61.6

INCOME BEFORE EXTRAORDINARY ITEMS	500	1,289	1,666	-70.0
Net extraordinary income	316	801	378	-16.4

INCOME BEFORE TAXES	816	2,090	2,044	-60.1
Income taxes for the period	358	—	—	n.s.
Change in reserves for general banking risks	1,174	2,090	2,044	-42.6
Income attributable to minority interests	-410	-906	-979	-58.1

NET INCOME	764	1,184	1,065	-28.3

(1)  The criteria for the preparation of the pro forma reclassified accounts are detailed in the Explanatory Notes.

The pro forma statement of income for 2001 is unaudited.

Parent Bank reclassified balance sheet

	31/12/2002	31/12/2001 SANPAOLO IMI	31/12/2001 pro forma (1)	Change 31/12/02-31/12/01 pro forma
	(€/mil)	(€/mil)	(€/mil)	(%)

ASSETS
Cash and deposits with central banks and post offices	986	570	779	+26.6
Loans	97,110	72,220	99,656	-2.6
• due from banks	20,951	12,648	20,402	+2.7
• loans to customers	76,159	59,572	79,254	-3.9
Dealing securities	12,658	8,508	15,444	-18.0
Fixed assets	13,381	10,448	15,362	-12.9
• investment securities	2,039	725	3,256	-37.4
• equity investments	8,313	8,687	8,646	-3.9
• intangible fixed assets	1,613	177	1,903	-15.2
• tangible fixed assets	1,416	859	1,557	-9.1
Other assets	10,872	8,881	14,480	-24.9
Total assets	135,007	100,627	145,721	-7.4

LIABILITIES
Payables	106,233	79,263	116,606	-8.9
• due to banks	31,020	23,254	36,386	-14.7
• due to customers and securities issued	75,213	56,009	80,220	-6.2
Provisions	3,115	1,649	2,927	+6.4
• for taxation	1,038	696	793	+30.9
• for termination indemnities	687	417	687	—
• for risks and charges	1,349	493	1,404	-3.9
• for pensions and similar	41	43	43	-4.7
Other liabilities	9,613	6,904	10,191	-5.7
Subordinated liabilities	6,090	5,004	5,311	+14.7
Shareholders’ equity	9,956	7,807	10,686	-6.8
• capital	5,144	3,932	5,144	—
• reserves (2)	4,048	2,691	3,943	+2.7
• net income	764	1,184	1,065	-28.3
• adjustment for alignment with net income			534
Total liabilities	135,007	100,627	145,721	-7.4

GUARANTEES AND COMMITMENTS
Guarantees given	30,142	24,720	26,696	+12.9
Commitments	14,181	12,315	16,575	-14.4

(1)       The criteria for the preparation of the pro forma reclassified accounts are detailed in the Explanatory Notes.

(2)       Reserves related to the pro forma statement as of 31/12/2001 are net of own shares in portfolio.

The pro forma balance sheet as of 31/12/2001 is unaudited.

Report on Operations

PARENT BANK’S RESULTS

OPERATING VOLUMES AND ORGANIZATION

CAPITAL AND RESERVES

SUPPLEMENTARY INFORMATION

DEVELOPMENTS AFTER THE END OF THE YEAR

Parent Bank’s results

The Bank’s results in 2002 were conditioned by the difficult market context; revenues presented a general reduction compared with the levels registered, within the same operational setting, in 2001.

Tocounter the drop in revenues and the increase in adjustments to the investment portfolio, the strict cost containment actions implemented in 2001 continued.

After the use of the reserve for general banking risks, net income reached 764 million euro, falling by 28.3% compared with the previous year.

Toallow a consistent comparison of the 2002 profit results, a pro forma balance sheet and statement of income for 2001 were prepared, taking account of:

•                  the merger by incorporation of Cardine Banca, legally effective as of 1 June 2002 and effective for accounting and tax purposes as of 1 January 2002;

•                  the transfer, from Cardine Banca to Cardine Finanziaria, of the company branch mainly comprising the controlling shares in the Cardine Group bank networks, effective as of 1 June 2002;

•                  the merger by incorporation of Banco di Napoli, completed on 31 December 2002, effective for accounting and tax purposes as of 1 January 2002;

•                  the changes, as of the 2001 financial statements, to the accounting criteria regarding the booking of dividends from subsidiaries, during the period in which the profits mature as opposed to the year in which they are collected.

The criteria observed for the preparation of the pro forma statement are fully illustrated in the Explanatory Notes.

Net interest income

The net interest income for 2002 amounted to 2,103 million euro, 10.4% less than the previous year; the reduction is mainly attributable to the prolonged decline in interest rates, which reflected in a closure of customer spreads, joined by a decline in fund imbalance volumes and returns.

In 2002, the spread related to short-term transactions with customers carried out by the Italian network fell as a result of the decline in the mark down, against a mark up which was largely unchanged.

Net interest and other banking income

Net interest and other banking income came to 4,377 million euro, down 16.8% compared with 2001.

Net commissions amounted to 1,512 million euro, down 3.9%. The development in the year was conditioned by the progressive worsening of the financial markets’ trend, which squeezed revenues from asset management, dealing and advisory (-7.2%); this reduction was only partially compensated by the increase in commissions from deposits and current accounts (+9.5%).

Profits from financial transactions and dividends on shares reached 62 million euro compared with 86 million of 2001 (-27.9%); the trend was determined by the reduction of profits from transactions in securities, against a positive growth trend in revenues from exchange transactions.

Dividends from shareholdings presented a considerable decline, falling from 1,253 million euro in 2001 to 700 million in 2002 (-44.1%).

Net interest income

	2002	2001 pro forma	Change 2002 / 2001 pro forma
	(€/mil)	(€/mil)	(%)
Interest income and similar revenues	5,364	6,802	-21.1
Interest expense and similar charges	-3,261	-4,456	-26.8
Net interest income	2,103	2,346	-10.4

Operating income

Operating income for 2002 amounted to 1,433 million euro, 38.4% less compared with 2001.

The structural cost containment actions taken in 2001 allowed the Bank to strictly control the trend of administrative costs, despite the importance taken on by the rationalization and integration of the banking networks.

Administrative costs came to 2,866 million euro, down by 0.8% compared with 2001. In particular personnel costs were 1.4% lower, thanks to the continuing of personnel containment actions, especially the former Banco di Napoli voluntary incentive retirement scheme. The reduction in these costs was made despite the contractual increases occurred during the year, following the renewal of the national labor contract, and part of the contractual adjustments attributable to the year for the personnel of the former Banco di Napoli. The personnel costs of 2001 include the charge of 38 million euro for the 831 tax collection sector employees transferred from the former Banco di Napoli to the subsidiary Esaban in October 2002; on the other hand personnel

Net interest and other banking income

	2002	2001 pro forma	Change 2002 / 2001 pro forma
	(€/mil)	(€/mil)	(%)
Net interest income	2,103	2,346	-10.4
Net commissions and other net dealing revenues	1,512	1,573	-3.9
• management, dealing and advisory services	779	839	-7.2
• asset management	679	756	-10.2
• brokerage/custody of securities and currencies	100	83	+20.5
• loans and guarantees	199	210	-5.2
• collection and payment services	165	164	+0.6
• deposits and current accounts	301	275	+9.5
• other services and net dealing revenues	68	85	-20.0
Profits and losses from financial transactions and dividends on shares	62	86	-27.9
Dividends from shareholdings	700	1,253	-44.1
Net interest and other banking income	4,377	5,258	-16.8

Operating income

	2002	2001 pro forma	Change 2002 / 2001 pro forma
	(€/mil)	(€/mil)	(%)
Net interest and other banking income	4,377	5,258	-16.8
Operating costs	-2,944	-2,933	+0.4
• administrative costs	-2,866	-2,889	-0.8
• personnel	-1,823	-1,848	-1.4
• other administrative costs	-885	-879	+0.7
• indirect duties and taxes	-158	-162	-2.5
• other operating income, net	252	254	-0.8
• adjustments to tangible fixed assets	-189	-159	+18.9
• adjustments to intangible fixed assets	-141	-139	+1.4
Operating income	1,433	2,325	-38.4

costs for 2002 exclusively consist of the pro quota charge (26 million euro).

Other administrative costs rose by 0.7% mainly following promotional initiatives for the development of products and advisory costs connected with the Group’s expansion and reorganization.

Amortization of tangible and intangible fixed assets was 330 million euro, 10.7% higher than 2001; the growing trend was influenced by investments destined to strengthen and specialize the commercial network as well as to enhance the central data processing systems.

Income before extraordinary items

Income before extraordinary items reached 500 million euro, down by 70%.

Adjustments to goodwill and merger differences, 185 million euro, were down by 5.6% compared with 2001.

Provisions and net adjustments to loans and financial fixed assets amounted to a total of 748 million euro (463 million in 2001), registering an increase of 61.6%, mainly due to adjustments to the investment portfolio. The net flow for the year includes, in particular:

•                  151 million euro of provisions for risks and charges; these provisions were made to cover losses on legal disputes and claims from bankruptcy liquidators, potential charges for the renegotiation of mortgage loans and other charges for personnel, premium transactions and other potential liabilities;

•                  260 million euro of provisions and adjustments for credit risks; in a scenario which is still characterized by a high degree of uncertainty, these provisions are destined both to adjusting the estimated realizable value of specific accounts included in doubtful loans, and strengthening the coverage of the physiological risk of the performing loan portfolio, which came to more than 0.9% of the total performing loans at the end of December (excluding intragroup loans and loans to SGA). This level of coverage represents an adequate balance between the high quality reached by the loan portfolio and the worsening of the economic scenario;

•                  337 million euro of adjustments to financial fixed assets, 287 million of which related to the investment portfolio and 50 million for investment securities; the main writedowns concerned the stake held directly in Santander Central Hispano (115 million) and indirectly through Sanpaolo IMI International (134 million). In both cases the book value was aligned to the average of the share prices in the second half year (6.5 euro per share).

Income before extraordinary items

	2002	2001 pro forma	Change 2002 / 2001 pro forma
	(€/mil)	(€/mil)	(%)
Operating income	1,433	2,325	-38.4
Adjustments to goodwill and merger differences	-185	-196	-5.6
Provisions and net adjustments to loans and financial fixed assets	-748	-463	+61.6
• provisions for risks and charges	-151	-108	+39.8
• adjustments to loans and provisions for guarantees and commitments	-260	-315	-17.5
• net writedowns	-325	-447	-27.3
• net provisions for guarantees and commitments	-59	-7	n.s.
• recoveries	124	139	-10.8
• net adjustments to financial fixed assets	-337	-40	n.s.
• net writedowns of equity investments	-287	-31	n.s.
• net writedowns of investment securities	-50	-9	n.s.
Income before extraordinary items	500	1,666	-70.0

Net income

Net income, 764 million euro, includes 316 million euro of net extraordinary income deriving from capital gains from dealing in shareholdings and the sale of real estate, tax recoveries and other contingent assets.

In order to face the extraordinary economic impact of the writedowns, and also to optimize the tax position, the whole amount of the reserve for general banking risks existing in the net shareholders’ equity (358 million euro) was used.

The Bank’s tax rate, before the above-mentioned use of the reserve for general banking risks, was 50.2%, higher than the previous year’s 47.9%, mainly because of the higher growth of the IRAP taxable amount compared with that of the IRPEG.

Net income

	2002	2001 pro forma	Change 2002 / 2001 pro forma
	(€/mil)	(€/mil)	(%)
Income before extraordinary items	500	1,666	-70.0
Net extraordinary income	316	378	-16.4
• net gains on disposal and transfer of equity investments	121	15	n.s.
• other net extraordinary items	195	363	-46.3
Income before taxes	816	2,044	-60.1
Use of reserve for general banking risks	358	—	n.s.
Income taxes for the period	-410	-979	-58.1
Net income	764	1,065	-28.3

Operating volumes and organization

Customer financial assets

At the end of 2002, customer financial assets reached 207.7 billion euro, falling by 2.4% compared with the end of December 2001. This trend can be attributed to the decline in direct deposits and asset management, only partially offset by the growth in asset administration.

In greater detail, direct customer deposits amounted at the end of December to 75.2 billion euro, presenting a reduction of 6.2% compared with the end of 2001, mainly attributable to the downsizing of operations of the former Banco di Napoli and to the presence, in the Parent Bank’s accounts as of 31 December 2001, of liquidity deposited temporarily by Group companies.

Within the total aggregate, the flow of the Italian branches reached 67.1 billion euro, falling by 1.1 billion compared with the end of December 2001 (-1.6%); this trend is largely attributable to the reduction of certificates of deposit (0.6 billion euro) and by other deposits (1 billion euro), only partially compensated for by the growth of repurchase agreements (+1.9%), bonds (+1.6%) and current accounts and deposits (+0.4%).

Direct customer deposits taken by the foreign network, 8.2 billion euro, registered a decline of 32.3%, attributable to

Customer financial assets

					Change 31/12/02-31/12/01 pro forma (%)
	31/12/2002		31/12/2001 pro forma
	Amount	%	Amount	%
	(€/mil)		(€/mil)
Asset management	71,087	34.2	73,344	34.5	-3.1
Asset administration	61,352	29.6	59,096	27.8	+3.8
Direct deposits	75,213	36.2	80,220	37.7	-6.2
Customer financial assets	207,652	100.0	212,660	100.0	-2.4

Direct customer deposits

					Change 31/12/02-31/12/01 pro forma (%)
	31/12/2002		31/12/2001 pro forma
	Amount	%	Amount	%
	(€/mil)		(€/mil)
Italian branches’ deposits	67,054	89.2	68,160	85.0	-1.6
• current accounts and deposits	41,754	55.6	41,599	51.8	+0.4
• certificates of deposit	1,981	2.6	2,618	3.3	-24.3
• bonds	16,025	21.2	15,774	19.7	+1.6
• repurchase agreements and securities lending	6,215	8.4	6,100	7.6	+1.9
• other deposits	1,079	1.4	2,069	2.6	-47.8
Foreign branches’ deposits	8,159	10.8	12,060	15.0	-32.3
Direct customer deposits	75,213	100.0	80,220	100.0	-6.2

Asset management

					Change 31/12/02-31/12/01 pro forma (%)
	31/12/2002		31/12/2001 pro forma
	Amount	%	Amount	%
	(€/mil)		(€/mil)
Mutual funds and fund-based portfolio management	52,923	74.4	58,565	79.8	-9.6
Portfolio management	4,764	6.7	5,486	7.5	-13.2
Life technical reserves	13,400	18.9	9,293	12.7	+44.2
Asset management	71,087	100.0	73,344	100.0	-3.1

the downsizing of the provision through the issue of securities and to the effect of exchange rates linked with the devaluation of the dollar and the pound sterling.

The Bank’s assets under management reached 71.1 billion euro at the end of December, falling by 3.1% compared with the end of 2001. The decline, 2.3 billion euro, is entirely attributable to the devaluation of stocks; the positive net flow for the year was 1.9 billion euro.

Mutual funds and fund-based portfolio management fell by 5.6 billion euro during the year, down 9.6% since the end of 2001; the weight of equity funds fell to 14.3%, compared with 20.4% at the end of December 2001. The share held by the Bank on the domestic market of mutual funds was 11.6% at the end of the year.

The difficult trend of mutual funds was countered by positive trend in life policies: the net inflow realized by the distribution network during the year, 4.3 billion euro, took the amount of the technical reserves to 13.4 billion euro, rising by 44.2% since the end of 2001.

Asset administration rose at the end of the year to 61.4 billion euro, with an increase of 2.3 billion (+3.8%) since the end of December 2001.

Loans to customers

Net loans to customers, excluding non-performing loans and loans to SGA, reached 74.1 billion euro, registering a drop of 3% since the end of December 2001,

Change in assets under management

	2002	2001 pro forma
	(€/mil)	(€/mil)
Net inflow for the period	1,869	5,398
• Mutual funds and fund-based portfolio management	-1,709	2,219
• Portfolio management	-701	292
• Life policies	4,279	2,887
Performance effect	-4,126	-4,156
Change in assets under management	-2,257	1,242

Mutual funds by type

	31/12/2002	31/12/2001 pro forma
	%	%
Equity	14.3	20.4
Balanced	17.7	23.2
Bond	34.5	35.0
Liquidity	33.5	21.4
Total mutual funds	100.0	100.0

Loans to customers

					Change 31/12/02-31/12/01 pro forma (%)
	31/12/2002		31/12/2001 pro forma
	Amount	%	Amount	%
	(€/mil)		(€/mil)
Short-term loans	35,350	46.4	36,955	46.6	-4.3
Medium- and long-term loans	38,769	50.9	39,428	49.8	-1.7
Loans to customers excluding NPLs	74,119	97.3	76,383	96.4	-3.0
Non-performing loans	788	1.0	830	1.0	-5.1
SGA loans	1,252	1.7	2,041	2.6	-38.7
Loans to customers	76,159	100.0	79,254	100.0	-3.9

mainly attributable to the downsizing in the operations of the former Banco di Napoli mentioned earlier. Within the total aggregate, medium- and long-term loans showed a decline of 1.7%, while short-term loans fell by 4.3%.

In medium- and long-term loans, good progress in financings directed to the retail sector continued: during the year net mortgage disbursements to households reached 1.9 billion euro for the Sanpaolo Network and 0.4 billion for the former Banco di Napoli network.

Altogether the loans issued in Italy to households, representing almost 20% of the total, registered an increase on an annual basis of 7.3% compared with the decline in loans to other types of counterparty.

Doubtful loans

Net doubtful loans reached 1,731 million euro, compared with the 1,839 million at the end of 2001, showing a drop of 5.9%. More specifically, in loans to customers:

•                  net non-performing loans, 788 million euro, amounted to 42 million euro less than the figure for the end of December 2001 (-5.1%); at the end of 2002 they accounted for 1% of the Bank’s net loans and presented a coverage ratio of 73%;

•                  problem, restructured and in course of restructuring loans reached 854 million euro, down by 68 million compared with the end of 2001; the coverage ratio was 27%;

•                  non-guaranteed loans to customers in countries subject to country risk rose from 26 million euro at the end of 2001 to 34 million euro as of 31 December 2002.

Loans to customers by counterparty

					Change 31/12/02-31/12/01 pro forma (%)
	31/12/2002		31/12/2001 pro forma
	Amount	%	Amount	%
	(€/mil)		(€/mil)
Loans to households	14,599	19.2	13,600	17.2	+7.3
Loans to family businesses and non-financial businesses	43,368	56.9	46,102	58.2	-5.9
Loans to financial companies	14,914	19.6	15,800	19.9	-5.6
Loans to governments and public bodies	3,089	4.1	3,267	4.1	-5.4
Other	189	0.2	485	0.6	-61.0
Loans to customers	76,159	100.0	79,254	100.0	-3.9

Loans to customers by type of lending

					Change 31/12/02-31/12/01 pro forma (%)
	31/12/2002		31/12/2001 pro forma
	Amount	%	Amount	%
	(€/mil)		(€/mil)
Loans to households	14,599	19.2	13,600	17.2	+7.3
• Domestic network	14,592	19.2	13,591	17.2	+7.4
• overdraft	764	1.0	886	1.1	-13.8
• personal loans	693	0.9	598	0.8	+15.9
• mortgage loans	12,539	16.5	11,509	14.5	+8.9
• other	596	0.8	598	0.8	-0.3
• Foreign network	7	0.0	9	0.0	-22.2
Loans to family businesses, companies, governments, public bodies and others	61,560	80.8	65,654	82.8	-6.2
• Domestic network	54,663	71.8	54,669	69.0	-0.0
• overdraft	9,666	12.7	9,253	11.7	+4.5
• repurchase agreements	289	0.4	1,984	2.5	-85.4
• import/export financing	1,991	2.6	2,178	2.7	-8.6
• mortgage loans	20,571	27.0	20,809	26.3	-1.1
• other	22,146	29.1	20,445	25.8	+8.3
• Foreign network	6,897	9.0	10,985	13.8	-37.2
Loans to customers	76,159	100.0	79,254	100.0	-3.9

Activities on financial markets

After the establishment of the integrated Treasury, following the reorganization of Group Finance implemented during 2002, interbank transactions for the domestic Network Banks and all the Group Companies in general, for which direct access to the monetary markets was considered inefficient, were progressively centralized at the Parent Bank. On the interbank market, approximately 50% of the volumes negotiated by the Bank regarded collection transactions in euro; a significant portion of the total amount (265 billion euro), was channeled through the e-Mid circuit, on which the Bank maintained a market share of about 3%.

At the end of the year the Bank’s securities portfolio amounted to 14.7 billion euro, with an annual reduction of 21.4%; investment securities, 2 billion euro, accounted for 13.9% of the total, down compared with the 17.4% of the end of 2001.

The bond portfolio, comprising the portfolios of Cardine Banca and Banco di Napoli acquired during the merger, amounted to 14.4 billion euro. In the context of the dealing portfolio, Government bonds accounted for 40%; bonds from financial and banking issuers represented 56%, while the remaining 4% share comprised corporate bonds and securitization-related issues. Approximately 70% of the investment component was represented by Government and bank bonds, with the remaining 30% made up of corporate issues related to securitization transactions. The volume of the securities negotiated by the Bank was 25 billion euro, while transactions in repurchase agreements, entered into for retail and corporate customers and to support activity on the monetary markets, amounted to 296 billion euro, 197 billion of which were handled by the MTS/PCT platform.

Equity investments

The equity portfolio reached 8.3 billion euro, with a net reduction of 0.3 billion euro compared with the pro forma value at the end of December 2001. The most significant transactions during the year, described in detail in the

Analysis of loan portfolio

					Change 31/12/02-31/12/01 pro forma (%)
	31/12/2002		31/12/2001 pro forma
	Amount	%	Amount	%
	(€/mil)		(€/mil)
Non-performing loans	788	1.0	830	1.0	-5.1
Problem, restructured and in course of restructuring loans	854	1.1	922	1.2	-7.4
Loans to countries at risk - customers	34	0.1	26	0.0	+30.8
Performing loans	74,483	97.8	77,476	97.8	-3.9
Total loans to customers	76,159	100.0	79,254	100.0	-3.9
Non-performing and problem loans - banks	1		1		—
Loans to countries at risk - banks	54		60		-10.0

Securities, interbank position and derivatives

					Change 31/12/02-31/12/01 pro forma (%)
	31/12/2002		31/12/2001 pro forma
	Amount	%	Amount	%
	(€/mil)		(€/mil)
Investment securities	2,039	13.9	3,256	17.4	-37.4
Dealing securities	12,658	86.1	15,444	82.6	-18.0
Total portfolio	14,697	100.0	18,700	100.0	-21.4
Loans to banks	20,951		20,402		+2.7
Funding from international banking organizations	2,484		2,712		-8.4
Funding from other banks	28,536		33,672		-15.3
Derivatives and forward transactions in foreign currencies (at nominal value)	125,627		131,344		-4.4

Group Report on Operations, concerned:

•                  the sale to Compagnia di San Paolo, before the merger with Cardine, of an 8% holding in Cardine Banca, at the price of 440 million euro, and the simultaneous acquisition by Compagnia di San Paolo of shareholdings in FIN.OPI (100%), in Sanpaolo IMI Private Equity (27.02%) and IMI Investimenti (39.77%). SANPAOLO IMI also acquired the minority interest in IMI Investimenti using a further 0.61% share in Cardine Banca. These transactions involved the booking of gross capital gains of 62 million euro;

•                  the re-sale of the 8.49% held in Banca Agricola Mantovana for a cost of 206 million euro (corresponding to the relative book value) through the exercising of a put option with Monte dei Paschi di Siena;

•                  the sale by Banco di Napoli, before the merger, of the 70% share held in Datitalia Processing, at a price of 11 million euro, realizing capital gains of 3 million euro.

Also worth mentioning is the acquisition by Banca Intesa of 3.33% of the capital of Borsa Italiana for an outlay of 32 million euro, and the acquisition by means of a Public Offer of a 62.1% share of Banka Koper for a total outlay of 116 million euro.

For details of the other transactions within the context of the rationalization of the portfolio, see Section 3 of the Explanatory Notes.

The distribution network

With the merger by incorporation of Banco di Napoli, the Bank consistently strengthened its distribution network, controlling, at the end of December, a total of 2,115 banking branches in Italy as well as 11 branches and 17 representative offices abroad.

A policy for the reorganization of distribution aimed at obtaining a more widespread presence throughout the country also led to the opening of 24 new operating points during the year, taking the total number of Sanpaolo branches to 1,390. At the same time, the integration of the 725 retail branches of Banco di Napoli continued. The strengthening of the branch networks has also been realized via the specialization of branches to deal with their reference customer segments: in particular, the project presented last year led to the creation of 129 “company branches” within the Sanpaolo Network. Similar specialization initiatives were carried out by the Banco di Napoli network. The year was also characterized by a reorganization of the activities linked with property loans, with the opening of centralized, specialized units.

The Bank also confirmed its commitment towards innovative channels. The Sanpaolo Network in particular continued the commercial development activities with regard to the services offered through direct channels, expanding their functionality and strengthening the customer service

Equity investments

					Change 31/12/02-31/12/01 pro forma (%)
	31/12/2002		31/12/2001 pro forma
	Amount	%	Amount	%
	(€/mil)		(€/mil)
Equity investments	8,313	100.0	8,646	100.0	-3.9
• in Group companies	6,693	80.5	6,847	79.2	-2.2
• others	1,620	19.5	1,799	20.8	-9.9

Distribution network

	31/12/2002	31/12/2001 pro forma	Change 31/12/02-31/12/01 pro forma
			(%)
Banking branches and area offices	2,126	2,120	+0.3
• Italy	2,115	2,107	+0.4
• Abroad	11	13	-15.4
Representative offices	17	17	—

instruments. With reference to direct channels, the retail customer service is carried out through the network of automatic Bancomat tellers which, at the end of the year, included 1,899 Sanpaolo and 895 Banco di Napoli ATMs, and through the POS terminals of the Sanpaolo Network (27,064) and Banco di Napoli (10,100).

Personnel

As of 31 December 2002, the Parent Bank’s staff was made up of 28,036 employees, down 973 in comparison to the previous year (reconstructed pro forma to include the staff of the former Banco di Napoli net of the spin off of the tax collection sector and 24 employees of the former Cardine foreign branches in London and Luxembourg, acquired by the Parent Bank in June 2002).

The staff reduction, realized via 1,546 resignations and 573 new hires, can be attributed to a management strategy which, while adopting voluntary redundancy plans on the one hand, continues development actions on the other, with the introduction of new resources into its structures, simultaneously ensuring a gradual generational change. In particular, the voluntary redundancy initiatives resulted in the resignation of over 1,100 people.

Personnel

					Change 31/12/02-31/12/01 pro forma

	31/12/2002		31/12/2001 pro forma (1)
		%		%	(%)
Period-end headcount	28,036	100.0	29,009	100.0	-3.4
• executives (2)	457	1.6	432	1.5	+5.8
• third and fourth level managers (2)	3,901	13.9	4,192	14.4	-6.9
• other employees	23,678	84.5	24,385	84.1	-2.9

(1)       Includes 24 employees of the former Cardine foreign branches in London and Luxembourg acquired by the Parent Bank in June 2002 and the staff of the former Banco di Napoli, net of the spin off of the tax collection sector.

(2)       The distinction between executives and third and fourth level managers as of 31/12/2002 follows the changes in the staff organization introduced by the National Collective Labour Contract for the banking sector with the constitution of the “extended management” in the context of the former Banco di Napoli. The comparison with 2001 is therefore inconsistent.

Capital and reserves

Net shareholders’ equity

The Bank’s shareholders’ equity, 9,956 million euro as of 31 December 2002, showed in the year the following movements:

Movements in the Bank shareholders’ equity	€/mil

Shareholders’ equity as of 1 January 2002	7,807
Decreases	-1,409
• Dividends	-773
• Acquisition of own shares by exchange by shareholders of Cardine Banca	-250
• Use of reserve for general banking risks	-358
• Sanpaolo Imi International S.A. pro quota devaluation with use of reserve D.Lgs.213/98	-28
Increases	3,558
• Merger with Cardine Banca	2,794
• capital	1,212
• reserves	1,582
• Net income for the period	764
Shareholders’ equity as of 31 December 2002	9,956

The increase in the share capital and in the reserves followed the incorporation of Cardine Banca. Purchases of own shares also refer to the Cardine merger, in which the former shareholders of the incorporated bank received in exchange SANPAOLO IMI shares held in the Bank’s portfolio on the date of effectiveness of the merger. For more details on transactions during the year and all the Bank’s equity accounts, see Section 8.

Own shares

As of 31 December 2001, the Bank held 17,080,403 own shares in its portfolio (48 million euro nominal value), for a book value at cost of 294 million euro. During 2002 it purchased 35,578,038 shares (100 million euro nominal value) for a total cost of 423 million euro. The shares were destined as follows:

•                  48,013,809 shares (134 million euro nominal value) were used to serve the exchange in the context of the merger with Cardine Banca;

•                  2,718,608 shares (8 million euro nominal value) were assigned for exchange with Banco di Napoli saving shares in the context of the merger by incorporation of the Banco di Napoli into SANPAOLO IMI;

•                  1,912,373 shares (5 million euro nominal value), for a cost of 19 million euro, were assigned to employees in June in relation to the extended employee stock plan;

•                  13,650 shares (38,220 euro nominal value), for a book value of 137,000 euro, were sold on the market for a cost of about 135,000 euro.

At the end of 2002 the Bank held just one own share in its portfolio, with 2.8 euro nominal value, for a book value of 7.41 euro.

For completeness it is noted that during the period from 1 January to 31 May 2002, Cardine Banca purchased 807,653 own shares (4.2 million euro nominal value) for a cost of 18 million euro and sold 17,590 own shares for a cost of about 0.3 million euro. Cardine Banca own shares as of 1 June 2002, 1,054,253 (5.5 million euro nominal value), booked for 23.5 million euro, were cancelled to offset the shareholders’ equity of the incorporated company.

Regulatory capital and solvency ratios

At the end of 2002 the ratio of the Bank’s regulatory capital to total weighted assets against credit and market risks showed a total solvency ratio of 12.9%. The ratio of the primary capital to total weighted assets was 9.1%.

Regulatory capital and capital adequacy

	31/12/2002	31/12/2001
Regulatory capital (€/mil)
Tier 1 capital	8,793	7,829
Tier 2 capital	3,883	2,957
less: prescribed deductions	-485	-1,010
Regulatory capital	12,191	9,776
Tier 3 subordinated loans	211	107
Total regulatory capital	12,402	9,883
Weighted assets (€/mil)
Credit risk	93,086	77,065
Market risk	3,016	1,529
Other requirements	2	—
Total assets	96,104	78,594
Solvency ratios (%)
Total capital ratio	12.9	12.6
Tier 1 ratio	9.1	10.0

Supplementary information

Committees and management

In compliance with the recommendation issued by the Consob with Communication 1574/1997, in accordance with Art. 15 of the Articles of Association, the Board of Directors has elected among its members the Executive Committee (comprising the Chairman, the Deputy Chairmen and the Managing Directors) and has a set number of components, powers of attorney, duration, operating standards and powers. The Board has also elected the Managing Directors, establishing their attributions.

The Board has attributed to the Executive Committee powers to be exercised within the context of the strategies, the addresses and plans laid out by the same Board, with faculty of sub-power of attorney and the obligation to report quarterly to the Board on the activity performed, the decision made and the powers of attorney conferred. In particular, the Executive Committee has been conferred operational powers for the recovery of loans, other economic sacrifices, assets and liabilities in dispute and pre-litigation, not involving recoveries, administrative procedures and equity investments – subject to the exclusive competence of the Board of Directors in the cases provided for by Art. 16 of the Articles of Association – as well as matters regarding personnel and expenditure and, generally, the faculty to make any urgent provisions in the Bank’s interest, informing the Board at the first meeting.

Powers concerning the granting of loans have also been attributed to special Committees composed of the Managing Directors and the Managers of the competent company structures.

The Board of Directors has conferred to the Managing Directors, considered individually, powers to be exercised within the context of the respective competencies, strategies, addresses and plans laid out by the same Board, with faculty of sub-power of attorney and the obligation to report quarterly to the Board on the activities performed, the decisions made and the powers of attorney conferred.

In order to identify operating and market contexts with consistent characteristics and to exploit the respective specializations and competencies, the areas of responsibility have been divided between the Managing Directors as follows:

•                  the Managing Director Pio Bussolotto has been assigned responsibility for Cardine Finanziaria and the banking networks controlled by it, of equity investments in other domestic banks and of the tax collection companies, as well as the centralized supervision of the Group’s strategic planning and of Purchases and Logistics.

•                  the Managing Director Alfonso Iozzo has been assigned responsibility for the supervision of banking and lending activities with households, companies and public bodies as well as the Group’s commercial coordination and strategic marketing; the Managing Director in question has also been assigned the centralized supervision of Group loans and responsibility for the Macchina Operativa Integrata.

•                  the Managing Director Luigi Maranzana has been assigned responsibility for the specialist businesses, with particular reference to the Group’s financial planner networks, asset management, the financial markets and foreign and international banking activities. the financial statements, as well as other central functions of the Group near to the above-mentioned markets, such as Group Finance, Risk Management and relations with Correspondent Banks, refer to the Managing Director in question.

Taking account of the aforementioned competencies – the Managing Directors have been assigned particularly by the Board of Directors powers concerning operations, the Group system for granting credit limits to financial institutions, country risk, financial risk control and management, loan recovery, other economic sacrifices, assets and liabilities in dispute and pre-litigation, not involving recoveries, administrative procedures, equity investments, personnel and structures and expenditure as well as – in general and within the context of their attributions, i.e. while executing decisions made by the Executive board – all powers necessary to the ordinary management of the Bank, as long as they are not specifically reserved to other Boards, as assigned in the Articles of Association or by exclusive delegation of the Board of Directors.

The Board of Directors, in accordance with Art. 20 of the Articles of Association, has elected a Central Management, establishing the number of members and providing for attribution of the competencies as well as the allocation of the functions among them.

The Central Management – which answers to the Managing Directors – implements the decisions made by the Board of Directors, the Executive Committee, the

Chairman and the Managing Directors; it manages all current affairs; it supervises the structure and operation of services; it organizes the assignments and destinations of personnel, excluding Executives. It can also delegate, with internal and continuing provisions, certain powers to Executives and other Head Office personnel, area and branch managers.

Transactions with related parties

The transactions entered into with “related parties” of a typical or usual nature, as governed and established by the Consob (Communications dated 20 February 1997, 27 February 1998, 6 April 2001 and 30 September 2002) lie within the scope of the normal operations of the Parent Bank and are usually entered into under market conditions, on the basis of valuations made for mutual economic convenience, also in observance of the internal procedure provided for this purpose.

The balances and transactions between the Bank and the other companies in the SANPAOLO IMI Banking Group, which occurred during the year, are detailed in the Explanatory Notes.

Further information is given in the Group Report on Operations, to which reference must be made.

As regards transactions with subjects who fulfill administrative, managerial, and executive duties for the Bank, or for banking Group companies, these are governed by the provisions of Article 136 of D. Lgs. 385/93 (Testo Unico Bancario). Accordingly, any such transactions are the subject of unanimous decisions by the Board of Directors, with the favorable vote of all of the Statutory Auditors, subject to the abstention obligations provided by said law. The same procedure also applies to the parties who carry out the administrative, managerial, and executive duties within a bank or a company belonging to the Group, for actions taken in connection with the company itself or for financing transactions entered into with other companies or banks within the Group. In such cases, the transactions are decided upon by the boards of the contracting company or bank, with the prior consent of the Parent Bank.

Section D of the Explanatory Notes highlights the loans and guarantees issued to Directors and Auditors of the Bank.

The same Section D of the Explanatory Notes also reports, in accordance with art. 78 of Consob Resolution 11971 of 14/5/99, the remuneration of the Directors and Auditors of the Parent Bank.

The shares of the Parent Bank and subsidiaries, held by Administrators and Auditors of the Parent Bank and by others, as provided for by art. 79 of Consob Resolution 11971 of 14/5/99, are detailed in the Group Report on Operations.

Offices held by Directors in other companies

In accordance with the recommendations of the Code of Conduct for Listed Companies issued by Borsa Italiana S.p.A., Section D of the Explanatory Notes to the Parent Bank financial statements reports the list of the offices of Director or Auditor held by the Directors of SANPAOLO IMI in other companies listed in regulated markets (also foreign), in financial, banking, insurance and other significant-sized companies.

Stock incentive plans

The Bank has set up four stock option plans reserved for executives, as well as a plan reserved for the Chairman and the Managing Directors. In 2002 there was a free assignment of SANPAOLO IMI shares reserved for all Parent Bank personnel. The details of these initiatives are illustrated in the Group Report on Operations, to which reference must be made.

Developments after the end of the year

In the first two months of 2003, the Bank registered an increase of 1.4% in the volumes of customer financial assets compared with the end of 2002, mainly because of the 3.1% growth in asset administration. Asset management, in progress by 0.7% compared with the end of last year, benefited from a net inflow of 1.7 billion euro which more than offsett the devaluation of the stocks; with regard to the total amount, noteworthy is the lively trend of insurance policies, which registered net inflow of 1 billion euro in the first two months of the year. The net inflow increased by 0.6%.

As regards the economic results of the first two months of 2003, as well as the prospects for the evolution of the operating volumes and economic margins, the considerations made for the Group are confirmed.

Turin, 25 March 2003

The Board of Directors

Proposal for the approval of the financial statements and allocation of net income for the year

Shareholders,

Before going ahead with the approval of the financial statements for 2002, we submit to your approval the attribution of the merger goodwill originating from the incorporation of Cardine Banca S.p.A., as remaining, for 1,441,282,077 euro, after the resolutions proposed at the extraordinary shareholders’ meeting held today to discuss the increase of the Legal reserve. The attribution of the goodwill, performed in compliance with tax regulations, which imposes the reconstitution to the appropriate caption of the incorporated company’s reserves subject to taxation, and applying a principle of continuity in the statutory classification of the reserves, would occur as follows:

•                  218,048 euro, for the reconstitution of the Reserve pursuant to Law Decree 429/82 of the incorporated Bank;

•                  71,956 euro, for the constitution of a specific deferred tax reserve, referred to the Reserve pursuant to Law Decree 429/82;

•                  213,281,978 euro, for the reconstitution of the Reserve pursuant to D.Lgs. 153/99;

•                  22,672.458 euro, for the reconstitution of the Reserve for General Banking Risks;

•                  516,084,843 euro increase to the Extraordinary reserve;

•                  688,952,794 euro increase to the Additional paid-in capital.

Taking account of the use of the Reserve for General Banking Risks and the Reserve pursuant to D.Lgs. 213/98, on the date of the financial statements, as well as the transactions on the net equity proposed at the extraordinary shareholders’ meeting, the net equity of SANPAOLO IMI S.p.A. at 31 December 2002, before allocation of net income, would be composed as follows:

€

	Capital and reserves as of 31/12/02	Increase of the legal reserve to the maximum limit set by law (20% of the capital)	Allocation of the residual merger surplus (a)	Use of equity accounts in the financial statements	Composition of shareholders’ equity of SANPAOLO IMI before allocation of 2002 net income
Capital	5,144,064,800				5,144,064,800
Legal reserve	792,561,421	236,251,539			1,028,812,960
Additional paid-in capital	21,650,169	-2,835,604	688,952,794		707,767,359
Other Reserves	3,284,342,912	-233,415,935	-711,697,208	-27,506,896	2,311,722,873
Reserve D. Lgs. 153/99	641,000,000		213,281,978		854,281,978
Reserve art. 7 c.3, Law 218/90	80,359,537	-80,359,537			—
Reserve Law 169/83	11,514,113	-11,514,113			—
Reserve art. 21, D. Lgs. 213/98	41,859,975			-27,506,896	14,353,079
Reserve art. 13 c.6 D. Lgs. 124/93	3,626,950				3,626,950
Merger surplus of Cardine Banca	1,582,824,362	-141,542,285	-1,441,282,077		—
Reserve for purchase of own shares	456,362,094				456,362,094
Extraordinary reserve	466,795,881		516,084,843		982,880,724
Reserve D. L. 429/82			218,048		218,048
Reserve for general banking risks	335,696,984		22,672,458	-358,369,442	—
Income for the period to be distributed	764,079,416				764,079,416
	10,342,395,702	0	-71,956	-385,876,338	9,956,447,408

(a) For € 71,956, the merger surplus was utilized for the deferred tax reserve in respect of the Reserve ex D. L. 429/82.

Following the proposed resolution at the extraordinary shareholders’ meeting, the Legal reserve would reach the maximum limit provided for by the first subsection of Art. 2430 of the Italian Civil Code (20% of the share capital); therefore it would not be necessary, in accordance with the law and with Art. 22 of the Articles of Association, to allocate a 10% share of the net income to the Legal reserve. Consistently with this assumption, and taking account of the fact that Art. 22 of the Articles of Association provides for the attribution to the preference shares of 5% of their nominal value, we propose the following allocation of net income for the year, 764,079,416 euro, to be distributed:

•                  551,149,800 euro to the Shareholders, with recognition of a dividend of 0.30 euro (10.7% of the nominal value) for each of the 1,448,831,982 ordinary shares and 388,334,018 preference shares in which the share capital is divided, to be distributed to the shares in circulation, allocating to the extraordinary reserve the undistributed share against any own shares held by the Bank as of 19 May 2003, the dividend detachment date;

•                  917,484 euro to the Reserve provided for by subsection 6 of art. 13 of D.Lgs. 124/93, to make use of the tax deduction deriving from the possibility for setting up this reserve subject to taxation, for 3% of the share for termination indemnities for employees’ supplementary pensions;

•                  212,012,132 euro to the extraordinary reserve.

The dividends against which, in accordance with D.Lgs. 467/97, “full” tax credit of 56.25% will be attributed, will be paid on 22 May 2003.

The proposal for the distribution of net income is consistent with the positive trend registered by the Bank in the early months of 2003 and with the levels of adequacy of the Bank’s and the Group’s regulatory capital and solvency ratio. In the case of approval of the proposal in question, SANPAOLO IMI’s net equity, after allocation of the net income for the year, calculated on the basis of the shares currently in circulation and therefore without considering the possible change in the own shares held by the Bank, will be formed as follows:

€

Composition of shareholders’ equity of SANPAOLO IMI after allocation of 2002 net income
Capital	5,144,064,800
Legal reserve	1,028,812,960
Additional paid-in capital	707,767,359
Other Reserves	2,524,652,489
Reserve D. Lgs. 153/99	854,281,978
Reserve art. 21, D. Lgs. 213/98	14,353,079
Reserve art. 13 c.6, D. Lgs. 124/93	4,544,434
Reserve for purchase of own shares	456,362,094
Extraordinary reserve	1,194,892,856
Reserve D. L. 429/82	218,048
9,405,297,608

Turin, 25 March 2003

The Board of Directors

Report of the Board of Statutory Auditors in accordance with art. 153 of Decree Law 58 dated 24 February 1998 and with art. 2429, subsection 3 of the Civil Code.

Shareholders,

the 2002 financial statements submitted for your examination and approval, as well as the consolidated financial statements for the year 2002 which are at your disposal, have been submitted by us in compliance with legislation and have been prepared in accordance with D.Lgs. 87 of 27 January 1992 and with the Bank of Italy regulation of 30 July 1992 and subsequent amendments.

Both the Parent Bank and the consolidated Report on Operations, prepared by the Board of Directors, fully and exhaustively illustrate the financial position and results of operations and the performance of the Parent Bank and of the Group during 2002, as well as the developments after the end of the year.

The financial statements also comprise the Report on Corporate Governance and the compliance with the Code of Conduct for Listed Companies issued by Borsa Italiana S.p.A.. This Report, prepared on the basis of guidelines established by Borsa Italiana S.p.A., amended in July 2002, reveals that the Parent Bank has confirmed its compliance with such Codes and that it has, among others, formed Technical Committees for issues regarding consultation and preliminary enquiries, composed of executive and non-executive directors, whose task is to monitor issues of specific interest to manage the Bank efficiently in respect of matters such as internal control, remuneration of directors and high level executives, completeness of information submitted to the Board of Directors.

For the purposes of greater benefit and transparency in management and in addition to the aforementioned Committees expressly required by the Code of Conduct, the Bank has also established another two technical committees: the Group Risks Technical Committee and the Ethical Committee.

In compliance with the recommendations set forth in the amendment to the Self Regulatory Code, acknowledged in the new Regulations for markets organized and managed by Borsa Italiana S.p.A. and approved by Consob in the resolution 13655 of 9 July 2002, the Bank approved the Code for Conduct in respect of insider dealing, aimed at regulating, with effect from 1 January 2003, the flow of information from “significant persons” toward the company, in respect of transactions made on Group listed stocks. This Code was compiled on the basis of prevailing trends revealed by the associate bodies (ABI – Italian Bankers’ Association and Assonime) and was submitted for approval to the Audit Technical Committee and the Group Risks Technical Committee.

Considering the amendments made in 2002 to the framework of legislation in respect of operations with related parties, on matters concerning rulings for resolutions (amendments to the Code of Conduct), fulfillment of information both internally and externally (amendments to Consob Regulation 11971/99 introduced in Consob Resolution 13616 of 12 June 2002) and of a defining nature (Consob Communication n. 2064231 dated 30 September 2002), the Bank approved a specific organizational procedure for the Group which identifies the perimeter of the related parties, defines the duties and responsibilities and indicates the flow of information between the Banks and the directly and indirectly controlled subsidiaries. Within the scope of the specific organizational procedure and in line with the regulations of the Code of Conduct, it is expected that the operations with significant related parties (defined on the basis of threshold analyses according to the type of operations and counterparts) referring to the Parent Bank shall be reserved to the resolution and approval of the Board of Directors, after close examination by the Audit Technical Committee. Significant operations performed by subsidiary companies with parties related to the Parent Bank shall be resolved and approved by the Board of Directors of the subsidiary, after duly submitting its proposal for the approval of the Parent Bank.

Commencing from the year 2002, the Bank has also complied with the recommendations of the Code of Conduct by registering and revealing in the financial statements the positions held by Directors of the Parent Bank on Boards of Directors or Statutory Auditors in listed companies, financial institutions, banks, insurance companies or other significant businesses.

In compliance with the recommendations of the Code of Conduct, the Bank has adopted an internal procedure, which reaffirms the principle of discretion to which, in respect of withholding confidential information in the interests of the Bank, its Directors and Statutory Auditors are bound. This procedure is based on the principles and recommendations issued by the Supervisory Authorities.

As far as the performance of the company bodies is concerned, commencing from last year, the Bank established Regulations for meetings, compiled considering the scheme-type prepared jointly by ABI and Assonime.

With respect to the adequacy of the organization, the Board of Statutory Auditors also highlights that on 26 March 2002, the Board of Directors of the Bank approved the Group Regulations which define the entire organizational structure, the basic principles on which it operates, the areas of competency and the responsibilities of the central offices, as well as the mechanisms and instruments used to coordinate the entire Group. These Regulations are aimed at providing the regulatory framework of reference which, together with the definitions of procedures, directives and preventive authorizations, will characterize the Group by its common entrepreneurial design, a strong internal cohesiveness and a single leadership, consistent with the Bank of Italy directives and with the needs of a good and prudent management of the Group itself.

The Parent Bank and consolidated Reports on Operations, and the relevant Explanatory Notes, contain the information required by the regulations issued by the Bank of Italy and by Consob in respect of financial reporting. The Board of Statutory Auditors has especially noted that the Explanatory Notes to the Parent Bank and consolidated financial statements include the information requested by Consob through Communication no. 1011405 dated 15 February 2001, addressed to banks listed on regulated markets, in respect of tax benefits provided by the Legge Ciampi and of the renegotiation of subsidized loans and included in the usury and anatocism phenomena. With reference to the latter, the Board of Statutory Auditors has taken note of the information contained in the Explanatory Notes to the Parent Bank and consolidated financial statements on the basis of which, in light of existing jurisprudence and in consideration of the current status of the legal proceedings, the Bank estimates the potential risks in relation to the dispute to be covered by the prudent accruals made to the provisions for other risks and charges, in proportion to each case, where quantifiable, whereby they are covered by 35 million euro of the provision accrued for disputes whose amount cannot be determined.

During 2002 the Board of Statutory Auditors, also in consideration of the principles of conduct issued by the Consiglio Nazionale dei Dottori Commercialisti (National Board of Professional Accountants) on the occasion of the merger of Cardine Banca S.p.A. and Banco di Napoli S.p.A., supervised the compliance with current regulations in respect of fulfilling requirements for merger operations, verifying: the compliance with law and completeness of the merger project; the observance of regulations regarding the delivery and publication of deeds; the completeness of the merger deeds and of their consistency with the merger projects and the relevant shareholders’ resolutions; the correctness of the performance of the merger transactions, such as the assignment of shares of the incorporating company.

Considering the requirements for comparability of the 2002 financial statements with the prior year, the Board of Statutory Auditors verified that the Explanatory Notes provide all information necessary to illustrate the criteria used to prepare the pro forma schedules for 2001, which were prepared taking into account the indications provided by Consob through Communication no. 1052803 of 5 July 2001.

In respect of the utilization of the Reserve for Banking Risks, the Board of Statutory Auditors verified that the Parent Bank and the Group Report on Operations and the Explanatory Notes provide adequate commentary on the motives for such utilization.

In relation to transactions with Group companies and related companies, the global framework is fully illustrated in the relevant paragraphs in the Report on Operations and in the Explanatory Notes. As far as significant transactions are concerned, it is highlighted that these are encompassed in the ordinary operating activities of the Group and are normally executed under market conditions and are, in any case, valued on the basis of reciprocal economic convenience. The Report on Operations in the consolidated financial statements also reveals, in addition to transactions with particularly significant related companies in respect of the organizational-corporate arrangement and/or the relation to shareholders of the Parent Bank made on the basis of valuations and appraisals performed by independent experts, the balance sheet and statement of income data in relation to transactions as of 31 December 2002 between the principal Group companies of the SANPAOLO IMI Group. The Explanatory Notes to the Parent Bank financial statements also reveal similar reporting data in respect of relations between the Parent Bank and subsidiary companies or companies in which it holds significant influence.

As regards transactions with subjects who fulfill administrative, managerial, and executive duties for the Bank, or for Group companies, the Board of Statutory Auditors is assured that these have been recorded in compliance with art. 136 of D.Lgs. 385/93 (Testo Unico Bancario). Accordingly, any such transactions were the subject of unanimous decisions by the Board of Directors, with the favorable vote of all of the Statutory Auditors, subject to the abstention obligations provided by said law. The same procedure also applies to the parties who carry out the administrative, managerial, and executive duties within a bank or a company belonging to the Group, for actions taken in connection with the Bank itself or with other banks or companies within the Group. In such cases, the transactions are discussed and resolved by the Boards of the Bank or contracting party, with the prior consent of the Parent Bank. The appropriate Section of the Explanatory Notes highlights, in addition to emoluments, the loans and guarantees issued to directors and statutory auditors of the Parent Bank.

The information required according to art. 10 of Law 72/83 is provided in the sections of the Explanatory Notes relating to the revaluated assets.

The Reports on Operations to the Parent Bank and consolidated financial statements for the first half of 2002, received by us from the Board of Directors within the terms of law, were prepared and published in compliance with Consob recommendations. The quarterly reports were published within the terms established.

Shareholders, during the year ended at 31 December 2002, we performed our supervisory activities required by law, taking into account, among others, the principles of conduct of the Board of Statutory Auditors as recommended by the Consigli Nazionali dei Dottori Commercialisti e dei Ragionieri.

In particular:

•                  we attended the 19 meetings of the Board of Directors and the 20 meetings of the Executive Committee held during 2002. During the same period the Board of Statutory Auditors met 21 times to perform its examinations and received from the Directors, in accordance with art. 150 of D.Lgs. 58/98, information on a quarterly basis on the activities performed during the year, on the delegated powers within the Parent Bank and on the most significant economic, financial and capital transactions carried out by the Bank (and by its subsidiaries). We also assured ourselves that all activities deliberated and carried out were done so in compliance with the law and with the company Articles of Association and that they were not openly imprudent, hazardous or incompatible with the resolutions of Shareholders’ meetings;

•                  we gained knowledge of and supervised, in respect of our duties, the adequacy of the organizational structure of the Bank and the observance of the principles of correct management, by directly monitoring, gathering information from the heads of departments and through meetings with the independent auditors in order to exchange information on reporting data and significant issues;

•                  we valued and supervised the adequacy of the system of internal control and of the administration-accounting system of the Bank, as well as the reliability of the latter to correctly represent the operations, through obtaining information from the heads of the respective departments, by examining company documents and by analyzing the results of the work performed by the independent auditors. With reference to the organizational structure of the Bank, it should be noted that the Audit Management verifies that the entire system is suitable to guarantee against all risks and that business is carried out in accordance with internal and external procedures and regulations; the department is also responsible for evaluating the effectiveness of the entire system of internal control and for revealing any irregularities. The Audit Management provides quarterly reports to the Board of Directors on the business performed by the Parent Bank, the foreign Branches and Group companies and reports to the Board of Statutory Auditors, the Managing Directors and the Audit Technical Committee on any problems in relation to their respective areas of concern. In particular, during 2002 we received detailed information on the controls performed by the Audit Management through the examination of the aforementioned quarterly reports, illustrated during the periodical Board meetings and of the analytical reports made available to us on conclusion of each intervention. In this context, specific attention was paid to the activities carried out by the Audit Management on the foreign Branches and on Group companies.

The reciprocal and timely reporting between the Audit Technical Committee and the Board of Statutory Auditors on significant issues relating to internal control is assured by the participation of the Chairman of the Board at Committee meetings, after which all aspects relating to the areas of concern are disclosed to the members of the Board during the periodical meetings;

•                  we verified, by checking directly and reviewing information provided by the Independent auditors, the compliance with laws concerning the preparation and layout of the financial statements and the report on operations, as well as the adequacy of the provisions imparted by the Bank to the subsidiary companies in accordance with art. 114, subsection 2 of D.Lgs. 58/98. Our controls revealed that the administration/accounting system is adequate and reliable to correctly represent the operations.

The work performed did not reveal any significant issues which might require reporting to Supervisory Authorities or specific mention in this report.

You are hereby informed that on 25 October 2002, the shareholder Mr. Marco Bava addressed a complaint to the Chairman of the Board of Statutory Auditors ex art. 2408 of the Italian Civil Code, referring to the familiar question of the financing converting shares issued by the principal Italian banks, to support the strategic and industrial plan of Fiat S.p.A. and claiming that such action increases the risk of the loans issued to the Agnelli Group. In this respect, the Board of Statutory Auditors prepared a reply to the aforementioned complaint, which was read by the Chairman to the Shareholders’ meeting of 25 November 2002, during which assurances were given in relation to the constant monitoring of the Bank’s exposure toward the Agnelli Group, which in fact was recently limited and of the prudent criteria used by the same for the loan granted through the conversion as well as for the valuation of the shareholding held in the Fiat Group. Since, during the reply, reference was made to a re-examination of the exposure at year end, the Board brings to your notice that the financial statements provide adequate information relating to the transactions carried out and the criteria used for the valuation of the shareholding in Fiat and confirms that the criteria adopted are consistent with the company’s position and the situation of the market in which it operates.

Wealso inform you that on 27 November 2002, the Chairman of the Board of Statutory Auditors received notification from the shareholder Mr. Salvatore De Luna concerning the presumed unlawful conduct of a SANPAOLO IMI S.p.A. employee at the Catanzaro branch toward the aforementioned Mr. De Luna and Mrs Elvira Caselli. In this respect, the Board informs you that the event was reported to the Bank’s Audit Management, which carried out an investigation and examination of the claims against the employee, against whom appropriate disciplinary action has been taken.

Having reported the above, and having examined the contents of the report issued by the Independent Auditors PriceWaterhouseCoopers S.p.A. and considering that the information provided therein does not reveal any critical issues, we express an opinion in favor of approving the financial statements for the year 2002, formally acknowledging that the proposal for distribution of dividends expressed by the Board of Directors is in compliance with current legislation and the company articles of association and is adequately motivated in relation to the economic and financial position of the Bank.

The Board of Statutory Auditors also expresses a favorable opinion in respect of the criteria used to allocate the merger goodwill arising from the incorporation of Cardine Banca S.p.A., which is accurately illustrated in the Report issued to the meeting of the Shareholders’ prior to the proposal to approve the financial statements for the year 2002, as well as in the relevant Sections of the Explanatory Notes to the financial statements of SANPAOLO IMI S.p.A..

As far as the extraordinary part of this meeting is concerned, the Board of Statutory Auditors reveals that the Directors propose to increase the Legal reserve to the limit according to art. 2430, subsection 1 of the Italian Civil Code, by allocating a portion of the merger goodwill, of the Reserve for art. 7, subsection 3 of Law 218/90, of the Reserve for Law 169/83 and of residual portion of the issue premium; such proposal, in compliance with the Articles of Association and is presented in the extraordinary meeting in observance of the provisions of special laws which regulate the utilization of some of the aforementioned reserves.

In respect of the request for authorization to purchase own shares, we express that the resolution is in accordance with the provisions of articles 2357 and 2357-ter of the Italian Civil Code, art. 132 of D. Lgs. 58 of 24 February 1998 and with the regulations issued by Consob. The Reports prepared by the Directors in respect of all the items on the agenda for the Shareholders’ meeting called to approve the financial statements are complete and have been prepared in accordance with the law and the Articles of Association.

In compliance with Consob Recommendation 1025564 of 6 April 2001, you are informed that, after receiving approval from the Board of Statutory Auditors and for total fees ranging from a minimum of 1,456,489 euro and a maximum of 1,606,489 euro, during 2002 your Bank instructed PriceWaterhouseCoopers S.p.A. to perform, over and above the audit of the financial statements, additional activities required by law in respect of the IAS 2004 project as illustrated hereinafter:

•                  consultancy and assistance for the review and implementation of procedures for the preparation of Annual Report Form 20-F, for presentation on a consolidated basis, to the Securities and Exchange Commission in relation to the listing of SANPAOLO IMI S.p.A. on the New York Stock Exchange: of the total agreed charge of 195,000 euro for such consultancy work, fees billed in 2002 amounted to 113,200 euro;

•                  specialized professional assistance for performing preliminary phases of analyses, detailed analyses and an estimate of the impact on the financial statements of the introduction of IAS international accounting principles, for which the Bank established a “Group Project for IAS 2004”: of the total agreed charge of between 1,000,000 euro and 1,150,000 euro for this engagement, fees billed in 2002 amounted to 50,000 euro;

•                  release of appropriate Comfort Letters in connection with the Offering Circular relating to the long-term program for the placing of Euro Medium Term Notes (fees billed in 2002 for this work totaled 132,000 euro) and to the Synthetic Securitization operation known as Green (fees billed in 2002 for this work totaled 76,989 euro);

•                  due diligence performed on Banca Sanpaolo Invest S.p.A., in relation to the transfer of the shareholding to Banca Fideuram S.p.A. (fees billed in 2002 for this engagement totaled 52,500 euro).

Lastly, the Board of Statutory Auditors reports that in 2002 the Bank assigned new engagements to subjects connected by continuative collaboration to the Independent auditors appointed to audit the financial statements for fees totaling 1,894 euro (inc. VAT). Total fees paid to these subjects in 2002 for engagements assigned in prior years amounted to 3,160 euro.

Turin, 8 April 2003

The Board of Statutory Auditors

PricewaterhouseCoopers SpA

AUDITORS’ REPORT IN ACCORDANCE WITH ARTICLE 156 OF LAW DECREE N° 58 DATED 24 FEBRUARY 1998

To the Shareholders of
Sanpaolo IMI SpA

1                                          We have audited the financial statements of Sanpaolo EMI SpA (the “Bank”) as of 31 December 2002. These financial statements are the responsibility of Sanpaolo IMFs directors. Our responsibility is to express an opinion on these financial statements based on our audit.

2                                          We conducted our audit in accordance with the Auditing Standards and criteria recommended by CONSOB, the Italian Commission for listed Companies and the Stock Exchange. Those standards and criteria require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and, taken as a whole, are presented fairly. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The financial statements of certain subsidiaries have been audited by other auditors, who have provided us with their related reports. Our opinion expressed on this report, insofar as it relates to the amounts included for such subsidiaries, representing 5 per cent of the caption “Investment in Group companies” and 0.2 per cent of “Total assets”, is also based upon the audit of other auditors.

For the opinion on the financial statements of the prior period, which are presented for comparative purposes as required by law, reference is made to our report dated 9 April 2002.

3                                          In our opinion, the financial statements present fairly the financial position of Sanpaolo EMI SpA as of 31 December 2002 and the results of its operations for the year then ended, in accordance with the Italian regulations governing financial statements.

Sede legale: Milano 20124 Via Vittor Pisani 20 Tel. 0267831 Fax 0266981433 Cap. Soc. 3.754,400,00 Euro i.v., C.F. e P. IVA e Reg. Imp. Milano 12979880155 Iscritta all’Albo Consob - Altri uffici: Ancona 60123 Via Corridoni 2 Tel. 07136881 - Bari 70125 Viale della Repubblica 110 Tel. 0805429863 - Bologna 40122 Via delle Lame 111 Tel. 051526611 - Brescia 25124 Via Cefalonia 70 Tel. 0302219811 - Firenze 50129 Viale Milton 65 Tel. 0554627100 - Genova 16121 Piazza Dante 7 Tel. 01029041 - Milano 20122 Corso Europa 2 Tel. 0277851; - Napoli 80121 Piazza dei Martiri 30 Tel. 0817644441 - Padova 35137 Largo Europa 16 Tel. 0498762677 - Palermo 90141 Via Marchese Ugo 60 Tel. 091349737 - Parma 43100 V.le Tanara 20/A Tel. 0521242848 - Roma 00154 Largo Fochetti 29 Tel. 06570251 -Torino 10129 Corso Montevecchio 37 Tel. 011556771 - Trento 38100 Via Manzoni 16 Tel. 0461237004 - Treviso 31100 Piazza Crispi 8 Tel. 0422542726 - Udine 33100 Via Marinoni 12 Tel. 043225789 - Verona 37122 Corso Porta Nuova 125 Tel. 0458002561

4                                          For a more immediate understanding of the financial statements, we draw your attention to the following circumstances, more widely described in the Report on Operation and in the Explanatory Notes to the financial statements:

(a)                                  Cardine Banca SpA and Banco di Napoli SpA merged into Sanpaolo IMI SpA during the current financial year; both the mergers became effective, for accounting and tax purposes, starting from 1 January 2002;

(b)                                 the Bank’s net income for the current year includes a credit of 358 million euro due to the release of the whole reserve for general banking risk to the Statement of Income.

Turin, 10 April 2003

PricewaterhouseCoopers SpA

Signed by
Sergio Duca
(Partner)

“This report has been translated into the English language solely for the convenience of international readers. The original report was issued in accordance with Italian legislation.”

Parent Bank financial statements

PARENT BANK BALANCE SHEET

PARENT BANK STATEMENT OF INCOME

PARENT BANK EXPLANATORY NOTES

Parent Bank balance sheet

(in Euro)

		31/12/02		31/12/01 Sanpaolo Imi		31/12/01 pro forma
ASSETS
10.	Cash and deposits with central banks and post offices		985,719,740		569,593,198		809,020,369
20.	Treasury bills and similar bills eligible for refinancing with central banks		1,553,698,471		2,493,463,658		3,908,756,096
30.	Due from banks:		20,951,323,060		12,648,050,686		20,401,456,804
	a) repayable on demand	4,921,480,358		1,176,452,625		2,852,398,420
	b) other deposits	16,029,842,702		11,471,598,061		17,549,058,384
40.	Loans to customers		76,158,636,358		59,571,670,316		79,254,062,113
	of which:
	• loans using public funds	90,404,572		63,948,432		99,342,720
50.	Bonds and other debt securities		12,813,913,081		6,738,624,834		14,278,645,571
	a) public entities	4,563,621,199		1,972,878,856		5,551,393,004
	b) banks	6,434,321,388		3,455,335,761		5,696,578,296
	of which:
	• own bonds	986,187,745		252,288,291		576,713,478
	c) financial institutions	487,524,975		488,132,178		1,153,912,085
	of which:
	• own bonds	—		—		—
	d) other issuers	1,328,445,519		822,278,039		1,876,762,186
60.	Shares, quotas and other equities		329,736,031		1,022,554		511,985,210
70.	Equity investments		1,619,592,372		2,103,693,615		1,799,712,272
80.	Investments in Group companies		6,693,119,740		6,583,616,365		6,846,875,325
90.	Intangible fixed assets		1,612,606,208		176,882,931		1,904,290,060
	of which:
	• start-up costs	—		—		—
	• goodwill	1,411,283,306		4,574,580		4,574,580
100.	Tangible fixed assets		1,416,269,773		859,046,098		1,556,974,157
120.	Own shares or quotas (nominal value € 2.8)		7		293,861,409		293,861,409
130.	Other assets		9,044,329,784		7,423,537,246		12,667,423,880
140.	Accrued income and prepaid expenses:		1,828,037,680		1,456,331,786		1,779,733,470
	a) accrued income	1,451,080,451		1,246,940,053		1,555,451,001
	b) prepaid expenses	376,957,229		209,391,733		224,282,469
	of which:
	• discounts on bond issues	—		6,420,992		15,091,905
Total assets			135,006,982,305		100,919,394,696		146,012,796,736

The pro forma balance sheet as of 31/12/2001, unaudited, has been prepared in order to enable comparability with the balance sheet as of 31/12/2002.

1

(in Euro)

		31/12/02		31/12/01 Sanpaolo Imi		31/12/01 pro forma
LIABILITIES
10.	Due to banks:		31,020,049,520		23,254,045,034		36,384,193,029
	a) repayable on demand	2,661,073,661		1,895,644,707		6,020,097,669
	b) time deposits or with notice period	28,358,975,859		21,358,400,327		30,364,095,360
20.	Due to customers:		55,741,833,510		40,147,114,980		57,414,073,335
	a) repayable on demand	40,490,341,035		28,433,023,026		41,414,428,322
	b) time deposits or with notice period	15,251,492,476		11,714,091,954		15,999,645,013
30.	Securities issued:		19,375,280,452		15,774,967,965		22,680,587,228
	a) bonds	16,024,777,812		11,706,247,136		15,763,655,034
	b) certificates of deposit	2,845,383,004		3,644,956,254		5,686,511,496
	c) other	505,119,636		423,764,575		1,230,420,698
40.	Public funds administered		90,528,461		60,764,152		99,970,292
50.	Other liabilities		8,279,336,152		5,579,327,982		8,472,153,682
60.	Accrued expenses and deferred income:		1,338,243,873		1,350,514,069		1,743,700,343
	a) accrued expenses	1,092,277,336		1,115,238,787		1,488,722,110
	b) deferred income	245,966,537		235,275,282		254,978,233
70.	Provisions for termination indemnities		686,918,780		416,819,673		687,306,250
80.	Provisions for risks and charges:		2,427,868,887		1,232,035,666		2,240,270,921
	a) pensions and similar	41,237,000		42,834,590		42,834,590
	b) taxation	1,037,458,900		695,997,407		793,002,634
	c) other	1,349,172,987		493,203,669		1,404,433,697
100.	Reserve for general banking risks		—		335,696,984		335,696,984
110.	Subordinated liabilities		6,090,475,262		5,003,172,161		5,310,420,952
120.	Capital		5,144,064,800		3,932,435,119		5,143,971,716
130.	Additional paid-in capital		707,767,359		21,650,169		21,650,169
140.	Reserves:		3,340,535,833		2,627,124,986		3,879,867,020
	a) legal reserve	1,028,812,960		792,561,422		792,561,422
	b) reserve for own shares or quotas	7		293,861,409		293,861,409
	c) statutory reserves	—		—		—
	d) other reserves	2,311,722,866		1,540,702,155		2,793,444,189
170.	Net income for the year		764,079,416		1,183,725,756		1,065,497,803
	Adjustment for alignment with net income		—		—		533,437,012
Total liabilities			135,006,982,305		100,919,394,696		146,012,796,736

		31/12/02		31/12/01 Sanpaolo Imi		31/12/01 pro forma
GUARANTEES AND COMMITMENTS
10.	Guarantees given		30,142,155,929		24,720,013,291		26,695,773,536
	of which:
	• acceptances	129,978,307		113,488,197		124,632,429
	• other guarantees	30,012,177,622		24,606,525,094		26,571,141,107

20.	Commitments		14,180,832,609		12,315,412,246		16,575,552,987
	of which:
	• for derivatives on loans	789,098,156		—		903,641,266
	• for sales with obligation to repurchase	—		—		—

The pro forma balance sheet as of 31/12/2001, unaudited, has been prepared in order to enable comparability with the balance sheet as of 31/12/2002.

2

Parent Bank statement of income

(in Euro)

		2002		2001 Sanpaolo Imi		2001 pro forma
CAPTIONS
10.	Interest income and similar revenues		5,363,502,175		4,658,406,673		6,801,689,808
	of which:
	• loans to customers	4,003,533,530		3,678,244,499		4,891,058,120
	• debt securities	644,111,676		341,642,894		881,029,203
20.	Interest expense and similar charges		-3,260,552,884		-3,078,886,204		-4,458,922,890
	of which:
	• due to customers	-996,073,132		-1,043,414,166		-1,460,620,563
	• securities issued	-1,081,949,799		-946,260,103		-1,265,099,053
30.	Dividends and other revenues		709,742,039		2,752,727,185		3,060,183,535
	a) shares, quotas and other equities	9,533,702		361,475		10,601,670
	b) equity investments	171,259,198		82,838,978		102,452,372
	c) investments in Group companies	528,949,139		2,669,526,732		2,947,129,493
40.	Commission income		1,629,952,170		1,349,051,713		1,679,093,830
50.	Commission expense		-117,600,220		-78,233,586		-106,882,336
60.	Profits (losses) on financial transactions		43,917,660		72,045,877		85,994,513
70.	Other operating income		257,529,983		160,831,159		264,825,680
80.	Administrative costs		-2,866,395,942		-2,004,002,151		-2,888,771,797
	a) personnel	-1,823,065,521		-1,294,679,085		-1,847,310,848
	of which:
	• wages and salaries	-1,311,896,430		-929,217,538		-1,318,836,410
	• social security charges	-415,616,600		-298,815,734		-399,310,106
	• termination indemnities	-95,552,491		-66,645,813		-94,057,424
	• pensions and similar	—		—		-35,025,197
	b) other administrative costs	-1,043,330,421		-709,323,066		-1,041,460,949
90.	Adjustments to tangible and intangible fixed assets		-534,010,971		-211,192,010		-493,730,296
100.	Provisions for risks and charges		-151,077,607		-30,223,770		-108,292,729
110.	Other operating expenses		-5,934,964		-8,106,706		-10,990,652
120.	Adjustments to loans and provisions for guarantees and commitments		-424,571,182		-449,077,566		-542,502,189
130.	Writebacks of adjustments to loans and provisions for guarantees and commitments		173,210,939		192,160,127		225,636,008
140.	Provisions for possible loan losses		—		—		—
150.	Adjustments to financial fixed assets		-338,475,902		-1,666,577,938		-1,471,387,426
160.	Writebacks of adjustments to financial fixed assets		861,243		1,054,490		1,062,707
170.	Income from ordinary activities		480,096,538		1,659,977,293		2,037,005,766
180.	Extraordinary income		496,084,660		492,696,260		240,211,822
190.	Extraordinary expense		-160,241,059		-62,616,454		-232,603,077
200.	Net extraordinary income		335,843,602		430,079,806		7,608,745
210.	Change in reserve for general banking risks		358,369,442		—		—
220.	Income taxes for the period		-410,230,167		-906,331,343		-979,116,709
230.	Net income for the year		764,079,416		1,183,725,756		1,065,497,803

		Adjustment for alignment with net income					533,437,012
		Aggregate net income (Sanpaolo Imi + Cardine Banca + Banco di Napoli)					1,598,934,815

The statement of income for the year 2001, unaudited, has been prepared in order to enable comparability with the statement of income for the year 2002.

3

Parent Bank explanatory notes

Introduction – Background information on the Financial statements
Form and content of the financial statements
Extraordinary transactions executed during 2002
• Merger by incorporation of Cardine Banca S.p.A.
• Merger by incorporation of Banco di Napoli S.p.A.
Pro forma balance sheet and income schedules
Audit of the financial statements
Half year report

Part A – Accounting policies
Section	1	– Description of accounting policies
Section	2	– Adjustments and provisions recorded for fiscal purposes

Part B - Information on the balance sheet
Section	1	– Loans
Section	2	– Securities
Section	3	– Equity investments
Section	4	– Tangible and intangible fixed assets
Section	5	– Other assets
Section	6	– Payables
Section	7	– Provisions
Section	8	– Share capital, reserves and subordinated liabilities
Section	9	– Other liabilities
Section	10	– Guarantees and commitments
Section	11	– Concentration and distribution of assets and liabilities
Section	12	– Administration and dealing on behalf of third parties

Part C – Information on the statement of income
Section	1	– Interest
Section	2	– Commission
Section	3	– Profits and losses from financial transactions
Section	4	– Administrative costs
Section	5	– Adjustments, writebacks and provisions
Section	6	– Other statement of income captions
Section	7	– Other information on the statement of income

Part D – Other information
Section	1	– Directors and statutory auditors
Section	2	– Parent Bank

4

Introduction – Background information on the financial statements

Form and content of the financial statements

The financial statements of the Bank have been prepared pursuant to D. Lgs. 87 dated 27 January 1992, which implemented EEC Directive 86/635. They also take into account the requirements contained in the Bank of Italy instructions dated 30 July 1992 and subsequent amendments. For all matters not governed by special regulations, reference has been made to the Italian Civil Code and to national accounting standards.

The financial statements comprise the balance sheet, statement of income, these explanatory notes and also include the Board of Directors report on operations.

The financial statements correspond to the company accounts, which fully reflect the transactions executed during the year.

In accordance with Bank of Italy and Consob regulations, the financial statements are stated in euro. The Explanatory notes are stated in millions of euro.

These explanatory notes to the financial statements are presented with comparative figures taken from the financial statements for the year ended 31 December 2001 and have been reclassified in consideration of the merger operations performed during 2002. They provide all the information required by law, including any supplementary information considered necessary to give a true and fair view of the company’s financial position. The tables provided for by law and the details required by the Bank of Italy are numbered in accordance with the Bank of Italy instructions, or based on the relevant Instructions.

The following schedules are attached to the financial statements:

•         Statement of changes in shareholders’ equity;

•         Statement of cash flows;

•         List of property owned.

In accordance with legislation, the Bank’s financial statements will be deposited at the company’s registered offices, together with a complete set of the latest approved financial statements of the subsidiary companies and a summary sheet of essential data relating to the 2002 financial statements of the subsidiary companies which are subject to the approval of the respective Shareholders’ meetings after the financial statements of the Bank.

In compliance with Consob regulations (art. 77, Resolution n. 11971 of 14 May 1999 and subsequent modifications), the consolidated financial statements shall also be deposited at the registered offices, together with the independent auditors’ report and the summary sheet of essential data relating to the latest financial statements of the subsidiary companies.

Extraordinary transactions executed during 2002

Merger by incorporation of Cardine Banca S.p.A.

SANPAOLO IMI merged with Cardine Banca S.p.A. by deed on 24 May 2002. The merger became legally effective as of 1 June 2002, while the booking and tax effects were backdated to 1 January 2002.

Prior to the merger with SANPAOLO IMI, Cardine Banca S.p.A. transferred to Cardine Finanziaria S.p.A. (subsidiary of the same Cardine Banca) the entire company represented by the controlling interests in the bank networks of the former Cardine Group, other business and local investments, other assets and liabilities linked with the corporate activity and, in particular, the performance of operating and supporting services for the aforementioned bank networks. This transaction

5

became legally effective as of 1 June 2002. The company branch was disposed of at a book value of 2,400 million euro, following an appraisal ex art. 2343 of the Italian Civil Code of 4,037 million euro.

The SANPAOLO IMI balance sheet includes the assets and liabilities of the former Cardine Banca S.p.A., as resulting after the transfer of the company to Cardine Finanziaria, net of reciprocal receivables and payables. Considering the assumption of legal effectiveness of the merger, the reciprocal economic items referring to the period from 01/01/2002 to 31/05/2002, have not been eliminated.

As regards the legal/balance sheet effects of the merger on SANPAOLO IMI, the transaction involved:

•                  the cancellation of the shareholding held by SANPAOLO IMI in Cardine Banca as of 1 June 2002, amounting to 104.9 million euro and corresponding to 2.2% of the capital of the merged bank; as the corresponding portion of shareholder’s equity of the merged company amounted to 66 million euro, the cancellation of the shareholding highlighted a deficit of 38.9 million euro. This deficit was added to the investment in Cardine Finanziaria, on the basis of the appraisals of the company branch transferred, for which there were unexpressed gains of approximately 1,637 million euro;

•      the exchange of shares in Cardine Banca, on the basis of a ratio of 1.795 SANPAOLO IMI shares for every Cardine share.

•                  In particular, 267,821,000 Cardine Banca shares were exchanged with 480,738,695 SANPAOLO IMI shares via:

•     the issue of 432,724,886 ordinary shares with a nominal unitary value of 2.8 euro;

•     the use of 48,013,809 of SANPAOLO IMI’s own shares as of 1 June 2002.

As part of the merger, Compagnia di Sanpaolo, Fondazioni di Padova e Rovigo and Fondazione di Bologna availed themselves of the right, in accordance with Law 461/98 and D.Lgs. 153/99, to request conversion of the ordinary shares held by them into preference shares, for the part in excess of 15% of the total ordinary share capital held. As a consequence 388,334,018 ordinary shares were directly converted into preference shares.

The equity exchange determined a merger surplus of approximately 1,582.8 million euro which, taking into account the tax restrictions related to the reconstitution of the incorporated bank’s reserves subject to taxation and allocating any deferred tax liabilities, was allocated to specific accounts in the balance sheet. Detail of the allocation of entries is provided in section 8, Part B of these Explanatory Notes.

The assignment of own shares to the portfolio as part of the exchange involved the cancellation of the restricted reserve for the purchase of own shares for approximately 543.6 million euro.

Following the merger, the Share Capital of the Bank increased by 1,211,629,680.8 euro, to a total of 5,144,064,800 euro, made up of 1,448,831,982 ordinary shares and 388,334,018 preference shares with a nominal value of 2.8 euro each.

Merger by incorporation of Banco di Napoli S.p.A.

On 25 November the respective extraordinary Shareholders’ Meetings approved the merger by incorporation of Banco di Napoli with SANPAOLO IMI, becoming legally effective from 31 December 2002 and effective for accounting and tax purposes from 1 January 2002.

In accordance with art. 2504 ter of the Italian Civil Code, the 1,864,097,491 Banco di Napoli ordinary shares wholly owned by SANPAOLO IMI were cancelled without any exchange. Also, 2,718,608 SANPAOLO IMI ordinary shares were exchanged with 16,311,650 Banco di Napoli savings shares held by third parties, at an exchange ratio set at one SANPAOLO IMI ordinary share to six Banco di Napoli savings shares. The assignment took place by using own shares held in portfolio by the incorporating company, without an increase in capital by the same.

The cancellation of the shareholding resulted in a cancellation deficit of 1,555 million euro, whilst the exchange of savings shares created a deficit of 9 million euro.

Being attributable to the valuation of goodwill of the incorporated bank (higher price paid in respect of the pro quota of the former Banco di Napoli adjusted net shareholder’s equity), the cancellation deficit and the deficit from the exchange of

6

savings shares have been classified as such in the financial statements. Goodwill is subject to amortization on a ten year basis commencing from the year 2002 (the portion for the year is equal to approximately 157 million euro). This is in line with the period adopted by the advisors for the purpose of the valuation of the companies involved in the merger, within the scope of determining exchange ratios. Amortization of goodwill over a ten year period also allows goodwill to be written off over the same period as that adopted for the purposes of the Group financial statements for amortization of goodwill arising from consolidation, in a number of stages, following the acquisition of controlling interest in Banco di Napoli.

Pro forma balance sheet and income schedules

The completion of the aforementioned extraordinary transactions rendered it necessary to prepare both reclassified and official pro forma balance sheets and statements of income for the year 2001, in order to enable comparability of the balance sheet and income schedules. Such schedules take into consideration:

•                  the merger by incorporation of Cardine Banca (effective for accounting purposes as of 1 January 2002);

•                  the transfer of the company branch of Cardine Banca to Cardine Finanziaria (effective as of 1 June 2002);

•                  the merger by incorporation of Banco di Napoli (effective for accounting purposes as of 1 January 2002);

•                  the changes in the accounting policies, as of the 2001 financial statements, regarding the observation of subsidiary dividends, during the period in which the profits mature as opposed to the year in which they are collected.

The above mentioned pro forma schedules, which are unaudited, have been utilized as term of comparison for the analysis and the notes of the Report on Operations.

Considering that, for both of the merged companies, a simulation has been prepared of the effect of the merger as of 31/12/2001, the principles adopted for the preparation of the pro-forma schedules and detail of the adjustments made to the official performances are provided below.

Merger by incorporation of Cardine Banca

Adjustments made to the Balance Sheet as of 31 December 2001

Assets

Adjustments connected to the entries transferred from Cardine Banca to Cardine Finanziaria as of 1 June 2002

•                  189 million euro – increase in the caption “equity investments”, to account for the difference between the book value of interest transferred to Cardine Finanziaria and the book value of the same Cardine Finanziaria corresponding to the shareholders’ equity of the company following the transfer;

•                  97 million euro – decrease in the caption “other assets”;

•                  67 million euro – decrease in the caption “tangible fixed assets”;

•                  46 million euro – decrease in the caption “intangible fixed assets”;

Adjustments connected to the simulation of effects of the merger of Cardine Banca as of 31 December 2001

•                  88 million euro – decrease in the caption “due from banks” for the elimination of intra-Group transactions between Cardine Banca and Banco di Napoli;

•                  66 million euro – decrease in the caption “equity investments” to account for the difference between the cancellation of the book value of the investment in Cardine Banca (being the result after the assignments and exchanges in the first half of 2002) equal to 105 million euro and the allocation to equity investments of the cancellation deficit, equal to 39 million euro (the same as that shown in the balance sheet as of 31 December 2002);

•                  6million euro – decrease in the caption “own shares”, following the cancellation of the book value of Sanpaolo Imi portfolio shares held by Cardine Banca offset against other reserves;

•                  4 million euro – decrease in the caption “other assets”;

7

In the official financial statements, bonds issued by Sanpaolo Imi and by Banca di Napoli in portfolio to Cardine Banca for approximately 43 million euro have been reclassified to the subcaption “own shares”.

Liabilities

Adjustments connected to the entries transferred from Cardine Banca to Cardine Finanziaria as of 1 June 2002

•                  35 million euro – increase in the caption “due to customers” in relation to the deposit opened by Sanpaolo Imi in favor of Cardine Finanziaria at the time of transfer of the company branch from Cardine Banca;

•                  22 million euro – increase in “provision for taxation” in relation to the pro forma adjustments to income;

•                  77 million euro – decrease in the caption “other liabilities”;

•                  1 million euro – decrease in “provisions for employee termination indemnities”.

Adjustments connected to the simulation of effects of the merger of Cardine Banca as of 31 December 2001

•                  445 million euro – increase in the caption “due to customers” offset against the decrease in the caption “reserves – other reserves”, because it is in line with the hypotheses assumed for the preparation of the consolidated pro forma schedules, whereby an exchange of shares in the former Banca Cardine has been simulated, assuming the purchase of non-portfolio own shares as of 31 December 2001 (for an estimated cost of approximately 445 million euro) as if financed by customer deposits;

•                  88 million euro – decrease in the caption “due to banks” for the elimination of intra-Group transactions between Cardine Banca and Banco di Napoli;

•                  4 million euro – decrease in “provision for taxation” in relation to the pro forma adjustments to income.

•                  517 million euro - decrease in the caption “other reserves” as it is offset against the aforementioned adjustments of 445 million euro – increase in the caption “due to customers”; 66 million euro – cancellation of the shareholding in Cardine Banca; 6 million euro – cancellation of Sanpaolo Imi portfolio shares held by Cardine Banca.

185 million euro – Pro forma reduction of total assets for 2001

Adjustments made to statement of income as of 31 December 2001

Given that in consideration of the effectiveness of the transfer of the company branch to Cardine Finanziaria as of 1 June 2002, other administrative costs, net operating income and amortization influenced the Sanpaolo Imi 2002 statement of income for just five months, these captions have been adjusted to the ratio of 7/12 with the following results:

•                  7 million euro – decrease in “personnel costs”

•                  98 million euro – decrease in “other administrative costs”

•                  73 million euro – decrease in “other operating income”

•                  22 million euro – decrease in “adjustments to fixed assets”

The following additional adjustments were made to take into account the effect connected to the simulation of the merger of Cardine Banca as of 31 December 2001 and to the changes in the accounting policies, as of the 2001 financial statements, regarding the observation of subsidiary dividends, during the period in which the profits mature as opposed to the year in which they are collected:

•                  22 million euro – increase in “interest expenses” in relation to the aforementioned 445 million euro due to customers ;

•                  12 million euro – increase in “extraordinary results” to take into account the effect connected to the changes in accounting policies for the valuation of securities portfolio, adopted by the Cardine Group after the merger (in line with the hypotheses assumed for the preparation of the consolidated pro forma schedules);

•                  18 million euro – increase in “income taxes for the period” compared with the recalculation of taxation following the adjustments.

26 million euro – Pro forma increase in net income for 2001.

Merger by incorporation of Banco di Napoli

8

Adjustments made to the balance sheet as of 31 December 2001

Assets

•                  2,944 million euro – decrease in the caption “equity investments” following the cancellation of the book value of the percentage stake in Banco di Napoli, after the reversal of the write down from the statement of income as of 31 December 2001, equal to 206 million euro;

•                  1,674 million euro – increase in the caption “intangible fixed assets” following the booking of the cancellation deficit.

•                  520 million euro – decrease in the caption “loans to banks” as a result of the effect of the elimination of the balances relating to deposits, current accounts and loans as of 31 December 2001, between Banco di Napoli and Sanpaolo Imi and between Banco di Napoli and Cardine Banca;

•                  14 million euro – increase in the caption “other assets”

In the official financial statements, bonds issued by Sanpaolo Imi in portfolio to Banco di Napoli for approximately 34 million euro and bonds issued by Banco di Napoli in portfolio to Sanpaolo Imi for approximately 2 million euro, have been reclassified to the caption “own shares”.

Liabilities

•                  1,270 million euro – decrease in “net equity” following the merger operation, by allocating to “other reserves” the portion attributable to third parties equal to 66 million euro.

•                  520 million euro – decrease in the caption “due to banks” as a result of the effect of the elimination of the balances relating to deposits, current accounts and loans as of 31 December 2001, between Banco di Napoli and Sanpaolo Imi and between Banco di Napoli and Cardine Banca;

•                  14 million euro – increase in “provision for taxation” against the recalculation of taxation following the adjustments to the statement of income (see following paragraph).

1,776 million euro – Pro forma reduction of total assets for 2001

Adjustments made to statement of income as of 31 December 2001

•                  206 million euro – decrease in “adjustments to financial fixed assets” following the reversal of the write down recorded in 2001 to the Banco di Napoli investment;

•                  168 million euro – increase in “adjustments to tangible and intangible fixed assets” as a result of the effect of booking the share of amortization attributable for 2001 for the cancellation deficit;

•                  14 million euro – increase in income taxes following the adjustments.

24 million euro – Pro forma increase in net income for 2001

Changes in the accounting policies regarding the booking of subsidiary dividends

In consideration that for both Sanpaolo Imi Spa and Cardine Banca the statement of income for the year 2001 (the first year of implementing the booking of subsidiary dividends, during the period in which the profits mature as opposed to the year in which they are collected) was affected by two portions of subsidiary dividends: profits for the year 2000, collected in 2001 (booked to extraordinary income) and profit matured in 2001, the portion booked to extraordinary income was eliminated by 866 million euro (of which 433 million euro referred to Sanpaolo Imi and 433 million euro to Cardine Banca). Net of taxation, recalculated at 282 million euro, thus reducing the “provision for taxation”, the adjustment reduces the pro forma net profit as of 31 December 2001 by 584 million euro and the total assets by 282 million euro.

As a whole, the adjustments made to the performance for the year 2001 have reduced the combined pro forma net profit and the combined pro forma total assets in the “official” financial statements by 534 million euro and 2,243 million euro, respectively. (2,236 million in the reclassified balance sheet)

The diagrams determining the pro forma schedules, in reclassified and “official” versions are shown below. The pro forma schedules are unaudited.

9

Reclassified pro forma balance sheet as of 31/12/2001

	31/12/01 Sanpaolo Imi	31/12/01 Cardine Banca	31/12/01 Banco di Napoli	31/12/01 Pro forma adjustments	31/12/01 TOTAL
	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)

ASSETS
Cash and deposits with central banks and post offices	570	—	209	—	779
Loans	72,220	6,745	21,299	-608	99,656
• due from banks	12,648	5,098	3,264	-608	20,402
• loans to customers	59,572	1,647	18,035	—	79,254
Dealing securities	8,508	5,085	1,851	—	15,444
Fixed assets	10,448	3,340	2,834	-1,260	15,362
• investment securities	725	558	1,973	—	3,256
• equity investments	8,687	2,591	189	-2,821	8,646
• intangible fixed assets	177	48	50	+1,628	1,903
• tangible fixed assets	859	143	622	-67	1,557
Other assets	8,881	1,128	4,839	-368	14,480
Total assets	100,627	16,298	31,032	-2,236	145,721

LIABILITIES
Payables	79,263	12,245	25,225	-127	116,606
• due to banks	23,254	11,273	2,466	-607	36,386
• due to customers and securities issued	56,009	972	22,759	+480	80,220
Provisions	1,649	365	1,164	-251	2,927
• for taxation	696	305	42	-250	793
• for termination indemnities	417	1	270	-1	687
• provisions for other risks and charges	493	59	852	—	1,404
• for pensions and similar	43	—	—	—	43
Other liabilities	6,904	387	2,977	-77	10,191
Subordinated liabilities	5,004	—	307	—	5,311
Shareholders’ equity	7,807	3,301	1,359	-1,781	10,686
of which:
• capital	3,932	1,430	1,036	-1,254	5,144
• reserves (a)	2,691	1,459	320	-527	3,943
• net income for the period	1,184	412	3	-534	1,065
• adjustment for alignment with net income	—	—	—	+534	534
Total liabilities	100,627	16,298	31,032	-2,236	145,721

GUARANTEES AND COMMITMENTS
Guarantees given	24,720	550	1,426	—	26,696
Commitments	12,315	485	3,775	—	16,575

(a) Reserves are net of own shares in portfolio, at a book value of € 294 million.

The pro forma balance sheet as of 31/12/2001 is unaudited.

10

Reclassified pro forma statement of income as of 31/12/01

	2001 Sanpaolo Imi	2001 Cardine Banca	2001 Banco di Napoli	2001 Pro forma adjustments	2001 TOTAL
	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)

NET INTEREST INCOME	1,583	30	755	-22	2,346
Net commissions and other net dealing revenues	1,271	-4	306	—	1,573
Profits and losses from financial transactions and dividends on shares	72	-9	23	—	86
Dividends from shareholdings	946	297	10	—	1,253

NET INTEREST AND OTHER BANKING INCOME	3,872	314	1,094	-22	5,258
Administrative costs	-2,004	-163	-827	+105	-2,889
of which:
• personnel	-1,295	-10	-550	+7	-1,848
• other administrative costs	-582	-153	-242	+98	-879
• indirect duties and taxes	-127	—	-35	—	-162
Other operating income, net	153	125	49	-73	254
Adjustments to tangible and intangible fixed assets	-183	-34	-103	+22	-298

OPERATING INCOME	1,838	242	213	+32	2,325
Adjustments to goodwill and merger differences	-28	—	—	-168	-196
Provisions for risks and charges	-30	-44	-34	—	-108
Net adjustments to loans and provisions for guarantees and commitments	-256	3	-62	—	-315
Net adjustments to financial fixed assets	-235	-10	-1	+206	-40

INCOME BEFORE EXTRAORDINARY ITEMS	1,289	191	116	+70	1,666
Net extraordinary income	801	469	-38	-854	378

INCOME BEFORE TAXES	2,090	660	78	-784	2,044
Income taxes for the period	-906	-248	-75	+250	-979

NET INCOME	1,184	412	3	-534	1,065

	Adjustment for alignment with net income				534
	Aggregate net income (Sanpaolo Imi + Cardine Banca + Banco di Napoli)				1,599

The pro forma statement of income for the year 2001 is unaudited.

11

Pro forma balance sheet as of 31/12/01

(in Euro)

		31/12/01 Sanpaolo Imi	31/12/01 Cardine Banca	31/12/01 Banco di Napoli	31/12/01 Pro forma adjustments	31/12/01 TOTAL
ASSETS
10	Cash and deposits with central banks and post offices	569,593,198	30,387,453	209,039,718	—	809,020,369
20.	Treasury bills and similar bills eligible for refinancing with central banks	2,493,463,658	674,263,959	741,028,479	—	3,908,756,096
30.	Due from banks	12,648,050,686	5,098,059,427	3,263,567,691	-608,221,000	20,401,456,804
	a) repayable on demand	1,176,452,625	1,213,283,239	465,865,556	-3,203,000	2,852,398,420
	b) other deposits	11,471,598,061	3,884,776,188	2,797,702,135	-605,018,000	17,549,058,384
40.	Loans to customers	59,571,670,316	1,646,708,651	18,035,683,146	—	79,254,062,113
	of which:
	• loans using public funds	63,948,432	—	35,394,288	—	99,342,720
50.	Bonds and other debt securities	6,738,624,834	4,458,158,303	3,081,862,434	—	14,278,645,571
	a) public entities	1,972,878,856	1,934,692,363	1,643,821,785	—	5,551,393,004
	b) banks	3,455,335,761	1,777,369,905	463,872,630	—	5,696,578,296
	of which:
	• own bonds	252,288,291	—	245,600,187	+78,825,000	576,713,478
	c) financial institutions	488,132,178	426,758,716	239,021,191	—	1,153,912,085
	of which:
	• own bonds	—	—	—	—	—
	d) other issuers	822,278,039	319,337,319	735,146,828	—	1,876,762,186
60.	Shares, quotas and other equities	1,022,554	510,102,947	859,709	—	511,985,210
70.	Equity investments	2,103,693,615	97,635,273	164,990,981	-566,607,597	1,799,712,272
80.	Investments in Group companies	6,583,616,365	2,493,624,198	24,191,597	-2,254,556,835	6,846,875,325
90.	Intangible fixed assets	176,882,931	48,455,109	49,951,884	+1,629,000,136	1,904,290,060
	of which:
	• start-up costs	—	—	—	—	—
	• goodwill	4,574,580	—	—	—	4,574,580
100.	Tangible fixed assets	859,046,098	143,130,041	622,197,598	-67,399,580	1,556,974,157
120.	Own shares or quotas	293,861,409	5,817,006	—	-5,817,006	293,861,409
130.	Other assets	7,423,537,246	938,223,545	4,675,104,115	-369,441,026	12,667,423,880
140.	Accrued income and prepaid expenses	1,456,331,786	159,135,821	164,265,863	—	1,779,733,470
	a) accrued income	1,246,940,053	157,972,165	150,538,783	—	1,555,451,001
	b) prepaid expenses	209,391,733	1,163,656	13,727,080	—	224,282,469
	of which:
	• discounts on bond issues	6,420,992	—	8,670,913	—	15,091,905
Total assets		100,919,394,696	16,303,701,733	31,032,743,215	-2,243,042,908	146,012,796,736

The pro forma balance sheet as of 31/12/2001 is unaudited.

12

(in Euro)

		31/12/01 Sanpaolo Imi	31/12/01 Cardine Banca	31/12/01 Banco di Napoli	31/12/01 Pro forma adjustments	31/12/01 TOTAL
LIABILITIES
10.	Due to banks	23,254,045,034	11,272,593,100	2,465,775,895	-608,221,000	36,384,193,029
	a) repayable on demand	1,895,644,707	3,669,492,472	458,163,490	-3,203,000	6,020,097,669
	b) time deposits or with notice period	21,358,400,327	7,603,100,628	2,007,612,405	-605,018,000	30,364,095,360
20.	Due to customers	40,147,114,980	236,973,962	16,550,358,648	+479,625,745	57,414,073,335
	a) repayable on demand	28,433,023,026	71,832,663	12,874,946,888	+34,625,745	41,414,428,322
	b) time deposits or with notice period	11,714,091,954	165,141,299	3,675,411,760	+445,000,000	15,999,645,013
30.	Securities issued	15,774,967,965	735,610,396	6,170,008,867	—	22,680,587,228
	a) bonds	11,706,247,136	—	4,057,407,898	—	15,763,655,034
	b) certificates of deposit	3,644,956,254	735,610,396	1,305,944,846	—	5,686,511,496
	c) other	423,764,575	—	806,656,123	—	1,230,420,698
40.	Public funds administered	60,764,152	—	39,206,140	—	99,970,292
50.	Other liabilities	5,579,327,982	276,517,002	2,693,762,809	-77,454,111	8,472,153,682
60.	Accrued expenses and deferred income	1,350,514,069	110,296,002	282,890,272	—	1,743,700,343
	a) accrued expenses	1,115,238,787	108,967,083	264,516,240	—	1,488,722,110
	b) deferred income	235,275,282	1,328,919	18,374,032	—	254,978,233
70.	Provisions for termination indemnities	416,819,673	522,553	270,476,176	-512,152	687,306,250
80.	Provisions for risks and charges	1,232,035,666	364,361,046	894,057,528	-250,183,319	2,240,270,921
	a) pensions and similar	42,834,590	—	—	—	42,834,590
	b) taxation	695,997,407	304,789,161	42,399,385	-250,183,319	793,002,634
	c) other	493,203,669	59,571,885	851,658,143	—	1,404,433,697
100.	Reserve for general banking risks	335,696,984	22,672,458	—	-22,672,458	335,696,984
110.	Subordinated liabilities	5,003,172,161	—	307,248,791	—	5,310,420,952
120.	Capital	3,932,435,119	1,429,536,597	1,035,930,922	-1,253,930,922	5,143,971,716
130.	Additional paid-in capital	21,650,169	695,078,481	7,220,968	-702,299,449	21,650,169
140.	Reserves	2,627,124,986	747,446,644	312,690,632	+192,604,758	3,879,867,020
	a) legal reserve	792,561,422	38,244,023	20,322,871	-58,566,894	792,561,422
	b) reserve for own shares or quotas	293,861,409	5,817,006	—	-5,817,006	293,861,409
	c) statutory reserves	—	—	277,734,816	-277,734,816	—
	d) other reserves	1,540,702,155	703,385,615	14,632,945	+534,723,474	2,793,444,189
170.	Income for the period to be distributed	1,183,725,756	412,093,492	3,115,567	-533,437,012	1,065,497,803
	Adjustment for alignment with net income	—	—	—	+533,437,012	533,437,012
Total liabilities		100,919,394,696	16,303,701,733	31,032,743,215	-2,243,042,908	146,012,796,736

		31/12/01 Sanpaolo Imi	31/12/01 Cardine Banca	31/12/01 Banco di Napoli	31/12/01 Pro forma adjustments	31/12/01 TOTAL
GUARANTEES AND COMMITMENTS
10.	Guarantees given	24,720,013,291	549,996,820	1,425,763,425	—	26,695,773,536
	of which:
	• acceptances	113,488,197	—	11,144,232	—	124,632,429
	• other guarantees	24,606,525,094	549,996,820	1,414,619,193	—	26,571,141,107
20.	Commitments	12,315,412,246	484,934,689	3,775,206,052	—	16,575,552,987
	of which:
	• for derivatives on loans	400,539,652	162,695,492	340,406,122	—	903,641,266
	• for sales with obligation to repurchase	—	—	—	—	—

The pro forma balance sheet as of 31/12/2001 is unaudited.

13

Pro forma statement of income as of 31/12/2001

(in Euro)

		2001 Sanpaolo Imi		2001 Cardine Banca		2001 Banco di Napoli		2001 Pro forma adjustments		2001 TOTAL
CAPTIONS
10.	Interest income and similar revenues		4,658,406,673		517,763,527		1,625,519,608		—		6,801,689,808
	of which:
	• loans to customers	3,678,244,499		42,536,736		1,170,276,885		—		4,891,058,120
	• debt securities	341,642,894		276,262,297		263,124,012		—		881,029,203
20.	Interest expense and similar charges		-3,078,886,204		-487,206,585		-870,830,101		-22,000,000		-4,458,922,890
	of which:
	• due to customers	-1,043,414,166		-10,844,316		-384,362,081		-22,000,000		-1,460,620,563
	• securities issued	-946,260,103		-12,160,847		-306,678,103		—		-1,265,099,053
30.	Dividends and other revenues		2,752,727,185		296,728,757		10,727,593		—		3,060,183,535
	a) shares, quotas and other equities	361,475		10,202,913		37,282		—		10,601,670
	b) equity investments	82,838,978		14,082,999		5,530,395		—		102,452,372
	c) investments in Group companies	2,669,526,732		272,442,845		5,159,916		—		2,947,129,493
40.	Commission income		1,349,051,713		5,515,807		324,526,310		—		1,679,093,830
50.	Commission expense		-78,233,586		-9,972,580		-18,676,170		—		-106,882,336
60.	Profits (losses) on financial transactions		72,045,877		-8,977,183		22,925,819		—		85,994,513
70.	Other operating income		160,831,159		127,457,068		49,537,453		-73,000,000		264,825,680
80.	Administrative costs		-2,004,002,151		-162,274,003		-827,495,643		+105,000,000		-2,888,771,797
	a) personnel	-1,294,679,085		-9,599,546		-550,032,217		+7,000,000		-1,847,310,848
	of which:
	• wages and salaries	-929,217,538		-7,582,383		-389,036,489		+7,000,000		-1,318,836,410
	• social security charges	-298,815,734		-1,669,463		-98,824,909		—		-399,310,106
	• termination indemnities	-66,645,813		-265,989		-27,145,622		—		-94,057,424
	• pensions and similar	—		—		-35,025,197		—		-35,025,197
	b) other administrative costs	-709,323,066		-152,674,457		-277,463,426		+98,000,000		-1,041,460,949
90.	Adjustments to tangible and intangible fixed assets		-211,192,010		-34,041,456		-103,034,710		-145,462,120		-493,730,296
100.	Provisions for risks and charges		-30,223,770		-44,129,144		-33,939,815		—		-108,292,729
110.	Other operating expenses		-8,106,706		-2,602,477		-281,469		—		-10,990,652
120.	Adjustments to loans and provisions for guarantees and commitments		-449,077,566		-904,588		-92,520,035		—		-542,502,189
130.	Writebacks of adjustments to loans and provisions for guarantees and commitments		192,160,127		3,541,765		29,934,116		—		225,636,008
150.	Adjustments to financial fixed assets		-1,666,577,938		-9,928,865		-722,411		+205,841,788		-1,471,387,426
160.	Writebacks of adjustments to financial fixed assets		1,054,490		8,217		—		—		1,062,707
170.	Income from ordinary activities		1,659,977,293		190,978,260		115,670,545		+70,379,668		2,037,005,766
180.	Extraordinary income		492,696,260		470,298,245		131,217,317		-854,000,000		240,211,822
190.	Extraordinary expense		-62,616,454		-1,258,013		-168,728,610		—		-232,603,077
200.	Net extraordinary income		430,079,806		469,040,232		-37,511,293		-854,000,000		7,608,745
220.	Income taxes for the period		-906,331,343		-247,925,000		-75,043,685		+250,183,319		-979,116,709
230.	Net income for the year		1,183,725,756		412,093,492		3,115,567		-533,437,012		1,065,497,803

			Adjustment for alignment with net income								533,437,012
			Aggregate net income (Sanpaolo Imi + Cardine Banca + Banco di Napoli)								1,598,934,815

The pro forma statement of income for the year 2001 is unaudited.

14

Audit of the financial statements

The financial statements of the Bank have been audited by PricewaterhouseCoopers S.p.A., in accordance with the shareholders’ resolution of 28 April 2000, which appointed them as auditors of the year end, half year financial statements and of Form 20-F for the 2001/2003 three-year period.

Half year report

In accordance with legislation and with the methods established by Consob, SANPAOLO IMI prepared and published the report on operations for the first six months of 2002.

The aforementioned half year report was subjected to a limited audit by PricewaterhouseCoopers S.p.A., in accordance with CONSOB Recommendations 97001574 of 20 February 1997 and 10867 of 31 July 1997, and with the aforementioned shareholders’ resolution of 28 April 2000.

15

Part A - Accounting policies

SECTION 1 - DESCRIPTION OF ACCOUNTING POLICIES

The Bank’s financial statements as of 31 December 2002 have been prepared using the same accounting policies as those adopted for the financial statements as of 31 December 2001.

1. Loans, guarantees and commitments

Loans

Loans, comprising principals not yet due and principals and interest due but not yet collected, are stated at their estimated realizable value, taking into account the solvency of borrowers in difficulty and any debt-servicing problems faced by individual industrial sectors or by the countries in which borrowers are resident. The assessment performed also takes into consideration any guarantees received, market prices and negative market trends involving the consistent loan categories. Estimated realizable value is determined following a detailed review of outstanding loans, considering the degree of risk associated with the various forms of lending and the risk of default inherent in loans that are currently performing normally. The estimated realizable value of non-performing, problem and restructured loans, loans being restructured and loans to companies under observation, assessed on a case-by-case basis, takes into consideration not only the likelihood of eventual recovery, but also any total or partial failure to generate income and delayed repayments of such loans.

In detail:

•                  non-performing loans: loans to borrowers in a state of insolvency or similar, are valued on a case-by-case basis;

•                  problem loans: loans to borrowers suffering temporary difficulties which are likely to be overcome in an acceptable period of time, are valued on a case-by-case basis;

•                  restructured loans: loans for which a syndicate of banks (or a single bank) reschedules the repayment of principal or renegotiates the applicable terms at lower-than-market rates, are valued on a case-by-case basis;

•                  loans being restructured: loans for which the borrower has applied for consolidation to a variety of banks within the past 12 months, are valued on a case-by-case basis;

•                  loans exposed to “country risk”: loans to borrowers resident in countries with debt-servicing difficulties; these are normally adjusted on a general basis, from country to country, by applying writedown percentages that are not lower than those specified by the Banking association. Exceptions are made for certain positions which are valued separately as they are backed by specific guarantees. These loans do not include specific positions which, on the basis of an objective state of insolvency, are classified in the previous risk categories;

•                  performing loans: loans to borrowers who, at this time, do not present specific insolvency risks, are valued on a general basis, except for the positions of certain companies under observation, which are assessed on a case-by-case basis.  Loans acquired from third parties for the purpose of investment, or rather with the intent of holding them in portfolio up to their expiry in order to maximize the financial profit of the investment, are classified at purchase cost; any difference between the price paid for the investment and the nominal value or reimbursement is reflected in the statement of income to adjust the interest relating to the loans acquired, according to the residual duration of the loans and on the basis of the accruals principle. With reference to trading on the secondary loans market by the New York and London

16

branches, performing loans acquired within this activity form a separate consistent portfolio which is valued on the basis of the lower between cost and market value. General adjustments to other performing loans are calculated using the historical/statistical method and are flanked by a portfolio model based on the risk management methodologies used to monitor and control credit risks.

The “historical/statistical” method, which essentially provides an historical valuation of the portfolio risk level, is organized as follows:

1.               at the end of the period an estimate is made of the performing loans which, based on the movements over the last five years, are expected to become doubtful loans during the next year;

2.               the calculation of the potential losses likely to be incurred on the aggregate of point 1, is determined assuming that the loss percentage on performing loans transferred to doubtful loans is the same as the average loss observed over the last five years.

The portfolio model which, characterized by valuation tables, provides the extent of loss the Bank might suffer the following year, is based essentially on the following elements:

1.               the rating attributed to every counterparty assigned by the Bank, which is used to calculate the likelihood of insolvency in the next year (i.e. movements in doubtful loans), aligned to the average level of the economic cycle;

2.               the loss given default which measures the average percentage of loss expected in the case of insolvency.

The “expected losses” resulting from a reasoned comparison of the two models, constitute the parameter of reference utilized to calculate the “general reserve” destined to cover the default risk on performing loans. This calculation is aligned to what is assumed to be a fair value, determined also considering specific factors pertaining to the portfolio and to valuations of the expected evolution of the economic cycle.

For the purpose of classifying loans as non-performing, problem, restructured or exposed to country-risk, the Bank refers to current Bank of Italy regulations on the subject, integrating them with internal instructions establishing automatic rules and criteria for the transfer of loans to the various risk categories. Doubtful loans are classified to the various risk categories (non-performing, problem, restructured and being restructured) by the operating structures coordinated by the central departments responsible for the supervision of credit control.

Following a review by the central departments responsible for the control and recovery of loans, the resulting estimated realizable values are formally approved by the committees and other levels within the organization empowered to make such decisions.

Default interest accrued during the period is eliminated from the statement of income since, for the sake of prudence, collection is considered unlikely.

Writedowns, both specific and general, are made by an adjustment to reduce the value of the asset recorded in the balance sheet on the basis of the aforementioned criteria. The original values may be reinstated by means of writebacks, when the reasons for such writedowns cease to apply.

As regards the method used to calculate the “discounting adjustments”, they are determined to reflect the difference between the:

•                  estimated realizable value;

•                  and the net present value of future financial flows (principal and interest).

The current value of financial flows is determined by reference to expected cash receipts, the timing of such receipts and the applicable discounting rate.

17

The timing and extent of expected cash receipts are determined on the detailed calculations provided by the departments responsible for loan evaluation and, where this is unavailable, using estimates and general statistics deriving from historical data and studies of the business sectors concerned.

With regard to the discounting rate at 31 December 2002, the Bank used the average reference rate of 5.5%, determined as the appropriate approximate average performance at the date of inception of the doubtful loan portfolio and calculated on the basis of the contractual rates actually applied by the Bank on medium-long term loans (fixed and floating rate) and on short term loans (floating rate). Considering the need to simplify and reduce data processing costs, it is deemed that such average rate is sufficiently approximate to the result which would have been obtained had current contractual rates been applied to transactions now classified as doubtful loans.

The discounting process automatically means that there will be writebacks to discounted loans: in fact, the mere passage of time, with the consequent approach of the expected collection deadlines, implies an automatic reduction in the implicit financial charges previously deducted from the value of the loans.

Loans for which the Bank has acquired protection against the risk of non-performance as part of derivative contracts (“buyer protection”) continue to be booked in the financial statements among loans secured by personal guarantees.

Loans deriving from financing and deposit contracts

These are recorded at the amount disbursed. Loans backed by discounted notes, acquired within the scope of lending activities, are recorded in the financial statements at their nominal value, while the portion pertaining to future years is recorded among deferred income.

Repurchase agreements on securities

Repurchase agreements on securities that require the holder to resell securities when the agreement matures are treated as lending transactions. The amounts disbursed in this way are therefore recorded as loans. Income from lending, comprising interest coupons on securities and the differential between the spot and forward prices for such securities, are recorded on an accruals basis as interest in the statement of income.

Lending of securities

Transactions involving the loan of securities guaranteed by funds freely available to the lender, are treated in the same way as repurchase agreements on securities. Securities loaned, not guaranteed by sums of money, are reported in the financial statements as a combination of two functionally-linked transactions: a loan to and a deposit from a third party (or vice versa). These transactions are essentially the same as repurchase agreements, which means that the securities loaned remain in the portfolio of the lender.

Guarantees and commitments

Guarantees and commitments acquired by the Bank and which give rise to lending risks are recorded at the total value of the exposure, while the related risk is assessed on the basis described in relation to loans. Expected losses in relation to guarantees and commitments are covered by the related reserve. Commitments include exposures to underlying borrowers for derivatives on loans for which the Bank has taken over the lending risk (“seller protection”).

Derivative contracts on loans

As highlighted above, derivative contracts on loans which involve hedging sales are booked to caption 20 “commitments” at their theoretical value, while those which involve hedging purchases are booked to the underlying asset among loans secured by personal guarantees.

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Derivative contracts on loans are classified as belonging to the dealing portfolio (“trading book”) when the bank is holding them for trading. Derivatives on loans not included in the trading book are classified to the banking book.

Derivative contracts on loans belonging to the trading book are valued individually, taking into consideration the credit and financial risk inherent in those contracts.

Derivative contracts on loans belonging to the banking book are valued:

•  at cost adjusted to take into account any permanent losses in value, in the case of contracts which involve hedging sales;

•  in a consistent manner with the underlying asset object of the protection, for contracts which involve hedging purchase.

The premium paid or collected on contracts belonging to trading book is recorded among premiums for options (caption 130 under assets and caption 50 under liabilities of the balance sheet).

Contracts belonging to banking book are recorded as commission income or expense entries (respectively captions 40 and 50 of the statement of income), according to whether the amount is collected or paid.

2. Securities and off-balance sheet transactions (other than foreign currency transactions)

2.1 Investment securities

Investment securities due to be held by the company over the long term with a view to stable investments are valued at “the average daily cost”, adjusted to reflect accruals for the period of issue and dealing discounts (the latter being the difference between the purchase price and the related redemption price, net of issue discounts yet to mature).

Such securities are written down to reflect any lasting deterioration in the solvency of the issuers and the ability of the related nations to repay debt. Investment securities may also be written down in consideration of the market trend in accordance with the first subsection of art. 18 of D. Lgs. 87/92. The original value is reinstated if the reasons for any writedowns cease to apply.

2.2 Dealing securities

Securities held for dealing and treasury purposes are stated at their “average daily cost”, adjusted to reflect accrued issue discounts. They are determined as follows:

•                  securities quoted in organized markets: the official price quoted on the last trading day of the period;

•                  securities not quoted in organized markets: at the lower between cost and market value. The latter value is estimated by discounting future financial flows, applying market rates applicable at the time of valuation for similar type of instruments and the creditworthiness of the issuer. Where possible, the estimates are compared with quoted securities with similar financial characteristics. The original value of dealing securities is reinstated when the reasons for any writedowns cease to apply. Unquoted securities which are economically linked to derivative contracts are valued at market price, consistent with the accounting treatment of the contracts concerned.

Any transfers between investment security and dealing security portfolios are made on the basis of the value resulting from the application - at the time of the transaction - of the valuation policies for the portfolio of origin; the related economic effects are reported in caption 60 “Profits and losses from financial transactions” if the portfolio of origin is a dealing portfolio, and in caption 150 “Adjustments to fixed financial assets” if the portfolio of origin is an investment portfolio. Securities transferred and still held at year end are valued using the method applicable to the destination portfolio.

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Commitments to buy or sell for security transactions to be settled

Commitments to buy are valued on the basis applicable to the destination portfolio. The value of commitments to sell, on the other hand, takes into consideration the contractual forward sale price.

3. Equity investments

Equity investments are stated at cost, as revalued in the past at the time of transformation into a limited company or as a result of mergers, determined on a LIFO basis with annual increments. Cost is written down to reflect any permanent losses in value, taking into account any reductions in the equity value of the companies concerned and in the trend in exchange rates for those investments held at historical rates. The original value of equity investments is reinstated if the reasons for any writedowns cease to apply.

Equity investments may also be written down in consideration of the market trend, in accordance with the first subsection of art. 18 of D. Lgs. 87/92, or rather exclusively for tax purposes as allowed by subsection three of art. 15 of D. Lgs 87/92.

With reference to investments held in Isveimer and in Sga, any charges which the Bank may be called on to bear to cover losses incurred by companies will be covered through measures taken in accordance with Law 588/96, accomplished with the procedures provided by the Ministerial Decree of 27 September 1974, as revealed in Part B, section 5 of these notes.

The differences between the carrying value of “significant investments” and the lower value of the corresponding portion of net equity from the latest financial statements of subsidiary companies, are normally justified by the goodwill and greater market value of the assets held by those subsidiaries.

Dividends of directly controlled investments are recorded on the basis of their maturity, together with related tax credits, on the condition that the Boards of Directors of the directly controlled investments approve the proposals for the distribution of profit which are submitted before the respective Shareholders’ Meetings held before the Board of Directors of the Bank approve the financial statements.

Dividends from other investments are recorded, together with the related tax credits, to the year in which the tax credit becomes collectible, usually the year in which the dividends are collected.

4. Foreign currency assets and liabilities (including off balance sheet transactions)

Assets and liabilities denominated in foreign currency

Assets and liabilities denominated in foreign currencies or indexed to foreign exchange movements, as well as financial fixed assets funded in foreign currencies or indexed to foreign exchange movements, are valued using the spot exchange rates applying at period-end. Equity investments denominated in foreign currencies subject to local exchange control restrictions (non-convertible currencies) stated in currencies other than those of use, and those not fully or partially hedged by a deposit in the currency of denomination of the investment are stated, with regard to the part financed in currencies other than those of use, at the historical rates of exchange applying at the time of acquisition.

Foreign currency costs and revenues are stated using the exchange rates applying at the time they arose.

Unsettled spot and forward currency transactions

Unsettled spot and forward currency transactions carried out for hedging purposes are valued in the same way as the assets and liabilities being hedged - whether they are recorded on or off the balance sheet.

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Transactions not carried out for hedging purposes are valued:

•                  at period-end spot exchange rates, in the case of spot transactions still to be settled;

•                  at period-end forward exchange rates for maturity dates corresponding with that of the transactions being valued, in the case of forward transactions.

The effect of these valuations is debited or credited to the statement of income.

5. Tangible fixed assets

Tangible fixed assets are stated at purchase cost, including related charges and the cost of improvements. In certain cases, purchase cost may have been restated on transformations at the time of mergers or as a result of applying monetary revaluation laws.

Operating assets are depreciated on a straight-line basis over their residual useful lives. Tangible fixed assets are written down in cases where there is a permanent loss in value, regardless of how much depreciation has already been accumulated. The value of such assets is reinstated in future accounting periods if the reasons for any writedowns no longer apply.

Ordinary maintenance and repairs which do not determine increased utility and/or useful life are expensed in the year in which they are incurred.

6. Intangible fixed assets

Intangible fixed assets are stated at purchase or production cost, including related charges, and amortized over the period they are expected to benefit, as described below:

•                  start-up costs and costs for increases in share capital and other deferred charges are generally amortized on a straight-line basis, over five years;

•                  costs incurred for the purchase of software or for its development using external resources are generally amortized on a straight-line basis, over three years, taking into account the expected residual period of utilization. Costs incurred for the development of software before the year in which the development project was completed, are capitalized when a positive outcome of the development/creation of software is expected and the benefits of the products under completion will spread over the long term. On this assumption, the costs are amortized over not more than 5 years. During the year in which software is completed, costs incurred and not yet amortized are recorded to assets and the relevant cost is amortized over three years

•                  as revealed in the “Introduction – Background information on the financial statements”, the merger deficit deriving from the merger with Banco di Napoli which was concluded in 2002, is amortized on a straight-line basis. Amortization is provided over a period of ten years in relation to the duration of the goodwill inherent to the merged bank and is in line with the period adopted by the advisors within the scope of determining exchange ratios, for the purpose of the valuation of the companies.

7. Other aspects

Own shares

Own shares purchased by the Bank are valued at cost, determined using the “average daily cost” method, as they are classed as long-term investments. The main reason for buying own shares is to use them to complete strategic deals

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(e.g. share exchanges as part of the acquisition of equity investments, co-operation agreements and other corporate finance deals).

Should own shares be destined for stock incentive plans or stock option plans, they are classified at market value in special separate portfolios, in the same manner as dealing securities.

Stock option plans

Stock incentive plans approved by the Bank, which do not include the assignment of own shares, consist in the assignment of rights to subscribe to increases in share capital against payment. Considering that neither Italian regulations nor Italian accounting policies provide specific instructions in this respect, the booking of these plans is made by registering the increase in capital and the related additional paid in capital at the time of subscription.

Payables

Payables are stated at their nominal value. The difference between the nominal value of loans received, or securities placed, and the amount actually received, is recorded in the financial statements among deferrals and released to the statement of income on an accruals basis, in accordance with the repayment plan implicit in the funding transaction. Zero-coupon securities are stated at their issue price plus accrued interest. Consistent with the policies described above, funding repurchase agreements that require the holder to resell the securities acquired when the agreement matures are recorded among payables, as are related securities borrowing transactions.

Provisions for employee termination indemnities

The provisions for employee termination indemnities represent the liability to each employee at period-end, accrued in accordance with current legislation and payroll agreements.

Provisions for risks and charges

Provisions for risks and charges cover known or likely liabilities, the timing and extent of which cannot be determined at period-end or at the time the financial statements are prepared.

Pensions and similar

The pension fund, qualifiable as an “internal” pension fund, is set up to cover charges linked with integration of the pension paid to the former IMI S.p.A. employees entitled to such payment integration. The contingency arising in this connection is assessed at year end on the basis of independent actuarial appraisals, in order to determine the provisions to technical reserves needed to cover future pensions.

Taxation

The taxation reserve is to cover corporate income taxes (IRPEG) and the regional tax on business activities (IRAP), including local taxes payable by foreign branches, as well as deferred taxes and existing or potential fiscal disputes.

Income taxes for the year are estimated prudently on the basis of the tax charges for the period, determined in relation to current tax legislation.

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Deferred taxation, determined according to the so called balance sheet liability method, reflects the tax effect of provisional differences between the book value of assets and liabilities and their value for tax purposes, which will lead to taxable and deductible amounts in future years. To this end, taxable provisional differences are defined as those which will give rise to taxable income in future years (deferred capital gains, for example); while deductible provisional differences are defined as those which will give rise to deductible amounts in future years (such as provisions and costs that can be deducted for tax purposes over a period of years, e.g. general loan writedowns in excess of the fiscally deductible amount).

Deferred tax liabilities are calculated by applying the average tax rate determined taking into account the effect of nominal and subsidized tax rates established by legislation, on taxable provisional differences likely to generate a tax burden. Deferred tax assets are calculated on deductible provisional differences if these are likely to be recovered. Deferred tax assets and liabilities relating to the same tax and expiring in the same period are offset against each other.

In relation to the years in which deductible provisional differences are higher than taxable provisional differences, the relevant deferred tax assets are recorded to caption 130 – other assets- as an asset item of the balance sheet and offset against income tax.

In the years in which taxable provisional differences are higher than deductible provisional differences, the relevant deferred tax liabilities are recorded to caption 80.b – provisions for taxation - and offset against income tax. With reference to dividends recorded on the basis of their maturity, the tax credits are offset against the relevant provisions for tax liabilities: for the purpose of applying accounting principle 25 “The treatment of income taxes” Paragraph C.II and in line with the provision of IAS 12 in respect of the compensation of reverse deferred and prepaid taxation entries in the same year. Any excess in provisions for deferred taxation on matured dividends is equal to the estimated portion of limited tax credits considered non-recoverable.

If the deferred tax (asset or liability) relates to transactions directly involving shareholders’ equity without affecting the statement of income, it is debited or credited to shareholders’ equity.

The deferred taxation on equity reserves that will become taxable “however used” is charged against shareholders’ equity. Deferred taxation relating to revaluations arising on conversion to the euro, credited to a specific reserve that will become taxable pursuant to art. 21 of D. Lgs. 213/98, is charged directly against this reserve.

No provision is made for the Banks’ reserves subject to taxation only in the event of distribution. This is because such reserves are allocated to accounts that are not available for distribution and because the events which would give rise to such taxation are not expected to occur.

Other provisions

Provisions for guarantees and commitments cover losses on guarantees given and, more generally, the contingencies associated with guarantees and commitments and exposures to derivate contracts on loans for which the Bank has taken over the lending risk (seller protection).

Provisions for other risks and charges cover estimated losses arising from legal action and, in particular, from repayments claimed by the receivers of bankrupt customers. They also cover possible charges in connection with guarantees given on the sale of equity investments, possible charges in connection with the Group’s commitment to support the Interbank Deposit Guarantee Fund, possible charges in connection with the renegotiation of subsidized home mortgage loans (Law 133/99 and that dictated by Budget Law 2001) and unsubsidized fixed rate mortgages (Law Decree 394 dated 29 December 2000, converted to Law 24 dated 28 February 2001) and possible charges in connection with other potential liabilities.

The “provisions for other personnel charges” mainly comprise:

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•                  provisions recorded on the basis of an independent actuarial report, in order to cover the technical deficit of the independent supplementary pension fund for Istituto Bancario San Paolo di Torino employees (an independent entity which integrates the compulsory pension fund) as well as provisions for other welfare and social contributions.

•                  provisions made to set up a reserve to provide cover for employee seniority bonuses payable after completion of 25 and 35 years service;

•                  provisions to cover discretional employee bonuses, commitments for staff leaving incentives offered during the year and in prior years and other potential liabilities.

Reserve for general banking risks

This reserve covers general business risks and, as such, forms part of shareholders’ equity in compliance with international supervisory standards and Bank of Italy instructions.

Accruals and deferrals

Accruals and deferrals are recognized in accordance with the matching principle.

Derivatives on currency, securities, interest rates, stockmarket indices and other assets

Derivative contracts are valued individually using the methods applicable to the portfolio concerned (hedging contracts and non-hedging contracts). The accounting principles and valuation criteria of derivative contracts are also applied to incorporated derivatives which represent the components of hybrid financial instruments and include both derivative and primary contracts. To this end, incorporated derivative contracts are separate from primary contracts and are booked and valued according to the following principles and criteria.

The values determined are recorded separately in the balance sheet without off-setting assets and liabilities. Agreements between the parties to off-set reciprocal receivables and payables in the case of default by one of the counterparts (“master netting agreements”) are not relevant for disclosure purposes, but are taken into consideration when assessing the counterparty’s lending risk.

The values determined by the contract valuation process (hedging and non-hedging) are adjusted on a case-by-case or a general basis, where appropriate, in order to reflect the lending risk (counterparty and/or country risk) inherent in the contracts.

Hedging contracts

These are entered into with the aim of protecting the value of individual assets or liabilities, as well as any groups of assets or liabilities, on or off the balance sheet, from the risk of market fluctuations. In the case of off-balance sheet items, the hedging objective is achieved via the use of asset and liability management techniques. A transaction is considered to be a hedge in the presence of the following documented conditions:

a)              intent to enter into a hedge;

b)             high degree of correlation between the technical and financial characteristics of the assets or liabilities hedged and those inherent in the hedging contract.

If just one of the conditions above ceases to apply, then the contract is re-qualified as “non-hedging”.

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Hedging derivatives are valued on a basis consistent with the assets and liabilities being hedged. The related procedures for presentation in the financial statements are summarized below:

Balance sheet: the period element of differentials or net interest on contracts hedging the interest arising from interest-earning/bearing assets and liabilities is classified among “Accrued income” and/or “Accrued expenses”. The period element of differentials on forward rate agreements hedging the interest arising from interest-earning/bearing assets and liabilities is classified among “Prepaid expenses” and/or “Deferred income”. The market value of contracts hedging the risk of price fluctuations, and the effect of valuing contracts hedging the exchange risk on lending and funding activities (principal portion) using year-end spot exchange rates, are classified among “Other assets” and/or “Other liabilities”. Contracts hedging investment securities or total loans and deposits are valued at cost.

Statement of income: where derivative contracts are intended to hedge the interest arising from interest-earning/bearing assets and liabilities, the related economic effect will form part of net interest income on an accruals basis. In this case, the related differentials and margins are allocated either to interest income or to interest expense, depending on their nature. If, on the other hand, the derivative contract hedges the risk of market price or exchange fluctuations (principal portion), then the revenues or costs generated are treated as “Profits/losses on financial transactions”. More specifically, differentials and margins earned on derivative contracts hedging dealing securities are treated as interest, if they relate to multiple-flow contracts (e.g. IRS) or to single-flow contracts where the duration of the underlying asset is less than one year (e.g. FRA); but as profits and losses from financial transactions, if they relate to single-flow contracts where the duration of the underlying asset is more than one year (e.g. futures and options).

Non-hedging contracts

These are valued as follows:

Contracts on securities, interest rates, stockmarket indices and other assets: contracts quoted in organized markets are stated at their market value on the last day of the period. Contracts linked to reference indicators subject to official observation are stated on the basis of their financial value (replacement cost), determined with reference to the market quotations for those indicators on the last day of the period. Other contracts are valued with reference to other elements determined on an objective and consistent basis.

Foreign currency derivatives: these are stated using the forward exchange rates ruling at period-end for the maturity dates of the transactions subject to valuation.

The related procedures for presentation in the financial statements are summarized below:

Balance sheet: the amounts determined from the valuation of non-hedging contracts are classified as “Other assets” or “Other liabilities”.

Statement of income: the economic effects of non-hedging derivative contracts are classified as “Profits/losses on financial transactions”. The structure of this caption, according to the sectors of the financial instruments being traded (securities, currency, other financial instruments) and to the nature of income/charges which they generate (valuations or not), is illustrated in a specific table in the Explanatory Notes.

Internal deals

The Bank has adopted an organizational structure based on specialized trading desks that have exclusive authorization to deal in specific derivatives. The arrangement is inspired mainly by the goals of efficiency (lower transaction costs), improved management of market and counterparty risks, and the optimal allocation of specialized human resources.

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These desks manage portfolios consisting of various types of derivatives (and sometimes securities) and operate within defined net risk limits.

The desks serve as counterparties to other desks (which are also autonomous from an accounting point of view) that are not authorized to deal in the market, by means of internal deals in derivatives at market prices.

With regard to the accounting treatment of internal deals and their effect on income, it should be noted that:

•                  internal deals involving derivatives held in specialized desk portfolios are stated at market value when entered into for trading/dealing purposes;

•                  internal deals involving derivatives held in non-specialized desk portfolios are treated on a basis consistent with the assets or liabilities being hedged (for example, at market value if they hedge listed dealing securities and at cost if they hedge investment securities and/or deposits).

Settlement date

Currency and security transactions, interbank deposits and loans and the bills portfolio are recorded with reference to their settlement dates.

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SECTION 2 - ADJUSTMENTS AND PROVISIONS RECORDED FOR FISCAL PURPOSES

2.1 Adjustments to value recorded solely for fiscal purposes

No adjustments solely for fiscal purposes have been recorded during the year.

2.2 Provisions recorded solely for fiscal purposes

No provisions solely for fiscal purposes have been recorded during the year.

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Part B - Information on the balance sheet

SECTION 1 - LOANS

Due from banks (caption 30)

Amounts due from banks are analyzed below by type of counterparty and technical form of the transaction:

	31/12/02	31/12/01 pro forma	Change
	(€/mil)	(€/mil)%
Due from central banks
• compulsory reserve	143	612	-76.6
• other	14	999	-98.6
Due from other banks
• repurchase agreements and securities lending	4,871	2,937	+65.8
• current accounts	657	876	-25.0
• deposits	14,060	12,904	+9.0
• loans	1,008	1,400	-28.0
• subordinated loans	194	184	+5.4
• other	4	489	-99.2
Total	20,951	20,401	+2.7

The compulsory reserve with the Bank of Italy identified above reflects the year-end precise position.

Detail of caption 30 “due from banks” (Table 1.1 B.I.)

	31/12/02	31/12/01 pro forma	Change
	(€/mil)	(€/mil)%
a) Deposits with central banks	157	1,611	-90.3
b) Bills eligible for refinancing with central banks	—	—	n.s.
c) Repurchase agreements	4,871	2,937	+65.8
d) Securities loaned	—	—	n.s.

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Degree of risk in loan portfolio to banks

Analysis of loans to banks (Table 1.2 B.I.)	€/mil

	31/12/02			31/12/01 pro forma
Category / Value	Gross exposure	Total adjustments	Net exposure	Gross exposure	Total adjustments	Net exposure
A. Doubtful loans	79	24	55	88	27	61
A.1 Non-performing loans	9	8	1	10	9	1
A.2 Problem loans	—	—	—	—	—	—
A.3 Loans in course of restructuring	—	—	—	—	—	—
A.4 Restructured loans	—	—	—	—	—	—
A.5 Unsecured loans exposed to country risk	70	16	54	78	18	60
B. Performing loans	20,896	—	20,896	20,340	—	20,340
Total loans to banks	20,975	24	20,951	20,428	27	20,401

Non-performing loans are essentially unsecured loans to residents in nations exposed to country risk.

Movements in doubtful amounts due from banks (Table 1.3 B.I.)	€/mil

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk
A. Pro forma gross exposure as of 1/1/02	10	—	—	—	78
A.1 of which: for default interest	1	—	—	—	—
B. Increases	—	—	—	—	4
B.1 inflows from performing loans	—	—	—	—	—
B.2 default interest	—	—	—	—	—
B.3 transfer from other categories of doubtful loans	—	—	—	—	—
B.4 other increases	—	—	—	—	4
C. Decreases	1	—	—	—	12
C.1 outflows to performing loans	—	—	—	—	—
C.2 write-offs	—	—	—	—	—
C.3 collections	—	—	—	—	12
C.4 disposals	—	—	—	—	—
C.5 transfer to other categories of doubtful loans	—	—	—	—	—
C.6 other decreases	1	—	—	—	—
D. Gross exposure as of 31/12/02	9	—	—	—	70
D.1 of which: for default interest	1	—	—	—	—

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Movements in total adjustments to loans granted to banks (Table 1.4 B.I.)	€/mil

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Total pro forma adjustments as of 1/1/02	9	—	—	—	18	—
A.1 of which: for default interest	1	—	—	—	—	—
B. Increases	—	—	—	—	—	—
B.1 adjustments	—	—	—	—	—	—
B.1.1 of which: for default interest	—	—	—	—	—	—
B.2 use of reserves for possible loan losses	—	—	—	—	—	—
B.3 transfer from other categories of loans	—	—	—	—	—	—
B.4 other increases	—	—	—	—	—	—
C. Decreases	1	—	—	—	2	—
C.1 writebacks from valuations	—	—	—	—	—	—
C.1.1 of which: for default interest	—	—	—	—	—	—
C.2 writebacks of collections	—	—	—	—	—	—
C.2.1 of which: for default interest	—	—	—	—	—	—
C.3 write-offs	—	—	—	—	—	—
C.4 transfer to other categories of doubtful loans	—	—	—	—	—	—
C.5 other decreases	1	—	—	—	2	—
D. Total adjustments as of 31/12/02	8	—	—	—	16	—
D.1 of which: for default interest	1	—	—	—	—	—

Loans to customers (caption 40)

Loans to customers are analyzed below, by technical form:

	31/12/02	31/12/01 pro forma	Change
	(€/mil)	(€/mil)%

Mortgage loans	33,155	32,269	+2.7
Other forms of finance not flowing through current accounts – Italian branches	17,171	17,076	+0.6
Current accounts	10,569	10,622	-0.5
Other forms of finance not flowing through current accounts – foreign branches	5,706	7,448	-23.4
Import-export loans	1,997	2,224	-10.2
Advances with recourse	2,642	2,589	+2.0
Repurchase agreements and securities loaned	957	2,835	-66.2
Risk on portfolio	803	968	-17.0
Loans repurchased by third parties	839	798	+5.1
Non-performing loans	788	830	-5.1
Personal loans	735	665	+10.5
Other loans to customers	797	930	-14.3
Total (a)	76,159	79,254	-3.9

(a)       This includes Società per la gestione delle attività (Sga Spa) loans totaling 1,285 million euro, of which 1,252 million euro (2,041 million euro at 31 December 2001) refer to “Other forms of finance not flowing through current accounts - Italian branches” granted within the scope of measures provided by Law 588/96 and 33 million euro refer to overdrafts on “current accounts” agreed for the regular management of the company.

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Detail of caption 40 “loans to customers” (Table 1.5 B.I.)

	31/12/02	31/12/01 pro forma	Change
	(€/mil)	(€/mil)%

a) Bills eligible for refinancing with central banks	18	15	+20.0
b) Repurchase agreements	957	2,835	-66.2
c) Securities loaned	—	—	n.s.

The detail of “secured loans to customers” excluding those granted directly to Governments or other public bodies for 3,089 million euro (3,267 million euro as of 31 December 2001), is the following:

Secured loans to customers (Table 1.6 B.I.)

	31/12/02	31/12/01 pro forma	Change
	(€/mil)	(€/mil)%

a) Mortgages	20,505	20,330	+0.9
b) Pledged assets:
1. cash deposits	238	24	n.s.
2. securities (a)	2,543	4,456	-42.9
3. other instruments	317	423	-25.1
c) Guarantees given by:
1. governments (b)	3,153	3,767	-16.3
2. other public entities	44	13	n.s.
3. banks	854	1,221	-30.1
4. other operators	9,873	9,546	+3.4
Total	37,527	39,780	-5.7

(a)       These include 957 million euro as of 31/12/02 and 2,835 million euro as of 31/12/01 of repurchase and similar agreements guaranteed by underlying securities.

(b)       Including 1,285 million euro as of 31/12/02 referred to loans to Società per la gestione delle attività (Sga Spa).

Loans to customers guaranteed by banks and other operators include 113 million euro of positions for which the Bank purchased buyer protection against the risk of non-performance, by means of derivative contracts.

“Secured loans to customers” and those granted directly to Governments or other public bodies represent 53% of total loans to customers (54% at the end of 2001).

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Degree of risk in loan portfolio to customers

The principal and interest elements of loans are stated at their estimated realizable value by applying the policies described in detail in Part A, Section 1 of these notes; the related writedowns are effected via direct reduction of the balance sheet asset value of the loans concerned.

The estimated realizable value of doubtful loans takes into account not only the likelihood of recovery, but also their total or partial lack of income generation and late repayment. Total adjustments for discounting purposes as of 31 December 2002 total 173 million euro (185 million euro as of 31 December 2001).

Analysis of loans to customers (Table 1.7 B.I.)	€/mil

	31/12/02			31/12/01 pro forma
Category / Value	Gross exposure	Total adjustments	Net exposure	Gross exposure	Total adjustments	Net exposure
A. Doubtful loans	4,154	2,478	1,676	4,080	2,302	1,778
A.1 Non-performing loans	2,933	2,145	788	2,779	1,949	830
A.2 Problem loans	1,012	287	725	1,076	285	791
A.3 Loans in course of restructuring	19	1	18	66	21	45
A.4 Restructured loans	139	28	111	121	35	86
A.5 Unsecured loans exposed to country risk	51	17	34	38	12	26
B. Performing loans	75,145	662	74,483	78,119	643	77,476
Total loans to customers	79,299	3,140	76,159	82,199	2,945	79,254

Problem and non-performing loans include unsecured loans to residents of nations exposed to risk for a gross exposure of 4 million euro, of which 2 million euro on problem loans, written down by 1 million euro and 2 million euro on non-performing loans written down in full.

32

Coverage of loans

Categories	31/12/02	31/12/01 pro forma
	(%)	(%)
Non-performing loans	73.13	70.13
Problem, restructured and in course of restructuring loans	27.01	27.00
Unsecured loans exposed to country risk	33.33	31.58
Performing loans (a)	0.97	0.90

(a)       The amount of performing loans does not include loans to SGA of 1,285 million euro and loans to Group companies of 5,567 million euro (respectively 2,041 million euro and 4,352 million euro as of 31 December 2001).

As regards the various types of loans, the highest levels of coverage are for ordinary loans, while the percentages on construction loans are lower given the existence of mortgage guarantees on these positions

Movements in doubtful loans to customers (Table 1.8 B.I.)	€/mil

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk

A. Pro forma gross exposure as of 1/1/02	2,779	1,076	66	121	38
A.1 of which: for default interest	524	35	—	—	—
B. Increases	588	845	38	52	13
B.1 inflows from performing loans	53	636	—	7	—
B.2 default interest	104	11	—	—	—
B.3 transfer from other categories of doubtful loans	295	92	33	39	—
B.4 other increases	136	106	5	6	13
C. Decreases	434	909	85	34	—
C.1 outflows to performing loans	9	102	—	—	—
C.2 write-offs	99	40	—	5	—
C.3 collections	269	413	8	15	—
C.4 disposals	1	—	—	—	—
C.5 transfer to other categories of doubtful loans	30	340	76	13	—
C.6 other decreases	26	14	1	1	—
D. Gross exposure as of 31/12/02	2,933	1,012	19	139	51
D.1 of which: for default interest	594	32	—	—	—

33

Movements in total adjustments made to loans to customers (Table 1.9 B.I.)	€/mil

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Total pro forma adjustments as of 1/1/02	1,949	285	21	35	12	643
A.1 of which: for default interest	524	35	—	—	—	6
B. Increases	410	196	4	5	7	51
B.1 adjustments	271	145	3	1	6	49
B.1.1 of which: for default interest	104	11	—	—	—	2
B.2 use of reserves for possible loan losses	—	—	—	—	—	—
B.3 transfer from other categories of loans	97	50	1	4	—	—
B.4 other increases	42	1	—	—	1	2
C. Decreases	214	194	24	12	2	32
C.1 writebacks from valuations	20	15	1	1	—	5
C.1.1 of which: for default interest	—	—	—	—	—	—
C.2 writebacks of collections	60	38	1	—	—	3
C.2.1 of which: for default interest	23	8	—	—	—	2
C.3 write-offs	100	40	—	5	—	10
C.4 transfer to other categories of doubtful loans	19	97	22	5	—	9
C.5 other decreases	15	4	—	1	2	5
D. Total adjustments as of 31/12/02	2,145	287	1	28	17	662
D.1 of which: for default interest	594	32	—	—	—	4

As already discussed, total adjustments include 173 million euro relating to the adoption of a policy for discounting doubtful loans. More specifically, writedowns for discounting purposes total 136 million euro on non-performing loans, 30 million euro on problem loans, 6 million euro on restructured loans and 1 million euro on loans in course of restructuring.

Performing loans include watchlist positions for a gross exposure of 201 million euro, covered by writedowns totalling 9 million euro.

Default interest accrued on performing loans and written-down in full amount to 4 million euro.

34

Loans to customers and banks resident in nations exposed to country risk

€/mil

	Gross exposure
	Total	of which: unsecured
Country		book value	weighted value
Brazil	55	39	39
Egypt	54	26	26
Morocco	22	15	15
Venezuela	14	11	11
Romania	12	8	8
Argentina	77	7	7
Tunisia	7	6	1
Cameroon	2	2	2
Costa Rica	2	2	—
Russia	363	1	1
Iran	60	1	1
Philippines	11	1	1
Algeria	5	1	1
Yugoslavia	1	1	1
Pakistan	21	—	—
Other countries	35	—	—
Total gross exposure	741	121	114
Total adjustments	33	33
Net exposure as of 31/12/2002	708	88

For the purposes of the report on the “country risk”, the countries considered are those listed by the Italian Banking Association, for which, in the absence of specific guarantees, general adjustments have to be made. Adjustments have been made, normally, by applying the weighting criteria and the writedown percentages agreed industry-wide by the Italian Bankers’ Association, as mentioned above. Such writedowns are to cover all of the losses that might arise from those events that are typical to “country risk”.

Secured loans amount to 620 million euro, of which 462 million euro are insured by SACE or by sureties from banking operators in the OECD area. The remaining 158 million euro refer to loans granted to a prime customer resident in Russia that are guaranteed by receivables deriving from supply contracts with leading West European companies. This collateral is deemed adequate to cover the lending risk. In compliance with Bank of Italy regulations, these loans are included in the calculation of “country risk”, which is deducted from the Bank’s capital for supervisory purposes.

Other information relating to loans

Information regarding the distribution of loans, by category of borrower, business sector, geographical area, currency and liquidity, is provided in Part B, Section 11 of these notes.

35

SECTION 2 - SECURITIES

Securities owned by the Bank are analyzed as follows:

	31/12/02	31/12/01 pro forma	Change
	(€/mil)	(€/mil)%
Treasury bills and similar bills eligible for refinancing with central banks (caption 20)	1,554	3,909	-60.2
Bonds and other debt securities (caption 50)	12,813	14,279	-10.3

Shares, quotas and other equities (caption 60)	330	512	-35.5
Total	14,697	18,700	-21.4
of which:
• investment securities	2,039	3,256	-37.4
• dealing securities	12,658	15,444	-18.0

“Treasury bills and similar bills eligible for refinancing with central banks” represent securities which may be used for refinancing purposes, but may not be used for this purpose as of the date of the financial statements.

Investment securities

Investment securities, totaling 2,039 million euro, are held for the long term as a stable investment and, as such, are generally held through to redemption. The allocation to the investment portfolio is made on the basis of criteria defined in a specific framework resolution approved by the Board of Directors in the following circumstances:

•     in the case of related forms of funding;

•     in the case of specific control regulations;

•     in the case of not readily marketable securities.

Investment securities (Table 2.1 B.I.)	€/mil

	31/12/02		31/12/01 pro forma
Caption / Value	Book value	Market value	Book value	Market value
1. Debt securities
1.1 Government securities
• quoted	996	1,050	1,514	1,534
• unquoted	—	—	6	6
1.2 Other securities
• quoted	135	141	627	634
• unquoted	908	919	1,109	1,089
2. Equities
• quoted	—	—	—	—
• unquoted	—	—	—	—
Total	2,039	2,110	3,256	3,263

The portfolio as at 31 December 2002, consisting of 49% Italian Government bonds and 51% other securities, shows a net unrealized gain of 11 million euro on the portion not covered by hedging contracts and an unrealized gain of 60 million euro on the portion hedged by derivative contracts. The valuation of these contracts reveals an unrealized loss of 64 million euro.

36

A positive difference between the market value and book value reveals a profit of 59 million euro which will be recorded in the statement of income on an accrual basis.

Changes in investment securities during the year (Table 2.2 B.I.)	€/mil

A. Pro forma opening balance	3,256
B. Increases
B1. purchases	756
B2. writebacks	1
B3. transfers from dealing portfolio	—
B4. other changes	41
C. Decreases
C1. sales	277
C2. redemptions	694
C3. adjustments	51
of which:
long-term writedowns	30
C4. transfers to dealing portfolio	827
C5. other changes	166
D. Closing balance	2,039

Transfers to the dealing portfolio refer to 810 million euro for the former Banco di Napoli (415 million euro of which Government bonds and 395 million euro of which securities issued by Banco di Napoli and Sanpaolo Imi) and to 17 million euro for Sanpaolo Imi securities previously held by the London branch of the former Cardine Banca. The transfers were stipulated at book value, on the basis of the valuation policies for the portfolio of origin.

Subcaption B4. “Increases - other changes” includes exchange rate differences on securities denominated in foreign currencies for 18 million euro, issue and dealing discounts and capitalization of interest on zero coupon bonds recorded to the statement of income for 18 million euro and gains on disposal of 5 million euro.

Subcaption C5. “Decreases - other changes” includes exchange rate differences on securities denominated in foreign currencies for 158 million euro, issue and dealing discounts recorded to the statement of income for 5 million euro and losses on disposal of 3 million euro.

The adjustments in subcaption C3., of 51 million euro, refer to losses in value of a long-term nature of approximately 30 million euro. The residual optional adjustments were made, in accordance with article 18, subsection 1 of D.Lgs 87/92, to take into account market trends. The adjustments recorded to the statement of income were mainly determined by the worsening conditions of solvency of borrowers in relation to securities or collateral. When determining the adjustments, the prices supplied by the arrangers of the issues were also prudently considered.

It is worth remembering that by resolution of the Board of Directors of the Bank, the maximum size of the investment securities portfolio has been established as the lower of:

•                  25% of the total securities owned;

•                  the Bank’s regulatory capital.

37

Dealing securities

Dealing securities, held for treasury and negotiation purposes, amount to 12,658 million euro and comprise:

•                  3,266 million euro linked to derivative contracts;

•                  9,392 million euro not linked to derivative contracts.

Dealing securities (Table 2.3 B.I.)	€/mil

	31/12/02		31/12/01 pro forma
Caption / Value	Book value	Market value	Book value	Market value
1. Debt securities
1.1 Government securities
• quoted	4,673	4,673	7,485	7,485
• unquoted	40	40	—	—
1.2 Other securities			—	—
• quoted	789	789	1,543	1,543
• unquoted	6,827	6,851	5,904	5,923
2. Equities
• quoted	299	299	36	36
• unquoted	30	30	476	477
Total	12,658	12,682	15,444	15,464

Unquoted dealing securities not linked to derivative contracts, valued at the lower of cost and market value, have led to write-downs of 9 million euro, net.

The book value of other unquoted securities includes the own issues for 891 million euro and Group company issues for 2,897 million euro.

38

Changes in dealing securities during the year (Table 2.4 B.I.)	€/mil

A. Pro forma opening balance	15,444
B. Increases
B1. purchases
• debt securities
• government securities	53,603
• other securities	11,523
• equities	193
B2. writebacks and revaluations	37
B3. transfers from investment portfolio	827
B4. other changes	219
C. Decreases
C1. sales and redemptions
• debt securities
• government securities	56,815
• other securities	11,550
• equities	318
C2. adjustments	46
C3. transfers to investment portfolio	—
C5. other changes	459
D. Closing balance	12,658

Subcaption B4. “Increases - other changes” is detailed as follows:

B4. “Increases - other changes”	€/mil

Exchange differences	55
Capitalization of accrued interest on treasury bills (BOT) and zero coupon bond (BTZ)	63
Gains on disposals	66
Accrued issue discounts	3
Other	32
Total other changes	219

Subcaption C5. “Decreases - other changes” is detailed as follows:

C5. “Decreases - other changes”	€/mil

Exchange differences	360
Losses on disposals	70
Other	29
Total other changes	459

Other information relating to securities

The composition of the securities portfolio is analyzed by geographical area, currency and liquidity in Part B, Section 11 of these notes.

39

SECTION 3 - EQUITY INVESTMENTS

Equity investments, reported in asset captions 70 and 80 of the balance sheet, are analyzed as follows:

	31/12/02	31/12/01 pro forma (a)	Change
	(€/mil)	(€/mil)%
Equity investments (caption 70)	1,620	2,364	-31.5
Investments in Group companies (caption 80)	6,693	9,104	-26.5
Total	8,313	11,468	-27.5
of which:
• significant investments	7,313	9,596	-23.8
• other shareholdings	1,000	1,872	-46.6

(a) The difference between the corresponding information recorded to the “official” and “reclassified” balance sheet pro forma schedules, as of 31 December 2001 of 2,822 million euro, is mainly due to the cancellation of the investment in Banco di Napoli (2,944 million euro), the inclusion of the investment in Group companies acquired following the exchange with the Cardine Banca shares (409 million euro), the difference between the book value of Group shareholdings transferred to Cardine Finanziaria and the greater book value of Cardine Finanziaria in the financial statements of the Bank, resulting from the transaction (278 million euro), the book value of the investment in Cardine Banca cancelled as a result of the merger (516 million euro) and the book value of “other investments” transferred to Cardine Finanziaria (48 million euro).

40

Significant investments

Significant investments held by the Bank, being those in subsidiary companies or in companies subject to significant influence, as defined in articles 4 and 19 of D.Lgs.87/92, are indicated in the table below:

Significant investments (Table 3.1 B.I.)	€/mil

Name	Registered offices	Activity	Shareholders’ equity (a)	Net income (loss)	Percentage ownership	Book value
A. Subsidiary companies
A.1 Group companies
Banca Fideuram S.p.A.	Milan	banking	710	130	64.10	94
Banca Imi S.p.A.	Milan	banking	349	2	100.00	304
Banca OPI S.p.A.	Rome	banking	588	33	100.00	469
Banque Sanpaolo S.A.	Paris	banking	389	29	100.00	386
Brokerban S.p.A.	Naples	insurance brokerage	2	1	100.00	1
Cardine Finance Plc	Dublin	finance	10	—	99.98	10
Cardine Finanziaria S.p.A.	Padua	holding company	2,555	193	100.00	2,439
Consorzio Studi e Ricerche Fiscali	Rome	tax consultancy	—	—	50.00	—
Esaban S.p.A.	Naples	tax collection	-1	-10	100.00	—
FARBANCA S.p.A. (c)	Bologna	banking	11	—	15.00	2
Finemiro Banca S.p.A.	Bologna	banking	114	7	96.98	73
Ge.Ri.Co. - Gest. Riscoss. Tributi in Concessione S.p.A.	Venice	tax collection	-1	-8	100.00	—
IMI Investimenti S.p.A.	Turin	finance	424	-89	100.00	432
INVESP S.p.A.	Turin	finance	408	113	100.00	248
ISC Euroservice GmbH	Frankfurt	operating	—	—	80.00	—
Prospettive 2001 S.p.A.	Turin	finance	49	-6	100.00	40
RSP S.r.l.	Turin	non-finance	—	—	100.00	—
Sanpaolo Fiduciaria S.p.A.	Turin	finance	3	1	100.00	2
Sanpaolo Imi Bank (International) S.A.	Madeira	banking	176	5	69.01	95
Sanpaolo Imi Bank Ireland Plc	Dublin	banking	516	-8	100.00	515
Sanpaolo Imi Capital Company I LLC (b)	Wilmington	finance	1,050	—	4.31	45
Sanpaolo Imi International S.A.	Luxembourg	finance	810	-232	100.00	810
Sanpaolo Imi Internazionale S.p.A.	Padova	finance	10	—	100.00	10
Sanpaolo IMI Private Equity S.p.A.	Bologna	finance	234	-11	100.00	248
Sanpaolo Imi Us Financial Co.	Wilmington	finance	—	—	100.00	—
Sanpaolo Imi Wealth Management S.p.A.	Milan	finance	545	123	100.00	367
Sanpaolo Leasint S.p.A.	Milan	leasing	86	13	100.00	82
Sanpaolo Riscossioni Genova S.p.A.	Genoa	tax collection	7	1	100.00	6
Sanpaolo Riscossioni Prato S.p.A. (c)	Prato	tax collection	4	—	36.24	1
Sep - Servizi e Progetti S.p.A.	Turin	operating	3	1	100.00	2
Sga S.p.A. (d)	Naples	finance	-284	-285	100.00	1
West Bank S.A.	Arad	banking	7	-7	72.39	5
West Trade Center S.A.	Arad	operating	—	—	75.00	—
Bn Finrete S.p.A. - in liquidation	Naples	finance	1	—	99.00	1
Cardine Suisse S.A. - in liquidation	Lugano	finance	1	—	99.00	—

41

Significant investments (Table 3.1 B.I.)	€/mil

Name	Registered offices	Activity	Shareholders’ equity (a)	Net income (loss)	Percentage ownership	Book value
Cariparo Ireland Plc - in liquidation (f)	Dublino	finance	1	—	99.94	1
Imifin S.p.A. - in liquidation	Rome	finance	—	—	100.00	—
Innovare S.r.l. - in liquidation	Naples	non-finance	1	—	90.00	1
Isveimer S.p.A. - in liquidation (e)	Naples	banking	46	8	65.22	—
Sanpaolo Us Holding Co. - in liquidation	Wilmington	finance	4	2	100.00	3
Total						6,693

(a) Excluding share of net income and reserves due for distribution

(b) The percentage ownership refers to the total capital. The percentage ownership on ordinary capital amounts to 100%.

(c) Company included as significant investment in that globally the Group holds the controlling portion of shares.

(d) Financial statements as of 30 June 2002 – Voting rights on 100% of share capital is exercized by the Treasury Ministry.

(e) Financial statements as of 31 December 2001.

(f) Balance sheet as of 30/09/2002.

Significant investments (Table 3.1 B.I.)	€/mil

Name	Registered offices	Activity	Shareholders’ equity (a)	Net income (loss)	Percentage ownership	Book value
A.2 Jointly held companies
Banka Koper D.D.	Koper	banking	135	14	62.10	151
Centradia Group Ltd (d)	London	finance	16	-22	29.03	5
Finconsumo Banca S.p.A.	Turin	banking	63	12	50.00	17
Total						173

B. Companies subject to significant influence
Cassa dei Risparmi di Forlì S.p.A.	Forlì	banking	203	20	21.02	169
Cassa di Risparmio di Firenze S.p.A.	Florence	banking	905	90	19.53	227
Cbe Service S.p.r.l.	Bruxelles	non-finance	—	—	31.70	—
CR Firenze Gestion Internationale S.A.	Luxembourg	finance	1	5	20.00	—
Esatri S.p.A.	Milan	tax collection	44	17	31.50	4
HDI Assicurazioni S.p.A.	Rome	insurance	142	5	28.32	38
Inter-Europa Bank Rt	Budapest	banking	52	5	32.51	8
Liseuro S.p.A.	Udine	leasing	3	—	35.11	—
Società Gestione per il Realizzo S.p.A. (b)	Rome	non-finance	21	7	28.31	1
Stoà - Istituto di studi per la direzione di impresa (b)	Ercolano	non-finance	1	—	20.76	—
Trivimm S.p.A.	Verona	non-finance	2	—	23.00	—
Aeroporto di Napoli S.p.A. - in liquidation (b)	Naples	non-finance	—	—	20.00	—
Consorzio Bancario Sir S.p.A. - in liquidation (b)	Rome	finance	1	—	32.84	—
Finexpance S.p.A. - in liquidation (b)	Chiavari	non-finance	-9	—	30.00	—
Galileo Holding S.p.A. - in liquidation (b)	Venice	holding company	-24	1	31.52	—
G.E.Cap - Gestioni Esattoriali della Campania S.p.A. - in liquidation (b)	Foggia	tax collection	-2	1	37.25	—
Italinfra Grandi Progetti S.p.A. - in liquidation (b)	Naples	non-finance	1	—	30.00	—
Sofimer S.p.A. - in liquidation (c)	Naples	finance	3	—	20.00	—
Sviluppo Nuove Iniziative S.p.A. - in liquidation (c)	Genoa	non-finance	2	—	50.00	—
Total						447

(a) Excluding share of net income and reserves due for distribution

(b) Financial statements as of 31 December 2001.

(c) Balance sheet as of 20 December 2002.

(d) Consolidated financial statements as of 31 December 2002.

42

As described in Part A, Section 1 of these Notes, the differences between book value of significant investments and the lower value of the corresponding portion of net equity reported in the latest available financial statements of the subsidiaries, is generally justified in the goodwill and higher market value of the assets owned by the subsidiaries. In particular:

•                  in respect of the investment in Sga S.p.A. - Società per la gestione di attività – the loss of 285 million euro recorded in the first half of 2002 was made up in October 2002 with the procedures provided by the Ministerial Decree of 27 September 1974, as revealed in Part B, section 5 of these notes;

•                  the differences of 126 million euro for Cassa dei Risparmi di Forlì S.p.A., 67 million euro for Banka Koper and 50 million euro for Cassa di Risparmio di Firenze S.p.A., reflect purchased goodwill representing the income-earning potential of these companies;

•                  the difference of 14 million euro relating to Sanpaolo IMI Private Equity S.p.A. originates from the devaluations of the investment portfolio of the subsidiary. The book value of the investment was not subject to adjustment considering the recovery in profitability of the company expected in future years;

•                  with reference to IMI Investimenti S.p.A., no adjustments have been made in view of the fact that the difference of 8 million euro between the book value and net equity is determined principally by the adjustment to the company’s investment portfolio and not by the long-term loss in value in the investments held;

•                  as regards the investment in Galileo Holding S.p.A., acquired as part of the restructuring of that group, the company’s equity deficit should be offset on completion of the debt restructuring, which entails the shareholder banks waiving their receivables.

•                  as far as the investment in Finexpance S.p.A. is concerned, considering the approval of the “transfer of assets agreement” in 1993, and on the basis of available information, with respect to the negative shareholders’ equity of the company there are no prospective risks of out lays;

•                  in relation to the tax collection companies, the equity deficits of Esaban S.p.A. and Ge.Ri.Co S.p.A. are covered by the accrual to the provisions for risks and charges of 2 million euro, while for G.E.Cap S.p.A. the equity deficit is re-balancing in light of the favorable conclusion of the liquidation.

The principle characteristics of the commitments and options on significant investments are provided below:

•                  the Cassa dei Risparmi di Forlì S.p.A. share purchase agreement of 29 November 2000, between Fondazione CR Forlì (seller) and SANPAOLO IMI and Cassa di Risparmio di Firenze (purchasers), provides that the purchasers shall grant Fondazione an option to sell ordinary shares representing not more than 51.35% of the share capital of CR Forlì, to be exercised in a number of tranches: at a unit price of 8.11 euro per share, for the first two tranches and at a price determined according to the “fair market value” for the last tranches. The put option may be exercised by Fondazione at any time between 12 June 2002 and the 15th day before the expiry of the first period for notice of termination of the Consortium Agreement drawn up between the same parties (31 December 2008). This transaction involved the booking of 298 million euro to “commitments for the issue of put options”. This value represents the maximum potential outlay if the unit price of 8.11 euro per share were to be applied to the entire shareholding object of the put option. It should be noted that on 12 March 2003 the Fondazione CR Forlì exercised the first tranche of the put option on 8,335,370 ordinary shares for a total price of 68 million euro; bringing the percentage of the share capital owned by SANPAOLO IMI to 29.77%.

•                  the agreement between the Bank and the majority shareholders of Banka Koper, aimed at purchasing a controlling investment in the company, provides that, in the event the Public Offer in March 2002 for the entire share capital of the company is successful, SANPAOLO IMI guarantees the leading shareholders a put option on their shares which were not contributed in the Public Offer. Such entitlement is also extended to each shareholder which contributed at least one share to the Public Offer. Each shareholder may exercise the put option during the 30 days after 31 March, 30 June, 30 September and 31 December of each year, commencing from the 30 days after 31 December 2002 and up to the 30th day after 30 June 2006. The price is equal to that of the Public Offer, plus interest calculated on the rate paid by Banka Koper one ‘year and one day’ deposits in Slovenian Tolar, for the period extending from the last effective day of the Public Offer, to the day on which the put option is exercised and is reduced by the dividends collected on such shares. This transaction involved the booking of 88 million euro to “commitments for put options issued”;

43

•                  in the context of the purchase agreement for shares in West Bank, the former Cardine Banca granted some shareholders a put option on their shares, for a unit price not lower than that set for the acquisition of the majority shareholding in West Bank by Cardine Banca. With respect to this put option, SANPAOLO IMI booked a commitment for approximately 5 million euro. Considering that the investment was written down to reflect the reduction in equity value from the effect of the losses for the year and that the put options are valued at cost and eventually written down to reflect any permanent losses in value of the investment, the 31 December 2002 financial statements were adjusted to reflect the proportionate value of the put options in respect of the write down of the investment;

•                  in the context of the agreement concluded on 15 November 1999 between Ente Cassa di Risparmio di Firenze and SAN-PAOLO IMI for the acquisition of a 15% stake in Cassa di Risparmio di Firenze, a right of pre-emption at “fair price” was granted to SANPAOLO IMI on CARIFI shares transferred by Ente CRF. The agreement also provided that, in the event that SANPAOLO IMI should not exercise its pre-emption right, the shares involved, representing a total of around 10.8% of CRF share capital, may be offered on sale to third parties at the same “fair price”. In the event of an unsuccessful sale to third parties, Ente CRF is entitled to offer the shares on sale to the Bank, who is obliged to purchase them at a price equal to the arithmetical average of the official stockmarket prices over the previous three months, increased by 50%, on the condition that the average daily volume of dealings in the shares is equal to 3 million euro (under this assumption, the amount as at 31 December 2002, is estimated at approximately 210 million euro). If, however, the average daily volume of dealings in the shares is less than 3 million euro, the price will be determined according to the best technical valuation of the sector. Considering that the conditions under which the Bank is obliged to purchase in the event of an unsuccessful sale to third parties by Ente CRF and that the Bank has not yet been called upon to exercise its pre-emp-tion rights, no amount for commitments has been recorded to the financial statements.

Detail of the above commitments, where recorded to the financial statements, is provided in the memorandum accounts (caption 20 Guarantees and Commitments), in the Explanatory Notes, in the table on forward transactions (Table 10.5.B.I. “Other transactions”) and in the supplementary information requested by the Basel Committee on Banking Supervision and the International Organization of Securities Commissions (IOSCO).

Other shareholdings

The remaining major equity investments of the Bank, are:

€/mil

Name and location of registered offices	Activity	Percentage ownership	Book value
SCH S.A.	banking	1.10	342
CDC Finance - CDC Ixis	banking	3.45	323
Banca d’Italia	banking	8.33	185
Borsa Italiana S.p.A.	non-finance	4.14	40
Kredyt Bank S.A.	banking	5.20	28
Istituto per il credito sportivo	banking	10.81	19
Banco del Desarrollo S.A.	banking	15.72	19
Biat S.A.	banking	5.61	8
Other			36
Total			1,000

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Composition of the investment portfolio

Analysis of caption 80 “investments in Group companies” (Table 3.5 B.I.)

	31/12/02	31/12/01 pro forma	Change
	(€/mil)	(€/mil)%
a) in banks
1. quoted	94	372	-74.7
2. unquoted	1,849	6,180	-70.1
b) in financial institutions
1. quoted	—	—	—
2. unquoted	4,746	2,526	+87.9
c) other
1. quoted	—	—	—
2. unquoted	4	26	-84.6
Total	6,693	9,104	-26.5

Analysis of caption 70 “equity investments” (Table 3.4 B.I.)

	31/12/02	31/12/01 pro forma	Change
	(€/mil)	(€/mil)%
a) in banks
1. quoted	767	981	-21.8
2. unquoted	731	1,247	-41.4
b) in financial institutions
1. quoted	—	—	—
2. unquoted	20	42	-52.4
c) other
1. quoted	2	2	—
2. unquoted	100	92	+8.7
Total	1,620	2,364	-31.5

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Changes during the year in the equity investment portfolio

Investments in Group companies (Table 3.6.1 B.I.)	€/mil

A. Pro forma opening balance (a)	9,104
B. Increases
B1. purchases	1,150
B2. writebacks	—
B3. revaluations	—
B4. other changes	2,720
C. Decreases
C1. sales	17
C2. adjustments	204
of which:
• long-term writedowns	26
C3. other changes	6,060
D. Closing balance	6,693
E. Total revaluations	117
F. Total adjustments	729

(a)       The difference between the corresponding information recorded to the “official” and “reclassified” balance sheet pro forma schedules, as of 31 December 2001 of 2,257 million euro, is mainly due to the cancellation of the investment in Banco di Napoli (2,944 million euro), the inclusion of the investment in Group companies acquired following the exchange with the Cardine Banca shares (409 million euro) and the difference between the book value of Group shareholdings transferred to Cardine Finanziaria and the greater book value of Cardine Finanziaria in the financial statements of the Bank, resulting from the transaction (278 million euro).

Subcaption B.1 “Purchases” is made up of the following transactions:

•                  acquisition from Compagnia di San Paolo of 30,000,000 Compagnia di San Paolo Investimenti Patrimoniali S.p.A. shares  (equal to the entire share capital), 30,710,772 Imi Investimenti shares (39.77% of the share capital) and 10,431,475  Sanpaolo IMI Private Equity S.p.A. shares (27.02% of the share capital) for a total outlay of 440 million euro;

•                  subscription of an increase in capital of Banca OPI S.p.A. for 230 million euro, by transferring to it the entire book value of Compagnia di San Paolo Investimenti Patrimoniali S.p.A. (now Fin Opi S.p.A.);

•                  acquisition of 110,680,209 Banco di Napoli saving shares (5.6% of the total capital) by means of a Public Offer for an outlay of 144 million euro;

•                  increase in the shareholding of Banca Fideuram S.p.A., following the transfer to it of the entire investment in Banca Sanpaolo Invest S.p.A. for a total of 71 million euro (including a cash adjustment of 10 million euro) and with a capital gain of approximately 2 million euro;

•                  acquisition of 8,488,525 NHS S.p.A. shares from the minority shareholders, in order to achieve total control of the private equity company which, following the merger with Sanpaolo IMI Private Equity Spa, changed its name to the latter.  This transaction involved a total outlay of 63 million euro.

•                  Capital increase of the subsidiary Sanpaolo Imi Bank Ireland Plc by way of payment in “capital contribution” of 55 million euro;

•                  Capital increase of the subsidiary Cardine Finance Plc by way of payment in “capital contribution” of 41 million euro;

•                  acquisition from the minority shareholders of IMI Investimenti S.p.A. of the portion of share capital necessary to reach full control of that company, through an outlay of 34 million euro;

•                  subscription of an increase in Sanpaolo IMI Wealth Management S.p.A. capital, following the transfer of the entire investment in Banco di Napoli Asset Management Sgr S.p.A. for a total of 29 million euro and with a capital gain of 13  million euro;

•                  subscription of an increase in Invesp S.p.A. capital through the transfer of the book value of the 20.24% investment in Eptaconsors S.p.A. (13 million euro);

•                  subscription of an increase in Sanpaolo Imi Internazionale S.p.A. capital for approximately 10 million euro;

46

•                  transfer to Esaban S.p.A. of the tax collection branch of the former Banco di Napoli, for a book value of 6 million euro;

•                  proportional subscription of an increase in West Bank S.p.A. capital for 5 million euro.

Subcaption C.1 “Sales” refers mainly to the sale of Datitalia Processing for 11 million euro, making a capital gain of 6 million euro.

Subcaption C.2 “adjustment” reflects:

•                  the investment in Sanpaolo Imi International S.A. was written down for 177 million euro in order to align the book value to the company’s net equity as of 31 December 2002, after the writedown in value of its shareholding in SCH S.A. applied using the same principles as the Parent Bank (of the total writedown, 28 million euro was booked to reduce the equity reserve for D.Lgs 213/98 accrued in 1998 for the fixed rate conversion to euro, and 15 million euro was booked to reduce the specific provision for deferred taxation);

•                  the writedown of the investment in West Bank S.A. for 10 million euro, in order to align the pro quota of net shareholders’ equity of the company as of 31 December 2002, taking into account the current reduction in value following the devaluation in the Romanian currency, being that of the investment;

•                  the writedown of investments in tax collection companies for 17 million euro (9 million euro adjustment to Esaban S.p.A. and 8 million euro adjustment to Ge.Ri.Co. S.p.A.), made in order to write off the book values of those companies in light of the loss in the entire net equity (as of 31 December 2002), determined by the charges for reorganization of the Group’s tax collection business. Furthermore, 2 million euro was accrued to the provisions for risks and charges in order to cover the effects of any losses greater than net equity.

Subcaptions B4. “Increases - other changes” and C3. “Decreases - other changes” are detailed as follows:

B4. “Increases - other changes”	€/mil

Transfer of business from former Cardine Banca S.p.A. to Cardine Finanziaria S.p.A. (a)	2,400
SPLIT of NHS - Nuova Holding SANPAOLO IMI S.p.A. (renamed IMI Investimenti S.p.A.) in favour of the newco NHS S.p.A. (now Sanpaolo IMI Private Equity S.p.A.)	121
SPLIT of Fincardine in favor of Invesp S.p.A.	83
Cancellation deficit of the shareholding in Cardine Banca S.p.A. following the merger	39
SPLIT of Fincardine in favor of Prospettive 2001 S.p.A.	27
Merger of Cardine Leasing S.p.A. with Sanpaolo Leasint S.p.A.	28
Goodwill from the transfer of Banco di Napoli Asset Management Sgr S.p.A. to Sanpaolo Imi Wealth Management S.p.A.	13
Gains on disposal of Datitalia	6
Goodwill from the transfer of Banca Sanpaolo Invest S.p.A. to Banca Fideuram	2
Exchange rate effect	1
Total	2,720

(a) Book value, following the transfer, of the shareholding in Cardine Finanziaria.

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C3. “Decreases - other changes”	€/mil

Transfer of shares to Cardine Finanziaria S.p.A. (a)	2,161
Cancellation deficit of the shareholding in Banco di Napoli S.p.A. (b)	1,555
Cancellation of the shareholding in Banco di Napoli S.p.A. (b)	1,327
Liquidation of excess capital of BNH S.p.A.	302
Conferral of Compagnia di San Paolo Investimenti patrimoniali S.p.A. to Banca OPI S.p.A.	230
SPLIT of NHS - Nuova Holding SANPAOLO IMI S.p.A.	121
SPLIT of Fincardine S.p.A.	110
Reimbursement of capital contribution in Cardine Finance Plc	93
Conferral of Banca Sanpaolo Invest S.p.A. to Banca Fideuram S.p.A.	61
Reimbursement of capital contribution in Cariparo Ireland	36
Conferral of Banco di Napoli Asset Management Sgr S.p.A. to Sanpaolo Imi Wealth Management S.p.A.	29
Merger of Cardine Leasing S.p.A. with Sanpaolo Leasint S.p.A.	28
Liquidation Caer Servizi S.c.p.a.	4
Distribution of Banca Sanpaolo Invest capital reserve	2
Exchange rate effect	1
Total	6,060

(a)       Transfer of former Cardine Banca S.p.A. subsidiary shares to Cardine Finanziaria S.p.A.

(b)       As a result of the merger of Banco di Napoli Spa legally effective from 31/12/2002.

Other equity investments (Table 3.6.2 B.I.)	€/mil

A. Pro forma opening balance (a)	2,364
B. Increases
B1. purchases	171
B2. writebacks	—
B3. revaluations	—
B4. other changes	108
C. Decreases
C1. sales	627
C2. adjustments	123
of which:
• long-term writedowns	8
C3. other changes	273
D. Closing balance	1,620
E. Total revaluations	292
F. Total adjustments	638

(a)       The difference of 564 million euro between the “official” and “reclassified” balance sheet pro forma schedules as of 31 December 2001, mainly refers to the book value of the Cardine Banca shareholding cancelled on the merger (516 million euro) and to the book value of “other investments” transferred to Cardine Finanziarie (48 million euro).

Subcaption B.1 “Purchases” mainly refers to:

•                  purchase of 250,271 Banka Koper shares, by Public Offer, for an outlay of 116 million euro. The shareholding currently totals 62.10%. On the basis of the authorization from the Bank of Slovenia, issued on 1 March 2002, the exercise of voting rights is limited to 32.99% (the remaining votes are split between the other shareholders);

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•                  the purchase of 539,640 Borsa Italiana S.p.A. shares by Intesa BCI (3.3% of the share capital) for an outlay of 33 million euro;

•                  the purchase of shares in Noricum Vita S.p.A. for an outlay of 13 million euro;

•                  the subscription of an increase in Centrale dei Bilanci S.r.l. share capital for an outlay of 5 million euro.

Subcaption C.1 “Sales” reflects the following transactions:

•                  disposal of 21,992,870 Cardine Banca S.p.A. shares to Compagnia di San Paolo corresponding to 8% of the share capital, for an outlay of 440 million euro and generating a capital gain of 58 million euro;

•                  disposal to Banca Imi S.p.A. of Banca Agricola Mantovana S.p.A. and the related put and call options, for 206 million euro, being equal to the book value of the subsidiary. The disposal of this shareholding created a loss of 96 million euro, essentially corresponding to the profit generated by the disposal of the put and call options;

•                  disposal/exchange of 1,689,839 Cardine Banca S.p.A. shares to the minority shareholders of IMI Investimenti S.p.A. for 33 million euro, generating a profit of 4 million euro;

•     disposal of 1,500,000 Sanpaolo IMI S.p.A. portfolio shares to the former Cardine Banca S.p.A. for 18 million euro, generating a profit of 11 million euro;

•                  disposal of the Monte Titoli S.p.A. shareholding (5% of the share capital) to Borsa Italiana S.p.A. for 14 million euro, generating a profit of 13 million euro (the residual shareholding equal to 3% of the share capital was transferred to Borsa Italiana S.p.A. and generated a capital gain of 8 million euro);

•                  disposal of Immocri S.p.A. to Immobiliare Cosenz for 5 million euro;

•                  disposal of the shareholding in Cedel International through approval of a Public Offer for 6 million euro and generating a profit of the same amount.

Subcaption C.2 “Adjustments” reflects above all the writedown of the investment in Santander Central Hispano S.A. (115 million euro) to align the book value of the company to the average market price of the shares in the second half of the year (6.5 euro) and the writedown in Centradia Group Ltd (6 million euro) to align the book value of the shareholding to the pro quota of net equity of the company as of 31 December 2002.

Subcaption B4. “Increases - other changes” and subcaption C3. “Decreases - other changes” are detailed as follows:

B4. “Increases - other changes”	€/mil

Gains on disposal of Cardine Banca S.p.a. shares	62
Gains on disposal of Sanpaolo IMI S.p.A. shares in the portfolio of former Cardine Banca	11
Gains from the disposal of and goodwill from the transfer of Monte Titoli S.p.A. to Borsa Italiana S.p.A.	21
Conferral of Monte Titoli S.p.A. to Borsa Italiana S.p.A.	8
Gains on disposal of Cedel International	6
Total	108

C3. “Decreases - other changes”	€/mil

Cancellation of the shareholding in Cardine Banca Spa following the merger	105
Loss from the disposal of Banca Agricola Mantovana S.p.A.	96
Transfer of shares to Cardine Finanziaria Spa	50
Conferral of Eptaconsors S.p.A. to Invesp S.p.A.	13
Conferral of Monte Titoli S.p.A. to Borsa Italiana S.p.A.	8
Exchange rate effect	1
Total	273

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